Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Denali SPAC Holdco, Inc.

Denali Capital Acquisition Corp.

Denali SPAC Merger Sub, Inc.

Longevity Biomedical, Inc.

Longevity Merger Sub, Inc.

and

Bradford A. Zakes,

in the capacity as Seller Representative

Dated as of January 25, 2023

ARTICLE I. MERGERS		9
1.1	Mergers.	9
1.2	Effective Time.	9
1.3	Effect of the Mergers.	10
1.4	Certificate of Incorporation and Bylaws; Directors and Officers.	10
1.5	Longevity Merger Consideration.	11
1.6	Conversion of Outstanding Securities.	11
1.7	Treasury Stock.	12
1.8	Surrender of Securities and Disbursement of Merger Consideration.	12
1.9	Allocation Schedule.	15
1.10	Treatment of Company Options, Notes and the Cellular Bioengineering Warrant.	15
1.11	Taking of Necessary Action; Further Action.	16
1.12	Amended Holdco Certificate of Incorporation.	16

ARTICLE II. CLOSING		16
2.1	Closing.	16

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		17
3.1	Organization and Standing.	17
3.2	Authorization; Binding Agreement.	17
3.3	Governmental Approvals.	18
3.4	Non-Contravention.	18
3.5	Capitalization.	19
3.6	SEC Filings and Purchaser Financials.	20
3.7	Absence of Certain Changes.	21
3.8	Compliance with Laws.	21
3.9	Actions; Orders; Permits.	22
3.10	Taxes and Returns.	22
3.11	Employees and Employee Benefit Plans.	23
3.12	Properties.	23
3.13	Material Contracts.	23
3.14	Transactions with Affiliates.	23
3.15	Investment Company Act.	24
3.16	Finders and Brokers.	24
3.17	Ownership of Merger Consideration.	24
3.18	Certain Business Practices.	24
3.19	Insurance.	25
3.20	Purchaser Trust Account.	25
3.21	Independent Investigation.	25
3.22	Lock-Up Agreements.	26

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		26
4.1	Organization and Standing.	26
4.2	Authorization; Binding Agreement.	26
4.3	Capitalization.	27
4.4	Subsidiaries.	28
4.5	Governmental Approvals.	28
4.6	Non-Contravention.	29
4.7	Financial Statements.	29
4.8	Absence of Certain Changes.	31
4.9	Compliance with Laws.	31

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4.10	Company Permits.	31
4.11	Litigation.	31
4.12	Material Contracts.	32
4.13	Intellectual Property.	34
4.14	Taxes and Returns.	38
4.15	Real Property.	40
4.16	Personal Property.	41
4.17	Title to and Sufficiency of Assets.	41
4.18	Employee Matters.	41
4.19	Benefit Plans.	43
4.20	Environmental Matters.	45
4.21	Transactions with Related Persons.	46
4.22	Insurance.	46
4.23	Books and Records.	47
4.24	Top Customers and Suppliers.	47
4.25	Certain Business Practices.	47
4.26	Compliance with Privacy Laws, Privacy Policies and Certain Contracts.	48
4.27	Investment Company Act.	49
4.28	Finders and Brokers.	49
4.29	Compliance with Health Care Laws.	49
4.30	CFIUS.	50
4.31	Independent Investigation.	50
4.32	Information Supplied.	50
4.33	Disclosure.	51

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF DENALI MERGER SUB		51
5.1	Organization and Standing.	51
5.2	Authorization: Binding Agreement.	52
5.3	Governmental Approvals.	52
5.4	Non-Contravention.	52
5.5	Capitalization.	53
5.6	Denali Merger Sub Activities.	53
5.7	Compliance with Laws.	53
5.8	Actions; Orders.	53
5.9	Transactions with Related Persons.	54
5.10	Finders and Brokers.	54
5.11	Investment Company Act.	54
5.12	Taxes.	54

ARTICLE VI. representations and warranties of LONGEVITY Merger Sub		54
6.1	Organization and Standing.	54
6.2	Authorization: Binding Agreement.	54
6.3	Governmental Approvals.	55
6.4	Non-Contravention.	56
6.5	Capitalization.	56
6.6	Longevity Merger Sub Activities.	56
6.7	Compliance with Laws.	56
6.8	Actions; Orders.	56
6.9	Transactions with Related Persons.	56
6.10	Finders and Brokers.	57
6.11	Investment Company Act.	57

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6.12	Taxes.	57

ARTICLE VII. representations and warranties of HOLDCO		57
7.1	Organization and Standing.	57
7.2	Authorization: Binding Agreement.	57
7.3	Governmental Approvals.	58
7.4	Non-Contravention.	58
7.5	Capitalization.	58
7.6	Holdco Activities.	59
7.7	Compliance with Laws.	59
7.8	Actions; Orders.	59
7.9	Transactions with Related Persons.	59
7.10	Finders and Brokers.	59
7.11	Investment Company Act.	59
7.12	Taxes.	59
7.13	Ownership of Merger Consideration.	60

ARTICLE VIII. COVENANTS		60
8.1	Access and Information.	60
8.2	Conduct of Business of the Company.	61
8.3	Conduct of Business of the Purchaser.	64
8.4	Annual and Interim Financial Statements.	66
8.5	Purchaser Public Filings.	68
8.6	No Solicitation.	68
8.7	No Trading.	69
8.8	Notification of Certain Matters.	69
8.9	Efforts.	70
8.10	Tax Matters.	71
8.11	Employee Benefits Matters.	73
8.12	Further Assurances.	74
8.13	The Registration Statement.	74
8.14	Public Announcements.	76
8.15	Confidential Information.	77
8.16	Post-Closing Board of Directors and Executive Officers; Employment Agreements; Related Party Transactions.	78
8.17	Indemnification of Directors and Officers; Tail Insurance.	79
8.18	Trust Account Proceeds.	80
8.19	Domestication.	80
8.20	Stockholder Written Consent.	81
8.21	Target Acquisitions.	81

ARTICLE IX. NO SURVIVAL		82
9.1	No Survival.	82

ARTICLE X. CLOSING CONDITIONS		82
10.1	Conditions to Each Party’s Obligations.	82
10.2	Conditions to Obligations of the Company.	83
10.3	Conditions to Obligations of the Purchaser.	84
10.4	Frustration of Conditions.	86

ARTICLE XI. TERMINATION AND EXPENSES		86

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11.1	Termination.	86
11.2	Effect of Termination.	88
11.3	Fees and Expenses.	88

ARTICLE XII. WAIVERS AND RELEASES		89
12.1	Waiver of Claims Against Trust.	89

ARTICLE XIII. MISCELLANEOUS		90
13.1	Notices.	90
13.2	Binding Effect; Assignment.	91
13.3	Third Parties.	91
13.4	Governing Law; Jurisdiction.	92
13.5	WAIVER OF JURY TRIAL.	92
13.6	Remedies; Specific Performance.	92
13.7	Severability.	93
13.8	Amendment.	93
13.9	Waiver.	93
13.10	Entire Agreement.	93
13.11	Interpretation.	94
13.12	Counterparts.	95
13.13	Seller Representative.	95
13.14	No Recourse.	97

ARTICLE XIV. PIPE FINANCING		97
14.1	PIPE Investment.	97

ARTICLE XV. DEFINITIONS		98
15.1	Certain Definitions.	98

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Cerevast Acquisition Agreement

Exhibit B	Aegeria Acquisition Agreement

Exhibit C	Novokera Acquisition Agreement

Exhibit D	Form of Longevity Support Agreement

Exhibit E	Form of Denali Support Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 25, 2023 by and among:

A.	Denali SPAC Holdco, Inc. (“Holdco”), a Delaware corporation;

B.	Denali Capital Acquisition Corp., a Cayman Islands exempted company with limited liability (the “Purchaser”);

C.	Denali SPAC Merger Sub, Inc. (“Denali Merger Sub”), a Delaware corporation;

D.	Longevity Biomedical, Inc. (the “Company”), a Delaware corporation;

E.	Longevity Merger Sub, Inc. (“Longevity Merger Sub” and, together with Denali Merger Sub, the “Merger Subs”), a Delaware corporation; and

F.	Bradford A. Zakes, solely in the capacity as Seller Representative hereunder (the “Seller Representative”).

Holdco, Purchaser, Denali Merger Sub, the Company, Longevity Merger Sub and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not otherwise defined herein have the meaning set forth in Article XV.

RECITALS:

WHEREAS, Purchaser is a blank check company incorporated in the Cayman Islands and formed for the sole purpose of entering into a Business Combination with one or more businesses or entities;

WHEREAS, Holdco is a newly formed, wholly owned, direct subsidiary of Purchaser, formed for the purpose of consummating the transactions contemplated by this Agreement, including to act as the publicly traded company for the Company and its Subsidiaries (and their businesses) after the Closing;

WHEREAS, Denali Merger Sub and Longevity Merger Sub are each newly formed, wholly-owned, direct Subsidiaries of Holdco, and were formed for the sole purpose of consummating the transactions contemplated by this Agreement, including the Mergers;

WHEREAS, on August 7, 2022, the Company entered into that certain Contribution and Exchange Agreement, as supplemented and amended by that certain Contribution and Exchange Agreement Supplement, dated as of the date hereof, copies of which are attached hereto as Exhibit A (as so supplemented and amended, the “Cerevast Acquisition Agreement”), with Cerevast Medical, Inc., a Delaware corporation (“Cerevast”), and its selling shareholders pursuant to which, among other things, the Company agreed to acquire all of the issued and outstanding shares of Cerevast in a transaction that will close immediately prior to the Longevity Merger Effective Time;

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WHEREAS, on August 7, 2022, the Company entered into that certain Contribution and Exchange Agreement, as supplemented and amended by that certain Contribution and Exchange Agreement Supplement, dated as of the date hereof, copies of which are attached hereto as Exhibit B (as so supplemented and amended, the “Aegeria Acquisition Agreement”), with Aegeria Soft Tissue, LLC, a Delaware limited liability company (“Aegeria”), and its selling unitholders pursuant to which, among other things, the Company agreed to acquire all of the issued and outstanding units of Aegeria in a transaction that will close immediately prior to the Longevity Merger Effective Time;

WHEREAS, on August 7, 2022, the Company entered into that certain Contribution and Exchange Agreement, as supplemented and amended by that certain Contribution and Exchange Agreement Supplement, dated as of the date hereof, copies of which are attached hereto as Exhibit C (as so supplemented and amended, the “Novokera Acquisition Agreement”), with Novokera, LLC, a Delaware limited liability company (“Novokera”), and its selling unitholders pursuant to which, among other things, the Company agreed to acquire all of the issued and outstanding units of Novokera, and, to the extent not previously exercised in accordance with its terms, assume the Warrant, dated as of April 26, 2022, by and between Cellular Bioengineering, Inc. (“Cellular Bioengineering”) and Novokera (the “Cellular Bioengineering Warrant”), in a transaction that will close immediately prior to the Longevity Merger Effective Time;

WHEREAS, on the terms and subject to the conditions of this Agreement, immediately following the consummation of the Target Acquisitions, Denali Merger Sub will merge with and into Purchaser with Purchaser being the surviving company (the “Denali Merger”) and as a result of the Denali Merger (a) each Purchaser Ordinary Share issued and outstanding immediately prior to the Denali Merger Effective Time will be converted into the right to receive one share of Holdco Common Stock, and (b) each Purchaser Warrant outstanding immediately prior to the Denali Merger Effective Time will be assumed by Holdco and, subject to the terms of the Warrant Agreement, thereafter exercisable to purchase one share of Holdco Common Stock;

WHEREAS, on the terms and subject to the conditions of this Agreement, immediately following the consummation of the Target Acquisitions, Longevity Merger Sub will merge with and into the Company with the Company being the surviving corporation (the “Longevity Merger” and, together with the Denali Merger, the “Mergers”), and, as a result of the Longevity Merger, each share of Company Common Stock issued and outstanding immediately prior to the Longevity Merger Effective Time will be converted into the right to receive one share of Holdco Common Stock, each Rollover Option Share shall be converted into a Converted Stock Option, and, to the extent not previously exercised in accordance with its terms, the Cellular Bioengineering Warrant will be assumed by Holdco and converted into a Converted Warrant;

WHEREAS, in furtherance of the Denali Merger and in accordance with the terms hereof, Purchaser shall provide an opportunity for Purchaser shareholders to have their issued and outstanding Purchaser Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Purchaser’s Organizational Documents in connection with obtaining the Required Purchaser Shareholder Approval;

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WHEREAS, for U.S. federal and state income tax purposes, each of the Parties hereby intends that, to the greatest extent permitted by Law, (i) the Longevity Share Exchange, the Denali Share Exchange and the PIPE Financing, taken together as part of a unified plan, will qualify as a “transfer” within the meaning of Section 351 of the Code and the Treasury Regulations thereunder, (ii) the Denali Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) or Section 368(a)(1)(B) of the Code and the Treasury Regulations thereunder, (iii) each of the Parties hereto be a party to the reorganization under Section 368(b) of the Code, (iv) the Domestication qualify as a reorganization within the meaning of Section 368(a)(1)(F) and (v) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a) with respect to each of the Denali Merger and the Domestication (collectively (i)-(v), the “Intended Tax Treatment”);

WHEREAS, the board of directors of the Purchaser has unanimously (i) determined that it is in the best interests of the Purchaser and its shareholders, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which it is a party, (ii) approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated hereunder and thereby, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the transactions contemplated hereunder, including the Denali Merger, be adopted by the holders of the Purchaser Ordinary Shares;

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement, and (ii) approved this Agreement and the transactions contemplated hereunder, on the terms and subject to the conditions of this Agreement;

WHEREAS, as a condition and inducement to Purchaser’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain Company Security Holders have executed and delivered to Purchaser a Support Agreement with the Purchaser, the Company, and Holdco substantially in the form attached hereto as Exhibit D (the “Longevity Support Agreement”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Denali Capital Global Investments LLC, a Cayman Islands limited liability company (“Sponsor”), has executed and delivered to the Company a Support Agreement substantially in the form attached hereto as Exhibit E (the “Denali Support Agreement”), pursuant to which, among other things, it has agreed (i) not to form a group to vote against any directors nominated by Company Stockholders, (ii) to vote in favor of the proposed transactions contemplated by this Agreement, (iii) to appear at the Purchaser Special Meeting for purposes of constituting a quorum, (iv) to vote against any proposals that would materially impede the proposed transactions contemplated by this Agreement, and (v) to not redeem any Purchaser Ordinary Shares held by it that may be redeemed;

WHEREAS, at the Closing, the Significant Company Holders, Sponsor and Holdco will enter into an Amended and Restated Registration Rights Agreement, in a form to be mutually agreed upon by the Company, Sponsor and Holdco (the “Registration Rights Agreement”);

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WHEREAS, at the Closing, each Company Security Holder will each enter into a Lock-Up Agreement with Holdco and the Purchaser, in a form to be mutually agreed upon by the Company, Holdco and the Purchaser (each, a “Lock-Up Agreement”); and

WHEREAS, the Significant Company Holders, except as set forth on Schedule 1.8(f), will each enter into a Non-Competition and Non-Solicitation Agreement in favor of Purchaser and the Company, in a form to be mutually agreed upon by the Company and Purchaser (each, a “Non-Competition Agreement”), which agreements will become effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

MERGERS

1.1          Mergers.

(a)          Upon the terms and subject to the conditions of this Agreement, immediately following the consummation of the Target Acquisitions on the Closing Date and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the Delaware General Corporation Law (the “DGCL”), Denali Merger Sub and Purchaser shall consummate the Denali Merger, pursuant to which Denali Merger Sub shall be merged with and into the Purchaser, following which the separate corporate existence of Denali Merger Sub shall cease and the Purchaser shall continue as the surviving company (sometimes referred to herein for the periods at and after the Denali Merger Effective Time as the “Surviving Denali Company”), and a wholly owned subsidiary of Holdco.

(b)          Upon the terms and subject to the conditions of this Agreement, immediately following the consummation of the Target Acquisitions on the Closing Date and in accordance with the applicable provisions of the DGCL, Longevity Merger Sub and the Company shall consummate the Longevity Merger, pursuant to which Longevity Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Longevity Merger Sub shall cease and the Company shall continue as the surviving corporation (sometimes referred to herein for the periods at and after the Longevity Merger Effective Time as the “Surviving Longevity Company”) and a wholly owned subsidiary of Holdco.

1.2          Effective Time.

(a)          The Parties hereto shall cause the Denali Merger to be consummated by filing the Certificate of Merger for the merger of Denali Merger Sub with and into Purchaser, in a form to be mutually agreed upon by the Company and Purchaser (the “Delaware Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and by filing the Plan of Merger to be entered into between the Purchaser and Denali Merger Sub and all other required declarations and documentations for the Denali Merger under the Companies Act and the issuance of the certificate of merger by the Registrar of Companies in the Cayman Islands (together with the Delaware Certificate of Merger, the “Denali Certificates of Merger”) in accordance with the Companies Act (the time of such filing, or such other time as the Company and Purchaser may agree in writing and specify in the Denali Certificates of Merger, being the “Denali Merger Effective Time”).

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(b)          The Parties hereto shall cause the Longevity Merger to be consummated by filing the Certificate of Merger for the merger of Longevity Merger Sub with and into the Company, in a form to be mutually agreed upon by the Company and Purchaser (the “Longevity Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such other time as the Company and Purchaser may agree in writing and specify in the Longevity Certificate of Merger, being the “Longevity Merger Effective Time” and, the later of the Denali Merger Effective Time and the Longevity Merger Effective Time, the “Effective Time”).

1.3          Effect of the Mergers.

(a)          At the Denali Merger Effective Time, the effect of the Denali Merger shall be as provided in this Agreement, the Denali Certificates of Merger and the applicable provisions of the DGCL and the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Denali Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Denali Merger Sub and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Denali Company, which shall include the assumption by the Surviving Denali Company of any and all agreements, covenants, duties and obligations of Denali Merger Sub and Purchaser set forth in this Agreement to be performed after the Denali Merger Effective Time.

(b)          At the Longevity Merger Effective Time, the effect of the Longevity Merger shall be as provided in this Agreement, the Longevity Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Longevity Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Longevity Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Longevity Company, which shall include the assumption by the Surviving Longevity Company of any and all agreements, covenants, duties and obligations of Longevity Merger Sub and the Company set forth in this Agreement to be performed after the Longevity Merger Effective Time.

1.4          Certificate of Incorporation and Bylaws; Directors and Officers.

(a)          At the Denali Merger Effective Time, subject to obtaining the approval of the Required Purchaser Shareholder Approval and by virtue of the Denali Merger, the Organizational Documents of the Surviving Denali Company, each as in effect immediately prior to the Denali Merger Effective Time, shall each be amended and restated in a form to be mutually agreed between the Company and Purchaser, and such amended and restated Organizational Documents shall become the respective Organizational Documents of Purchaser.

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(b)          At the Longevity Merger Effective Time, by virtue of the Longevity Merger, the Organizational Documents of the Surviving Longevity Company, each as in effect immediately prior to the Longevity Merger Effective Time, shall automatically be amended and restated in their entirety to read identically to the Organizational Documents of Longevity Merger Sub, as in effect immediately prior to the Longevity Merger Effective Time, and such amended and restated Organizational Documents shall become the respective Organizational Documents of Longevity, except that the name of the Company in such Organizational Documents shall be amended to differentiate the entity from Holdco’s post-Closing name.

1.5          Longevity Merger Consideration. As consideration for the Longevity Merger, the Company Stockholders collectively shall be entitled to receive from Holdco, in the aggregate, a number of shares of Holdco Common Stock with an aggregate value equal to (a) (i) $128,000,000 less (ii) the Converted Stock Option Value less (iii) the Converted Warrant Value, if any, divided by (b) the Redemption Price (the “Merger Consideration”).

1.6          Conversion of Outstanding Securities.

(a)          Each issued share of Company Common Stock (including for the avoidance of doubt, each share of Company Common Stock to be issued upon conversion of the Promissory Notes and in connection with the Target Acquisitions) outstanding immediately prior to the Longevity Merger Effective Time (other than shares to be canceled in accordance with Section 1.8) shall, subject to the terms and conditions of this Agreement, be automatically cancelled and converted into the right to receive a number of shares of Holdco Common Stock equal to: (i) the Merger Consideration divided by (ii) the number of outstanding shares of Company Common Stock (including for the avoidance of doubt, each share of Company Common Stock to be issued upon conversion of the Promissory Note and in connection with the Target Acquisitions). An example of such calculation is set forth on Schedule 1.6(a);

(b)          Each Purchaser Ordinary Share issued and outstanding immediately prior to the Denali Merger Effective Time (other than shares to be canceled in accordance with Section 1.8 and any Redemption Shares) shall, subject to the terms and conditions of this Agreement, be automatically cancelled and converted into the right to receive one share of Holdco Common Stock;

(c)          Each Purchaser Ordinary Share issued and outstanding immediately prior to the Denali Merger Effective Time with respect to which a Public Shareholder has validly exercised its Redemption Rights in connection with the stockholder vote on the Purchaser Shareholder Approval Matters (collectively, the “Redemption Shares”) shall not be converted into and become a share of Holdco Common Stock, and shall at the Denali Merger Effective Time be converted into the right to receive from the Purchaser, in cash, an amount per share calculated in accordance with such shareholder’s Redemption Rights. As promptly as practicable after the Denali Merger Effective Time, the Purchaser shall cause such cash payments to be made in respect of each such Redemption Share. As of the Denali Merger Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Redemption Share (or related certificate or book-entry shares) shall cease to have any rights with respect thereto, except the right to receive the cash payments from Purchaser referred to in the immediately preceding sentence; and

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(d)          Holdco shall assume the Warrant Agreement, and at the Denali Merger Effective Time, by virtue of the Denali Merger and the assumption of the Warrant Agreement by Holdco, and without any action on the part of any holder of Purchaser Warrants, each Purchaser Warrant outstanding immediately prior to the Denali Merger Effective Time will be assumed by Holdco, and, subject to the terms of the Warrant Agreement, thereafter be automatically and irrevocably be modified to provide that such Purchaser Warrant shall no longer entitle the holder thereof to purchase the number of Purchaser Ordinary Shares set forth therein and in substitution thereof such Purchaser Warrant shall entitle the holder thereof to acquire such number of shares Holdco Common Stock per Purchaser Warrant, subject to adjustments as provided in the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement. The Parties shall cause the Warrant Agreement to be amended as of immediately prior to the Denali Merger Effective Time to the extent necessary to give effect to this Section 1.6(d), with the effect that the Purchaser Warrants outstanding immediately prior to the Denali Merger Effective Time will be exchanged for warrants to purchase Holdco Common Stock (“Holdco Warrants”).

1.7          Treasury Stock. At the applicable Effective Time, if there are any Company Securities or Purchaser Securities that are owned by such entity as treasury shares or any Company Securities or Purchaser Securities owned by any direct or indirect Subsidiary of either entity immediately prior to the applicable Effective Time, such Company Securities or Purchaser Securities and any certificates formerly representing any such Company Securities or Purchaser Securities (each, a “Certificate”) shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

1.8          Surrender of Securities and Disbursement of Merger Consideration.

(a)          Prior to the Longevity Merger Effective Time, Holdco shall appoint Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to Purchaser and the Company (the “Exchange Agent”), for the purpose of disbursing shares of Holdco Common Stock.

(b)          At or prior to the Longevity Merger Effective Time, Holdco shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. At or prior to the Denali Merger Effective Time, Holdco shall deposit or cause to be deposited, with the Exchange Agent, the Holdco Common Stock to be exchanged for the Purchaser Ordinary Shares.

(c)          At or prior to the Longevity Merger Effective Time, Holdco shall send, or shall cause the Exchange Agent to send, to each Company Stockholder evidenced by Certificates (the “Company Certificates”) or represented by book-entry (the “Book-Entry Shares”) and not held by the Depository Trust Company (“DTC”), a letter of transmittal for use in such exchange, in a form to be mutually agreed upon by the Parties (the “Letter of Transmittal”) (which shall specify that the delivery of the exchanged shares of Holdco Common Stock shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal and appropriate Certificates, if any (or a Lost Certificate Affidavit)), to the Exchange Agent for use in such exchange.

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(d)          With respect to Book-Entry Shares, including Purchaser Ordinary Shares, held through the DTC, Holdco, Purchaser and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the applicable shares of Holdco Common Stock to be exchanged for such Book-Entry Shares held through the DTC.

(e)          Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Merger Consideration in respect of the Company Common Stock tendered for exchange, within 30 days after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s), if any, for its Company Common Stock (or a Lost Certificate Affidavit), and/or a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.

(f)          If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that: (i) the transfer of such Company Common Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Longevity Merger Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, (a) if a Significant Company Holder (except as set forth on Schedule 1.8(f)), counterparts to a Non-Competition Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser, or (b) if a Company Stockholder (regardless of whether or not a Significant Company Holder), a counterpart to a Lock-Up Agreement, and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(g)          Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Holdco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Holdco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdco, the Purchaser or the Company with respect to the Company Common Stock represented by the Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.8(g) shall be treated as a Company Certificate for all purposes of this Agreement.

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(h)          After the Longevity Merger Effective Time, there shall be no further registration of transfers of Company Common Stock. If, after the Longevity Merger Effective Time, the Transmittal Documents are presented to Holdco, the Purchaser or the Exchange Agent, the Company Common Stock and any Company Certificates representing such Company Common Stock shall be canceled and exchanged for the applicable portion of the Merger Consideration, and in accordance with the procedures set forth in this Section 1.8. No dividends or other distributions declared or made after the date of this Agreement with respect to Holdco Common Stock with a record date after the Longevity Merger Effective Time will be paid to the holders of any Company Common Stock that has not yet been surrendered with respect to the Holdco Common Stock to be issued upon surrender thereof until the holders of record of such Company Common Stock shall surrender the Company Certificates, if any (or provide a Lost Certificate Affidavit), and/or provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates, if any (or delivery of a Lost Certificate Affidavit), and/or delivery of the other Transmittal Documents, Holdco shall promptly deliver to the record holders thereof, without interest, the certificates (if any) representing the Holdco Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Longevity Merger Effective Time theretofore paid with respect to such Holdco Common Stock.

(i)          All securities issued upon the surrender of Company Securities or Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities or Purchaser Securities. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.8 that remains unclaimed by Company Stockholders two (2) years after the Longevity Merger Effective Time shall be returned to Holdco, upon demand, and any such Company Stockholder who has not exchanged its Company Common Stock for the applicable portion of the Merger Consideration in accordance with this Section 1.8 prior to that time shall thereafter look only to Holdco for payment of the portion of the Merger Consideration in respect of such shares of Company Common Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of Holdco, the Purchaser, the Company or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j)          Notwithstanding anything to the contrary contained herein, no fraction of a share of Holdco Common Stock will be issued by virtue of the Denali Merger, the Longevity Merger or the transactions contemplated in connection with this Agreement, and each Person who would otherwise be entitled to a fraction of a share of Holdco Common Stock (after aggregating all fractional shares of Holdco Common Stock that otherwise would be received by such holder) shall instead have the number of Holdco Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Holdco Common Stock.

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1.9         Allocation Schedule. The Company shall deliver to the Purchaser, at least five (5) Business Days prior to the Closing Date, a schedule (the “Allocation Schedule”) setting forth the allocation of the Merger Consideration among the Company Security Holders (for the avoidance of doubt, giving effect to the Target Acquisitions). The Company acknowledges and agrees that the Allocation Schedule (a) is and will be in accordance with the Organizational Documents of the Company and applicable Law, (b) does and will set forth (i) the mailing addresses and email addresses, for each Company Security Holder, (ii) the number and class of Company Securities owned by each Company Security Holder as of immediately prior to the Longevity Merger Effective Time (for the avoidance of doubt, giving effect to the Target Acquisitions), and (iii) the portion of the Merger Consideration allocated to each Company Security Holder, including with respect to Company Options and the Cellular Bioengineering Warrant (if not previously exercised in accordance with its terms) assumed by Holdco pursuant to Section 1.10, the number of shares of Holdco Common Stock subject to, and the exercise price per share of Holdco Common Stock of each Converted Stock Option and Converted Warrant, and (c) is and will be accurate. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Merger Consideration on the Closing Date in accordance with the Allocation Schedule, the Purchaser and its Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Merger Consideration), and none of them shall have (x) any further obligations to the Company, any Company Security Holder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Merger Consideration), or (y) any Liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases the Purchaser and its Affiliates (and, on and after the Closing, Holdco, the Company and its Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Merger Consideration among each Company Security Holder as set forth in such Allocation Schedule.

1.10         Treatment of Company Options, Notes and the Cellular Bioengineering Warrant.

(a)          At or prior to the Longevity Merger Effective Time, by virtue of the Longevity Merger and without any action on the part of any Party or any other Person, those certain Promissory Notes issued by the Company to FutureTech Capital LLC prior to the date hereof and listed on Schedule 1.10(a)(i) and as may hereafter be issued in accordance with Section 8.2(d) (the “Promissory Notes”) shall immediately be cancelled and converted into and become the right to receive a number of shares of Company Common Stock calculated in the manner set forth on Schedule 1.10(a)(ii).

(b)          Prior to the Closing, the Company’s board of directors (or, if appropriate, any committee thereof administering the Cerevast Equity Incentive Plan) shall adopt such resolutions (the form and substance of which resolutions shall be subject to review and approval of Purchaser) and take such other actions as may be required to adjust the terms of all Vested Company Options and Unvested Company Options as necessary to provide that, at the Longevity Merger Effective Time, each Company Option shall be converted into a Holdco option (a “Converted Stock Option”) to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option and the Cerevast Equity Incentive Plan, the number of shares of Holdco Common Stock (rounded down to the nearest whole share), calculated consistent with and in the manner used to calculate the example conversion set forth on Schedule 1.10(b) (it being understood that the figures included on Schedule 1.10(b) are current estimates and subject to any necessary updates at Closing).

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(c)          At or prior to the Longevity Merger Effective Time, by virtue of the Longevity Merger and without any action on the part of any Party or any other Person, the Cellular Bioengineering Warrant shall, if not previously exercised in accordance with its terms, pursuant to its terms, be converted into a Holdco warrant (a “Converted Warrant”) to acquire, subject to substantially the same terms and conditions as were applicable under the Cellular Bioengineering Warrant, the number of shares of Holdco Common Stock (rounded down to the nearest whole share), calculated consistent with and in the manner used to calculate the example conversion set forth on Schedule 1.10(c) (it being understood that the figures included on Schedule 1.10(c) are current estimates and subject to any necessary updates at Closing).

(d)          At the Effective Time, Holdco shall assume all obligations of the Company under each outstanding Converted Stock Option and Converted Warrant (if not previously exercised in accordance with its terms) and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Converted Stock Options and Converted Warrants appropriate notices (the form and substance of which resolutions shall be subject to review and approval of Purchaser) setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Option and Converted Warrants shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.10 after giving effect to the Longevity Merger).

1.11          Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Denali Company and Surviving Longevity Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Purchaser, the officers and directors of Holdco, the Company, Purchaser, and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and will use their best efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.12          Amended Holdco Certificate of Incorporation. Subject to obtaining the approval of the Purchaser Shareholder Approval Matters, upon the Effective Time, Holdco shall amend and restate its Certificate of Incorporation in a form to be mutually agreed between the Purchaser and the Company (such amended and restated Certificate of Incorporation, the “Amended Holdco Certificate of Incorporation”) to (i) provide that the name of Holdco shall be changed to “Longevity Biomedical, Inc.” or such other name as mutually agreed to by the Parties and (ii) provide for size and structure of Holdco’s board of directors immediately after the Closing (the “Post-Closing Holdco Board”) in accordance with Section 8.16.

ARTICLE II.
CLOSING

2.1          Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE X or unless this Agreement is earlier terminated in accordance with ARTICLE XI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sidley Austin LLP, counsel to the Purchaser, 787 Seventh Avenue, New York, New York 10019, by electronic exchange of executed documents on a date and at a time to be agreed upon by the Parties, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or, if permissible, waived (other than those conditions that by their nature are required to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction, or if permissible, waiver of such conditions at the Closing), or at such other date, time or place (including remotely) as the Parties may mutually agree (the date and time at which the Closing is actually held being the “Closing Date”).

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ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (a) the disclosure schedules delivered by the Purchaser to the Company and Holdco on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser represents and warrants to the Company and Holdco, as follows:

3.1          Organization and Standing. The Purchaser is incorporated as a Cayman Islands exempted company with limited liability, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby (“Purchaser Material Adverse Effect”). The Purchaser has heretofore made available (including via the SEC’s EDGAR System) to the Company accurate and complete copies of its Organizational Documents, as currently in effect as of the date hereof. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2          Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser’s board of directors has by resolutions duly adopted at a meeting duly called and held, as of the date of this Agreement, (a) determined that this Agreement and the Mergers and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Purchaser and its shareholders, (b) approved and adopted this Agreement and the Ancillary Documents to which it is a party and approved the Denali Merger and the other transactions contemplated by hereby and thereby, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which it is a party, the Denali Merger, and the other transactions contemplated hereby and thereby by the Purchaser’s shareholders.

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3.3          Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) such filings as are contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Purchaser Material Adverse Effect.

3.4          Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to the Purchaser, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Denali Merger Sub, or any of their properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses that would not reasonably be expected to have a Purchaser Material Adverse Effect.

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3.5          Capitalization.

(a)          Purchaser is authorized to issue up to 200,000,000 Purchaser Class A Ordinary Shares, 20,000,000 Purchaser Class B Ordinary Shares and 1,000,000 Purchaser Preference Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding shares of Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b)          Except as set forth in Schedule 3.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no stockholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c)          All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d)          Since the date of incorporation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed, or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

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3.6          SEC Filings and Purchaser Financials.

(a)          The Purchaser, since the IPO, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, together with any amendments, restatements, or supplements thereto, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. § 1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. To the Knowledge of Purchaser, none of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b)          Except as not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, the Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Purchaser and other material information required to be disclosed by the Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Purchaser’s SEC filings and other public disclosure documents.

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(c)          The Purchaser maintains a standard system of accounting established and administered in accordance with GAAP. The Purchaser has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)          The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e)          Except as and to the extent reflected or reserved against in the Purchaser Financials or as incurred in connection with this Agreement, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s incorporation in the ordinary course of business or to the extent that any such omission, individually or in the aggregate, have had or would have a material effect. All debts and Liabilities, fixed or contingent, which should be included under GAAP on a balance sheet are included in all material respects in the Purchaser Financials as of the date of such Purchaser Financials. The Purchaser has no off balance sheet arrangements.

3.7          Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the Targets and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2021, not been subject to a Purchaser Material Adverse Effect.

3.8          Compliance with Laws. The Purchaser is, and has since its incorporation been, in material compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Purchaser Material Adverse Effect, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. To Purchaser’s Knowledge, Purchaser is not under investigation with respect to any violation or alleged violation of, any Law, or judgment, Order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and the Purchaser has not previously received any subpoenas from any Governmental Authority.

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3.9          Actions; Orders; Permits. As of the date hereof, there is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Purchaser Material Adverse Effect, and there is no material Action that the Purchaser has pending against any other Person. As of the date hereof, the Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Except as set forth on Schedule 3.9, no Permits are required for the conduct of the Purchaser’s activities as of the date hereof and through the Closing Date.

3.10        Taxes and Returns.

(a)          The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected, or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. The Purchaser has complied in all material respects with all applicable Laws relating to Taxes. Schedule 3.10 sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other Proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)          Purchaser is, and has been since its incorporation, treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(c)          Purchaser has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

(d)          Purchaser does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of Purchaser for U.S. federal income tax purposes.

(e)          Purchaser intends that any cash remaining in the Trust Account after the redemptions of the Purchaser Ordinary Shares and distributions contemplated by this Agreement shall be used in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).

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3.11        Employees and Employee Benefit Plans.

(a)          Except as set forth on Schedule 3.11(a), the Purchaser does not have any paid employees.

(b)          Except as set forth on Schedule 3.11(b), the Purchaser does not maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12         Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13         Material Contracts.

(a)          Except as set forth on Schedule 3.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)          With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14          Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

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3.15         Investment Company Act. As of the date of this Agreement, the Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.16         Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.17         Ownership of Merger Consideration. All shares of Holdco Common Stock to be issued and delivered to the Company Stockholders as Merger Consideration in accordance with ARTICLE I shall be, upon issuance and delivery of such shares of Holdco Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such shares of Holdco Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.18        Certain Business Practices.

(a)          Neither the Purchaser, nor to the Knowledge of Purchaser, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b)          The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c)          None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Sudan, Syria, or the Crimean Region of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

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3.19          Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.20          Purchaser Trust Account. As of the date of this Agreement, the Trust Account has a balance of no less than $85,371,599. Such monies are invested solely in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. To the Knowledge of Purchaser, the Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. The Purchaser has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Purchaser or, to the Knowledge of the Purchaser, by the Trustee. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser’s Certificate of Incorporation (or, in connection with an extension, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, of Purchaser’s deadline to consummate a Business Combination), or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.

3.21          Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and the Targets and acknowledges that it has been provided access certain personnel, properties, assets, premises, books and records, and other documents and data of the Company and the Targets for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules), the representations and warranties of Cerevast set forth in the Cerevast Acquisition Agreement, the representations and warranties of Aegeria set forth in the Aegeria Acquisition Agreement, the representations and warranties of Novokera set forth in the Novokera Acquisition Agreement, and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Targets, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

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3.22          Lock-Up Agreements. All existing lock-up agreements between the Purchaser and any of its shareholders or holders of any Purchaser Securities entered into in connection with the initial public offering of the Purchaser, including without limitation, the Insider Letter, are listed on Schedule 3.22 of the Purchaser Disclosure Schedules and provide for a lock-up period that is in full force and effect.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser and Holdco as follows:

4.1          Organization and Standing. The Company is a corporation duly incorporated and validly existing under the Laws of Delaware, is duly qualified to do business, and has all requisite corporate power and authority to own, make use of, lease and operate its assets and properties and to carry on its business as now being conducted. Each Subsidiary of the Company, including the Targets, is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization, is duly qualified to do business, and has all requisite corporate power and authority to own, make use of, lease and operate its assets and properties and to carry on its business as now being conducted.

4.2          Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. Subject to the receipt of the Required Company Stockholder Approval, the execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors and, where applicable, its stockholders, in accordance with the Company’s Organizational Documents, any applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with its Organizational Documents, has (i) determined that this Agreement, and thereby the Ancillary Documents, and the Mergers and the other transactions contemplated hereby and thereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement, the Ancillary Documents, and approved the Mergers and the other transactions contemplated hereby and thereby in accordance with applicable law, (iii) directed that this Agreement be submitted to the Company’s stockholders for consideration, approval and adoption, (iv) recommended that the Company’s stockholders approve and adopt this Agreement, the Ancillary Documents, and the Merger and other transactions contemplated hereby and thereby. Except for the Required Company Stockholder Approval, no additional approval or vote of any holders of capital stock or other equity interests of the Company would then be necessary to approve and adopt this Agreement and the Ancillary Documents and approve the Merger and the other transactions contemplated hereby and thereby.

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4.3          Capitalization.

(a)          The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, one (1) share was issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding shares of Company Common Stock and other equity interests of the Company and each of the Targets as of immediately prior to the Longevity Merger are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company’s Certificate of Incorporation. All the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, or any Contract to which the Company is a party or by which it or its securities are bound. The Company does not hold any shares or other equity interests of another Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities law.

(b)          Schedule 4.3(b)(i) contains a complete and correct list, as of the date hereof, of (i) each Company Option (including a breakdown whether such Company Option is an incentive stock option or a nonqualified stock option), (ii) the name of the holder of each such Company Option, (iii) the number of shares of Company Common Stock underlying each such Company Option, (iv) the date on which each such Company Option was granted, (v) the extent to which each Company Option is vested, (vi) the exercise price of each Company Option, (vii) a summary of any individualized accelerated vesting triggers or terms, and (viii) the expiration date of each Company Option. Except as set forth on Schedule 4.3(b)(i), each Company Option has been granted with a per share exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of the underlying Company Common Stock on the date of grant and each Company Option that is intended to be an incentive stock option is eligible for such treatment under Section 422 of the Code. Other than as set forth on Schedule 4.3(b)(ii), there are no other equity or voting interests in, or any Company Convertible Securities, or preemptive rights or other outstanding rights, options, warrants, subscriptions, puts, calls, conversion rights, or agreements or commitments of any rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. Except as set forth on Schedule 4.3(b)(i), there are no outstanding or authorized equity appreciation rights, phantom equity rights, other equity or equity-based awards or other similar rights with respect to the Company. Except as set forth on Schedule 4.3(b)(iii), there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Certificate of Incorporation, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company Securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(b)(iv), no equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the transactions contemplated hereby.

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(c)          Except as disclosed in the Company Financials, since January 1, 2022, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed, or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4          Subsidiaries. As of the date hereof, the Company does not have any Subsidiaries. After the Target Acquisitions and as of Closing, the Company will have no Subsidiaries other than the Targets. Neither the Company nor any Subsidiary of the Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person except for the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement and the Novokera Acquisition Agreement.

4.5          Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than such filings as expressly contemplated by this Agreement.

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4.6          Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery of this Agreement and the Ancillary Documents by the Company and of the transactions contemplated hereby and thereby, consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of the Company Material Contracts, where such conflict, violation, breach, default, termination, cancellation, modification, acceleration, obligation, creation, or default would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole, or prevent the consummation by the Company of the transactions contemplated by this Agreement or the Ancillary Documents.

4.7          Financial Statements.

(a)          As used herein, the term “Company Financials” means (i) the audited financial statement of the Company, excluding the Targets (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards and (ii) the unaudited balance sheet and related statements of operation of the Company for the nine-month period ended September 30, 2022 (the “Interim Balance Sheet Date”). True, correct, and complete copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved, (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)          Except as set forth on Schedule 4.7(b), the Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past five (5) years, neither the Company nor its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

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(c)          The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on its respective properties or assets.

(d)          Except as set forth on Schedule 4.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the balance sheet of the Company as of the Interim Balance Sheet Date contained in the Company Financials, (ii) that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law), or (iii) that are expected to be incurred upon the closing of the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement and the Novokera Acquisition Agreement.

(e)          All financial projections with respect to the Company that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f)          All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within ninety (90) days.

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4.8          Absence of Certain Changes. Except with respect to the negotiation and execution of the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, and the Novokera Acquisition Agreement, or as set forth on Schedule 4.8, since its incorporation, the Company has (a) not conducted any business other than the negotiation and execution of this Agreement, the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, and the Novokera Acquisition Agreement, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Schedule 8.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9          Compliance with Laws. The Company is not, and since its incorporation has never been, in material conflict or material non-compliance with, or in material default or violation of any applicable Laws. Since its incorporation, the Company, (i) has not received any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected, (ii) has not been subjected to any investigation by a Governmental Authority regarding any actual or alleged violation of or failure on the part of the Company to comply with any applicable Law, (iii) has not had claims filed against it with any Governmental Authority alleging any failure by the Company to comply with applicable Law, and (iv) has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Law, in the case of clauses (i) through (iii), except as would not, or would not reasonably be expected to, be material to the Company.

4.10          Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all licenses and Permits necessary to lawfully own, lease and conduct in all material respects its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 4.10. All the Company Permits are in full force and effect and not subject to, or threatened to be subject to, any revocation or modification Proceeding, to the Company’s Knowledge, and the Company is conducting business in full compliance with the Company Permits. The Company is not in violation in any material respect of the terms of the Company Permits, and the Company has received no written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of the Company Permits.

4.11          Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its Subsidiaries, its and their respective current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Company. In the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

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4.12          Material Contracts.

(a)          Schedule 4.12(a) sets forth a true, correct and complete list, as of the date of this Agreement, of the Company Material Contracts, a true, correct and complete copy (including written summaries of oral Contracts) of which has been made available to the Purchaser. For purposes of this Agreement, “Company Material Contract” means any contract, together with each Company Benefit Plan that is a Contract, to which the Company is a party or by which the Company, or any of its properties or assets (including but not limited to intellectual property and digital assets) are bound or affected that:

(i)          contains covenants that materially limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)          involves any joint venture, profit-sharing, alliance, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)        relates to the voting or control of the equity interests of the Company or a Target or the election of directors of the Company (other than the Organizational Documents of the Company);

(iv)         involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency, commodities, and indices, in each case, that is material to the business of the Company;

(v)          evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $250,000;

(vi)         involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(vii)         relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

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(viii)       by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(ix)          is with any Top Customer or Top Supplier;

(x)          is with any Governmental Authority;

(xi)         is a lease, sublease, or any other Contract relating to material property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest;

(xii)        obligates the Company to provide continuing indemnification or a guarantee of obligations that would be expected to result in payments to a third party after the date hereof in excess of $250,000;

(xiii)        is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice that do not contain severance entitlements, change in control benefits, or guaranteed bonuses), including all non-competition, severance and indemnification agreements, or any Related Person;

(xiv)      obligates the Company to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(xv)        relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which the Company has any ongoing monetary or non-monetary obligations after the date hereof (other than customary confidentiality obligations);

(xvi)       provides another Person (other than any manager, director or officer of the Company) with a power of attorney;

(xvii)      relates to development, ownership, licensing or use of any Intellectual Property by, to or from the Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on the Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to the Company entered into in the ordinary course of business, (E) feedback and ordinary course trade name or logo rights that are not material to the Company or (F) any other Contract pursuant to which the Company grants a non-exclusive license or right to use or exploit (including by means of a covenant not to sue) Company Intellectual Property in the ordinary course of business;

(xviii)      that will be required to be filed by the Company as a material contract with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant;

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(xix)       is the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, or the Novokera Acquisition Agreement; or

(xx)        is otherwise material to the Company and not described in clauses (i) through (xix) above.

(b)          Except as disclosed in Schedule 4.12(b), with respect to Company Material Contracts: (i) such Company Material Contracts are valid and binding and enforceable in all respects against the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not affect the validity or enforceability of the Company Material Contracts; (iii) the Company is not in breach or default in any material respect, and, to the Knowledge of the Company, no condition or event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has received neither written nor, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract, except as would not be material to the Company.

4.13          Intellectual Property.

(a)          Schedule 4.13(a)(i) sets forth: (i) all registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the record owner and inventor(s), if any, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application serial numbers and dates of filing, as well as the current status; (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company; (iii) all proprietary Software owned or purported to be owned by the Company; and (iv) all other Intellectual Property used or held for use by the Company in the Company’s business as currently conducted and as proposed to be conducted. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $10,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice or have rights to any Intellectual Property of any Person and which otherwise relates to the Company’s ownership or use of Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP. The Company has provided Purchaser with true and complete copies of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company Registered IP have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Intellectual Property.

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(b)          The Company has a valid and enforceable right or license to use all Company Registered IP and the Company has a valid and enforceable right or license to use all Intellectual Property that is the subject of a Company IP License applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not a party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

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(c)          There are no licenses, sublicenses or other agreements or permissions under which the Company is the licensor (“Outbound IP License”).

(d)          No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, or has, in the past, infringed, misappropriated, or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company.

(e)          All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Company) of the Company (and each of its Affiliates) have assigned to the Company all Intellectual Property arising from the services performed for the Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of the Company’s IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company Intellectual Property.

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(f)          The Company has used reasonable commercial efforts to maintain the confidentiality of all material Company Intellectual Property the value of which is contingent upon maintaining the confidentiality thereof. Except as set forth on Schedule 4.13(f), to the Knowledge of the Company, no such Intellectual Property has been disclosed other than to employees, representatives and agents all of whom are bound by written confidentiality agreements. The Company is in material compliance with all confidentiality agreements and other protective agreements to which they are a party that protect the Intellectual Property of third parties.

(g)          To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of the Company, nor has there been any other compromise of the security, confidentiality or integrity of such information or data, or any facts or circumstances that could reasonably be expected to give rise to the compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information, each with respect to the Company’s collection, processing and use of personal information. The operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person or constitute unfair competition or trade practices under applicable Law. The Company has all necessary intellectual property to conduct their business.

(h)          The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’s rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

(i)          No Party other than the Company or its Subsidiaries possesses any current or contingent rights to any material source code that is part of the Company Intellectual Property.

(j)          Schedule 4.13(a) contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

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(k)          All Company IT Systems within its control are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. In the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems within its control, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

4.14          Taxes and Returns.

(a)          The Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves in the Company Financials have been established in accordance with GAAP. The Company has complied in all material respects with all applicable Laws relating to Tax.

(b)          There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)          The Company is not being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with GAAP).

(d)          There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e)          The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)          The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

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(g)          The Company has made no change in accounting methods (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h)          Except as set forth on Schedule 4.14(h), the Company has no Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(i)          The Company has not requested nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j)          The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(k)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for the taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any deferred revenue or prepaid amount received on or prior to the Closing Date.

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(l)          The Company has (i) to the extent applicable, complied in all material respects with applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19, (iii) to the extent applicable, complied in all material respects with applicable Tax Law regarding Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act of 2020 and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(m)          The Company is and has been since incorporation treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(n)          The Company has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

(o)          The Company does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of Purchaser for U.S. federal income tax purposes.

(p)          The Company intends that any cash remaining in the Trust Account after the redemptions of the Purchaser Ordinary Shares and distributions contemplated by this Agreement shall be used in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).

(q)          To the Knowledge of the Company, it is unaware of any fact or circumstance that would reasonably be expected to prevent each Merger from qualifying as a transfer within the meaning of Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code.

4.15          Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently owned, leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under the Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has received no notice of any such condition. The Company does not own nor has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

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4.16          Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as would not be material to the Company, or as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has received no notice of any such condition.

4.17          Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Company as of the Interim Balance Sheet Date, and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and taken together are in the business of the Company as conducted.

4.18          Employee Matters.

(a)          Except as set forth in Schedule 4.18, the Company is not party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor or trade union, labor organization or works council, and has never been party to, or bound by, any such Contracts. There are no labor strikes, slowdowns, work stoppages, boycotts, picketing, lockouts, job actions, labor disputes, or to the Company’s Knowledge threat of any of the foregoing, or union organizing activity (of unrepresented employees) or question concerning representation, by or with respect to any of the employees of the Company, and no such activities have ever occurred. No employees of the Company are represented by any labor organization with respect to their employment with the Company.

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(b)          Except as set forth in Schedule 4.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, wages and hours, discrimination, harassment, retaliation, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and other time off, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any past due arrears of wages or other compensation due to employees, independent contractors or consultants of the Company or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.18(b), there are no Actions pending or, to the Company’s Knowledge, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, consultant, or independent contractor, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)          Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with the Company that is not terminable “at will,” and (B) the Company have paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each employee of the Company has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d)          Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

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4.19          Benefit Plans.

(a)          “Company Benefit Plans” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), and all material contracts, plans, agreements, programs, arrangements, employee benefit plans, compensation arrangements and other benefit arrangements, whether written or unwritten and whether or not providing cash- or equity-based incentives (e.g., restricted stock, stock option, stock appreciation right, phantom stock, etc.), health, medical, dental, disability, accident or life insurance benefits, change in control or retention payments, vacation, severance, salary continuation, or other termination pay, bonus, commissions or other variable compensation, vacation, paid-time-off, sick leave, fringe benefit, retirement, deferred compensation, pension or savings benefits, that are sponsored, maintained, contributed to or required to be contributed by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any liability or obligation (including any contingent liability or obligation) and all employment or other agreements providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.

(b)          Set forth on Schedule 4.19(b) is a true and complete list of each material Company Benefit Plan (other than any at will offer letter that does not provide for severance or termination benefits and is on the standard form of offer letter disclosed on Schedule 4.19(b)). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. The Company has in the past been neither a member of a “controlled group”, nor does the Company have any Liability with respect to any collectively-bargained for plans. No fact exists which could reasonably be expected to adversely affect the qualified status of any Company Benefit Plans or the exempt status of such trusts.

(c)          With respect to each Company Benefit Plan, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all material Company Benefit Plan documents and agreements (or, in the case of any such Company Benefit Plan that is unwritten, written descriptions of the material terms thereof) and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the current summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the a tax agency, if any; (vii) the most recent actuarial valuation; (viii) any trust or funding agreements as well as any insurance policies or contracts, and (ix) all material and non-routine communications with any Governmental Authority within the last three (3) years.

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(d)          With respect to each Company Benefit Plan: (i) such Company Benefit Plan is and has at all times been operated, maintained, funded, and administered in accordance with its material terms, and applicable laws; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined by any applicable Laws, has occurred, excluding transactions effected pursuant to a statutory or administration exemption, and (v) all contributions and premiums due through the Closing Date have been timely made or have been fully accrued on the Company Financials.

(e)          Neither the Company nor any ERISA Affiliate has, at any time, sponsored, maintained, contributed to, or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any (i) defined benefit pension plan or a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code, or Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 412(c) of the Code or Section 210(a) of ERISA; or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)          (i) each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) subject to Section 409A of the Code has been written and operated in compliance with Section 409A of the Code; and (ii) no arrangement exists (whether written or unwritten) pursuant to which the Company or any of its Subsidiaries will be required to “gross up” or otherwise compensate or reimburse any person for taxes that may become payable pursuant to Section 409A or 4999 of the Code.

(g)          With respect to each Company Benefit Plan which is a “welfare plan” (as described in applicable Laws): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company and its Subsidiaries have complied with the provisions of Laws that govern employee benefits and retirement plans.

(h)          The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance, salary continuance, or other termination pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment, funding or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would result in tax consequences or payments not satisfied as of the Effective Time of the Merger.

(i)          Neither the execution of this Agreement nor the consummation of the transactions contemplated thereby (either alone or in connection with any subsequent event(s)) will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

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(j)          All Company Benefit Plans can be terminated at any time prior to the Closing Date without resulting in any Liability to Holdco or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(k)          No options or other equity-based awards have been issued or granted by the Company that are considered deferred compensation. The Company has no obligation to any employee or other service provider with respect to any Company Benefit Plan that may be subject to Tax Laws requiring special taxation of the benefit due to the manner of distribution. There is no Contract or plan to which the Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid.

4.20          Environmental Matters. Except as set forth in Schedule 4.20:

(a)          The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)          The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)          No Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)          There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(e)          To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(f)          The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

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4.21          Transactions with Related Persons. Except as set forth on Schedule 4.21, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, the Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any material receivable or other obligation from a Related Person, and the liabilities of the Company do not include any material payable or other obligation or commitment to any Related Person. Schedule 4.21 lists each Contract or other arrangement or commitment between the Company and any Related Person of the Company. Each Contract or other arrangement listed on Schedule 4.21 was entered into at arms’ length and in the ordinary course of business on commercially reasonable terms and is reasonably necessary for the operation of the business as presently conducted and as currently contemplated to be conducted.

4.22          Insurance.

(a)          Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company has no self-insurance or co-insurance programs. In the past five (5) years (or since the date of the Company’s formation if less than five years ago), the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)          Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by the Company in the past five (5) years (or since the date of the Company’s formation if less than five years ago). The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the three (3) years (or since the date of the Company’s formation if less than three years ago) preceding the date hereof, the Company has made no claim against an insurance policy as to which the insurer is denying coverage.

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4.23          Books and Records. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

4.24          Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through the Interim Balance Sheet Date, the ten (10) largest customers of the Company (the “Top Customers”) and the ten largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or threatened to or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its relationships with the Company or stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, and (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer.

4.25          Certain Business Practices.

(a)          Neither the Company, nor to the Knowledge of the Company, any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company nor any of its Representatives acting on its behalf has, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b)          The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

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(c)           Neither the Company nor any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, Sudan, the Crimean region of Ukraine, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.26          Compliance with Privacy Laws, Privacy Policies and Certain Contracts. Except as set forth on Schedule 4.26:

(a)          The Company, and, to the Knowledge of the Company, its officers, directors, employees, agents, subcontractors and vendors to whom the Company has given access to Personal Data or Protected Health Information, are and have been at all times, in compliance in all material respects with all applicable Privacy Laws;

(b)          Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company has not experienced any loss, damage or unauthorized access, use, disclosure, modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);

(c)          Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company: (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company; and (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or Action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company);

(d)          Neither the Company nor, to the Knowledge of the Company, any subcontractor, agent or vendor of the Company, has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) requiring reporting to any Governmental Authority;

(e)          To the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to Personal Data or Protected Health Information; and

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(f)          To the Knowledge of the Company, each Contract between the Company and any customer of the Company contains all material terms and conditions that the Company is required to include therein under the Company’s Contracts with its vendors and suppliers.

4.27          Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

4.28          Finders and Brokers. Except as set forth in Schedule 4.28, the Company has neither incurred nor will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.29          Compliance with Health Care Laws.

(a)          The Company and each of its employees, officers, and directors are, and has at all times been, in material compliance with all applicable Health Care Laws.

(b)          No Person, including any Governmental Authority, has: (i) made any written claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company; or (ii) been given written notice of any potential criminal, civil or administrative violation of any Health Care Law.

(c)          Neither the Company nor any of its Affiliates, officers, directors, or employees has: (i) been disqualified or debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the U.S. Food and Drug Administration (“FDA”) or any other Governmental Authority; (iii) made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure in this subsection (iii) was made could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy; nor (iv) received written notice of or, to the Knowledge of the Company, been subject to any other material enforcement action involving the FDA or any other similar Governmental Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter that would result in a Material Adverse Effect, and none of the foregoing are pending or threatened in writing.

(d)          Currently, none of the Company’s products or services are covered by any federal health care programs, including Medicare or Medicaid.

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(e)          Neither the Company, nor any of its employees, officers, or directors, is currently: (i) to the Knowledge of the Company, under investigation by the Department of Justice, the Office of the Inspector General (“OIG”) of the U.S. Department of Health and Human Services, the OIG of the U.S. Department of Veterans Affairs, the Centers for Medicare and Medicaid Services, the Office for Civil Rights of the U.S. Department of Health and Human Services, any state Attorney General, any state Medicaid Agency, or the FDA; (ii) excluded from participation under any federal health care program under Section 1128 of the Social Security Act; or (iii) suspended or debarred from contracting with the federal government.

(f)          Neither the Company nor any of its employees, officers, or directors has entered into any agreement or settlement with any Governmental Authority with regard to any alleged non-compliance with, or violation of, any Health Care Law, or made a voluntary disclosure pursuant to any Governmental Authority self-disclosure protocol or similar functions, including but not limited to the OIG pursuant to the OIG’s self-disclosure protocol. No Person has filed or has threatened to file against the Company any claim under any federal or state whistleblower statute regarding the Company’s non-compliance with applicable Health Care Laws, including the Federal False Claims Act (31 U.S.C. §§3729 et seq.).

4.30          CFIUS. The Company (i) does not produce, design, test, manufacture, fabricate, or develop any critical technologies as that term is defined in 31 C.F.R. § 800.215; (ii) does not perform the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to covered investment critical infrastructure, as that term is defined in 31 C.F.R. § 800.212; and (iii) does not maintain or collect sensitive personal data, and has no demonstrated business objective to do so in the future, as described in 31 C.F.R. § 800.241, and, therefore, the Company is not a “TID U.S. business” as defined in 31 C.F.R. § 800.248. The Company has no current intention of engaging in such activities in the future.

4.31          Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.32          Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the Proxy Statement and other mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

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4.33          Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. Except for the representations and warranties expressly made by the Company in this ARTICLE IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Company, the Company Security Holders, the Company Common Stock, the business of the Company, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this ARTICLE IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser or any of its Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Company.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF
DENALI MERGER SUB

Denali Merger Sub represents and warrants to the Company as follows:

5.1          Organization and Standing. Denali Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Denali Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Denali Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Denali Merger Sub has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Denali Merger Sub, as currently in effect as of the date hereof. Denali Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

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5.2          Authorization: Binding Agreement. Denali Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and, as applicable, shareholders of Denali Merger Sub in accordance with Denali Merger Sub’s Organizational Documents, and any other applicable laws, and (b) no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of Denali Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Denali Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Denali Merger Sub, enforceable against the Denali Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

5.3          Governmental Approvals. No Consent of or with any Governmental Authority on the part of Denali Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Denali Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by the Denali Merger Sub of the transactions contemplated hereby and thereby, other than (a) such filings expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a material adverse effect on the ability of Denali Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby (a “Denali Material Adverse Effect”).

5.4          Non-Contravention. The execution and delivery by Denali Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by Denali Merger Sub of the transactions contemplated hereby and thereby, and compliance by Denali Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Denali Merger Sub’s Organizational Documents, (b) subject to obtaining the consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Denali Merger Sub, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Denali Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, or (vii) result in the creation of any Lien upon any of the properties or assets of Denali Merger Sub under, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Denali Material Adverse Effect.

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5.5          Capitalization.

(a)          Prior to giving effect to the Denali Merger, Denali Merger Sub is authorized to issue 100 shares of Denali Merger Sub Common Stock, of which 100 shares are issued and outstanding, and all of which are owned by Holdco. Prior to giving effect to the transactions contemplated by this Agreement, Denali Merger Sub has never had any Subsidiaries or owned any equity interests in any other Person.

(b)          Except as set forth in its Organizational Documents, Denali Merger Sub (i) has no obligation to issue, sell or transfer any equity securities of Denali Merger Sub, (ii) is not party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of Denali Merger Sub, (iii) has not granted any registration rights or information rights to any other Person, (iv) has not granted any phantom shares and there are no voting or similar agreements entered into by Denali Merger Sub which relate to its capital or equity interests, (v) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Denali Merger Sub or equity interests of Denali Merger Sub) with the owners or holders of Denali Merger Sub Common Stock on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has no outstanding contractual obligations to provide funds to, or make any investment (other than the transactions contemplated herein) in, any other Person.

5.6          Denali Merger Sub Activities. Since its formation, Denali Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Mergers, and, other than this Agreement and the Ancillary Documents to which it is a party, Denali Merger Sub is not party to or bound by any Contract.

5.7          Compliance with Laws. Denali Merger Sub is not, and since the date of its formation, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. To Denali Merger Sub’s Knowledge, Denali Merger Sub, has not, since the date of its formation, received any written or oral notice of, or is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

5.8          Actions; Orders. There is no pending or, to the Knowledge of Denali Merger Sub, threatened Action to which Denali Merger Sub is subject, and there is no Action that Denali Merger Sub has pending against any other Person. Denali Merger Sub is not subject to any Orders of any Governmental Authority, nor to the Knowledge of Denali Merger Sub, are any such Orders pending.

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5.9          Transactions with Related Persons. Except as set forth on Schedule 5.9, there are no transactions, Contracts or understandings between Denali Merger Sub, on the one hand, and any (a) present or former director, officer or employee or Affiliate of Denali Merger Sub or Sponsor, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof, on the other hand.

5.10          Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Denali Merger Sub, the Targets or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Denali Merger Sub.

5.11          Investment Company Act. Denali Merger Sub is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.12          Taxes.

(a)          Denali Merger Sub has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

(b)          Denali Merger Sub does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of Purchaser for U.S. federal income tax purposes.

ARTICLE VI.
representations and warranties of LONGEVITY Merger Sub

Longevity Merger Sub, represents and warrants to the Company as follows:

6.1          Organization and Standing. Longevity Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Longevity Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Longevity Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Longevity Merger Sub has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Longevity Merger Sub, as currently in effect as of the date hereof. Longevity Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

6.2          Authorization: Binding Agreement. Longevity Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and, as applicable, shareholders of Longevity Merger Sub in accordance with Longevity Merger Sub’s Organizational Documents and any other applicable Law, and (b) no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement, on the part of Longevity Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Longevity Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Longevity Merger Sub, enforceable against Longevity Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

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6.3          Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Longevity Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Longevity Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by Longevity Merger Sub of the transactions contemplated hereby and thereby, other than (a) such filings as expressly contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a material adverse effect on the ability of Longevity Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby (a “Longevity Material Adverse Effect”).

6.4          Non-Contravention. The execution and delivery by Longevity Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by Longevity Merger Sub of the transactions contemplated hereby and thereby, and compliance by Longevity Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Longevity Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Longevity Merger Sub, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Longevity Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, or (vii) result in the creation of any Lien upon any of the properties or assets of Longevity Merger Sub under, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Longevity Material Adverse Effect.

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6.5          Capitalization.

(a)          Prior to giving effect to the Longevity Merger, Longevity Merger Sub is authorized to issue 100 shares of Longevity Merger Sub Common Stock, of which 100 shares are issued and outstanding, and all of which are owned by Holdco. Prior to giving effect to the transactions contemplated by this Agreement, Longevity Merger Sub has never had any Subsidiaries or owned any equity interests in any other Person.

(b)          Except as set forth in its Organizational Documents, Longevity Merger Sub (i) has no obligation to issue, sell or transfer any equity securities of Longevity Merger Sub, (ii) is not party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of Longevity Merger Sub, (iii) has not granted any registration rights or information rights to any other Person, (iv) has not granted any phantom shares and there are no voting or similar agreements entered into by Longevity Merger Sub which relate to its capital or equity interests, (v) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Longevity Merger Sub or equity interests of Longevity Merger Sub) with the owners or holders of Longevity Merger Sub on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has no outstanding contractual obligations to provide funds to, or make any investment (other than the transactions contemplated herein) in, any other Person.

6.6          Longevity Merger Sub Activities. Since its formation, Longevity Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Mergers, and, other than this Agreement and the Ancillary Documents to which it is a party, Longevity Merger Sub is not party to or bound by any Contract.

6.7          Compliance with Laws. Longevity Merger Sub is not, and since the date of its formation, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. To Longevity Merger Sub’s Knowledge, Longevity Merger Sub, has not, since the date of its formation, received any written or oral notice of, or is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

6.8          Actions; Orders. There is no pending or, to the Knowledge of Longevity Merger Sub, threatened Action to which Longevity Merger Sub is subject, and there is no Action that Longevity Merger Sub has pending against any other Person. Longevity Merger Sub is not subject to any Orders of any Governmental Authority, nor to the Knowledge of Longevity Merger Sub, are any such Orders pending.

6.9          Transactions with Related Persons. Except as set forth on Schedule 6.9, there are no transactions, Contracts or understandings between Longevity Merger Sub, on the one hand, and any (a) present or former director, officer or employee or Affiliate of Longevity Merger Sub or Sponsor, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Longevity Merger Sub outstanding capital stock as of the date hereof, on the other hand.

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6.10          Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Longevity Merger Sub or any of its respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Longevity Merger Sub.

6.11          Investment Company Act. Longevity Merger Sub is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

6.12          Taxes.

(a)          Longevity Merger Sub has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

(b)          Longevity Merger Sub does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of Purchaser for U.S. federal income tax purposes.

ARTICLE VII.
representations and warranties of HOLDCO

Holdco represents and warrants to the Company and Purchaser as follows:

7.1          Organization and Standing. Holdco is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Holdco has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Holdco is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Holdco has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Holdco, as currently in effect. Holdco is not in violation of any provision of its Organizational Documents in any material respect.

7.2          Authorization: Binding Agreement. Holdco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and, as applicable, shareholders of Holdco in accordance with Holdco’s Organizational Documents and any other applicable Law, and (b) no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement, on the part of Holdco are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Holdco is a party has been or shall be when delivered, duly and validly executed and delivered and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, subject to the Enforceability Exceptions.

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7.3          Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Holdco is required to be obtained or made in connection with the execution, delivery or performance by Holdco of this Agreement and each Ancillary Document to which it is a party or the consummation by Holdco of the transactions contemplated hereby and thereby, other than (a) such filings as expressly contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a material adverse effect on the ability of Holdco to enter into this Agreement or consummate the transactions contemplated hereby (a “Holdco Material Adverse Effect”).

7.4          Non-Contravention. The execution and delivery by Holdco of this Agreement and each Ancillary Document to which it is a party, the consummation by Holdco of the transactions contemplated hereby and thereby, and compliance by Holdco with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Holdco’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 7.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Holdco, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Holdco under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, or (vii) result in the creation of any Lien upon any of the properties or assets of Holdco under, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Holdco Material Adverse Effect.

7.5          Capitalization.

(a)          Prior to giving effect to the Mergers, Holdco is authorized to issue 100 shares of common stock of Holdco, par value $0.01 per share, of which 100 shares are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, Holdco has never had any Subsidiaries or owned any equity interests in any other Person, other than Denali Merger Sub and Longevity Merger Sub.

(b)          Except as set forth in its Organizational Documents, Holdco (i) has no obligation to issue, sell or transfer any equity securities of Holdco, (ii) is not party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of Holdco, (iii) has not granted any registration rights or information rights to any other Person, (iv) has not granted any phantom shares and there are no voting or similar agreements entered into by Holdco which relate to its capital or equity interests, (v) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Holdco or equity interests of Holdco) with the owners or holders of Holdco on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has no outstanding contractual obligations to provide funds to, or make any investment (other than the transactions contemplated herein) in, any other Person.

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7.6          Holdco Activities. Since its formation, Holdco has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Mergers, and, other than this Agreement and the Ancillary Documents to which it is a party, Holdco is not party to or bound by any Contract.

7.7          Compliance with Laws. Holdco is not, and since the date of its formation, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. Holdco, has not, since the date of its formation, received any written or oral notice of, or is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

7.8          Actions; Orders. There is no pending or, to the Knowledge of Holdco, threatened Action to which Holdco is subject. There is no Action that Holdco has pending against any other Person. Holdco is not subject to any Orders of any Governmental Authority, nor to the Knowledge of Holdco, are any such Orders pending.

7.9          Transactions with Related Persons. Except as set forth on Schedule 7.9, there are no transactions, Contracts or understandings between Holdco, on the one hand, and any (a) present or former director, officer or employee or Affiliate of Holdco or Sponsor, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Holdco’s outstanding capital stock as of the date hereof, on the other hand.

7.10          Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Holdco, the Company or any of its respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Holdco.

7.11          Investment Company Act. Holdco is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

7.12         Taxes.

(a)          Holdco has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

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(b)          Holdco does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of Purchaser for U.S. federal income tax purposes.

(c)          Holdco intends that any cash remaining in the Trust Account after the redemptions of the Purchaser Ordinary Shares and distributions contemplated by this Agreement shall be used in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).

7.13          Ownership of Merger Consideration. All shares of Holdco Common Stock to be issued and delivered to the holders of Purchaser Ordinary Shares and to the Company Stockholders, in accordance with ARTICLES I and II shall be, upon issuance and delivery of such Holdco Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and the issuance and sale of such Holdco Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

ARTICLE VIII.
COVENANTS

8.1          Access and Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Closing (the “Interim Period”), subject to Section 8.15, the Company shall give, and shall cause its Subsidiaries and Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as the Purchaser or its Representatives may reasonably request regarding the Company and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company.

During the Interim Period, subject to Section 8.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

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8.2          Conduct of Business of the Company. Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 8.2 of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets.

The Company shall provide advance written notice to the Purchaser of any material action that is not within the ordinary course and consistent with past practice. Except as expressly contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 8.2 of the Company Disclosure Schedules, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(a)          amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(b)          authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(c)          split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Common Stock from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of service);

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(d)          other than promissory notes issued by the Company to FutureTech Capital LLC which shall be cancelled and converted into the right to receive shares of Company Common Stock immediately prior to the Longevity Merger Effective Time consistent with the terms of the Promissory Notes listed on Schedule 1.10(a) and consistent with Section 1.10(a), incur, create, assume, prepay, commit to, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $50,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $25,000 individually or $50,000 in the aggregate;

(e)          increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, to any employee, or increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, amend or terminate any Company Benefit Plan other than as required by applicable Law or pursuant to the terms of any Company Benefit Plans;

(f)          take any action to (i) hire or terminate any officer, director, employee or other individual service provider of the Company or any of its Subsidiaries, (ii) grant, announce or modify any equity or equity-based awards, or (iii) accelerate the payment, funding, right to payment or vesting of any compensation or benefits;

(g)          make or rescind any material election relating to Taxes, settle any Action, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(h)          transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company Intellectual Property (excluding non-exclusive licenses of Company Intellectual Property to Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(i)          terminate, waive, renew, extend, assign, or fail to maintain in effect any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract;

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(j)          terminate, waive, renew, extend, assign, or fail to maintain in effect any right under, any Contract with any Target or enter into any Contract with any Target;

(k)          fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(l)          establish any Subsidiary or enter into any new line of business, provided, however that the Purchaser expressly approves the Company’s acquisition of the Targets just prior to the Closing;

(m)          voluntarily terminate, cancel, materially modify or amend, permit to lapse, or fail to keep in force any insurance policies maintained for the benefit of the Company or providing insurance coverage with respect to its assets, operations and activities, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;

(n)          revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(o)          waive, release, assign, commence, initiate, satisfy, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $25,000 individually or $50,000 in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(p)          close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(q)          acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(r)          make capital expenditures in excess of $25,000 (individually for any project (or set of related projects) or $50,000 in the aggregate);

(s)          authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

(t)          voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or Company Benefit Plan or for Expenses incurred by the Company in connection with the transactions contemplated by this Agreement;

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(u)          purchase, sell, lease, license, transfer, exchange or swap, pledge, mortgage or otherwise pledge or encumber (including securitizations), or transfer or otherwise dispose of any material portion of its properties, assets or rights (including equity interests of the Company or any Target);

(v)          enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(w)          take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(x)          accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice;

(y)          enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(z)          authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Company or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including Orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 8.2. The Company shall notify the Purchaser in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the business of the Company, in consultation with the Purchaser whenever practicable.

8.3          Conduct of Business of the Purchaser. Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 8.3 of the Purchaser Disclosure Schedules, the Purchaser shall, and shall cause its Subsidiaries to, comply with all Laws applicable to the Purchaser and its Subsidiaries. Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), so long as Purchaser is solely responsible for all Extension Expenses, and no consent of any other Party shall be required in connection therewith.

Without limiting the generality of Section 8.3 and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Investment in accordance with Section 14.1) or as expressly set forth on Schedule 8.3 of the Purchaser Disclosure Schedules, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(a)          amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

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(b)          authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser Securities issuable upon conversion or exchange of outstanding Purchaser Securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

(c)          split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(d)          incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $50,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(d) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (including any PIPE Investment and the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”)), up to aggregate additional Indebtedness during the Interim Period of $1,000,000, provided, however, that Purchaser shall remain solely responsible for all Extension Expenses;

(e)          make or rescind any material election relating to Taxes, settle any claim, Action, Proceeding, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(f)          amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(g)          terminate, waive or assign any material right under any Purchaser Material Contract;

(h)          fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(i)          establish any Subsidiary or enter into any new line of business;

(j)          fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect as of the date of this Agreement;

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(k)          waive, release, assign, initiate, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $25,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(l)          acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(m)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);

(n)          voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or $50,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(o)          enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(p)          take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(q)          authorize or agree to do any of the foregoing actions;

provided, that any actions reasonably taken in good faith by the Purchaser or its Subsidiaries to the extent reasonably believed to be necessary to comply with Laws (including Orders of Governmental Authorities) related to COVID-19 shall be deemed not to constitute a breach of the requirements set forth under this Section 8.3. The Purchaser shall notify the Company in writing of any such actions taken in accordance with the foregoing proviso and shall use reasonable best efforts to mitigate any negative effects of such actions on the Purchaser and its Subsidiaries.

8.4          Annual and Interim Financial Statements.

(a)          During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited income statement and an unaudited balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.

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(b)          The Company shall use reasonable best efforts to deliver to the Purchaser on or prior to February 28, 2023, the audited financial statement of the Company, excluding the Targets (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2022, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal year then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards and containing an unqualified report of the Company’s auditors, that is required to be included in the Registration Statement and any other filings to be made by the Purchaser or Holdco with the SEC in connection with the transactions contemplated hereby and in the Ancillary Document.

(c)          The Company shall use reasonable best efforts to deliver to Sponsor on or prior to February 28, 2023,

(i)          an audited financial statement of Cerevast (including, in each case, any related notes thereto), consisting of the balance sheets of Cerevast as of December 31, 2022, December 31, 2021 and December 31, 2020, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards,

(ii)          an audited financial statement of Aegeria (including, in each case, any related notes thereto), consisting of the balance sheets of Aegeria as of December 31, 2022, December 31, 2021 and December 31, 2020, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards, and

(iii)          an audited financial statement of Novokera (including, in each case, any related notes thereto), consisting of the balance sheets of Novokera as of December 31, 2022 and December 31, 2021, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards.

(d)          All financial statements delivered pursuant to this Section 8.4, (A) will be prepared from, and reflect in all material respects, the books and records of the Company, Cerevast, Aegeria, or Novokera, as applicable, (B) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (C) will fairly present, in all material respects, the consolidated financial position of the Company, Cerevast, Aegeria, and Novokera, as applicable, as of the dates thereof and their results of operations for the periods then ended, and (D) will be audited in accordance with the standards of the PCAOB. All costs incurred in connection with preparing and obtaining such financial statements shall be Expenses of the Company.

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(e)          The Company shall (and shall use its reasonable best efforts to cause each Target to) use reasonable best efforts (i) to assist the Purchaser and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company or applicable Target, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement and any other filings to be made by the Purchaser or Holdco with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.

8.5          Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants on Nasdaq. Holdco shall use its reasonable best efforts to obtain, and the Purchaser and the Company will use their reasonable best efforts to cooperate with Holdco to obtain, a listing of Holdco Common Stock and Holdco Warrants to be listed on Nasdaq effective as of the Closing.

8.6          No Solicitation. For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser. For the avoidance of doubt, an “Alternative Transaction” does not include any PIPE Financing in accordance with Article XIV.

(a)          During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

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(b)          Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.7          No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Mergers in accordance with ARTICLE 1), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.8          Notification of Certain Matters. During the Interim Period, (x) each Party shall give prompt notice to the other Parties if such Party or its Affiliates, and (y) the Company shall give prompt notice to the Purchaser if, to the Company’s Knowledge, any Target or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder, under the Cerevast Acquisition Agreement, under the Aegeria Acquisition Agreement, or under the Novokera Acquisition Agreement, in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or the transactions contemplated by the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, or the Novokera Acquisition Agreement, or (ii) any non-compliance with any Law by such Person or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the transactions contemplated by the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, or the Novokera Acquisition Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would make any representation or warranty contained in this Agreement, the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, or the Novokera Acquisition Agreement false or untrue, would constitute a breach of any covenant or agreement contained in this Agreement, the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, or the Novokera Acquisition Agreement, or would reasonably be expected to cause or result in any of the conditions to the Closing set forth in this Agreement, the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, or the Novokera Acquisition Agreement not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Person or any of its Affiliates, or any of their respective properties or assets, or, to the actual knowledge of such Person, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Person or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement, or the transactions contemplated by the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, or the Novokera Acquisition Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement, the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, and/or the Novokera Acquisition Agreement have been breached.

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8.9          Efforts.

(a)          Upon the terms and subject to the conditions of this Agreement, each Party hereto shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including obtaining all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement; provided, that in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the transactions contemplated hereby (other than fees or expenses payable to the SEC in connection with the transactions contemplated hereby, including the Registration Statement).

(b)          As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

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(c)          Notwithstanding the immediately preceding paragraph, nothing contained herein shall be deemed to require Purchaser or the Company, or any of their respective Subsidiaries, and Purchaser and the Company, and any of their respective Subsidiaries, shall not be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition, commitment or restriction, in connection with obtaining the foregoing Permits, consents, Orders, approvals, waivers, non-objections and authorizations of Governmental Authorities that would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on the business of the Company and its Subsidiaries (taken as a whole), or on the business of Purchaser and its Subsidiaries (taken as a whole) (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments).

(d)          Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts; provided, that in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the transactions contemplated hereby (other than fees or expenses payable to the SEC in connection with the transactions contemplated hereby, including the Registration Statement).

8.10          Tax Matters.

(a)          Holdco shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) and file all necessary Tax Returns with respect to all Transfer Taxes, and, if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

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(b)          The Parties agree and intend that, to the greatest extent permitted by Law, for U.S. federal (and applicable state and local) income tax purposes, each Merger is intended to be treated consistent with the Intended Tax Treatment. Each of the Parties shall use its commercially reasonable efforts to cause each Merger to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause either of the Mergers to fail to qualify for the Intended Tax Treatment. To the greatest extent permitted under Law, the Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Intended Tax Treatment.

(c)          This Agreement is and is hereby adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect to the Domestication and the Denali Merger.

(d)          The Parties shall execute and deliver (i) officer’s certificates, in customary form, in a timely manner upon request by the other Party and (ii) any other representations reasonably requested by counsel to Purchaser or counsel to the Company, as applicable, for purposes of rendering opinions regarding the Intended Tax Treatment and other tax matters in connection with the transactions contemplated by this Agreement, at such time or times as may be requested by counsel to Purchaser or counsel to the Company, including in connection with the Closing and any filing with the SEC. Any opinion to be delivered by counsel to the Purchaser shall be limited to addressing (a) qualification of the transactions contemplated by this Agreement as an exchange governed by Section 351 of the Code and/or (b) the accuracy of any tax disclosure statements addressed directly to holders of equity securities of the Purchaser (or any other matters the SEC specifically requests that the Purchaser provide an opinion with respect to). For the avoidance of doubt, any tax opinions to be delivered by counsel to Purchaser shall not be a condition to Closing under this Agreement.

(e)          Holdco shall provide the pre-Closing Purchaser shareholders information that is required to (i) make (or maintain) a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to Purchaser for each year that Purchaser is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)) and (ii) if relevant, to report any person’s allocable share of “Subpart F” income of the Purchaser.

(f)          None of the Company, Purchaser, Holdco or any of their Affiliates will take any action, engage in any transaction that would result in the liquidation of Purchaser for U.S. federal income tax purposes in the tax year including the Closing Date and the two subsequent calendar years.

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(g)          For two years following the Closing, all cash and cash equivalents in the Trust Account after the Redemption shall (i) be used in the operations of the Company or the members of the Company’s “qualified group” (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)) and/or (ii) loaned to the Company or members of the Company’s qualified group to be used in its business operations, in each case, such amounts to be used in a manner that would not impair the ability of the Denali Merger to qualify as a “reorganization” within the meaning of Section 368 of the Code.

8.11          Employee Benefits Matters

(a)          To the extent any “disqualified individual” (as such term is defined for purposes of Section 280G of the Code (hereafter, “Section 280G”)) of the Company, Cerevast, Novokera, Aegeria or any of their respective Subsidiaries (a “Disqualified Individual”) would be entitled to any payment or benefit as a result of or in connection with the transactions contemplated by the Target Acquisitions (either alone or upon the occurrence of any additional or subsequent events) and such payment or benefit would constitute an “excess parachute payment” under Section 280G or would result in the imposition of any excise Tax imposed under Section 4999 of the Code, the Company, Cerevast, Novokera and/or Aegeria, as applicable, shall, prior to the Target Acquisitions: (i) obtain a binding written waiver (each, a “Section 280G Waiver”) from each Disqualified Individual of such Disqualified Individual’s right to receive any portion of such parachute payments that exceeds three times such Disqualified Individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code less one dollar (collectively, the “Excess Parachute Payments”) to the extent such Excess Parachute Payments are not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 thereunder (the “280G Stockholder Approval Requirements”); (ii) solicit a vote of stockholders in a manner that satisfies the 280G Stockholder Approval Requirements in respect of the Excess Parachute Payments payable to all such Disqualified Individuals who have executed a Section 280G Waiver; provided, however, that the Company, Cerevast, Novokera and/or Aegeria, as applicable, shall not be required to pay any amounts or provide any benefits to any Person in order to obtain such approval. The Section 280G Waivers, calculations, disclosure, equityholder consents, and any other documents prepared, issued, distributed, adopted or executed in connection with the implementation of this Section 8.11(a) shall be provided to Purchaser no later than 10 Business Days prior to the Target Acquisitions and shall be subject to Purchaser’s prior reasonable review and comment and the Company shall implement any comments provided by Purchaser. To the extent any Excess Parachute Payments are not approved as contemplated above, such Excess Parachute Payments shall not be made or provided to the extent waived in the Section 280G Waivers. At least 3 Business Days prior to the Target Acquisitions, the Company shall deliver to Purchaser written evidence of satisfaction of the requirements of this Section 8.11(a) or written notice of the nonsatisfaction thereof.

(b)          As soon promptly as practicable after the date hereof and in any event no later than thirty (30) days prior to the Closing Date, the Company and/or Cerevast shall enter into an indemnification agreement (the form of which shall be subject to the review and approval of Purchaser) with each of Kendall Stever, Andrew Leo and Francesco Curra indemnifying such individuals for any and all losses relating to or arising from the grant of Company Options in violation of Code Section 409A.

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8.12          Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.13         The Registration Statement.

(a)          As promptly as practicable after the date hereof, the Purchaser shall prepare, with the reasonable assistance of the Company, and cause Holdco to file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Holdco Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (such rights to have their Purchaser Ordinary Shares redeemed, “Redemption Rights,” and such redemption thereof, the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Denali Merger (and, to the extent required, the issuance of any shares in connection with the PIPE Investment), by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents and IPO Prospectus, the Securities Act, the Companies Act, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption of the amended and restated memorandum and articles of association of Purchaser in connection with the Denali Merger, (iii) the change of name of the Purchaser in connection with the Denali Merger, (iv) on an advisory basis only, the adoption and approval of the Amended Holdco Certificate of Incorporation, including the change of name of Holdco, (v) adoption and approval of a new equity incentive plan, in a form reasonably acceptable to the Company and Purchaser (the “Equity Incentive Plan”), and which will provide for awards for a number of shares of Holdco Common Stock equal to (a) ten percent (10%) of the aggregate number of shares of Holdco Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), plus (b) the number of shares of Holdco Common Stock underlying the Converted Stock Options, (vi) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement (including any proposal to alter the authorized share capital of the Purchaser to match the authorized share capital of Denali Merger Sub) (the approvals described in foregoing clauses (i) through (vi), collectively, the “Purchaser Shareholder Approval Matters”), and (vii) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, Holdco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall consider any such comments timely made in good faith. The Company shall provide Purchaser with such information concerning the Company and its stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

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(b)          Purchaser shall take all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and Holdco and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and shall respond in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents; provided, however, that the Purchaser shall not amend or supplement the Proxy Statement without prior written consent of the Company, not to be unreasonably withheld, conditioned, or delayed.

(c)          Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider any such comments timely made in good faith under the circumstances.

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(d)          As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser shall distribute the Registration Statement to Purchaser’s shareholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the Securities Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e)          Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

8.14         Public Announcements.

(a)          The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance provided, however, that the foregoing shall not prohibit Purchaser, Sponsor, and their respective Representatives from providing general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor, including to potential PIPE Investors in connection with a PIPE Investment in accordance with Section 14.1, or in connection with normal fund raising or related marketing or informational or reporting activities; and provided, further, that subject to Section 8.02 and this Section 8.13, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any required third party consent. Notwithstanding the foregoing, Purchaser and the Company may make statements that are consistent with previous public releases made by such Party in compliance with this Section 8.13.

(b)          The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have the opportunity to review and comment prior to filing and Purchaser shall consider any such comments in good faith. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Holdco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws, which the Seller Representative and Sponsor shall have the opportunity to review and comment. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

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8.15         Confidential Information.

(a)          The Company and the Seller Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 8.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 8.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

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(b)          The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser, Holdco and their respective Representatives shall be permitted to disclose all Company Confidential Information to the extent required by the Federal Securities Laws.

8.16          Post-Closing Board of Directors and Executive Officers; Employment Agreements; Related Party Transactions.

(a)          The Parties shall take all necessary action, including causing the current directors of Holdco to resign, so that effective upon the Effective Time, (i) the Post-Closing Holdco Board will consist of (A) six (6) directors designated by the Company, at least four (4) of whom shall qualify as an independent director under Nasdaq rules and (B) one (1) director designated by Sponsor, totaling seven (7) individuals, and (ii) elect the Post-Closing Holdco Board; provided, that such designees shall, in the case of the Sponsor designee, be reasonably acceptable to the Company and, in the case of the Company designees, be reasonably acceptable to Sponsor. Sponsor and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned, or delayed by either the Company or Sponsor) on the directors to be appointed to the audit, compensation and nominating committees prior to the filing of the Registration Statement with the SEC. At or prior to the Closing, Holdco will provide each director of the Post-Closing Holdco Board with a customary director indemnification agreement.

(b)          The Parties shall take all action necessary, including causing the executive officers of Holdco and Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser and Holdco immediately after the Closing will be the same individuals (in the corresponding office) as that of the Company immediately prior to the Closing.

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(c)          Each of the Company, Holdco and Purchaser shall cause such individuals to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 8.16(a) does not satisfy any requirement of a Governmental Authority, including applicable rules required by the SEC and the rules and listing standards of Nasdaq, to serve as a director of Holdco, then (x) there shall be no obligation to appoint such individual pursuant to Section 8.16(a) and (y) the Company or Sponsor, as applicable, shall be entitled to designate a replacement director in lieu of such person; provided, further, that in no event shall Closing be delayed or postponed in connection with or as a result of the foregoing.

(d)          The Parties shall negotiate in good faith to finalize employment agreements, in a form to be mutually agreed upon by the Company and Purchaser, with certain individuals to be mutually agreed between the Company and Purchaser, which agreements shall include non-compete and non-solicitation terms favorable to Holdco and the Company.

(e)          If requested by the Purchaser on or after the date hereof, the Company shall take all necessary actions, and shall use its reasonable best efforts to cause, the Targets to take all necessary action, to terminate any Contract or arrangement with a Related Person listed on Schedule 4.21 of the Company Disclosure Schedules.

8.17         Indemnification of Directors and Officers; Tail Insurance.

(a)          The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Denali Merger Sub, or Longevity Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser, Denali Merger Sub, or Longevity Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, Denali Merger Sub, or Longevity Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Holdco, the Purchaser and the Company shall cause the Organizational Documents of the Purchaser, the Company, and Holdco to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser, Denali Merger Sub, and Longevity Merger Sub to the extent permitted by applicable Law. The provisions of this Section 8.17 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

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(b)          For the benefit of the Purchaser’s, Denali Merger Sub’s, and Longevity Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser, Holdco, and the Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser, Holdco, and the Company shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

(c)          If Purchaser, Holdco, the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Holdco, the Purchaser or the Company shall assume all of the obligations set forth in this Section 8.17.

(d)          The D&O Indemnified Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 8.17 are intended to be third party beneficiaries of this Section 8.17. This Section 8.17 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Purchaser, Holdco, and the Company.

8.18          Trust Account Proceeds. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE X and provision of notice thereof to the Trustee, (a) at the Closing, the Purchaser shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii)  use reasonable best efforts to cause the Trustee to (x) pay as and when due all amounts, if any, payable to the Public Shareholders of the Purchaser pursuant to the Redemption, (y) pay the amounts due to the underwriters of the Purchaser’s IPO for their deferred underwriting commissions as set forth in the Trust Agreement and (z) immediately thereafter, pay all remaining amounts then available in the Trust Account to the Purchaser in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein. Any such remaining amounts paid to Purchaser in accordance with the foregoing sentence shall, along with any proceeds from any PIPE Investment, first be used to pay (a) the Purchaser’s accrued Expenses, (b) the Purchaser’s deferred Expenses of the IPO, and (d) any other Expenses of the Purchaser, the Company, and the Holdco as of the Closing. Such Expenses will be paid at the Closing. Any remaining cash will be used in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).

8.19          Domestication. On a date not earlier than three (3) days following the Closing Date, Holdco shall cause the Purchaser to migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and the Companies Act (the “Domestication”), including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Purchaser and the Company, together with the certificate of incorporation of Purchaser (in form and substance reasonably acceptable to Purchaser and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Person, each then issued and outstanding share of Purchaser Ordinary Shares shall convert automatically shall convert automatically into a share of common stock of Purchaser (after its domestication as a corporation incorporated in the State of Delaware).

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8.20          Stockholder Written Consent.

(a)          As promptly as practicable after the Registration Statement is declared effective under the Securities Act and, in any event within five (5) Business Days of the effectiveness of the Registration Statement, the Company shall cause to be delivered to each Company Stockholder as of such date an information statement, which shall include copies of this Agreement, the Registration Statement, a Written Consent, and, as applicable, the Registration Rights Agreement, the Lock-up Agreement and/or a Letter of Transmittal (“Company Stockholder Package”), stating (i) that the board of directors of the Company recommends that each Company Stockholder adopt this Agreement and approve the Longevity Merger by execution of the Written Consent and (ii) the timeline for returning executed copies of the documents included as part of the Company Stockholder Package. The written consent included in the Company Stockholder Package shall be in in a form to be mutually agreed between the Purchaser and the Company (the “Written Consent”) and shall be required from Company Stockholders who collectively hold at least a majority of the voting power of the outstanding shares of Company Common Stock as of immediately prior to the Longevity Merger and following consummation of the Target Acquisitions pursuant to Section 228(a) and 251(c) of the DGCL and the Company’s Organizational Documents. The approval contemplated by the foregoing sentence is referred to herein as the “Required Company Stockholder Approval”.

(b)          As promptly as practicable after distribution of the Company Stockholder Package, the Company shall obtain the Required Company Stockholder Approval and deliver it to Purchaser.

8.21          Target Acquisitions. (a) The Company will keep Purchaser informed on a reasonably current basis of all material developments with respect to each of the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, and the Novokera Acquisition Agreement and the transactions contemplated thereby; (b) the Company will not, and will cause the Targets to not, without the prior written approval of Sponsor (such approval not to be unreasonably withheld, conditioned or delayed), enter into or agree to any amendment, supplement, modification or waiver of the terms of each of the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, and the Novokera Acquisition Agreement, and (c) the Company shall not and shall cause the Targets to not waive any closing conditions in each of the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, and the Novokera Acquisition Agreement unless such action has been approved in advance in writing by the Sponsor (such approval not to be unreasonably withheld, conditioned or delayed).

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ARTICLE IX.
NO SURVIVAL

9.1          No Survival. Representations and warranties of each Party contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Party pursuant to this Agreement shall not survive the Closing, and from and after the Closing, each Party and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or Action be brought against any Party or their respective Representatives with respect thereto. The covenants and agreements made by each Party in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE X.
CLOSING CONDITIONS

10.1         Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Mergers and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a)          Required Purchaser Approvals. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b)          Required Company Approvals. The Required Company Stockholder Approval shall have been obtained and remain in full force and effect.

(c)          No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(d)          Fairness Opinion. Purchaser and Holdco shall have received an opinion from the Financial Advisor, in a form reasonably acceptable to Purchaser and Holdco, that the transactions contemplated by this Agreement are fair to the stockholders of Holdco from a financial point of view which opinion shall cover the allocation of the Merger Consideration among the Targets.

(e)          Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and the PIPE Investment, Holdco shall have net tangible assets of at least $5,000,001.

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(f)          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(g)          Nasdaq Listing. The shares of Holdco Common Stock and Holdco Warrants to be issued in respect of Purchaser Public Warrants shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(h)          Adoption and Approval of the Equity Incentive Plan. The Equity Incentive Plan shall have been adopted and approved consistent with the requirements of Section 8.12(a)(iii).

10.2         Conditions to Obligations of the Company. In addition to the conditions specified in Section 10.1, the obligations of the Company to consummate the Longevity Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)          Representations and Warranties.

(i)          Each of the representations and warranties of Purchaser, the Denali Merger Sub, the Longevity Merger Sub, and Holdco contained in Articles III, V, VI and VII (other than the representations and warranties of Purchaser contained in Section 3.5(a) (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Purchaser, Denali Merger Sub, Longevity Merger Sub or Holdco to enter into this Agreement or consummate the transactions contemplated hereby.

(ii)          The representations and warranties of the Purchaser contained in Section 3.5(a) (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

(b)          Agreements and Covenants. The Purchaser, the Denali Merger Sub, the Longevity Merger Sub and Holdco shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by the Company.

(c)          Minimum Cash Condition. At the Closing, the aggregate cash proceeds available to fund the balance sheet of Holdco, after giving effect to the payment in full of the Purchaser’s Expenses in accordance with Section 8.18 and the payment in full of the Company’s Expenses, shall be at least $30,000,000.00.

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(d)          Closing Deliverables.

(i)          Officer Certificate. Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.2(a), 10.2(b) and 10.2(c).

(ii)         Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date and (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby.

(iii)         Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser, Denali Merger Sub, Longevity Merger Sub and Holdco certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s, Denali Merger Sub’s, Longevity Merger Sub’s and Holdco’s jurisdictions of organization, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)         Letters of Transmittal. Each Company Stockholder shall have received the Letter of Transmittal from the Exchange Agent.

(v)          Registration Rights Agreement. The Company shall have received a copy of the Registration Rights Agreement, duly executed by Sponsor and Holdco.

(vi)          Indemnification Agreements. Holdco shall have entered into indemnification agreements, in a form to be mutually agreed upon by Holdco and the Company, with each of the people set forth on Schedule 10.2(d)(vi).

10.3          Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 10.1, the obligations of the Purchaser, Holdco, the Denali Merger Sub and the Longevity Merger Sub to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)          Representations and Warranties.

(i)          Each of the representations and warranties of the Company contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), and Section 4.28 (Finders and Brokers) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and on and as of the Closing Date immediately prior to the Longevity Merger Effective Time as if made on the Closing Date immediately prior to the Longevity Merger Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).

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(ii)          Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.3(a) and (b) (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date immediately prior to the Longevity Merger Effective Time as if made on the Closing Date immediately prior to the Longevity Merger Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a Material Adverse Effect.

(iii)          The representations and warranties of the Company contained in Section 4.3(a) and (b) (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

(b)          Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement, in each case to be performed or complied with by such person on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by Purchaser.

(c)          No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company and the Targets, taken as a whole, since the date of this Agreement which is continuing and uncured.

(d)          Closing of Target Acquisition Agreements. The closings shall have occurred under each of the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement and the Novokera Acquisition Agreement, each in accordance with the respective terms thereof.

(e)          Closing Deliverables.

(i)         Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.3(a), 10.3(b), 10.3(c) and 10.3(d).

(ii)         Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Longevity Merger and the other transactions contemplated hereby and thereby.

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(iii)         Good Standing. The Company shall have delivered to the Purchaser a good standing certificate (or similar document applicable for such jurisdiction) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization.

(iv)         Lock-Up Agreements. The Company shall have delivered to the Purchaser copies of the Lock-Up Agreements duly executed by each of the Company Stockholders.

(v)          Resignations. Subject to the requirements of Section 8.17, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser.

(vi)         Lien Releases. Evidence reasonably satisfactory to Purchaser of the release or satisfaction of all Liens, or, in the alternative, payoff letters from all Lien claimants for the release or satisfaction of all Liens reasonably satisfactory to Purchaser, with respect to the capital stock, assets and property of Cerevast relating to those items set forth on Schedule 10.3(e)(vi).

10.4          Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company or any Company Stockholder) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE XI.
TERMINATION AND EXPENSES

11.1          Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)          by mutual written consent of the Purchaser and the Company;

(b)          by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE X have not been satisfied or waived by the nine-month anniversary of the date of this Agreement (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 11.1 shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

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(c)          by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)          by written notice by the Company to Purchaser, if (i) there has been a material breach by the Purchaser, Longevity Merger Sub, Denali Merger Sub or Holdco of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser, Longevity Merger Sub, Denali Merger Sub or Holdco shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e)          by written notice by the Purchaser to Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f)          by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Company and the Targets, taken as a whole, following the date of this Agreement which is uncured for at least ten (10) Business Days after written notice of such Material Adverse Effect is provided by the Purchaser to the Company; or

(g)          by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained.

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11.2          Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 11.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 11.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.14 (Public Announcements), 11.3 (Fees and Expenses), 12.1 (Waiver of Claims Against Trust), ARTICLE XIII (Miscellaneous), this Section 11.2 (Effect of Termination) and 13.3 (Third Parties) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 12.1). Without limiting the foregoing, and except as provided in Section 11.3 and this Section 11.2 (but subject to Section 12.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 13.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 11.1.

11.3          Fees and Expenses. Subject to Sections 8.18 and 12.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. For the avoidance of doubt, the Parties agree that (a) the Company shall not be responsible for the Extension Expenses associated with any Extensions, (b) the Company shall be responsible for all required filing or similar fees with respect to any required approval of a Governmental Authority, and (c) if the transactions contemplated by this Agreement are consummated, Holdco shall bear all of the Expenses of the Parties. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including without limitation all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates; all filing fees in connection with any approvals required or advisable in connection with the transactions contemplated by this Agreement; and all fees and expenses of proxy solicitors, Edgarization and filing services, and printing and distribution of the Proxy Statement) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of the transactions contemplated by this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO due upon consummation of a Business Combination.

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ARTICLE XII.
WAIVERS AND RELEASES

12.1          Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus other than SEC Reports, the Purchaser’s Organizational Documents, and the Trust Agreement and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by the IPO Underwriter and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by the IPO Underwriter) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to an Extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or simultaneously with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates); provided, however, that the foregoing waiver will not limit or prohibit the Company or its Affiliates from pursuing a claim against the Purchaser, Denali Merger Sub, Longevity Merger Sub or any other Person for legal relief against monies or other assets of the Purchaser, Denali Merger Sub, or Longevity Merger Sub held outside of the Trust Account of for specific performance or other equitable relief in connection with the transactions contemplated by this Agreement. The Company and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which Proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

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ARTICLE XIII.
MISCELLANEOUS

13.1          Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by electronic means (including e-mail), with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser, Holdco, Denali Merger Sub or Longevity Merger Sub at or prior to the Closing, or the Sponsor, to:

Denali Capital Acquisition Corp.

437 Madison Avenue, 27th Floor

New York, New York 10022

Attn: Lei Huang
Telephone No.: 646-978-5180
E-mail: lei.huang@itradeup.com

with a copy (which will not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attn: David Ni
Telephone No.: (212) 839-5300
E-mail: dni@sidley.com

Sidley Austin LLP
1999 Avenue of the Stars
17th Floor
Los Angeles, California 90067
Attn: Joshua G. DuClos
Telephone No.: (310) 595-9500
E-mail: jduclos@sidley.com

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If to the Company, to:

Longevity Biomedical, Inc.
12100 NE 195th Street, Suite 150
Bothell, WA 98011
Attn: Bradford A. Zakes, President and CEO
Telephone No.: (425) 748.7529
E-mail: bzakes@cerevast.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to the Seller Representative to: Bradford A. Zakes 12100 NE 195th Street, Suite 150 Bothell, WA 98011 Telephone No.: (425) 748.7529 E-mail: bzakes@cerevast.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

If to Holdco after the Closing, to:

Longevity Biomedical, Inc.
12100 NE 195th Street, Suite 150
Bothell, WA 98011
Attn: Bradford A. Zakes, President and CEO

Telephone No.: (425) 748.7529
E-mail: bzakes@cerevast.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attn: Andrew M. Tucker, Esq.
Telephone No.: (202) 689-2987
E-mail: andy.tucker@nelsonmullins.com

13.2          Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, Sponsor and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

13.3          Third Parties. Except for the rights of (a) the D&O Indemnified Persons set forth in Section 8.17,(b) the Nonparty Affiliates set forth in Section 13.14, and (c) Sponsor as set forth in the last sentence of this Section 13.3, and which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party. Notwithstanding anything to the contrary herein, Sponsor shall be an express third-party beneficiary of Section 8.4, Section 8.14, Section 8.16, Section 11.2, Section 13.1, Section 13.2, this Section 13.3, Section 13.6, Section 13.8, Section 13.9, Section 13.13, and Section 13.14.

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13.4          Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than the state of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New Castle County, Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 13.1. Nothing in this Section 13.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

13.5          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.

13.6          Remedies; Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

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13.7          Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.8          Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, Sponsor and the Seller Representative.

13.9          Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Stockholders, may each in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Seller Representative in lieu of the Company Stockholders to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of Sponsor.

13.10          Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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13.11          Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or Orders) by succession of comparable successor statutes, regulations, rules or Orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site on ShareVault maintained on behalf of the Company in connection with the transactions contemplated by this Agreement, and the Purchaser and its Representatives have been given access to such electronic data side containing such information at least two days prior to the date of this Agreement.

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13.12        Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.13        Seller Representative.

(a)          Each Company Stockholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Bradford A. Zakes, solely in the capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (v) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.13 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

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(b)          Any other Person, including the Purchaser, Holdco, Sponsor, and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The Purchaser, Holdco, Sponsor, and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and the Company Stockholders shall have no cause of action against the Purchaser, Holdco, Sponsor, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser, Holdco, Sponsor, and the Company shall not have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to the Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by the Company Stockholder shall be made by the Seller Representative (except for a notice under Section 13.13(d) of the replacement of the Seller Representative).

(c)          The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any losses that any Company Stockholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 13.13 shall survive the Closing and continue indefinitely.

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(d)          If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

13.14          No Recourse. All Proceedings, Liabilities and causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement), may be made against only (and such representations and warranties are those solely of) Holdco, Purchaser, Denali Merger Sub, the Company, and Longevity Merger Sub and their respective successors and permitted assigns. No Person who is not a Party, including any current, former or future director, officer, founder, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, Representative, successor or assignee of, and any financial advisor to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, Representative, successor or assignee of, and any financial advisor to, any of the foregoing, and in the case of Purchaser and Holdco, the Sponsor (or any successor or assignee thereof) (each in their capacity as such, a “Nonparty Affiliate”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any Proceedings, Liabilities or causes of action arising under, out or by reason of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Proceedings, Liabilities and causes of action against any such Nonparty Affiliates.

ARTICLE XIV.
PIPE FINANCING

14.1          PIPE Investment. During the Interim Period, Purchaser and the Company shall use their commercially reasonable efforts to obtain commitments from certain investors (the “PIPE Investors”) for a private placement of Holdco’s Common Stock (the “PIPE Investment”) pursuant to one or more subscription agreements (each, a “Subscription Agreement”) pursuant to which, among other things, the PIPE Investors will agree to subscribe for and purchase shares of Holdco Common Stock, upon the terms and subject to the conditions set forth therein, on the Closing Date and immediately following the Effective Time.

(b)          Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with the PIPE Investment (including having the Company’s senior management participate in investor meetings and roadshows as reasonably requested by Purchaser, and the preparation of materials reasonably necessary in connection therewith), and Purchaser shall keep the Company informed of the status of any and all discussions pertaining to the PIPE Investment.

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(c)          The terms and conditions of the PIPE Investment, the Subscription Agreements and any agreement relating thereto shall (i) be subject to the prior written approval of the Company, (ii) provide that the PIPE Financing is subject only to customary closing conditions and (iii) provide that the Company and Holdco will be third-party beneficiaries thereof and entitled to enforce such agreements against the PIPE Investors.

(d)          Unless otherwise approved in writing by the Company in each instance, Purchaser shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements or any other agreement related to the PIPE Investment. Subject to the immediately preceding sentence, Purchaser shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including by enforcing its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Purchaser the applicable purchase price under each such Person’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Purchaser shall give the Company prompt (and, in any event within one (1) Business Day) written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by the counterparty to any Subscription Agreement; (ii) of the receipt of any written notice or other written communication from any party with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any Subscription Agreement, any related agreement or any provisions thereof and (iii) if Purchaser does not expect to receive all or any portion of PIPE Financing on the terms, in the manner or from the Persons contemplated by the Subscription Agreements, respectively.

ARTICLE XV.
DEFINITIONS

15.1          Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounts Receivable” has the meaning specified in Section 4.7(f).

“Acquisition Proposal” has the meaning specified in Section 8.6.

“Aegeria” has the meaning specified in the Recitals hereto.

“Aegeria Acquisition Agreement” has the meaning specified in the Recitals hereto

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Allocation Schedule” has the meaning specified in Section 1.9.

“Alternative Transaction” has the meaning specified in Section 8.6.

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“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates, and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Book-Entry Shares” has the meaning specified in Section 1.9(c).

“Business Combination” has the meaning specified in Section 12.1.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, and all regulations and guidance issued by any Governmental Authority with respect thereto, as in effect from time to time, including subsequent legislation in effect as of the date of this Agreement amending paragraph 36 of Section 7(a) of the Small Business Act.

“Cellular Bioengineering Warrant” has the meaning specified in the Recitals hereto.

“Cerevast” has the meaning specified in the Recitals hereto.

“Cerevast Acquisition Agreement” has the meaning specified in the Recitals hereto.

“Cerevast Equity Incentive Plan” means the Cerevast Medical Inc. 2015 Equity Incentive Plan, as amended and restated from time to time.

“Certificate” has the meaning specified in Section 1.8.

“Certificate of Incorporation” means the Certificate of Incorporation of a corporation.

“Closing” has the meaning specified in Section 2.1.

“Closing Date” has the meaning specified in Section 2.1.

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“Closing Filing” has the meaning specified in Section 8.13(b).

“Closing Press Release” has the meaning specified in Section 8.13(b).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Companies Act” has the meaning specified in Section 1.1(a).

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.19(a).

“Company Certificates” has the meaning specified in Section 1.9(c).

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or its Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person that disclosed such Company Confidential Information to the receiving party.

“Company Convertible Securities” means, collectively, any securities convertible into or exchangeable for, any shares, capital stock or other equity of or other voting interests in the Company.

“Company Disclosure Schedules” has the meaning specified in Article IV.

“Company Financials” has the meaning specified in Section 4.7(a).

“Company Intellectual Property” means all Intellectual Property that is owned or exclusively licensed by the Company or any of its Subsidiaries and includes without limitation all of the Company Registered IP.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to the Intellectual Property to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound.

“Company IP Licenses” has the meaning specified in Section 4.13(a).

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“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed or used (including through cloud-based or other third-party service provider) by the Company.

“Company Material Contract” has the meaning specified in Section 4.12(a).

“Company Option” means each option (whether vested or unvested) to purchase Company Common Stock granted, and that remains outstanding, under the Cerevast Equity Incentive Plan.

“Company Permit” has the meaning specified in Section 4.10.

“Company Personal Property Lease” has the meaning specified in Section 4.16.

“Company Real Property Lease” has the meaning specified in Section 4.15.

“Company Registered IP” has the meaning specified in Section 4.13(a).

“Company Securities” means, collectively, the Company Common Stock, the Company Options and the Cellular Bioengineering Warrant.

“Company Security Holders” means, collectively, the holders of Company Securities prior to the Longevity Merger Effective Time.

“Company Stockholders” means, collectively, the holders of Company Common Stock prior to the Longevity Merger Effective Time.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

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“Conversion Price” shall mean the price per share calculated as provided on Schedule 1.10(a).

“Converted Stock Option” has the meaning specified in Section 1.10.

“Converted Stock Option Value” means the aggregate value of each Converted Stock Option, taking into account the exercise price thereof and using a value of the Holdco Common Stock of $10.00.

“Converted Warrant” has the meaning specified in Section 1.10.

“Converted Warrant Value” means the aggregate value of the Converted Warrant (if not previously exercised in accordance with its terms), taking into account the exercise price thereof and using a value of the Holdco Common Stock of $10.00 per share.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“D&O Indemnified Persons” has the meaning specified in Section 8.17(a).

“D&O Tail Insurance” has the meaning specified in Section 8.17(b).

“Denali Certificates of Merger” has the meaning specified in Section 1.2.

“Denali Material Adverse Effect” has the meaning specified in Section 5.3.

“Denali Merger” has the meaning specified in the Recitals hereto.

“Denali Merger Effective Time” has the meaning specified in Section 1.2.

“Denali Merger Sub” has the meaning specified in the Preamble hereto.

“Denali Merger Sub Common Stock” means the common stock of Denali Merger Sub, par value $0.01 per share.

“Denali Share Exchange” means the exchange of shares of Purchaser for shares of Holdco pursuant to the Denali Merger.

“Denali Support Agreement” has the meaning specified in the Recitals hereto.

“DGCL” has the meaning specified in Section 1.1.

“Domestication” has the meaning specified in Section 8.23.

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“DTC” has the meaning specified in Section 1.9(c).

“Effective Time” has the meaning specified in Section 1.2(b).

“Enforceability Exceptions” has the meaning specified in Section 3.2.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601, et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 111, et. seq., Occupational Safety and Health Act, 29 U.S.C. Section 651, et. seq. (to the extent it relates to exposure to Hazardous Material), the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601, et. seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f, et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permit” has the meaning specified in Section 4.20(a).

“Equity Incentive Plan” has the meaning specified in Section 8.12(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business or person (whether or not incorporated that, together with the Company, is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code); (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code or Section 4001(b)(1) of ERISA); or (c) an affiliated service group (as defined under Section 414(m) of the Code).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 1.10(a).

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“Expenses” has the meaning specified in Section 11.3.

“Extension” has the meaning specified in Section 8.3.

“Extension Expenses” has the meaning specified in Section 8.3.

“Federal Securities Laws” has the meaning specified in Section 8.7.

“Financial Advisor” means Newbridge Securities Corporation.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency, including the Federal Reserve Board, or any self-regulatory organization, including FINRA, or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Health Care Laws” means any and all Laws pertaining to health regulatory matters applicable to the business of the Company, including (a) the Federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301, et seq.), the Public Health Services Act (42 U.S.C. §§ 201, et seq.), and the regulations promulgated thereunder; (b) requirements of Law relating to the manufacturing, labeling or, packaging, marketing, sale, or distribution of drugs, biological products, or medical devices, including laws governing license requirements for any of the foregoing activities; (c) fraud and abuse Laws, including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Civil False Claims Act (31 U.S.C. § 3729, et seq.) and the Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (42. U.S.C. § 1395nn); Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (d) Medicare, Medicaid, TRICARE or other governmental health care or payment program (including but not limited to Title XVIII and Title XIX of the Social Security Act); (e) quality, safety certification and accreditation standards and requirements; (f) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; and (g) any other Law or regulation of any Governmental Authority which regulates kickbacks, third party payor (including federal healthcare program) reimbursement, third party payor (including federal healthcare program) claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company.

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“Holdco” has the meaning specified in the Preamble.

“Holdco Common Stock” means the common stock of Holdco.

“Holdco Material Adverse Effect” has the meaning specified in Section 7.3.

“Holdco Warrants” has the meaning specified in Section 1.6(d).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any (i) accrued or outstanding severance or termination payments, (ii) accrued paid time off (including vacation, personal and sick days) and/or (iii) accrued bonuses, commissions or other incentive compensation, in each case, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, (d) any obligations under any unfunded or underfunded pension or retirement (including employer contributions under a Code Section 401(k) plan for services performed through the Closing Date), post-retirement medical, post-employment benefit or nonqualified deferred compensation plans, programs, agreements or arrangements, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, (e) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (f) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (g) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (h) all obligations of such Person in respect of acceptances issued or created, (i) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (j) all obligations secured by a Lien on any property of such Person, (k) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (l) any and all accounts payable of such Person, (m) any and all accrued expenses of such Person, and (n) all obligation described in clauses (a) through (m) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, but in all cases excluding transaction Expenses associated with the transactions contemplated by this Agreement.

“Insider Letter” means the letter agreement dated April 6, 2022 to the Purchaser from the Sponsor and other parties, filed as Exhibit 10.5 to the Current Report on Form 8-K filed by the Purchaser with the SEC on April 12, 2022.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) Copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights together with all goodwill related to the foregoing.

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“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Balance Sheet Date” has the meaning specified in Section 4.7(a).

“Interim Period” has the meaning specified in Section 8.1.

“Internet Assets” means all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” has the meaning specified in Section 8.16.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of April 6, 2022, and filed with the SEC on April 7, 2022 (File No. 333-263123).

“IPO Underwriter” means US Tiger Securities, Inc.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, (i) with respect to the Company, the actual knowledge of the individuals set forth on Section 15.1(a) of the Company Disclosure Schedules after reasonable due inquiry, (ii) with respect to Holdco, the actual knowledge of the individuals set forth on Section 15.1(ii) of the Purchaser Disclosure Schedules after reasonable due inquiry, (iii) with respect to Longevity Merger Sub, the actual knowledge of the individuals set forth on Section 15.1(iii) of the Purchaser Disclosure Schedules after reasonable due inquiry, (iv) with respect to Denali Merger Sub, the actual knowledge of the individuals set forth on Section 15.1(iv) of the Purchaser Disclosure Schedules after reasonable due inquiry, and (v) with respect to the Purchaser, the actual knowledge of the individuals set forth on Section 15.1(v) of the Purchaser Disclosure Schedules after reasonable due inquiry.

“Law” means any federal, state, county, local, provincial, municipal, foreign, supranational or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, resolution, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Letter of Transmittal” has the meaning specified in Section 1.9(c).

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

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“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Longevity Certificate of Merger” has the meaning specified in Section 1.2.

“Longevity Material Adverse Effect” has the meaning specified in Section 6.3.

“Longevity Merger” has the meaning specified in the Recitals hereto.

“Longevity Merger Effective Time” has the meaning specified in Section 1.2.

“Longevity Merger Sub” has the meaning specified in the Preamble hereto.

“Longevity Merger Sub Common Stock” means the common stock of Longevity Merger Sub, par value $0.01 per share.

“Longevity Share Exchange” means the exchange of shares of the Company for shares of Holdco pursuant to Longevity Merger.

“Longevity Support Agreement” has the meaning specified in the Recitals hereto.

“Lost Certificate Affidavit” has the meaning specified in Section 1.10(g).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus)/public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

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“Merger Consideration” has the meaning specified Section 1.5.

“Merger Subs” has the meaning specified in the Recitals hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“Nasdaq” means the Nasdaq Global Market.

“Non-Competition Agreement” has the meaning specified in the Recitals hereto.

“Nonparty Affiliate” has the meaning specified in Section 13.14.

“Novokera” has the meaning specified in the Recitals hereto.

“Novokera Acquisition Agreement” has the meaning specified in the Recitals hereto.

“OIG” has the meaning specified in Section 4.29(e).

“OFAC” has the meaning specified in Section 3.19(c).

“Off-the-Shelf Software” has the meaning specified in Section 4.13(a).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outbound IP License” has the meaning specified in Section 4.13(c).

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“Outside Date” has the meaning specified in Section 11.1(b).

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisional, provisional, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or Orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate Proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership, or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, Social Security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Financing” has the meaning specified in the Article XIV.

“PIPE Investment” has the meaning specified in Section 14.1(a).

109

“PIPE Investors” has the meaning specified in Section 14.1(a).

“Platform Agreements” has the meaning specified in Section 4.13(j).

“Post-Closing Holdco Board” has the meaning specified in Section 1.13.

“Privacy Laws” means all applicable United States state and federal Laws, and the Laws of applicable jurisdictions, relating to privacy and protection of Personal Data and/or Protected Health Information, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Merger Consideration payable by Holdco to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by Holdco to all Company Stockholders in accordance with the terms of this Agreement.

“Proceeding” or “Action” means any notice of noncompliance or violation, or any claim, demand, action, suit, proceeding, complaint (including a qui tam complaint), claim, charge, hearing, litigation, audit, settlement, labor dispute, inquiry, civil investigative demand, subpoena, stipulation, assessment, arbitration, demand for recoupment or revocation, or any request (including any request for information) or investigation before or by a Governmental Authority or an arbitrator.

“Promissory Notes” has the meaning specified in Section 1.10(a).

“Protected Health Information” has the meaning given to such term under the Privacy Laws, including all such information in electronic form.

“Proxy Statement” has the meaning specified in Section 8.12(a).

“Public Certifications” has the meaning specified in Section 3.6(a).

“Public Shareholders” has the meaning specified in Section 12.1.

“Purchaser” has the meaning specified in the Preamble hereto.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of the Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of the Purchaser.

110

“Purchaser Confidential Information” means all material non-public information and confidential or proprietary documents and information concerning the Purchaser, Holdco, Denali Merger Sub, Longevity Merger Sub or any of their Representatives; provided, however, that Purchaser Confidential Information shall not include any information which (i) is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company and the Targets.

“Purchaser Disclosure Schedules” has the meaning specified in Article III.

“Purchaser Financials” has the meaning specified in Section 3.6(d).

“Purchaser Material Adverse Effect” has the meaning specified in Section 3.1.

“Purchaser Material Contract” has the meaning specified in Section 3.13(a).

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares, collectively.

“Purchaser Preference Shares” means the preference shares, par value $0.0001 per share, of the Purchaser.

“Purchaser Private Units” means the units issued by Purchaser in a private placement to the Sponsor at the time of the consummation of the IPO consisting of (i) one (1) Purchaser Class A Ordinary Share and (ii) one (1) Purchaser Private Warrant.

“Purchaser Private Warrants” means one whole warrant that was included in as part of each Purchaser Private Unit, entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by the IPO Underwriter) consisting of (i) one (1) Purchaser Class A Ordinary Share and (ii) one Purchaser Public Warrant .

“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Ordinary Shares, the Purchaser Preference Shares, and the Purchaser Warrants, collectively.

“Purchaser Special Meeting” has the meaning specified in Section 8.12(a).

“Purchaser Shareholder Approval Matters” has the meaning specified in Section 8.12(a).

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“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption” has the meaning specified in Section 8.12(a).

“Redemption Shares” has the meaning specified in Section 1.6(c).

“Redemption Price” means Ten U.S. Dollars ($10.00).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.12(a).

“Related Person” has the meaning specified in Section 4.21.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Released Claims” has the meaning specified in Section 12.1.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Company Stockholder Approval” has the meaning specified in Section 8.20.

“Required Purchaser Shareholder Approval” has the meaning specified in Section 10.1(a).

“Rollover Option Shares” means the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options (whether Vested Company Options or Unvested Company Options).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“SEC Reports” has the meaning specified in Section 3.6(a).

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“Securities Act” means the Securities Act of 1933, as amended.

“Seller Representative” has the meaning specified in the Preamble hereto.

“Seller Representative Documents” has the meaning specified in Section 13.14(a).

“Significant Company Holder” means the individuals set forth on Schedule 1.8(f) of the Company Disclosure Schedules.

“Signing Filing” has the meaning specified in Section 8.13(b).

“Signing Press Release” has the meaning specified in Section 8.13(b).

“Specified Representations” has the meaning specified in Section 10.3(a)(i).

“Specified Courts” has the meaning specified in Section 13.4.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” has the meaning specified in the Preamble hereto.

“Subscription Agreements” has the meaning specified in Section 14.1(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Targets” means Cerevast, Aegeria and Novokera.

“Target Acquisitions” means the consummation of the transactions contemplated by each of the Cerevast Acquisition Agreement, the Aegeria Acquisition Agreement, and the Novokera Acquisition Agreement.

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“Tax” or “Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Top Customers” has the meaning specified in Section 4.24.

“Top Suppliers” has the meaning specified in Section 4.24.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transmittal Documents” has the meaning specified in Section 1.10(d).

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of April 6, 2022, as it may be amended, by and between the Purchaser and the Trustee.

“Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Trust Agreement.

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“Warrant Agreement” means that certain Warrant Agreement, dated as of April 6, 2022, between Purchaser and VStock Transfer, LLC, a California limited liability company, as warrant agent.

“Unvested Company Option” means each Company Option outstanding immediately prior to the Longevity Merger Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding immediately prior to the Longevity Merger Effective Time that is vested in accordance with its terms as of immediately prior to the Longevity Merger Effective Time or will vest solely as a result of the consummation of the transactions contemplated by this Agreement.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

115

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be executed and delivered by its duly authorized representative, as of the date first written above.

Holdco:

Denali SPAC Holdco, Inc.

By:	/s/ Jiandong (Peter) Xu
Name: Jiandong (Peter) Xu
Title: President

Purchaser:

Denali Capital Acquisition Corp.

By:	/s/ Lei Huang
Name: Lei Huang
Title: Chief Executive Officer

Denali Merger Sub:

Denali SPAC Merger Sub, Inc.

By:	/s/ Jiandong (Peter) Xu
Name: Jiandong (Peter) Xu
Title: President

[Signature Page to Agreement and Plan of Merger]

Company:

Longevity Biomedical, Inc.

By:	/s/ Bradford A. Zakes
Name: Bradford A. Zakes
Title: President & CEO

Longevity Merger Sub:

Longevity Merger Sub, Inc.

By:	/s/ Jiandong (Peter) Xu
Name: Jiandong (Peter) Xu
Title: President

Seller Representative:

Bradford A. Zakes, solely in the capacity as Seller Representative hereunder

/s/ Bradford A. Zakes
Bradford A. Zakes

[Signature Page to Agreement and Plan of Merger]

Exhibit A-2

Exhibit A-1

EXECUTION VERSION

CONTRIBUTION AND EXCHANGE AGREEMENT

BY AND AMONG

LONGEVITY BIOMEDICAL, INC.,

CEREVAST MEDICAL, INC.,

THE OWNERS

AND

THE OWNERS’ REPRESENTATIVE

ARTICLE I CONTRIBUTION AND EXCHANGE		2

1.1	Contribution and Exchange	2

ARTICLE II CLOSING		3

2.1	Closing	3
2.2	Closing Deliverables of the Company and the Owners	3
2.3	Closing Deliverables of the Purchaser	4

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER		5

3.1	Incorporation and Standing	5
3.2	Authorization; Binding Agreement	5
3.3	Governmental Approvals	6
3.4	Non-Contravention	6
3.5	Capitalization	6
3.6	Purchaser Financial Statements	7
3.7	Absence of Certain Changes	7
3.8	Compliance with Laws	7
3.9	Actions; Orders; Permits	8
3.10	Taxes and Returns	8
3.11	Employees and Employee Benefit Plans	8
3.12	Properties	8
3.13	Material Contracts	8
3.14	Transactions with Affiliates	9
3.15	Investment Company Act	9
3.16	Finders and Brokers	9
3.17	Purchaser Exchanged Shares	9
3.18	Certain Business Practices	9
3.19	Insurance	10
3.20	Independent Investigation	10
3.21	Disclosure	10
3.22	Disclaimer of Other Representations and Warranties	10

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		11

4.1	Formation and Standing	11
4.2	Authorization; Binding Agreement	11
4.3	Capitalization	11
4.4	Subsidiaries	13
4.5	Governmental Approvals	13
4.6	Non-Contravention	13
4.7	Financial Statements	13
4.8	Absence of Certain Changes	15
4.9	Compliance with Laws	17
4.10	Company Permits	17
4.11	Litigation	17

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4.12	Material Contracts	17
4.13	Intellectual Property	19
4.14	Taxes and Returns	22
4.15	Real Property	24
4.16	Personal Property	24
4.17	Title to Assets	24
4.18	Employee Matters	24
4.19	Benefit Plans	26
4.20	Environmental Matters	27
4.21	Transactions with Related Persons	28
4.22	Insurance	29
4.23	Reserved	29
4.25	Certain Business Practices	29
4.26	Compliance with Privacy Laws, Privacy Policies and Certain Contracts	30
4.27	Compliance with Health Care Laws and Certain Contracts	31
4.28	Investment Company Act	33
4.29	Finders and Brokers	33
4.30	Independent Investigation	33
4.31	Disclosure	33
4.32	Disclaimer of Other Representations and Warranties	33

ARTICLE V REPRESENTATIONS REGARDING THE OWNERS		34

5.1	Existence, Good Standing and Foreign Qualification.	34
5.2	Authorization, Binding Agreement and Enforceability	34
5.3	Governmental Approvals	34
5.4	Non-Contravention	35
5.5	Ownership of the Company Contributed Shares and Company Contributed Equity Awards	35
5.6	Litigation	35
5.7	Accredited Investor and Bad Actor Status	36
5.8	Finders and Brokers	36
5.9	Independent Investigation	36
5.10	Disclosure	36
5.11	Disclaimer of Other Representations and Warranties	36

ARTICLE VI COVENANTS		36

6.1	Access and Information	36
6.2	Conduct of Business of the Company	37
6.3	PCAOB Audit	37
6.4	Interim Period Financial Statements	38
6.5	No Solicitation	38
6.6	Notification of Certain Matters	39
6.7	Efforts	39
6.8	Tax Matters	40
6.9	Further Assurances	41

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6.10	Public Announcements	41
6.11	Confidential Information	41
6.12	Documents and Information	42
6.13	Pre-Closing Board of Directors and Executive Officers	42
6.14	Indemnification of Officers and Directors; Tail Insurance	42
6.15	Fees and Expenses	43

ARTICLE VII NO SURVIVAL		43

7.1	No Survival	43

ARTICLE VIII MUTUAL RELEASES		43

8.1	Release by the Owners and Company	43
8.2	Release by the Purchaser	43

ARTICLE IX CLOSING CONDITIONS		44

9.1	Conditions to Each Party’s Obligations	44
9.2	Conditions to Obligations of the Company	44
9.3	Conditions to Obligations of the Purchaser	45
9.4	Frustration of Conditions	45

ARTICLE X TERMINATION		45

10.1	Termination	45
10.2	Effects of Termination	46
10.3	Survival	47

ARTICLE XI MISCELLANEOUS		47

11.1	Notices	47
11.2	Binding Effect; Assignment	48
11.3	Third Persons	48
11.4	Arbitration	48
11.5	Governing Law; Jurisdiction.	49
11.6	Waiver of Jury Trial	49
11.7	Specific Performance	49
11.8	Severability	49
11.9	Amendment	50
11.10	Waiver	50
11.11	Entire Agreement	50
11.12	Interpretation	50
11.13	Counterparts	51
11.14	Owners’ Representative	51
11.14	Legal Representation	53

ARTICLE XII DEFINITIONS		53

12.1	Certain Definitions	53
12.2	Section References	63

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Company Contributed Shares, Company Contributed Equity Awards, Purchaser Exchanged Shares
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Restrictive Covenant Agreement
Exhibit D	Form of Resignation
Exhibit E	Form of Indemnification Agreement

Purchaser Disclosure Schedule

Company Disclosure Schedule

1

CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is dated as of August 7, 2022 (the “Agreement Date”) and is by and among Longevity Biomedical, Inc., a Delaware corporation (the “Purchaser”), Cerevast Medical, Inc., a Delaware corporation (the “Company”), Bradford A. Zakes, Louis J. Fox, Mark S. Humayun, Jennifer Fox Crisp, J. Andy Corley, Li Changan, Qian Xiaoming, William Brinton, Jr., Kirk Clothier, Eric Manegold, Bill Brinton, Sr., Debra Brinton, Julian McQueen, Denice Vezitinski, Travis Rothlisberger, Incline Silo A., LLC, a Nevada limited liability company Haiyin Capital Investment Limited, a Chinese company limited by shares, Haiyin Equity Investment Fund LP, a Chinese limited partnership, Haiyin Equity Investment Fund II LP, a Chinese limited partnership, Haiyin Tech LP, a British Virgin Islands limited partnership, Hercules Bioventure, LP, and Network Victory Limited, a company established in the British Virgin Islands, (each an “Owner” and collectively the “Owners”), ”), and Bradford A. Zakes, solely in his capacity as the representative of the Owners (the “Owners’ Representative”). The Purchaser, the Company, the Owners, and the Owners’ Representative are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.       WHEREAS, as of the Agreement Date, the Owners are the owners of record of the Company Contributed Shares and, if applicable, any Company Contributed Equity Awards as more fully set forth on Exhibit A;

B.       WHEREAS, at the Closing, the Owners desire to contribute the Company Contributed Shares to the Purchaser in exchange for Purchaser Exchanged Shares, as more fully set forth on Exhibit A;

C.       WHEREAS, the owners of record of solely outstanding Company Contributed Equity Awards are not considered Owners for purposes of this Agreement and whose interests will be rolled over into Purchaser;

D.       WHEREAS, the Parties desire to execute and deliver this Agreement to set forth the terms and conditions upon which the Contribution and Exchange shall occur;

E.       WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Aegeria are parties, simultaneously with the Closing, (i) the owners of all of the issued and outstanding Equity Securities of Aegeria will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Aegeria will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Aegeria Contribution and Exchange”);

F.       WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Novokera are parties, simultaneously with the Closing, (i) the owners of all of the issued and outstanding Equity Securities of Novokera will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Novokera will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Novokera Contribution and Exchange”);

G.       WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Wicab China are parties, simultaneously with the Closing, (i) the owners of all of the issued and outstanding Equity Securities of Wicab China will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Wicab China will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Wicab China Contribution and Exchange”);

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H.       WHEREAS, pursuant to a Subscription Agreement of even date herewith to which the Purchaser and Haiyin Capital (“Haiyin”) are parties, simultaneously with the Closing, Haiyin will acquire $2,000,000 of Purchaser Shares from the Purchaser (the “Haiyin Share Purchase”);

I.       WHEREAS, immediately after the closing of the Roll-Up Transitions, the Owners shall own 25.38% of the Purchaser Shares, and the owners of the Equity Securities of Aegeria, Novokera, Wicab China, and Haiyin shall own 20.46%, 21.23%, 21.92% and 11%, respectively, of the Purchaser Shares;

J.       WHEREAS, pursuant to a subsequent business combination agreement (the “BCA”) to which the Purchaser and a special purpose acquisition company to be identified by Purchaser (the “SPAC”) will be parties, the Purchaser will be acquired by, or otherwise combine with, the SPAC, immediately after the closing of the Roll-Up Transactions;

K.       WHEREAS, pursuant to the letter of intent entered into by Aegeria, Novokera, Wicab China, Purchaser, and Company, this Agreement will close upon Purchaser entering into a BCA with terms agreeable to Company, Novokera, Aegeria, Wicab China and Haiyin Capital with a SPAC in an Approved deSPAC Transaction and such Closing shall occur immediately prior to or simultaneously with such Approved deSPAC Transaction;

L.       WHEREAS, for United States federal income Tax purposes, the Parties intend that the Roll-Up Transactions and the deSPAC Transaction will collectively be treated as an integrated transaction qualifying under Section 351(a) of the Code; and

M.    WHEREAS, capitalized terms used in this Agreement are defined in Article XII hereof.

N.       NOW, THEREFORE, in consideration of the foregoing Recitals, the representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge by the Parties, the Parties intending to be legally bound, hereby agree as set forth in this Agreement.

Article I

CONTRIBUTION AND EXCHANGE

                1.1     Contribution and Exchange.

          (a)       At the Closing, the Owners shall collectively assign, contribute, convey, deliver, grant, sell and transfer to the Purchaser, and the Purchaser shall accept, acquire and receive from the Owners, all of the Owners’ right, title and interest in, to and under the Company Contributed Shares and the Company Contributed Equity Awards, in each case free and clear of any and all Liens (collectively, the “Contribution”), as more fully set forth on Exhibit A attached hereto.

         (b)       At the Closing, in exchange for the Contribution, the Purchaser shall assign, convey, deliver, exchange, grant, sell and transfer to the Owners, and the Owners shall collectively accept, acquire and receive from the Purchaser, all of the Purchaser’s right, title and interest in, to and under the Purchaser Exchanged Shares, free and clear of any and all Liens (the “Exchange”), as more fully set forth on Exhibit A attached hereto.

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          (c)       The Parties hereby acknowledge and agree that the aggregate fair market value of the Company Contributed Shares, the Company Contributed Equity Awards, and the Purchaser Exchanged Shares is equal to the Valuation.

          (d)       Owners will sign this Agreement to contribute their Company Shares and any Company Equity Awards in the Contribution and receive, in exchange and as applicable, Purchaser Exchanged Shares. Any Company Shares and Company Equity Awards that are not contributed in the Contribution shall, immediately and automatically upon the Closing, be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for Purchaser Exchanged Shares, as applicable.

Article II

CLOSING

2.1       Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the closing of the Contribution and Exchange pursuant to this Agreement (the “Closing”) shall occur remotely via the electronic exchange of documents and signature pages on a date mutually selected by the Parties which such date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (except for such conditions that, by their terms, must be satisfied or waived at the Closing) (the “Closing Date”).

2.2       Closing Deliverables of the Company and the Owners. At the Closing, the Company shall deliver or cause to be delivered to the Purchaser the following:

           (a)       a certificate from the Secretary or other authorized Representative of the Company certifying as to, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s governing body authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the Contemplated Transactions, and (C) the incumbency of the Representatives of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party;

          (b)       a good standing certificate (or other similar document applicable for such jurisdiction) for the Company certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of formation, to the extent that a good standing certificate or other similar document is generally available in such jurisdiction;

          (c)       counterparts to those certain Employment Agreements, substantially in the form attached hereto as Exhibit B (the “Employment Agreements”), effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(c) of the Company Disclosure Schedule;

          (d)       counterparts to those certain Restrictive Covenant Agreements, substantially in the form attached hereto as Exhibit C (the “Restrictive Covenant Agreements”), effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(d) of the Company Disclosure Schedule;

          (e)       written resignations, substantially in the form attached hereto as Exhibit D (the “Resignations”), in each case effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(e) of the Company Disclosure Schedule;

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          (f)       counterparts to those certain Indemnification Agreements, substantially in the form attached hereto as Exhibit E (the “Indemnification Agreements”), in each case effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(f) of the Company Disclosure Schedule;

          (g)       The Owners’ Representative shall have delivered to the Purchaser evidence reasonably acceptable to the Purchaser that the Contracts involving the Company, the Owners and/or any of their respective Representatives and/or Affiliates set forth on Section 2.2(g) of the Company Disclosure Schedule shall have been terminated with no further Liability of the Company thereunder;

          (h)       Such other Contracts, documents and other instruments as the Purchaser shall reasonably request which are necessary or advisable to complete the Contemplated Transactions; and

          (i)       The Purchaser shall have entered into a BCA for an Approved deSPAC Transaction, and such Approved deSPAC Transaction will have been approved by stockholders of the SPAC and all closing conditions necessary to the closing of such Approved deSPAC Transaction shall have been satisfied.

2.3       Closing Deliverables of the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Owners’ Representative the following:

          (a)       a certificate from the Secretary or other authorized Representative of the Purchaser certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s governing body authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the Contemplated Transactions, and (C) the incumbency of the Representatives of the Purchaser authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party;

          (b)       a good standing certificate (or other similar document applicable for such jurisdiction) for the Purchaser certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of incorporation, to the extent that a good standing certificate or other similar document is generally available in such jurisdiction;

          (c)       counterparts to the Employment Agreements, in each case effective as of the Closing, duly executed by the Purchaser;

          (d)       counterparts to the Restrictive Covenant Agreements, in each case effective as of the Closing, duly executed by the Purchaser;

          (e)       counterparts to the Indemnification Agreements, in each case effective as of the Closing, duly executed by the Purchaser;

          (f)       evidence reasonably acceptable to the Owners’ Representative that the Company Director Appointee has been, subject to the Closing, elected to the Post-Closing Purchaser Board;

          (g)       Such other Contracts, documents and other instruments as the Owners’ Representative shall reasonably request which are necessary or advisable to complete the Contemplated Transactions;

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          (h)       The Purchaser shall, simultaneously with this Closing, enter into definitive agreements to complete the Aegeria Contribution and Exchange, the Novokera Contribution and Exchange, Wicab China Contribution and Exchange, Haiyin Share Purchase, and such other Roll-Up Transactions as necessary;

          (i)       Purchaser shall, at the Closing, issue to the persons listed on Schedule 2.3(i), attached hereto, fully vested options exercisable to purchase, at an exercise price per share equal to $0.0001, that number of Purchaser Shares set forth on Schedule 3.5(a), in each case pursuant to an option agreement in form and substance reasonably satisfactory to the Company; and

          (j)       The Purchaser shall consummate the BCA entered into by the Company for an Approved deSPAC Transaction, and such Approved deSPAC Transaction will have been approved by stockholders of the special purpose acquisition company and all closing conditions necessary to the closing of such Approved deSPAC Transaction shall have been satisfied.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER

Except as set forth in the disclosure schedules delivered by the Purchaser to the Company on the Agreement Date (the “Purchaser Disclosure Schedules”), the Purchaser hereby represents and warrants to the Company and the Owners as of the Agreement Date.as follows:

3.1       Incorporation and Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect on the Purchaser. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2       Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Contemplated Transactions (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Ancillary Documents and the Contemplated Transactions are advisable, fair to, and in the best interests of, the Purchaser and its stockholders and (ii) approved this Agreement, the Ancillary Documents and Contemplated Transactions in accordance with the DGCL.

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3.3       Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of, filing with or notice to any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the Contemplated Transactions, other than (a) such filings as are contemplated by this Agreement or any Ancillary Documents, (b) applicable requirements, if any, of the Securities Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (c) where the failure to obtain or make such Consents, to make such filings or to give such notices would not have a Material Adverse Effect on the Purchaser.

3.4       Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the Contemplated Transactions, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not have a Material Adverse Effect on the Purchaser.

    3.5           Capitalization.

          (a)       The Purchaser is authorized to issue 100,000,000 Purchaser Shares. The issued and outstanding Purchaser Shares as of the Agreement Date are set forth on Schedule 3.5(a). All outstanding Purchaser Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s Organizational Documents or any Purchaser Material Contract to which the Purchaser is a party. The outstanding Purchaser Shares were issued in compliance in all material respects with applicable securities Laws.

          (b)       Except as set forth in Schedule 3.5(a) or Schedule 3.5(a), in the Organizational Documents of the Purchaser and in this Agreement and the Ancillary Documents, there are no (i) outstanding options, warrants, puts, calls, convertible Purchaser Securities, preemptive or other similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into Purchaser Securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (A) relating to any issued or unissued Purchaser Securities or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any Purchaser Securities. Except as expressly set forth in the Organizational Documents of the Purchaser or in this Agreement or any Ancillary Documents, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(a), there are no Contracts to which Purchaser is a party with respect to the voting of any Purchaser Shares. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which the Purchaser is a party or which are binding upon the Purchaser providing for the issuance or redemption of any Equity Securities of the Purchaser. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by the Purchaser. The Purchaser does not have any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its holders of Equity Securities or repay any debt owed to any of its Affiliates.

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         (c)       All Indebtedness of the Purchaser as of the Agreement Date is disclosed on Schedule 3.5(b). No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser, or (iii) the ability of the Purchaser to grant any Lien on their respective properties or assets.

         (d)       Since the date of incorporation of the Purchaser, and except as contemplated by this Agreement and the Ancillary Documents, the Purchaser has not declared or paid any distribution or dividend in respect of the Purchaser Shares and has not repurchased, redeemed or otherwise acquired any of the Purchaser Shares, and Purchaser’s board of directors has not authorized any of the foregoing.

    3.6       Purchaser Financial Statements.

         (a)       The audited financial statements and notes of the Purchaser for the period ended December 31, 2021 (the “Audited Financials”) and the unaudited financial statements and notes of the Purchaser for the period ended March 31, 2022 (the “Interim Financials;” and together with the Audited Financials, the “Purchaser Financials”) fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by GAAP).

         (b)       Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on against in the Purchaser Financials.

3.7       Absence of Certain Changes. As of the Agreement Date, except as set forth in Schedule 3.6(b), the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation and related initial start-up activities and (b) since March 31, 2022 not been subject to a Material Adverse Effect on the Purchaser.

3.8       Compliance with Laws. The Purchaser is, and has since the date of its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not have a Material Adverse Effect on the Purchaser. The Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. To the Knowledge of the Purchaser, the Purchaser is not under investigation with respect to any violation or alleged violation of, any Law or Order, and the Purchaser has not previously received any subpoenas from any Governmental Authority.

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3.9       Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Action to which the Purchaser is subject which would have a Material Adverse Effect on the Purchaser. There is no Action that the Purchaser has instituted against any other Person. To the Knowledge of the Purchaser, the Purchaser is not subject to any Orders of any Governmental Authority nor are any such Orders pending. The Purchaser holds all Permits necessary to Lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not have a Material Adverse Effect on the Purchaser.

    3.10      Taxes and Returns.

          (a)       The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

3.11      Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12     Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

    3.13      Material Contracts.

 (a)       Except as set forth on Schedule 3.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets are bound which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) calendar days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company.

(b)       With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and to the Knowledge of the Purchaser, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party under any Purchaser Material Contract.

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3.14     Transactions with Affiliates. Schedule 3.13(b) sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the Agreement Date under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former Representative or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the outstanding Purchaser Securities.

3.15     Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

Finders and Brokers. Except as set forth on Schedule 3.15, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser or any of its respective Representatives and Affiliates in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Purchaser.

    3.17     Purchaser Exchanged Shares.

          (a)       All Purchaser Exchanged Shares that are to be issued and delivered to the Owners in the Contribution and Exchange shall be, upon issuance and delivery of such Purchaser Exchanged Shares against receipt of Company Contributed Shares in accordance with this Agreement, validly issued, fully paid and non-assessable, free and clear of all Liens, other than Liens arising from applicable securities Laws, the Governing Documents of the Purchaser, and any Liens incurred by any Owner.

    3.18     Certain Business Practices.

          (a)       Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable local or foreign anti-corruption or bribery Law,(iii) made any other unlawful payment or (iv) since the incorporation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

          (b)       The operations of the Purchaser are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

          (c)       None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, since the date of its incorporation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

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3.19     Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been made available to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in compliance in all material respects with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has reported to its insurers all claims and present or pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not have a Material Adverse Effect on the Purchaser.

3.20     Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Owners set forth in this Agreement (including the related portions of the Company Disclosure Schedules).

3.21     Disclosure. No representations or warranties by the Purchaser in this Agreement (as modified by the Purchaser Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Purchaser Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

3.22     Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of the Purchaser’s Representatives or Affiliates has made or makes (and they expressly disclaim) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to the Purchaser or its business, Representatives or Affiliates. The Purchaser hereby acknowledges and agrees that, except as expressly set forth in Article IV and Article V of this Agreement, none of the Company, the Owners or any of their respective Representatives or Affiliates has made or makes (and each of them expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to itself or any of its respective businesses, Representatives or Affiliates, in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed in all respects. Other than as set forth in Article IV and Article V of this Agreement, the Purchaser is not relying upon any information provided or made available by, or representation or warranty of, the Company, the Owners or any of their respective Representatives or Affiliates, whether written, oral or otherwise.

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Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the Agreement Date (the “Company Disclosure Schedules”), the Company hereby represents and warrants to the Purchaser as of the Agreement Date and as of the Closing Date as follows:

4.1       Formation and Standing. The Company is a corporation, duly formed, validly existing and in good standing under the DGCL and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. Schedule 4.1 lists all jurisdictions in which the Company is qualified or licensed to conduct business as a foreign entity and all names other than its legal name under which the Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents.

4.2       Authorization; Binding Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Contemplated Transactions, subject to obtaining the Required Owner Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by the Company’s governing body in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company is a party or by which it or its assets are bound and (b) other than the Required Owner Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s governing body, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents approved this Agreement and the Ancillary Documents to which the Company is or is required to be a party and the Contemplated Transactions.

    4.3       Capitalization.

          (a)       The Company is authorized to issue 10,000,000 Company Shares. Set forth on Schedule 4.3(a) of the Company Disclosure Schedule are all of the Company Contributed Shares that are issued and outstanding immediately prior to the Closing. The Company Contributed Shares comprise one hundred percent (100%) of the issued and outstanding Company Shares immediately prior to the Closing. Prior to giving effect to the Contemplated Transactions, all of the issued and outstanding Company Contributed Shares are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which Company Contributed Shares are owned free and clear of any Liens other than those arising under applicable federal and state securities Laws and the Organizational Documents of the Company. All of the Company Contributed Shares have been duly authorized, validly issued, fully paid and non- assessable (to the extent such concepts are applicable under the DGCL) and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or by which it is bound. None of the Company Contributed Shares were issued in violation of any applicable federal and state securities Laws or the Organizational Documents of the Company.

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          (b)       Except as set forth in Schedule 4.3(a) or Schedule 4.3(c), in the Organizational Documents of the Company and in this Agreement and the Ancillary Documents, there are no (i) outstanding options, warrants, puts, calls, convertible Company Shares, preemptive or other similar rights,(ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into Company Securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (A) relating to any issued or unissued Company Shares or (B) obligating Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any Company Shares. Except as expressly set forth in the Organizational Documents of the Company or in this Agreement or any Ancillary Documents, there are no outstanding obligations of Company to repurchase, redeem or otherwise acquire any Company Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.3(b), there are no Contracts to which Company is a party with respect to the voting of any Company Shares. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any Equity Securities of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by the Company. The Company does not have any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its holders of Equity Securities or repay any debt owed to any of its Affiliates.

          (c)       The Company has adopted a stock option plan related to the issuance of Equity Securities. The Company has reserved 600,000 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s stockholders. Of such shares of Company Common Stock reserved for issuance under the Company Equity Plan, (x) 523,552 of such shares are currently issued and outstanding, and (y) 71,648 shares remain available for future awards permitted under the Company Equity Plan. The Company has furnished to the Purchaser complete and accurate copies of the Company Equity Plan and forms of agreements used thereunder. Other than as set forth on Schedule 4.3(c), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments or arrangements to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(c), there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. Except as set forth on Schedule 4.3(c), as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, cnvertibility or otherwise).

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          (d)       Except as disclosed in the Company Financials, since the date of incorporation, the Company has not declared or paid any distribution or dividend in respect of its Company Shares and has not repurchased, redeemed or otherwise acquired any its Equity Securities or Company Shares, and the Company’s board of directors has not authorized any of the foregoing.

4.4       Subsidiaries. The Company (a) has no Subsidiaries, (b) does not own or have any rights to acquire, directly or indirectly, any Equity Securities of, or otherwise Control, any Person and (c) is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5       Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or filing with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions.

4.6       Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the Contemplated Transactions and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

    4.7       Financial Statements.

          (a)       As used herein, the term “Company Financials” means the (i) audited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related audited income statements, changes in member equity and statements of cash flows for the fiscal years then ended, each having been subject to a PCAOB Audit and each having been prepared in accordance with the Accounting Principles (the “Audited Company Financials”), (ii) the Company prepared and auditor reviewed financial statements, consisting of balance sheet of the Company as of March 31, 2022 (the “Interim Balance Sheet Date”) and the related income statement, changes in member equity and statement of cash flows for the three (3) months then ended and, if applicable, (iii) the unaudited financial statements of the Company, consisting of the balance sheet of the Company as of May 31, 2022, and the related unaudited income statement, changes in stockholder equity and statement of cash flows for the two (2) months then ended. The Audited Company Financials, when delivered by the Company, shall (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with the Accounting Principles, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required by GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has not been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

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          (b)       Except as set forth in Schedule 4.7(b), the Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past seven (7) years, the Company has not, and to the Company’s Knowledge, none of its Representatives have received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

          (c)       The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on the Company’s properties or assets.

          (d)       Except as set forth on Schedule 4.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either or will be (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any applicable Law).

          (e)       All financial projections with respect to the Company that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

          (f)       Schedule 4.7(f) sets forth all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company as of the Interim Balance Sheet Date and the aging thereof (the “Accounts Receivable”). All Accounts Receivable arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business.

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          (g)       Schedule 4.7(g) sets forth (i) all accounts payable of the Company as of the Interim Balance Sheet Date and the aging thereof and (ii) any customer deposits or other deposits held by the Company as of the Interim Balance Sheet Date (the “Accounts Payable”). All accounts payable of the Company that arose after the Interim Balance Sheet Date have been recorded on the accounting books and records of the Company.

    4.8       Absence of Certain Changes.

          (a)       Except as set forth on Schedule 4.8, since December 31, 2021, the Company has conducted its business only in the ordinary course of business consistent with past practice and has not been subject to a Material Adverse Effect.

          (b)       Without limiting the generality of Section 4.8(a), and except as contemplated by the terms of this Agreement or the Ancillary Documents and except as set forth on Schedule 4.8(b), since December 31, 2019, the Company has not:

      (i)       amended, waived or otherwise changed, in any respect, its Organizational Documents, except as required by applicable Law;

      (ii)       authorized for issuance, issued, granted, sold, pledged, disposed of or proposed to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, including any Equity Securities convertible into or exchangeable for any of its other Equity Securities or engaged in any hedging transaction with a third Person with respect to such Equity Securities;

       (iii)       split, combined, recapitalized or reclassified any of its Equity Securities, paid or set aside any dividend or other distribution (whether in the form of cash, Equity Securities or property or any combination thereof) in respect of its Equity Securities, or, directly or indirectly redeemed, purchased or otherwise acquired or offered to acquire any of its Equity Securities;

      (iv)       incurred, created, assumed, prepaid or otherwise became liable for any Indebtedness (directly, contingently or otherwise) in excess of $50,000 individually or in the aggregate, made a loan or advance to or investment in any third Person (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $50,000 individually or in the aggregate;

      (v)       increased the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or made or committed to make any bonus payment (whether in the form of cash, property or Equity Securities) other than in the ordinary course of business consistent with past practice, to any employee, or increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or entered into, established, materially amended or terminated any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

      (vi)       made or rescinded any election relating to Taxes, settled any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, filed any amended Tax Return or claim for refund, or made any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

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      (vii)       transferred or licensed to any Person or otherwise extended, amended or modified, permitted to lapse or failed to preserve any Company Registered IP, Company IP Licenses or other Company IP (excluding non-exclusive licenses of Company IP to Company customers in the ordinary course of business consistent with past practice), or disclosed to any Person who has not entered into a confidentiality agreement any Trade Secrets;

      (viii)       terminated, or waived or assigned any right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

      (ix)       failed to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)       established any Subsidiary or entered into any new line of business;

      (xi)       failed to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

      (xii)       revalued any of its assets or made any change in accounting methods, principles or practices, except to the extent required to comply with applicable Law or GAAP and after consulting with the Company’s outside auditors;

      (xiii)       waived, released, assigned, settled or compromised any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement, any Ancillary Document or the Contemplated Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $50,000 (individually or in the aggregate), or otherwise paid, discharged or satisfied any Actions, Liabilities or obligations, unless such amount has been explicitly reserved in the Company Financials;

      (xiv)       closed or materially reduced its activities, or effected any layoff or other material personnel reduction or change, at any of its facilities;

       (xv)       acquired, including by merger, consolidation, acquisition of Equity Securities or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

      (xvi)       made capital expenditures in excess of $50,000 (individually for any project (or set of related projects) or in the aggregate);

      (xvii)       adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

      (xviii)       voluntarily incurred any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

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      (xix)       sold, leased, licensed, transferred, exchanged or swapped, mortgaged or otherwise pledged or encumbered (including securitizations), or otherwise disposed of any material portion of its properties, assets or rights;

(xx)       entered into any Contract with respect to the voting of Equity Securities of the Company;

      (xxi)       took any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Contemplated Transactions;

      (xxii)       accelerated the collection of any Accounts Receivable or delayed the payment of Accounts Payable or any other Liabilities other than in the ordinary course of business consistent with past practice;

      (xxiii)       entered into, amended, waived or terminated (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv)      authorized or agreed to do any of the foregoing actions.

4.9       Compliance with Laws. Since January 1, 2017, the Company has not been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received, since January 1, 2017, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound.

4.10       Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to (a) perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, (b) own, lease and operate its assets and properties and (c) market and sell its products (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11       Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, Equity Securities or assets), its business, Equity Securities or assets. In the past seven (7) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

    4.12     Material Contracts.

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          (a)  Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each unexpired Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a), other than a Company Benefit Plan, a “Company Material Contract”) that:

(i)       contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)       involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)       involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)       evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $50,000;

(v)       involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $50,000 (other than in the ordinary course of business consistent with past practice) or shares or other Equity Securities of the Company or another Person;

(vi)       relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii)       by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $50,000 per year or in the aggregate;

     (viii)      is with any Top Customer or Top Supplier;

(ix)       obligates the Company to provide continuing indemnification or a guarantee of obligations of a third Person after the Agreement Date in excess of $50,000;

(x)       is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi)       obligates the Company to make any capital commitment or expenditure in excess of $50,000 (including pursuant to any joint venture);

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(xii)       relates to a material settlement entered into within five (5) years prior to the Agreement Date or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xiii)       provides another Person (other than any manager, director or officer of the Company) with a power of attorney;

(xiv)       relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from the Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on the Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to the Company entered into in the ordinary course of business or

(E) feedback and ordinary course trade name or logo rights that are not material to the Company; or

(xv)       that would be required to be filed by the Company as an exhibit for a registration statement filed on Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S- K under the Securities Act as if the Company was the registrant.

(b)       Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Contemplated Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract.

4.13       Intellectual Property.

                 (a)       Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. To the Company’s Knowledge, the Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. To the Company’s Knowledge, no item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third Person with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP.

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               (b)       To the Company’s Knowledge, the Company is the sole and exclusive owner of, or has a valid and enforceable license or sublicense or otherwise possesses legally enforceable rights to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. To the Company’s Knowledge, the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the business of the Company as presently conducted. To the Company’s Knowledge, the Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. To the Company’s Knowledge, the continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. To the Company’s Knowledge, all registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract. To the Company’s Knowledge, no third Person has any joint ownership in any Company Intellectual Property owned or purported to be owned by the Company.

               (c)       Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company, if any. To the Company’s Knowledge, the Company has performed all obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

               (d)       No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company. To the Company’s Knowledge, the Company is not currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or otherwise in connection with the conduct of the Company’s business. To the Company’s Knowledge, no third Person is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.

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                 (e)       All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Company) of the Company (and each of their respective Affiliates) have assigned to the Company all Intellectual Property and any claim, or any right (whether or not currently exercisable) to any ownership interest in Intellectual Property arising from the services performed for the Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of the Company have claimed in writing any ownership interest or rights in any Intellectual Property owned by the Company. To the Company’s Knowledge, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken commercially reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

                 (f)       To the Company’s Knowledge, no Person has obtained unauthorized access to third Person information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Company’s Knowledge, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. To the Company’s Knowledge, the Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Company’s collection, processing and use of personal information. To the Company’s Knowledge, the operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person or constitute unfair competition or trade practices under applicable Law. The Company has executed valid and enforceable written agreements with each of its current and former Representatives, Affiliates and independent contractors who are engaged in creating or developing for the Company any material Company IP in the course of such Person’s employment or retention thereby, pursuant to which such Person has (i) agreed to hold all confidential information of the Company in confidence and (ii) presently assigned to the Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company in the course of such Person’s employment or retention thereby. There is no material uncured breach by the Company or, to the Company’s Knowledge, the counterparty under any such agreement.

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                (g)       The Company has taken commercially reasonable steps to maintain the secrecy and confidentiality of all material Trade Secrets included in the Company Intellectual Property. No Trade Secret that is material to the business of the Company as presently conducted has been authorized to be disclosed, or, to the Company’s Knowledge, has been disclosed to any of the Company’s past or present Representatives or Affiliates or any third Person, other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret.

                 (h)       No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Company Owned IP. No current or former Representative, Affiliate, consultant or independent contractor of the Company who contributed to the creation or development of the Company Owned IP has, to the Company’s Knowledge, performed services for a Governmental Authority or any university, college, research institute or other educational institution related to the Company’s business as presently conducted during a period of time during which such Representative, Affiliate, consultant or independent contractor was also performing services for the Company.

                (i)       To the Company’s Knowledge, none of the Company Products fails to comply in any material respect with any applicable warranty or other Contractual commitment made by or on behalf of the Company relating to the use, functionality or performance of, or any product or system containing or used in conjunction with, such Company Products. The Company has made available a true, correct and complete copy of its list as of the Agreement Date of all known material issues, defects and errors in each version and component of the Company Products that is currently being supported and adversely affects the performance of such Company Products in any material respect, which material issues, defects and errors have not been remedied as of the Agreement Date.

                (j)       The consummation of any of the Contemplated Transactions will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Immediately following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’s rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the Contemplated Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

    4.14            Taxes and Returns.

                 (a)       The Company will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied with all applicable Laws relating to Tax.

                 (b)       There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

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                 (c)       The Company is not being audited by any Tax authority and has not been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

                 (d)       There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

                 (e)       The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

                 (f)       The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

                (g)       The Company has not engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

                (h)       The Company has no Liability for the Taxes of another Person that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

                (i)       The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

                (j)       The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for the taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any deferred revenue or prepaid amount received on or prior to the Closing Date.

                (k)       The Company has (i) to the extent applicable, complied in all material respects with applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, complied in all material respects with applicable Tax Law regarding Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with any Company Group Member and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

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4.15       Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the Company’s business, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16       Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.15, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.15, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

4.17       Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than Permitted Liens. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the business of the Company as it is now conducted or that are used or held by the Company for use in the operation of the business of the Company, and taken together, are and will be adequate and sufficient for the operation of the business of the Company as currently conducted.

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    4.18       Employee Matters.

      (a)       Except as set forth in Schedule 4.18(a), the Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company.

(b)       Except as set forth in Schedule 4.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.18(b), there are no Actions pending or threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

                         (c)       Schedule 4.18(c) hereto sets forth a complete and accurate list as of the Agreement Date of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with the Company that is not terminable “at will,” and (B) the Company have paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), the Company’s employee has entered into the Company’s standard form of employee non- disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

          (d)       Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last five (5) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

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   4.19       Benefit Plans.

            (a)       Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan of the Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. The Company is not and has not in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

            (b)       Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the Agreement Date and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

            (c)       With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.

            (d)       With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA;

(ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

            (e)       No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to the Company immediately after the Closing Date. The Company currently does not maintain and has never maintained or is not required currently or has never been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

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            (f)       No arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

            (g)       With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

            (h)       Except as set forth on Schedule 4.19(h), the consummation of the Contemplated Transactions and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19(a));(ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

            (i)       All Company Benefit Plans can be terminated at any time prior to the Closing Date without resulting in any Liability to the Surviving Corporation or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

            (j)       Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.19(j). No options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. The Company has no obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which the Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

    4.20       Environmental Matters. Except as set forth in Schedule 4.20:

            (a)       The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

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            (b)       The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, Contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

            (c)       No Action has been instituted or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in violation of any Environmental Law or Environmental Permit or may have any Liability under any Environmental Law.

            (d)       The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

            (e)       There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

            (f)       To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

            (g)       The Company has provided to the Purchaser all environmentally-related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

4.21       Transactions with Related Persons. Except as set forth on Schedule 4.21, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past five (5) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than one percent (1%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, the Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

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   4.22       Insurance.

            (a)       Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company has no self-insurance or co-insurance programs. In the past five (5) years, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

            (b)       Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by the Company in the past seven (7) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the five (5) years preceding the Agreement Date, the Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

    4.23       Reserved.

4.24       Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through the Interim Balance Sheet Date, the twenty (20) largest customers of the Company (the “Top Customers”) and the twenty (20) largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the three (3) years has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last three (3) years decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, and (iv) the Company has not within the past three (3) years been engaged in any material dispute with any Top Supplier or Top Customer.

    4.25       Certain Business Practices.

            (a)       Neither the Company nor any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company nor any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

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            (b)       The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

            (c)       None of the Company or any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last seven (7) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

    4.26       Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

Except as set forth on Schedule 4.26:

            (a)       the Company, and, to the Knowledge of the Company, its officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Data or Protected Health Information that the Company has stored, maintained, or transmitted, are and have been at all times, in compliance in all material respects with all applicable Privacy Laws. The Company has executed valid and enforceable written Contracts with each of its past and present Representatives, Affiliates, consultants and independent contractors who, in the course of such Person’s employment or retention thereby, would receive access to any Personal Data or Protected Health Information and pursuant to which such Person has agreed (A) to hold all Personal Data or Protected Health Information in confidence, (B) to comply with all Company privacy policies and procedures or other contractual obligation regarding the privacy Personal Data or Protected Health Information, and (C) to comply in all material respects with all applicable Privacy Laws;

            (b)       since January 1, 2015, the Company has implemented and maintains, and has maintained, a written privacy program with policies and procedures comprising reasonable and appropriate organizational, physical, administrative, and technical safeguards that are reasonably consistent with industry standards applicable to the industry in which it operates and which complies in all material respects with all applicable Privacy Laws;

            (c)       except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company has not experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);

            (d)       except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (A) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company, and (B) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and

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            (e)       neither the Company nor, to the Knowledge of the Company, any subcontractor agent or vendor of the Company, has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) requiring reporting to any Governmental Authority.

            (f)       To the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to Personal Data or Protected Health Information.

     4.27       Compliance with Health Care Laws and Certain Contracts.

Except as set forth on Schedule 4.27:

            (a)       the Company, including the conduct of its business, is and has been at all times in compliance in all material respects with all applicable Health Care Laws;

            (b)       the Company holds, and is operating in compliance in all material respects with, all Permits of the FDA and other foreign, federal, state and local regulatory authorities required for the Lawful conduct of its business as currently conducted, including, but not limited to, Investigational new Drug Applications (“INDs”);

            (c)       all data, information and representations contained in any submission to, or communications with, the FDA were accurate, complete, truthful and non-misleading in all material respects when submitted or communicated to FDA and, to the Knowledge of the Company, remain so currently. All clinical, non-clinical, manufacturing and product quality studies and tests conducted in development of the pipeline products or services and upon which the Company intends to rely in support of any application to the FDA related to product clearance, authorization or approval were conducted in compliance with all applicable Laws and all Health Care Laws, including without limitation those related to Good Clinical Practice, Good Laboratory Practice, Quality Systems Regulations/Good Manufacturing Practices/Good Tissue Practices, and the protection of human study subjects;

            (d)       all required approvals and authorizations for clinical studies to proceed have been obtained from an appropriate Institutional Review Board (IRB), and informed consent, in compliance with applicable Health Care Laws, has been obtained from all subjects enrolled in the studies;

            (e)       no Company clinical study or clinical trial has been terminated or suspended by the FDA or any other applicable Governmental Authority or IRB, and neither the FDA nor any other applicable Governmental Authority has commenced or, to the Knowledge of the Company, threatened to initiate any clinical hold order on, or otherwise terminate, delay, suspend or restrict, any proposed or ongoing clinical study or clinical trial;

            (f)       the Company has to date developed, designed, tested, studied, processed, manufactured, labeled, stored, handled, packaged, imported, exported and distributed the Company pipeline products and services in compliance in all material respects with all applicable Health Care Laws or other Law. As of the Agreement Date, the Company has not received, and to the Knowledge of the Company, there is no pending civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, Warning Letter, untitled letter, It Has Come To Our Attention Letter, regulatory communication, proceeding or request for information from the FDA or any Governmental Authority concerning material noncompliance with Health Care Laws or other Law with regard to the Company or the Company pipeline products or services;

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            (g)       to the Knowledge of the Company, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry by any Person or Governmental Authority under any Health Care Law and

(ii) to the Knowledge of the Company, the Company is not currently under investigation or review with respect to any suspected or actual violation of any Health Care Law;

            (h)       no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company or has not been given written notice of any potential criminal, civil or administrative violation of any Health Care Law;

            (i)       neither the Company nor, to the Knowledge of the Company, any of its current officers, directors, managers, employees has engaged or is engaging, in any activities which are cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any Medicare, Medicaid, TRICARE, or any other similar reimbursement program (each, a “Health Care Program”);

(j)        neither the Company nor any of its Affiliates, officers, directors, or employees has:(i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the FDA or any other Governmental Authority; (iii) made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure in this subsection (iii) was made could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor (iv) received written notice of or, to the Knowledge of the Company, been subject to any other material enforcement action involving the FDA or any other similar Governmental Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter that would result in a Material Adverse Effect, and none of the foregoing are pending or threatened in writing;

           (k)       except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has truthfully and accurately completed and submitted all applications, forms and filings required to be submitted to all Governmental Authorities, and their contractors, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers;

           (l)       the Company has obtained, maintains and has maintained at all times all required registrations and enrollments with all Governmental Authorities, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers; and

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           (m)       as required under Law or a Contract to which the Company is a party or is otherwise bound, the Company has entered into a fully executed “business associate agreement” with (i) each customer of the Company that is a Covered Entity or Business Associate (as each term is defined under 45 CFR § 164.502) from whom the Company receives or maintains Protected Health Information, and (ii) each supplier, vendor, contractor, and/or other applicable Person that has or may have access to Protected Health Information as a result of such Person’s relationship with the Company and is a Business Associate of the Company. Each “business associate agreement” contains all the terms and conditions that the Company is required to include therein under Contracts to which the Company is a party or otherwise bound, including Contracts with customers, resellers, referral partners, vendors and other Persons, and, in all material respects, in accordance with Law. Neither the Company, nor to the Knowledge of the Company, any other party to any “business associate agreement” is in material breach thereof.

4.28       Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.29       Finders and Brokers. Except as set forth in Schedule 4.29, the Company has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.

4.30       Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules).

4.31       Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

4.32       Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article IV of this Agreement, neither the Company nor any of the Company’s Representatives or Affiliates has made or makes (and each hereby expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to the Company or such Company’s business, Representatives or Affiliates. The Company hereby acknowledges and agrees that, except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of its Representatives or Affiliates has made or makes (and each of them expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to itself or any of its business, Representatives or Affiliates, in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed in all respects. Other than as set forth in Article III of this Agreement, the Company is not relying upon any information provided or made available by, or representation or warranty of, the Purchaser or any of its Representatives or Affiliates, whether written, oral or otherwise.

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Article V

REPRESENTATIONS REGARDING THE OWNERS

Each Owner, severally and not jointly, makes the following representations and warranties to the Purchaser as of the Agreement Date and the Closing Date as follows:

    5.1       Existence, Good Standing and Foreign Qualification.

           (a)       Entity Owners. The Owner is an entity duly incorporated, formed or organized, as applicable, validly existing and in good standing under the Laws of its incorporation, formation or organization, as applicable, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Owner is duly qualified or licensed and in good standing in the jurisdiction in which it was incorporated, formed or organized, as applicable, and in each other jurisdiction where the nature of the business conducted by the Owner makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed as would not have a Material Adverse Effect on the Owner.

           (b)       Other Owners. As applicable, the Owner has the requisite capacity and competency to authorize this agreement.

    5.2       Authorization, Binding Agreement and Enforceability.

           (a)       If applicable, such Owner has all requisite entity power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Document to which such Owner is or is required to be a party, to perform such Owner’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which such Owner is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Owner, and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Owner, enforceable against such Owner in accordance with its terms, subject to the Enforceability Exceptions.

           (b)       If applicable, such Owner has all requisite entity power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform such Owner’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which such Owner is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by such Owner’s board of directors (or similar governing body) in accordance with such Owner’s Organizational Documents, any applicable Law and any Contract to which such Owner is a party or by which it is bound and (b) except for the requisite approval of the owners of its Equity Securities, no other proceedings on the part of such Owner are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which such Owner is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Owner, and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Owner, enforceable against such Owner in accordance with its terms, subject to the Enforceability Exceptions.

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5.3       Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or filing with any Governmental Authority on the part of such Owner is required to be obtained or made in connection with the execution, delivery or performance by such Owner of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions.

5.4       Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by such Owner of this Agreement and each Ancillary Document to which such Owner is or is required to be a party or otherwise bound, and the consummation by such Owner of the Contemplated Transactions and compliance by such Owner with any of the provisions hereof and thereof, will not (a) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Owner or any of such Owner’s material properties or assets, or (b) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Owner under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Owner under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Contract that is binding upon such Owner, except in the cases of clauses (b) and (c) of Section 4.5, as has not been and would not reasonably be expected to have a materially adverse impact on such Owner or such Owner’s ability to consummate the Contemplated Transactions or to perform such Owner’s obligations hereunder or thereunder.

    5.5       Ownership of the Company Contributed Shares and Company Contributed Equity Awards.

           (a)       As applicable, the Owner is the record and beneficial owner of the Company Contributed Shares set forth opposite such Owner’s name on Exhibit A attached hereto, free and clear of any and all Liens. The Owner has the power and authority to sell, transfer, assign and deliver such Company Contributed Shares as provided in this Agreement, and such delivery will vest in the Purchaser good and valid title to such Company Contributed Shares, free and clear of any and all Liens. Except for this Agreement, the Owner is not a party to any Contract with respect to the voting, redemption, sale, transfer or other disposition of the Company Contributed Shares.

           (b)       As applicable, the Owner is the record and beneficial owner of the Company Contributed Equity Awards set forth opposite such Owner’s name on Exhibit A attached hereto, free and clear of any and all Liens. The Owner has the power and authority to sell, transfer, assign and deliver such Company Contributed Equity Awards as provided in this Agreement, and such delivery will vest in the Purchaser good and valid title to such Company Contributed Equity Awards, free and clear of any and all Liens. Except for this Agreement, the Owner is not a party to any Contract with respect to the voting, redemption, sale, transfer or other disposition of the Company Contributed Equity Awards.

5.6       Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Knowledge of the Owner, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Owners. The items listed on Schedule 4.11, if finally determined adversely to such Owner, will not have a materially adverse impact on such Owner or such Owner’s ability to consummate the Contemplated Transactions or to perform such Owner’s obligations hereunder or thereunder.

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5.7       Accredited Investor and Bad Actor Status. Each Owner (a) is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, and/or (b) is not a “U.S. Person” as defined in Regulation S promulgated under Regulation D of the Securities Act.

5.8       Finders and Brokers. Except as set forth in Schedule 4.29, the Owner has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.

5.9       Independent Investigation. The Owner has conducted such Owner’s own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that the Owner has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Owner acknowledges and agrees that in making such Owner’s decision to enter into this Agreement and to consummate the Contemplated Transactions, such Owner has relied solely upon such Owner’s own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules).

5.10       Disclosure. No representations or warranties made by the Owner in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

5.11       Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article IV and Article V of this Agreement, the Owner and any of such Owner’s Representatives or Affiliates has neither made nor makes any additional representation or warranty in any form or manner, whether at Law or in equity, for this Agreement regarding the Owner or such Owner’s business, Representatives or Affiliates. The Owner hereby acknowledges and agrees that, except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of its Representatives or Affiliates has made or makes any additional representation or warranty in any form or manner, whether at Law or in equity, whether at Law or in equity, with respect to itself or any of its business, Representatives or Affiliates, in connection with the Contemplated Transactions. The Owner, Purchaser, and each party’s respective Representatives and Affiliates hereby expressly disclaim, in all respects, any additional representations or warranties not contained in this Agreement. The Owner is not relying upon any information, representation, or warranty in any form or manner, other than as set forth in Article III of this Agreement, provided or made available by the Purchaser or any of its Representatives or Affiliates.

Article Vi

COVENANTS

    6.1       Access and Information.

           (a)       During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 6.11, the Company shall give, and shall cause their Representatives and Affiliates to give, the Purchaser and its Representatives and Affiliates, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, unaudited interim financial statements, internal working papers, client files, client Contracts and other reasonably requested documentation and information), of or pertaining to the Company, as the Purchaser or its Representatives and Affiliates may reasonably request regarding the Company and its businesses, assets, Liabilities, financial condition, prospects, operations, management, and employees and cause each of the Company’s Representatives and Affiliates to reasonably cooperate with the Purchaser and its Representatives and Affiliates in their investigation, provided, however, that the Purchaser and its Representatives and Affiliates shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company.

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           (b)       During the Interim Period, subject to Section 6.11, the Purchaser shall give, and shall cause its Representatives and Affiliates to give, the Company and its Representatives and Affiliates, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, unaudited interim financial statements, internal working papers, client files, client Contracts and other reasonably requested documentation and information), of or pertaining to the Purchaser, as the Owners may reasonably request regarding the Purchaser and its business, assets, Liabilities, financial condition, prospects, operations, management and employees and cause each of the Purchaser’s Representatives and Affiliates to reasonably cooperate with the Company and its Representatives and Affiliates in their investigation; provided, however, that the Company and its Representatives and Affiliates shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser.

   6.2       Conduct of Business.

           (a)       Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as set forth on Schedule 6.2 of the Company Disclosure Schedule, the Company shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective Representatives and Affiliates, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

           (b)       Without limiting the generality of Section 6.2(a) and except as set forth on Schedule 6.2 of the Company Disclosure Schedule, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not perform or cause to be performed any of the matters set forth in Section 4.8(b).

           (c)       Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, the Purchaser shall (i) comply in all material respects with all Laws applicable to the Company and its business, assets and employees, (ii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective Representatives and Affiliates, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice, and (iii) not amend the terms of the other Roll-Up Transactions or the deSPAC Transaction.

6.3       PCAOB Audit. The Company shall use commercially reasonable efforts to cause the PCAOB Audit to be completed by not later than September 30, 2022. Notwithstanding the immediately preceding sentence and in accordance with Section 6.15, the Purchaser shall be solely responsible for the cost of the PCAOB Audit.

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6.4       Interim Period Financial Statements. During the Interim Period, within fifteen (15) calendar days following the last calendar day of each month occurring during the Interim Period, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present in all material respects the consolidated financial position and results of operations of the Company as of the date or for the periods indicated in accordance with the Accounting Principles, subject to year-end audit adjustments and excluding footnotes. From the Agreement Date through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any reviewed or audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.

    6.5       No Solicitation.

           (a)       For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement and the Ancillary Documents) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of Equity Securities, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement and the Ancillary Documents) concerning a Business Combination involving Purchaser.

           (b)       During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Contemplated Transactions, each Party shall not, and shall cause its Representatives and Affiliates to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

           (c)       Each Party shall notify the others as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

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6.6       Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third Person (including any Governmental Authority) alleging (i) that the Consent of such third Person is or may be required in connection with the Contemplated Transactions or (ii) any non-compliance with any applicable Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions; (d) becomes Knowledgeable of any fact or circumstance that, or becomes Knowledgeable of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or written threat of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any Representative, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Contemplated Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached

   6.7       Efforts.

           (a)       Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate in all reasonable respects with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Contemplated Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Contemplated Transactions.

           (b)       In furtherance and not in limitation of Section 6.7(a), to the extent required under any applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the Contemplated Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite Consents for the Contemplated Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Contemplated Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Contemplated Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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           (c)       As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the Contemplated Transactions and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Contemplated Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Contemplated Transactions and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Contemplated Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Contemplated Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Contemplated Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Contemplated Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Contemplated Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Contemplated Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Contemplated Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

           (d)       Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the Contemplated Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.8       Tax Matters. For federal and all applicable state income Tax purposes, the Parties intend that the Roll-Up Transactions and the deSPAC Transaction will collectively be treated as an integrated transaction qualifying under Section 351(a) of the Code (the “Intended Tax Treatment”). Each Party shall use commercially reasonable efforts to cause the Roll-Up Transactions and the deSPAC Transaction to qualify, and agrees not to take any action which, to its Knowledge, could reasonably be expected to cause the Roll-Up Transactions and the deSPAC Transaction to fail to qualify for the Intended Tax Treatment. Each Party shall report the Transactions on its respective Tax Returns in a manner consistent with such Intended Tax Treatment and shall take no action or position in any subsequent Tax Return, Tax audit, Tax controversy or otherwise that is inconsistent with such Intended Tax treatment unless required to do so by a final “determination” (as defined in Section 1313(a) of the Code) or other applicable Law.

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6.9       Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Law to consummate the Contemplated Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.10       Public Announcements. The Parties agree that, after the Closing, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of such Party’s respective Representatives or Affiliates without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

6.11       Confidential Information.

                 (a)       The Owners hereby agree that, after the Closing Date, such Owners shall, and shall cause their respective Representatives and Affiliates to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Contemplated Transactions or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Representatives or Affiliates), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third Person any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Owners become legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that the Purchaser or a Representative or an Affiliate thereof may seek a protective Order or other remedy or waive compliance with this Section 6.11(a) and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.11(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information.

                (b)       The Purchaser hereby agrees that, after the Closing Date, it shall, and shall cause its Representatives and Affiliates to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Contemplated Transactions or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third Person any of the Company Confidential Information without the Owners’ prior written consent; and (ii) in the event that the Purchaser or any of its Representatives or Affiliates becomes legally compelled to disclose any Company Confidential Information, (A) provide the Owners, to the extent legally permitted, with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.11(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Owners waive compliance with this Section 6.11(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information.

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6.12       Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Representatives and Affiliates to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Owners’ Representative during normal business hours of the Company, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or the Company without first advising the Owners’ Representative in writing and giving the Owners’ Representative a reasonable opportunity to obtain possession thereof.

    6.13       Pre-Closing Advisory Board of Directors and Executive Officers.

                (a)       Effective as of the Agreement Date, the Purchaser shall establish an advisory board of directors (the “Pre-Closing Advisory Board”) which shall be comprised of five (5) individuals with one (1) individual being appointed by each of the Company, Aegeria, Novokera, Wicab China, and Haiyin. The director appointee of (i) the Company shall be Bradford A. Zakes (the “Company Director Appointee”), (ii) Aegeria shall be Jennifer Elisseeff, (iii) Novokera shall be Anthony Lee, (iv) Wicab China shall be Kenny Min Zhou and (v) Haiyin shall be Yuquan Wang. At or prior to the Closing, the Purchaser will provide each director serving on the Post-Closing Purchaser Board an Indemnification Agreement.

                (b)       During the Interim Period, the Pre-Closing Advisory Board shall, among other things, (i) advise and assist with the negotiation and completion of the Approved deSPAC Transaction and

(ii)       advise and assist with the respective affairs, business and operations of each of the Purchaser, the Company, Aegeria, Novokera, and Wicab China.

    6.14       Indemnification of Officers and Directors; Tail Insurance.

                (a)       The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar Contracts between any D&O Indemnified Person and the Company, in each case as in effect on the Agreement Date, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing Date, the Purchaser shall cause the Organizational Documents of the Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Agreement Date in the Organizational Documents of the Company to the extent permitted by applicable Law. The provisions of this Section 6.14(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

                (b)       For the benefit of the Company’s directors and officers, the Purchaser shall, prior to the Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Closing Date for events occurring prior to the Closing Date (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

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6.15       Fees and Expenses. All Expenses incurred in connection with this Agreement, the Ancillary Documents and the Contribution and Exchange shall be paid by the Party incurring such Expenses, provided, however, that the Purchaser shall pay, as and when due, for the cost of the Third-Party Valuation Validation and the PCAOB Audit). The Purchaser shall pay such Expenses directly to the applicable third- Person provider.

Article VII

NO SURVIVAL

7.1       No Survival. The representations and warranties of the Parties contained in this Agreement shall for all purposes terminate as of, and shall not survive beyond, the Closing. All covenants and agreements that are to be performed by the Parties in connection with the Contemplated Transactions, including those covenants and agreements set forth in this Agreement and any Ancillary Document that are to be performed, in whole or in part, at or after the Closing Date shall survive in accordance with their respective terms until such covenants and agreements have been performed or otherwise satisfied and the provisions of Article XI shall survive the Closing indefinitely (collectively, the “Surviving Covenants and Agreements”). Accordingly, except with respect to (a) the Surviving Covenants and Agreements, (b) Fraud Claims and (c) the right of any Party to specifically enforce the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, after the Closing, no Party shall have any right to monetary damages under any theory or any cause of action (including any claim for indemnification), and there shall be no Liability of any kind whatsoever on the part of any Party, its Representatives or Affiliates or any of its or their respective Representatives or Affiliates in respect of any breach of or inaccuracy in any representations or warranties contained in this Agreement.

Article VIII

MUTUAL RELEASES

8.1       Release by the Owners and Company. Effective upon the Closing, except with respect to (i) the Surviving Covenants and Agreements, (ii) Fraud Claims, and (iii) the right of any Party to specifically enforce the performance of the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, each of the Owners and the Company, on behalf of itself, its respective current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Owner and Company Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Purchaser, its current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Purchaser Released Parties”) of and from any and all Actions, Orders, Liabilities and Losses of any kind whatsoever, whether in Law or in equity, which the Owner and Company Releasing Parties may have against any of the Purchaser Released Parties, as of the Closing Date or in the future, in each case in respect of any cause, matter or thing arising under or directly related to the Contemplated Transactions or relating to any of the Purchaser Released Parties, occurring or arising prior to the Closing.

8.2       Release by the Purchaser. Effective upon the Closing, except with respect to (i) the Surviving Covenants and Agreements, (ii) Fraud Claims, and (iii) the right of any Party to specifically enforce the performance of the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, the Purchaser, on behalf of itself, its respective current and former Representatives and Affiliates and each of its and their respective current and former Representatives and Affiliates (collectively, the “Purchaser Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Owners and the Company, their respective current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Owner and Company Released Parties”) of and from any and all Actions, Orders, Liabilities and Losses of any kind whatsoever, whether in Law or in equity, which the Purchaser Releasing Parties may have against any of the Owner and Company Released Parties, as of the Closing Date or in the future, in each case in respect of any cause, matter or thing arising under or directly related to the Contemplated Transactions or relating to any of the Owner and Company Released Parties, occurring or arising prior to the Closing.

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Article IX

CLOSING CONDITIONS

9.1       Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Contemplated Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Purchaser and the Owners’ Representative of the following conditions:

(a)       Antitrust Laws. Any waiting period (and any extension thereof) applicable to the Contemplated Transactions under any Antitrust Laws shall have expired or been terminated.

(b)       Requisite Regulatory Approvals. The Consents required to be obtained from or made with any Governmental Authority in order to consummate the Contemplated Transactions that are set forth in Schedule 9.1(b) shall have each been obtained or made.

(c)       Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Contemplated Transactions that are set forth in Schedule 9.1(c) shall have each been obtained or made.

(d)       No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Contemplated Transactions illegal or which otherwise prevents or prohibits consummation of the Contemplated Transactions.

(e)       Appointment to the Pre-Closing Advisory Board. The members of the Pre-Closing Advisory Board shall have been elected effective as of the Agreement Date consistent with the requirements of Section 6.13.

9.2       Conditions to Obligations of the Company. In addition to the conditions specified in Section 9.1, the obligations of the Company to consummate the Contemplated Transactions are subject to the satisfaction or written waiver (where permissible) by the Owners’ Representative of the following conditions:

(a)       Representations and Warranties. All of the representations and warranties of the Purchaser set forth in Article III of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

(b)       Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement and the Ancillary Documents to be performed or complied with by it on or prior to the Closing Date.

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(c)       No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the Agreement Date which is continuing and uncured.

(d)       Closing Deliverables. The receipt of the Closing deliverables of the Purchaser set forth in Section 2.3.

(e)       Other Transactions. The other Roll-Up Transactions shall be consummated substantially simultaneously with the Closing, the BCA, as in effect on the Agreement Date, shall remain in full force and effect and the Approved deSPAC Transaction shall occur immediately following the Closing.

9.3       Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 9.1, the obligations of the Purchaser to consummate the Contemplated Transactions are subject to the satisfaction or written waiver (where permissible) by the Purchaser of the following conditions:

(a)       Representations and Warranties. All of the representations and warranties of the Company and the Owners set forth in Article IV and Article V of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)       Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement and the Ancillary Documents to be performed or complied with by it on or prior to the Closing Date.

(c)       No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the Agreement Date which is continuing and uncured.

(d)       Closing Deliverables. The receipt of the Closing deliverables of the Company set forth in Section 2.2.

9.4       Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Representatives or Affiliates (or with respect to the Company, any Owner) failure to comply with or perform any of its covenants or obligations set forth in this Agreement or any Ancillary Document.

Article X

TERMINATION

10.1       Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing as follows:

(a)     by mutual written consent of the Purchaser and the Owners’ Representative;

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           (b)       by written notice by the Purchaser or the Owners’ Representative if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by March 31, 2023 (the “Outside Date”), provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Representatives or Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

           (c)       by written notice by either the Purchaser or the Owners’ Representative if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions, and such Order or other action has become final and non-appealable, provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Representatives or Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

           (d)       by written notice by the Owners’ Representative to Purchaser if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) ten (10) Business Days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date, provided, that the Owners’ Representative shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company is in material uncured breach of this Agreement;

          (e)       by written notice by the Purchaser to the Owners’ Representative if (i) there has been a material breach by the Company or any of the Owners of any of their respective representations, warranties, covenants or agreements contained in this Agreement or if any respective representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) ten (10) Business Days after written notice of such breach or inaccuracy is provided to the Owners’ Representative or (B) the Outside Date, provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

          (f)       by written notice by the Purchaser to the Owners’ Representative if there shall have been a Material Adverse Effect on the Company following the Agreement Date which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by the Purchaser to the Owners’ Representative;

           (g)       by written notice by the Purchaser to the Owners’ Representative if the PCAOB Audit shall not have been completed on or before October 31, 2022; or

            (h)       by written notice by the Owners’ Representative to Purchaser if any of (i) the BCA or (ii) the contribution and exchange agreement with respect to any of the Aegeria Contribution and Exchange, Novokera Contribution and Exchange or Wicab China Contribution and Exchange or (iii) the Subscription Agreement with respect to the Haiyin Share Purchase expire in accordance with their terms or are terminated.

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10.2       Effect of Termination. This Agreement may only be terminated in accordance with Section 10.1 pursuant to a written notice delivered by the applicable Party to the other applicable Parties which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. Subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7, the Parties' sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Contemplated Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1. Other than as provided in Section 10.3, in the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives or Affiliates, and all rights and obligations of each Party shall cease, provided, however, that nothing herein shall relieve any Party from Liability for any intentional breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party.

10.3       Survival. Section 6.10, Section 6.11, Section 6.15, Article XI and this Section 10.2 shall survive any termination of this Agreement in accordance with Section 10.1.

Article XI

MISCELLANEOUS

11.1       Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including e-mail), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser, to: Longevity Biomedical, Inc. 12100 NE 195th Street, Suite 150 Bothell, WA 98011 Attention: Bradford A. Zakes Email: bzakes@cerevast.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attn: Andrew M. Tucker, Esq.

Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

E-mail: andy.tucker@nelsonmullins.com

If to the Company, to: Cerevast Medical, Inc. 12100 NE 195th Street, Suite 150 Bothell, WA 98011 Attention: Bradford A. Zakes Email: bzakes@cerevast.com with a copy (which will not constitute notice) to:

Baker Hostetler LLP

999 Third Avenue, Suite 3900

Washington, DC 20001

Attn: Michael Moyer, Esq.

Telephone No.: (206) 332-1104

E-mail: mmoyer@bakerlaw.com

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If to the Owners, to:

Bradford A. Zakes

12100 NE 195th Street, Suite 150

Bothell, WA 98011

Email: bzakes@cerevast.com

11.2       Binding Effect; Assignment. This Agreement and the Ancillary Documents shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement and the Ancillary Documents shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Owners’ Representative), and any assignment without such consent shall be null and void, provided that no such assignment shall relieve the assigning Party of its obligations hereunder or thereunder.

11.3       Third Persons. Except for the rights of the D&O Indemnified Persons set forth in Section 14, which the Parties acknowledge and agree are express third Person beneficiaries of this Agreement, nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.4       Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.4 arising out of, related to, or in connection with this Agreement, the Ancillary Documents or the Contemplated Transactions (a “Dispute”) shall be governed by this Section 11.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”), provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within seven (7) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within seven (7) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of Delaware. The language of the arbitration shall be English.

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11.5       Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 11.4, all Actions arising out of or relating to this Agreement and any Ancillary Agreement shall be heard and determined exclusively in any state or federal court located in the State of New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 11.4, each Party hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement, the Ancillary Documents or the Contemplated Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Contemplated Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.

11.6       Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OR AFFILIATE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

11.7       Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at Law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at Law or in equity.

11.8       Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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11.9       Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed each of the Purchaser, the Company, the Owners and the Owners’ Representative.

11.10       Waiver The Purchaser on behalf of itself and its Representatives and Affiliates, the Company on behalf of itself and its Representatives and Affiliates, and the Owners’ Representative on behalf of itself and the Owners, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Owners’ Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.

11.11       Entire Agreement. This Agreement and the Ancillary Documents embody the entire agreement and understanding of the Parties in respect of the Contemplated Transactions. This Agreement and the Ancillary Documents supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.12       Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Securities of such Person, in whatever form, including with respect to the Purchaser its stockholders under the Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

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11.13       Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by Electronic Transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.14     Owners’ Representative.

                (a)       Each Owner, by delivery of a counterpart to this Agreement, on behalf of such Owner and such Owner’s Representatives and Affiliates, hereby irrevocably constitutes and appoints Bradford A. Zakes, in his capacity as the Owners’ Representative, as the true and lawful agent and attorney- in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Owners’ Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Owners’ Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Owners’ Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Owners’ Representative Documents, including: (i) terminating, amending or waiving on behalf of such Person any provision of any Owners’ Representative Document (provided, that any such action, if material to the rights and obligations of the Owners in the reasonable judgment of the Owners’ Representative, will be taken in the same manner with respect to all Owners unless otherwise agreed by each Owner who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Owners’ Representative Document; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Owners’ Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Owners’ Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the Contemplated Transactions, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (v) receiving all or any portion of the Purchaser Exchanged Shares and to distributing the same to the Owners; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Owners’ Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Owners’ Representative shall be binding upon each Owner and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The Owners’ Representative hereby accepts its appointment and authorization as the Owners’ Representative under this Agreement.

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               (b)       Any other Person, the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Owners’ Representative as the acts of the Owners under any Owners’ Representative Documents. The Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Owners’ Representative as to (i) any payment instructions provided by the Owners’ Representative or (ii) any other actions required or permitted to be taken by the Owners’ Representative hereunder, and no Owner shall have any cause of action against the Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Owners’ Representative. The Purchaser and the Company shall not have any Liability to any Owner for any allocation or distribution among the Owners by the Owners’ Representative of payments made to or at the direction of the Owners’ Representative. All notices or other communications required to be made or delivered to an Owner under any Owners’ Representative Document shall be made to the Owners’ Representative for the benefit of such Owner, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Owner with respect thereto. All notices or other communications required to be made or delivered by an Owner shall be made by the Owners’ Representative (except for a notice under Section 11.14(d) of the replacement of the Owners’ Representative).

               (c)       The Owners’ Representative will act for the Owners on all of the matters set forth in this Agreement in the manner the Owners’ Representative believes to be in the best interest of the Owners, but the Owners’ Representative will not be responsible to the Owners for any losses that any Owner may suffer by reason of the performance by the Owners’ Representative of the Owners’ Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Owners’ Representative in the performance of its duties under this Agreement. From and after the Closing, the Owners shall jointly and severally indemnify, defend and hold the Owners’ Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Owners’ Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Owners’ Representative’s duties under any Owners’ Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Owners’ Representative. In no event shall the Owners’ Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Owners’ Representative shall not be liable for any act done or under any Owners’ Representative Document as the Owners’ Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Owners’ Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Owners’ Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Owners’ Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Owners, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Owners’ Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Owners’ Representative under this Section 11.14 shall survive the Closing and continue indefinitely.

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                 (d)       If the Owners’ Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Owners, then the Owners shall, within ten (10) Business Days after such death, disability, dissolution, resignation or other event, appoint a successor Owners’ Representative (by vote or written consent of the Owners holding in the aggregate in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Owners’ Representative” for purposes of this Agreement.

11.15       Legal Representation. The Parties agree that, notwithstanding the fact that Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), prior to Closing, represented the Purchaser in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions, and has also represented the Purchaser and its Representatives and Affiliates in connection with matters other than the Contemplated Transactions, Nelson Mullins will be permitted in the future, after Closing, to represent the Purchaser and its Representatives and Affiliates in connection with any disputes arising out of, or related to, this Agreement, the Roll-Up Transactions and the deSPAC Transaction. The Company, the Owners and the Owners’ Representative, who are or have the right to be represented by independent counsel in connection with the this Agreement, the Roll-Up Transactions and the deSPAC Transaction, hereby agree, in advance, to waive (and to cause their Representatives and Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Nelson Mullins’s future representation of one or more of the Purchaser and its Representatives and Affiliates in which the interests of such Person are adverse to the interests of the Company, the Owners and the Owners’ Representative or any of their respective Representatives and/or Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney- client privilege, the Purchaser shall be deemed the client of Nelson Mullins with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Purchaser, shall be controlled by the Purchaser and shall not pass to or be claimed by any other Person, provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Representatives and/or Affiliates (including, after the Closing Date, the Company and its Representatives and/or Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third Person.

Article XII

DEFINITIONS

12.1       Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

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“Aegeria” means Aegeria Soft Tissue, LLC, a Delaware limited liability company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly

Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means the Company Disclosure Schedule, the Purchaser Disclosure Schedule, each Contract, document or other instrument attached hereto as an Exhibit, and the other Contracts, documents or other instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Approved deSPAC Transaction” means the transaction contemplated by a definitive written business combination agreement (or similar agreement), executed and delivered by the Purchaser and a SPAC, that provides for Purchaser to be acquired by, or to otherwise combine with, the SPAC, pursuant to a transaction meeting each of the following criteria (or as may otherwise be agreed upon in writing by each of the Company, Novokera, Aegeria, Wicab China and Haiyin): (i) the valuation assigned to the Company in the transaction is not less than $250 million; (i) there is a minimum cash condition at closing of at least $75 million; (iii) there is a minimum committed private placement of at least $35 million; (iv) at least two members of the Pre-Closing Advisory Board continue as board members of the SPAC (or successor entity) following the consummation of the transaction; (v) the outstanding founder shares of the SPAC shall be no more than 20% of the total number of the SPAC’s outstanding shares of common stock (or equivalent securities) immediately prior to the closing of the transaction; (vi) the lock-up period applicable to the SPAC’s sponsor and management from the SPAC’s initial public offering shall not be shortened in connection with the transaction; (vii) none of the Company’s representations, warranties or covenants shall survive the closing of the transaction; and (viii) all of the shares issued to the Company’s stockholders in connection with the transaction shall be registered and freely tradeable upon the closing of the transaction (provided that directors, officers and 5% or greater stockholders of the post-transaction company shall agree to a lock-up of 180 days).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Cerevast” means Cerevast Medical, Inc., a Delaware corporation.

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“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of its Representatives, furnished in connection with this Agreement or the Contemplated Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Equity Plan” means the shares of Company common stock reserved for issuance to Company’s directors and officers as further discussed in Section 4.3(c).

“Company Contributed Equity Awards” means the Company Equity Awards that the Company is contributing to the Purchaser in the Contribution.

“Company Contributed Shares” means the Company Shares that are being contributed contributing to the Purchaser in the Contribution.

“Company Equity Securities” means, collectively, the Company Shares and the Company Equity Awards.

“Company Equity Awards” means, collectively, any outstanding options granted under the Company Equity Plan.

“Company Profits Interests” means those issued and outstanding Equity Securities of the Company that are intended to qualify and shall be treated under this Agreement as “profits interests” within the meaning of Revenue Procedure 93-27 as clarified by Revenue Procedure 2001-43.

“Company Shares” means the shares of Common Stock, par value $0.0001 per share, of the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the Contribution and the Exchange.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother- in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

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“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“deSPAC Transaction” means the transactions contemplated by the BCA, as in effect on the Agreement Date.

“DGCL” means the General Corporation Law of the State of Delaware.

“DRLLCA” means the Delaware Limited Liability Company Act.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Awards” means any (i) security convertible, with or without consideration, into an Equity Security, (ii) any warrant or right to subscribe for or purchase such an Equity Security or (iii) any put, call, straddle, or other option or Contract to purchase an Equity Security from, or to sell an Equity Security to, another Person without being bound to do so.

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“Equity Security” means any (i) share of capital stock, (ii) general partnership interest, (iii) limited partnership interest, (iv) limited liability company interest or (v) other similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, interest in a joint venture, or certificate of interest in a business trust.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

 “Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party or any of its Representatives and/or Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the Ancillary Documents and the Contribution and Exchange.

     “FDA” means the U.S. Food and Drug Administration.

“Fraud Claim” means, at any applicable time, fraud as defined pursuant to Delaware common Law.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Haiyin” means Haiyin Capital, a Chinese company.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Health Care Laws” means any and all Laws of any Governmental Authority pertaining to health regulatory matters applicable to the business of the Company, including (a) the Public Health Service Act (42 U.S.C. § 201 et seq.), the Federal Food, Drug & Cosmetic Act (“FDC Act”) (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder, as amended; (b) requirements of Law relating to the developing, designing, testing, studying, processing, manufacturing, labeling, storing, handling, packaging, marketing, selling, importing, exporting, or distributing of drugs (including biological products), or medical devices, combination products, or human cell, tissue, and cellular and tissue-based products (“HCT/Ps”), including laws governing Permit requirements for any of the foregoing activities; (c) fraud and abuse (including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a- 7b(b)); the Civil False Claims Act (31 U.S.C. § 3729 et seq.) and the Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (42. U.S.C. §1395nn); Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (d) Medicare, Medicaid, TRICARE or other governmental health care or payment program (including but not limited to Title XVIII and Title XIX of the Social Security Act); (e) quality, safety certification and accreditation standards and requirements; (f) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; and (g) any other Law or regulation of any Governmental Authority which regulates kickbacks, patient or Health Care Program reimbursement, Health Care Program claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company.

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“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

    “IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural Person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

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“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Contemplated Transactions or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Novokera” means Novokera, LLC, a Nevada limited liability company.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation, certificate of formation, articles of incorporation, articles of organization, bylaws, operating agreement, limited liability company agreement, partnership agreement, or similar organizational documents, in each case, as amended and restated as of the Closing.

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“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Audit” means the audit of the Company’s financial statements as of and for each of the two years ended December 31, 2021, conducted by an independent public accounting firm registered with the PCAOB that is reasonably acceptable to the Purchaser and the Company.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Preliminary Valuation” means the preliminary value of $40,000,000 that was assigned to the Company prior to the Agreement Date.

“Privacy Laws” means all applicable United States state and federal Laws, and the laws of applicable jurisdictions, relating to privacy and protection of Personal Data and/or Protected Health Information, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

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“Proceeding” means any action, suit, proceeding, complaint, claim, charge or hearing before or by a Governmental Authority or an arbitrator.

“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.

“Purchaser Exchanged Shares” means Purchaser Shares exchanged in the Exchange for Company Contributed Share.

“Purchaser Shares” means the shares of Common Stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Owners’ Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Owners’ Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Securities” means the Purchaser Shares.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre- remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Roll-Up Transactions” means the Contemplated Transactions, the Aegeria Contribution and Exchange, the Novokera Contribution and Exchange, the Wicab China Contribution and Exchange, and the Haiyin Contribution and Exchange.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

    “Securities Act” means the Securities Act of 1933, as amended.

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“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Third-Party Valuation Validation” means the third-party valuation conducted by an independent valuation firm reasonably acceptable to the Purchaser and the Company which such valuation will be used by the Parties to confirm and adjust, as needed, the Preliminary Valuation.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know- how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

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“Valuation” means the valuation of the Company which, pursuant to the Third-Party Valuation Validation, has been determined to be $33,000,000.

    “Wicab China” means Wicab Technology (Beijing) Co., Ltd, a Chinese limited liability company.

12.2      Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Accounts Receivable	4.7(f)
Accounts Payable	4.7(g)
Agreement	Preamble
Audited Company Financials	4.7(a)
BCA	RECITALS
Business Combination	8.1
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Directors	6.6(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.13(d)
Company IP Licenses	4.13(a)
Company Material Contracts	4.12(a)
Company Permits	4.10
Company Products	4.13(i)
Company Registered IP	4.13(a)
Company Released Parties	8.1(b)
Company Releasing Parties	8.1(a)
Contribution	1.1(a)
Controlled Person	ArticleX
D&O Indemnified Persons	6.7(a)
Employment Agreements	2.2(e)
Enforceability Exceptions	3.2
Environmental Permits	4.20(a)
Exchange	1.1(b)
IDEs	4.27(c)
Indemnification Agreements	2.2(h)
Interim Balance Sheet Date	4.7(a)
Interim Balance Sheet Date	3.6(a)
Lock-Up Agreement	RECITALS

Term	Section
Merger	RECITALS
Merger Sub	Preamble
Nelson Mullins	2.1
Non-Competition Agreement	RECITALS
OFAC	3 18(c)
Off-the-Shelf Software	4.13(a)
Owners	Preamble
Owners’ Representative	Preamble
Party(ies)	Preamble
Post-Closing Purchaser Board	6.6(a)
Public Stockholders	8.1
Purchaser	Preamble
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(a)
Purchaser Material Contract	3.13(a)
Purchaser Released Parties	8.1(a)
Purchaser Releasing Parties	8.1(b)
Purchaser Representative	Preamble
Purchaser Support Agreement	RECITALS
Related Person	4.21
Released Claims	8.1
Resignations	2.2(g)
Restrictive Covenant Agreements	2.2(f)
Section 409A Plan	4.19(j)
Surviving Covenants and
Agreements	7.1
Owners’ Representative	Preamble
Top Customers	4.24

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party has executed and delivered this Agreement, or has caused the execution and delivery of this Agreement by its duly authorized Representative, as of the Agreement Date.

THE PURCHASER

Longevity Biomedical, Inc.

By:	/s/ Bradford A. Zakes
Name:	Bradford A. Zakes
Title:	President & CEO

THE COMPANY

Cerevast Medical, Inc.

By:	/s/ Bradford A. Zakes
Name:	Bradford A. Zakes
Title:	President & CEO

THE OWNERS

By:	/s/ Li Dong Ping
Name:	Haiyin Tech LP

By:	/s/ Hercules BioVenture, L.P.
Name:	Hercules BioVenture, L.P.

By:	/s/ Walter Golembeski
Name:	Water Golembeski – Manager

THE OWNERS’ REPRESENTATIVE

By:	/s/ Bradford A. Zakes
Name:	Bradford A. Zakes

Signature Page to Contribution and Exchange Agreement

EXHIBIT A

Contributed and Exchanged Equity

Name	Company Contributed Shares	Purchaser Exchanged Shares Issued
Bradford A. Zakes	100,000	128,428
Louis J. Fox	9,532	12,242
Mark S. Humayun	10,591	13,602
Jennifer Fox Crisp	1,059	1360
J. Andy Corley	432	555
Changan Li	128,242	164,699
Xiaoming Qian	12,801	16,440
William Brinton, Jr.	48,402	62,162
Kirk Clothier	9,680	12,432
Eric Manegold	9,680	12,432
Bill Brinton, Sr. and Debra Brinton	9,680	12,432
Julian McQueen	9,680	12,432
Denice Vezetinski	2,500	3211
Travis Rothlisberger	2,300	2954
Incline Silo A. LLC	29,041	37,297
Haiyin Capital Investment Limited	423,032	543,293
Haiyin Equity Investment Fund LP	610,264	783,751
Haiyin Equity Investment Fund II LP	130,139	167,135
Haiyin Tech LP	256,137	328,952
Hercules BioVenture, LP	26,119	33,544
Network Victory Limited	146,890	188,648
Total	1,976,201	2,538,000

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EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of [date] (the “Effective Date”), by and between LONGEVITY BIOMEDICAL, INC. (together with its successors and assigns, the “Company”), and BRADFORD A. ZAKES (“Executive”). As the context of this Agreement so requires, Executive and the Company are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as the Company’s Chief Executive Officer.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date and end on the date on which the term of employment is terminated in accordance with Section 5. Executive’s employment with the Company shall be on an “at-will” basis.

2.	Position, Duties and Responsibilities, Location, and Commuting.

(a)	Position and Duties. During the Term, the Company shall employ Executive as Chief Executive Officer. Executive shall report directly to, and subject to the specific direction of, the Company’s Board of Directors (the “Board”). Executive shall have general overall authority and responsibility for the management of the Company, providing strategic direction and executing on the business plan as set forth by the Board. Executive shall also have such other duties, powers, and authority as are commensurate with his or her position as Chief Executive Officer and such other duties and responsibilities that are commensurate with his or her positions as specifically delegated to him or her from time to time by the Board.

(b)	Exclusive Services and Efforts. Executive agrees to devote his or her efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his or her position and, except as set forth herein, agrees to devote all of his or her professional time and attention to the business and affairs of the Company. Executive shall be entitled to engage in service on the board of directors of one (1) not-for-profit organization and one (1) for-profit organization to the extent such service does not interfere with the performance of his or her duties and responsibilities to the Company, as determined by the Company in its sole reasonable discretion.

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(c)	Compliance with Company Policies. Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics. Executive’s violation of the terms of such documents shall be considered a breach of the terms of this Agreement.

(d)	Location of Employment. Executive’s principal office, and principal place of employment, shall be at the Company’s offices in Bothell, Washington; provided that Executive may be required under business circumstances to travel outside of such location in connection with performing his or her duties under this Agreement.

3.	Compensation.

(a)	Base Salary. During the Term, the Company shall pay to Executive an annual salary of

$450,000 (“Base Salary”). The Compensation Committee of the Board (the “Committee”) may increase or decrease the Base Salary, in its sole discretion, taking into account Company and individual performance objectives.

(b)	Annual Cash Bonus. During the Term, Executive shall be eligible to receive an annual cash bonus, on terms and conditions as determined by the Committee in its sole discretion taking into account Company and individual performance objectives.

(c)	Transaction Incentive Bonus. In connection with (1) the closing of certain Contribution and Exchange Agreements entered into by the Company and, individually, Aegeria Soft Tissue, LLC, a Delaware limited liability company, Novokera LLC, a Nevada limited liability company, Wicab Technology (Beijing) Co., Ltd d/b/a Wicab China, a Chinese limited liability company, and Cerevast Medical, Inc., a Delaware corporation, each effective as of the date hereof, and (2) the Company closing a deSPAC transaction or other form of financing transaction (the “Transaction”) with minimum gross proceeds of $20,000,000, Executive will be eligible to receive a certain incentive bonus of $500,000 to be paid within 30 days of closing the Transaction.

(d)	Long-Term Incentive Award. During the Term, Executive shall be eligible to participate in the Company’s long-term incentive plan, on terms and conditions as determined by the Committee in its sole discretion taking into account Company and individual performance objectives.

4.	Employee Benefits and Perquisites.

(a)	Benefits. Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to other employees of the Company (the “Employee Benefits”), subject to Executive’s satisfaction of all applicable eligibility conditions of such plans, programs, and arrangements. Nothing herein shall be construed to limit the Company’s ability to amend or terminate any Employee Benefits in its sole discretion.

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(b)	Fringe Benefits, Perquisites, and Paid Time Off. During the Term, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other employees of the Company, subject to Executive’s satisfaction of all applicable eligibility conditions to receive such fringe benefits and perquisites. In addition, Executive shall be eligible for up to 20 days of paid time off (“PTO”) per calendar year in accordance with the Company’s vacation and PTO policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as PTO days for employees of the Company generally accrue.

(c)	Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable pre-approved business and travel expenses incurred in the performance of his or her job duties, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with and subject to the expense reimbursement policy of the Company.

5.	Termination.

(a)	General. The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his or her employment for any reason or no reason, in either case subject only to the terms of this Agreement; provided, however, that Executive is required to provide to the Company at least sixty (60) days’ written notice of intent to terminate employment for any reason unless the Company specifies an earlier date of termination. For purposes of this Agreement, the following terms have the following meanings:

(i)	“Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date, payable within thirty (30) days following the Termination Date; (ii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the Termination Date, payable within thirty (30) days following the Termination Date; (iii) accrued but unused PTO days; and (iv) all other payments, benefits, or fringe benefits to which Executive shall be entitled as of the Termination Date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

(ii)	“Cause” shall mean: (i) a material breach by Executive of his or her fiduciary duties to the Company; (ii) Executive’s material breach of this Agreement, which, if curable, remains uncured or continues after thirty (30) days’ written notice by the Company thereof; (iii) the commission of a felony in the jurisdiction in which committed for a crime involving moral turpitude or embezzlement; (iv) illegal or controlled substance abuse or insobriety by Executive; (v) Executive’s material negligence or dereliction in the performance of, or failure to perform Executive’s duties of employment with the Company, which remains uncured or continues after thirty (30) days’ written notice by the Company thereof; or (vi) Executive’s refusal or failure to carry out a lawful directive of the Company’s Board, which directive is consistent with the scope and nature of Executive’s responsibilities.

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(iii)	“Good Reason” shall mean a material breach by the Company of its obligations under this Agreement, upon which Executive notifies the Board in writing of such material breach within thirty (30) days of such occurrence and such material breach shall have not been cured within thirty (30) days after the Board’s receipt of written notice thereof from Executive. For the avoidance of doubt, Good Reason shall include (A) a reduction of Executive’s title below Chief Executive Officer and (B) a reduction of ten (10) percent or greater to Executive’s Base Salary.

(iv)	“Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement.

(b)	Termination Without Cause or Termination by Executive for Good Reason. In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive the Accrued Benefits. In addition, commencing on the first payroll date that is immediately following the Termination Date, the Company shall pay Executive his or her Base Salary, in a single lump sum and subject to applicable withholding and payroll taxes (the “Severance Payment”), for an eighteen (18) month period (the “Severance Period”). In addition, the Executive shall continue to receive full Employee Benefits at no cost to the Executive during the Severance Period; provided, however, that the Severance Payment and continuation of Employee Benefits shall be conditioned upon the execution, non-revocation, and delivery of a general release of claims by Executive, within sixty (60) days following the Termination Date. In the event that Executive fails to timely execute and deliver such a release, the Company shall have no obligation to pay Severance Payments under this Agreement.

(c)	All Other Terminations. In the event that Executive’s employment hereunder is terminated by the Company for Cause, by Executive without Good Reason, Executive shall be entitled to receive the Accrued Benefits. In the event of Executive’s death or disability, Executive shall be entitled to receive the Severance Payment and continuation of Employee Benefits.

(d)	Return of Company Property. Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of the Company and any affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials.

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(e)	Post-Termination Cooperation. Executive agrees and covenants that, following the Term, he or she shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of his or her employment with the Company or any other position that Executive holds that is affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for his or her reasonable out-of-pocket expenses incurred in compliance with this Section.

(f)	Post-Termination Non-Assistance. Executive agrees and covenants that, following the Term, he or she shall not voluntarily assist, support, or cooperate with, directly or indirectly, any person or entity alleging or pursuing or defending against any claim, administrative charge, or cause or action against or by the Company, including by providing testimony or other information or documents, except under compulsion of law. Should Executive be compelled to testify, nothing in this Agreement is intended or shall prohibit Executive from providing complete and truthful testimony. Nothing in this Agreement shall in any way prevent Executive from cooperating with any investigation by any federal, state, or local governmental agency.

6.	Other Tax Matters.

(a)	The Company shall withhold all applicable federal, state, and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

(b)	Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date,” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A- 1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death. This Agreement may be amended without requiring Executive’s consent to the extent necessary (including retroactively) by the Company in order to preserve compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Executive’s compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Section 409A.

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(c)	After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

(d)	All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

(e)	If any payment, benefit, or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would (as determined by the Company) subject Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar less than the amount which would cause the Parachute Payments to be subject to the Excise Tax. The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating any other Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating all other Parachute Payments that do constitute deferred compensation within the meaning of Section 409A, beginning with those payments last to be paid, subject to and in accordance with all applicable requirements of Section 409A.

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7.	Property; Inventions and Patents.

(a)	Property. Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, products, equipment, and all similar or related information and materials (whether patentable or unpatentable) (collectively, “Inventions”) which relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and which are conceived, developed, or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed (and for the Restricted Period if and to the extent such Inventions result from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information) by the Company (including those conceived, developed, or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, brands, tradename and service mark applications or registrations, copyrights, and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to such member of the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to the Company (whether during or after the Term) in connection with the prosecution of any applications for patents, trademarks, brands, trade names, service marks, or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States and that to the extent Work Product constitutes works for hire, the Work Product is the exclusive property of the Company, and all right, title, and interest in the Work Product vests in the Company. To the extent Work Product is not works for hire, the Work Product, and all of Executive’s right, title, and interest in Work Product, including without limitation every priority right, is hereby assigned to the Company.

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(b)	Cooperation. Executive shall, during the Term and at any time thereafter, assist and cooperate fully with the Company in obtaining for the Company the grant of letters patent, copyrights, and any other intellectual property rights relating to the Work Product in the United States and/or such other countries as the Company may designate. With respect to Work Product, Executive shall, during the Term and at any time thereafter, execute all applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, furnish all such information to the Company and take all such other appropriate lawful actions as the Company requests that are necessary to establish the Company’s ownership of such Work Product. Executive will not assert or make a claim of ownership of any Work Product, and Executive will not file any applications for patents or copyright or trademark registration relating to any Work Product.

(c)	No Designation as Inventor; Waiver of Moral Rights. Executive agrees that the Company shall not be required to designate Executive as the inventor or author of any Work Product. Executive hereby irrevocably and unconditionally waives and releases, to the extent permitted by applicable law, all of Executive’s rights to such designation and any rights concerning future modifications to any Work Product. To the extent permitted by applicable law, Executive hereby waives all claims to moral rights in and to any Work Product.

(d)	Pre-Existing and Third-Party Materials. Executive will not, in the course of employment with the Company, incorporate into or in any way use in creating any Work Product any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by Executive or in which Executive has an interest without the Company’s prior written permission. Executive hereby grants the Company a nonexclusive, royalty-free, fully-paid, perpetual, irrevocable, sublicensable, worldwide license to make, have made, modify, use, sell, copy, and distribute, and to use or exploit in any way and in any medium, whether or not now known or existing, such item as part of or in connection with such Work Product. Executive will not incorporate any invention, improvement, development, concept, discovery, intellectual property, or other proprietary information owned by any party other than Executive into any Work Product without the Company’s prior written permission.

(e)	Attorney-in-Fact. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, trademark, and mask work registrations with the same legal force and effect as if executed by Executive, if the Company is unable because of Executive’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Executive’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright or trademark registrations covering the Work Product owned by the Company pursuant to this Section.

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8.	Enforcement. Because Executive’s services are special, unique, and extraordinary and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company, or any of its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

9.	Non-Disparagement. Executive agrees that, during the Term and at any time thereafter, he or she will not make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written), to any person other than a member of the Board, that disparages the Company or is likely in any way to harm the business or the reputation of the Company, or any of its former, present, or future managers, directors, officers, members, stockholders, or employees. [Include if no Restrictive Covenant Agreement]

10.	Assurances by Executive. Executive represents and warrants to the Company that he or she may enter into and fully perform all of his or her obligations under this Agreement and as an employee of the Company without breaching, violating, or conflicting with (i) any judgment, order, writ, decree, or injunction of any court, arbitrator, government agency, or other tribunal that applies to Executive or (ii) any agreement, contract, obligation, or understanding to which Executive is a party or may be bound.

11.	Termination or Repayment of Severance Payments. In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Executive violates any provision of this Agreement, any obligation of the Company to pay Severance Payments shall be terminated and of no further force or effect, and Executive shall promptly repay to the Company any Severance Payments previously made to Executive, in each case, without limiting or affecting Executive’s obligations under this Agreement the Company’s other rights and remedies available at law or equity.

12.	Notices. Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express or other nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his or her address set forth following his or her signature below. Either party may change such address from time to time by notice to the other.

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13.	Governing Law; Arbitration. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied; provided, however, that the following provisions shall be governed by the Federal Arbitration Act:

(a)	Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, in accordance with the rules of the American Arbitration Association for employment disputes as then in effect. For the avoidance of doubt, it is understood and agreed that this Agreement to arbitrate includes any and all claims and disputes, including, without limitation, as to arbitrability, with respect to Executive’s employment with the Company or the termination of such employment, including, without limitation, any claim for alleged discrimination, harassment, or retaliation under on the basis of race, sex, color, national origin, sexual orientation, age, religion, creed, marital status, veteran status, alienage, citizenship, disability or handicap, or any other legally protected status, and any alleged violation of any federal, state, or other governmental law, statute or regulation, including, but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, other civil rights statutes including, without limitation, 42 U.S.C. § 1981, 42 U.S.C. § 1982, and 42 U.S.C. § 1985, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Sarbanes-Oxley Act, or any state or local law, statute or regulation, as such statutes, laws, and regulations are amended. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(b)	The arbitration hearing shall commence within ninety calendar days after the arbitrator is selected, unless Company and Executive mutually agree to extend this time period. The arbitration shall take place in the State of Delaware. The arbitrator will have full power to give directions and make such orders as the arbitrator deems just, and to award all remedies that would be available in court. Nonetheless, the arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement. The arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based within thirty (30) days after the conclusion of the arbitration hearing. The award rendered by the arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered or vacated in any court of competent jurisdiction.

(c)	In the event of any contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, each of the parties shall bear its own costs and expenses.

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14.	Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

15.	Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

16.	Assignment. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. The obligations of Executive hereunder shall be binding upon Executive’s heirs, administrators, executors, assigns, and other legal representatives. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

17.	Voluntary Execution; Representations. Executive acknowledges that (a) he or she has consulted with or has had the opportunity to consult with independent counsel of his or her own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he or she has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his or her own judgment and without duress.

18.	Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

19.	Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

20.	Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his or her incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his or her beneficiary, estate, or other legal representative.

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21.	Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

22.	Severability. It is fully the desire and intent of the parties hereto that the provisions of this Agreement be enforced as permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

23.	Right of Set Off. In the event of a breach by Executive of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after ten days prior written notice to Executive, to set off and apply any and all amounts at any time held by the Company on behalf of Executive and all indebtedness at any time owing by the Company to Executive against any and all of the obligations of Executive now or hereafter existing.

24.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

25.	Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

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LONGEVITY BIOMEDICAL, INC.

By:

Title:

EXECUTIVE:

By:
Bradford A. Zakes

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EXHIBIT C

FORM OF RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), dated August _, 2022 is made by and among BRADFORD A. ZAKES (the “Restricted Party”), CEREVAST MEDICAL, INC., a Delaware corporation (the “Company”), and LONGEVITY BIOMEDICAL, INC., a Delaware corporation (“Buyer”). Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Contribution Agreement (as defined below).

WHEREAS, Buyer and the Company are parties to that certain Contribution and Exchange Agreement, dated as of the date hereof (the “Contribution Agreement”), pursuant to which, among other things, the parties have agreed to engage in a series of transactions, which will result in Buyer becoming the indirect owner of all equity interests in the Company, on the terms and conditions set forth in the Contribution Agreement;

WHEREAS, Buyer is entering into contribution agreements of the same date as the Contribution Agreement with Wicab Technology (Beijing) Co., Ltd (“Wicab”), Aegeria Soft Tissue, LLC (“Aegeria”), and Novokera, LLC (“Novokera” and together with Wicab, Aegeria, and the Company, the “Group Companies”);

WHEREAS, the Restricted Party will directly or indirectly receive material economic and other benefits from the transactions contemplated by the Contribution Agreement, and is entering into this Agreement as a material inducement for the Buyer to enter into the Contribution Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the payment of consideration for the equity interests of the Company to be indirectly received by the Restricted Party, the Restricted Party hereby agrees as follows:

1.	Restrictive Covenants.

(a)       Non-Solicitation; No Hire. During the period commencing on the date hereof and ending on the second (2nd) anniversary of the Closing Date (the “Restricted Period”), the Restricted Party shall not, directly or indirectly (including through, for, or on behalf of, any other Person), and shall cause his controlled Affiliates to not (i) solicit or induce or attempt to solicit or induce any customer, supplier, landlord or seller of any site identified by Buyer for development of any Restricted Business (as defined below), or other business relationship (including any identified acquisition target of the Group Companies) existing during the period from six (6) months prior to the Closing Date or during the Restricted Period, in each case, to terminate or materially change his, her or its business relationship with any Group Company; or (ii) solicit, induce, hire, employ or retain, or cause to be solicited, induced, hired, employed or retained, any Person that is an employee of any Group Company as of the date hereof or during the Restricted Period (each, a “Company Employee”); provided, that this sub-section (ii) shall not apply to (A) any public advertisement or similar general solicitation (including through headhunters who are engaged pursuant to a general mandate not directed specifically at Company Employees) that is not specifically targeted towards such Company Employee or any Group Company, so long as no such Company Employee is hired, retained or employed further to such general solicitation, (ii) any solicitation with respect to any such Company Employee who was not employed by and Group Company (including as a result of termination) within the six (6) month period prior to the date of such solicitation, or any employment or engagement resulting therefrom, or (iii) serving as a reference, upon request, for an employee of a Group Company.

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(b)	Non-Competition.

(i)       From and after the Closing Date and during the Restricted Period, the Restricted Party shall not, directly or indirectly (including through, for, or on behalf of, any other Person, and including through not taking of any preparatory steps), and shall cause his controlled Affiliates to not (i) participate or engage in the Restricted Business (as defined below),(ii) have any financial or other interest in (whether as a partner, equityholder, employee, director, principal, independent contractor or consultant, and whether or not for compensation) any Person engaged in the Restricted Business, or (iii) otherwise render services to any business or activity that is engaged in or is actively preparing to engage in the Restricted Business, in each case, other than through any Group Company. For purposes of this Agreement, the “Restricted Business” means the business of developing and commercializing products and services directly related to the field of promoting human longevity.

(ii)       Notwithstanding the foregoing, nothing herein shall prohibit the Restricted Party from (A) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation that is publicly traded, in each case so long as the Restricted Party is not a controlling person of, or a member of a group which controls, such corporation, and the Restricted Party is not a director, consultant, employee, independent contractor or advisor of, or otherwise engaged in providing any services (whether or not for compensation), or otherwise has no active participation in the business of such corporation,

(B) passively investing in private investment funds whose principal investment strategy is not directed toward investing in entities that engage in or operate in the Restricted Business; or (C) commencing employment with, or provide services to a subsidiary, division or unit of any entity that has a diversified business so long as the Restricted Party does not perform services for or in respect of the business that engages in the Restricted Business.

(c)       Non-Disparagement. The Restricted Party covenants and agrees that the Restricted Party shall not publicly make or publish written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of any Group Company or their Affiliates, or any of their respective equityholders or respective management members; provided, however, that nothing herein shall prevent the Restricted Party from (x) responding to a lawful subpoena or complying with any other legal obligation (including providing truthful testimony in any proceeding), in each case, to the extent required by Law or (y) providing truthful information as part of enforcing any rights, or otherwise defending any rights, in connection with any dispute or litigation with respect to this Agreement, the Contribution Agreement or any Ancillary Agreement.

                                    (d) Confidentiality.

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(i)       For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of any Group Company or any of their Affiliates, including any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, data providers, suppliers, vendors, partners and/or competitors of any Group Company or any of their Affiliates, other than such information that: (x) was generally known to the public prior to its disclosure to the Restricted Party, or becomes generally known to the public subsequent to disclosure to the Restricted Party through no breach of this Agreement by the Restricted Party or its Affiliates, (y) is the product of the Restricted Party’s general knowledge, education, training and/or experience or (z) is required to be disclosed pursuant to any applicable Law (it being agreed that the Restricted Party shall provide the Company and the Buyer with prompt written notice of any such requirement prior to disclosure of any such Confidential Information so that the Company or the Buyer may seek, at its sole expense, an appropriate protective order or waive compliance with the provisions of this Section 1(d)).

(ii)       The Restricted Party agrees that the Restricted Party shall not, directly or indirectly, through any third party or Affiliate, disclose to any unauthorized Person any Confidential Information or use for such Restricted Party’s own account or for any purpose, any Confidential Information, except that the Restricted Party may make use of such information without the Buyer’s prior written consent (x) in the course of the Restricted Party’s assigned duties and for the benefit of any Group Company, (y) to the extent required for legal or accounting requirements or Tax reporting purposes or (z) as reasonably necessary in connection with the Restricted Party’s continued ownership of equity interests, directly or indirect, in any Group Company or as may be required in connection with the enforcement of any right or remedy related to the Contribution Agreement or any Ancillary Agreement.

(iii)       Pursuant to 18 U.S.C. § 1833(b), a Restricted Party will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of any Group Company that (A) is made (1) in confidence to a federal, state, or local Governmental Authority, either directly or indirectly, or to the Restricted Party’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of Law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other Action. If the Restricted Party files a lawsuit or other Action for retaliation by the Company for reporting a suspected violation of Law, the Restricted Party may disclose the trade secret to the Restricted Party’s attorney and use the trade secret information in the proceeding, if the Restricted Party files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(e)       Reasonableness of Restrictions. The Restricted Party expressly acknowledges and agrees that (i) the covenants contained in this Section 1 are integral to acquisition by the Buyer of the equity interests of the Company and the Buyer would not have entered into the Contribution Agreement and this Agreement or consummated the transactions contemplated thereby or hereby without the obligations and restrictions contained in this Agreement, (ii) each and every one of the obligations and restrictions contained in this Agreement is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such obligations and restrictions are necessary to protect Buyer’s interest in, and value of, the Group Companies’ business (including the goodwill inherent therein), (iii) the Restricted Party was significantly responsible for the creation of such value, and (iv) these covenants, individually or in the aggregate, will not prevent the Restricted Party from obtaining other suitable employment during the period in which the Restricted Party is bound by the restraints. The Restricted Party further covenants that the Restricted Party will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement. The Restricted Party also acknowledges that (w) the Restricted Party performs services of a unique nature for the Group Companies that are irreplaceable, and that the Restricted Party’s performance of such services to a competing business will result in irreparable harm to the Group Companies, (x) the Restricted Party has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Group Companies, and in the course of the Restricted Party’s employment by a competitor, the Restricted Party would inevitably use or disclose such Confidential Information, (y) the Group Companies have substantial relationships with their customers, suppliers, potential landlords, and acquisition targets, and the Restricted Party has had and will continue to have access to these customers, suppliers, potential landlords and acquisition targets, and (z) the Restricted Party has generated and will continue to generate goodwill for the Group Companies in the course of the Restricted Party’s employment.

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(f)       Enforcement. It is the intention of the parties that if any of the restrictions or covenants contained in this Agreement is held to cover a geographic area or to be of a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect; instead, the parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Agreement to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Law.

(g)       Remedies. The Restricted Party hereby further acknowledges that the amount of actual or money damages in the event of an actual or threatened breach of this Agreement may be impossible or difficult to accurately calculate and adequately compensate the Buyer and the Group Companies in connection with a breach of any of the provisions of this Section 1 and there may be irreparable damages to the Buyer and the Group Companies in the event of such an actual or threatened breach. Accordingly, the Restricted Party hereby agrees that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Agreement, the Buyer or the Company shall be entitled to enforce by injunction or other equitable relief to prevent breaches of this Agreement and to specifically enforce the due and proper performance and observance of the provisions of this Section 1, in each case without the necessity of showing actual monetary damages, and the Restricted Party hereby agrees to waive the defense in any suit that the other party has an adequate remedy at Law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agree to waive any requirement to post any bond in connection with obtaining such relief. The Restricted Party hereby agrees that he, she or it shall be responsible for any breach of or noncompliance with the terms of this Agreement by any of its controlled Affiliates or its representatives.

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2.       Entire Agreement; Amendment; Waiver. This Agreement, the Contribution Agreement and the Ancillary Documents delivered pursuant to the terms thereof set forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior agreements, promises, covenants, arrangements, representations or warranties, whether oral or written, by any party hereto or any officer, director, employee or representative of any party hereto. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party to be charged therewith. A waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

3.       Binding; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party, provided that, without the prior written consent of the Restricted Party, the Buyer (i) may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement to any Affiliate of the Buyer and (ii) assign any of its rights or interests in this Agreement to its lenders providing financing in connection with the transactions contemplated hereby solely for collateral security purposes. Any purported assignment without such prior written consents shall be void.

4.       Tolling; Survival. In the event of any violation of the provisions of this Agreement, the Restricted Party acknowledges and agrees that the post-termination restrictions contained in this Agreement shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. The obligations contained in this Agreement shall survive the termination of the Restricted Party’s employment with the Company and shall be fully enforceable thereafter in accordance with the terms hereof.

5.       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, E-mail (having requested electronic delivery confirmation thereof) or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

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(a) If to the Restricted Party, to:

Bradford A. Zakes
[12100 NE 195th Street, Suite 150]

[Bothell, WA 98011]
Email: [bzakes@cerevast.com]
with a copy (which shall not constitute notice) to:
[Baker Hostetler]
[999 Third Avenue, Suite 3900]
[Seattle, Washington 98104]
[Attention: Michael Moyer]
[Email:mmoyer@bakerlaw.com]

(b) if to the Buyer, to:

c/o Longevity Biomedical, Inc. 12100 NE 195th Street, Suite 150
Bothell, WA 98011 Attention: Bradford A. Zakes
Email: [bzakes@cerevast.com]
with a copy (which shall not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW
Suite 900
Washington, D.C., 20001 Attention: Andy Tucker
Email: andy.tucker@nelsonmullins.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

6.       Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

7.       Headings. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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8.       Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of the transactions shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction.

9.       Consent to Jurisdiction and Venue Each of the Parties (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in Wilmington, Delaware) in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 5. Nothing in this Section 9, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

10.       Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

12.       Representations and Warranties. The Restricted Party represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

(a)       The Restricted Party has received and carefully reviewed this Agreement, the Contribution Agreement, the Ancillary Documents and the schedules, exhibits and annexes thereto and contemplated thereby, is familiar with the transactions contemplated hereby and thereby, fully understands the terms, obligations and conditions set forth herein and therein and intends for such terms to be binding upon and enforceable against the Restricted Party.

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(b)       The Restricted Party has the legal capacity and/or full power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement.

(c)       This Agreement has been duly executed and delivered by the Restricted Party. This Agreement constitutes a valid and binding obligation of the Restricted Party, enforceable against the Restricted Party in accordance with its terms, in each case subject to the Enforceability Exceptions.

13.       Representation by Counsel. Each party agrees that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents hereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.Release. In consideration of Buyer’s covenants and agreements contained herein and in the Contribution Agreement, effective as of the Closing Date, the Restricted Party on behalf of itself and its former, current or future Affiliates, portfolio companies, investment vehicles, controlling persons, officers, directors, employees, equityholders, general or limited partners, members, managers, agents, representatives, successors and assigns (each a “Releasor”), hereby acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Buyer Related Party (including the Group Companies) relating to such Restricted Party’s direct or indirect ownership of the Company or the operation of the Company and its respective business prior to the Closing or relating to the subject matter of the Contribution Agreement, Disclosure Schedules or any Exhibit or other Schedule thereto, or any Ancillary Document (including this Agreement) entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby, whether arising under, or based upon, any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Releasors. Notwithstanding the foregoing, nothing in this Section 14, shall (or shall be deemed to) limit any claim against a third party arising out of, or relating to, (a) such third party’s breach of any covenant, agreement or undertaking of such Restricted Party contained in the Contribution Agreement by and between Buyer and Company, dated on or about the date hereof, (b) such third party’s ownership of any equity interests in Company, (c) such third party’s fraud, (d) any breach of any covenant, agreement or undertaking of such third party which by its terms is required to be performed or complied with in whole or in part after the Closing, (e) any indemnification rights that the Releasor may be entitled to or as a director or officer of the Company pursuant to applicable Law, the organizational documents of the Company or under the directors’ or officers’ or other fiduciary liability insurance policies of the Company, or (f) any right to accrued salary, expense reimbursements, accrued but unpaid vacation, severance or employee benefits.

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15. Failure to Close. Notwithstanding the foregoing, if the Contribution Agreement is validly terminated for any reason prior to the Closing in accordance with its terms, this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates will have any right, liability or obligation under this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Restrictive Covenant Agreement on the date first above written.

RESTRICTED PARTY:

Bradford A. Zakes

BUYER:
LONGEVITY BIOMEDICAL, a Delaware corporation

By:
Bradford A. Zakes
Chief Executive Officer

COMPANY:
CEREVAST MEDICAL, INC., a Delaware corporation

By:
Bradford A. Zakes
Chief Executive Officer

[Signature Page to Restrictive Covenant Agreement]

EXHIBIT D

FORM OF RESIGNATION

August , 2022

Cerevast Medical, Inc.

12100 NE 195th Street, Suite 150

Bothell, WA 98011

Re: Resignation

Dear Sir or Madam:

Reference is made to that certain Contribution and Exchange Agreement (the “Contribution Agreement”), dated as of the date hereof, by and among Longevity Biomedical, Inc., a Delaware corporation, Cerevast Medical, Inc., a Delaware corporation (the “Company”), the Owners of the Company, and Bradford A. Zakes as the Owner’s Representative. Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Contribution Agreement.

Contingent upon the Closing and effective as of the Closing Date, I hereby deliver this resignation and resign from any and all positions held as director and/or officer of the Company, without the need for acceptance or any further action by the Company.

Sincerely,

Bradford A. Zakes

EXHIBIT E

FORM OF INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of August _, 2022, between LONGEVITY BIOMEDICAL, INC., a Delaware limited corporation (the “Company”), and BRADFORD A. ZAKES (“Indemnitee”).

RECITALS

A.       WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

B.       WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The Bylaws and Certificate of Incorporation of the Company contemplate indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”). The Bylaws, Certificate of Incorporation and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification;

C.       WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

D.       WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

E.       WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

F.       WHEREAS, this Agreement is a supplement to and in furtherance of the Bylaws and Certificate of Incorporation of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and

G.       WHEREAS, Indemnitee does not regard the protection available under the Company’s Bylaws and Certificate of Incorporation and insurance as adequate in the present circumstances, and may not be willing to serve as an officer or director without adequate protection, and the Company desires

EXHIBIT E

FORM OF INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of August _, 2022, between LONGEVITY BIOMEDICAL, INC., a Delaware limited corporation (the “Company”), and BRADFORD A. ZAKES (“Indemnitee”).

RECITALS

A.       WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

B.       WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States- based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The Bylaws and Certificate of Incorporation of the Company contemplate indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”). The Bylaws, Certificate of Incorporation and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification;

C.       WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

D.       WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

E.       WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

F.       WHEREAS, this Agreement is a supplement to and in furtherance of the Bylaws and Certificate of Incorporation of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and

G.       WHEREAS, Indemnitee does not regard the protection available under the Company’s Bylaws and Certificate of Incorporation and insurance as adequate in the present circumstances, and may not be willing to serve as an officer or director without adequate protection, and the Company desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified.

NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as a director from and after the date hereof, the parties hereto agree as follows:

1.       Indemnity of Indemnitee. The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a)       Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section l(a) if, by reason of his Corporate Status (as hereinafter defined), the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him, or on his behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

(b)       Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of his Corporate Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.

(c)       Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

2.       Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be unlawful.

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3.	Contribution.

(a)       Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b)       Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the Law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c)       The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

(d)       To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

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4.       Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness, or is made (or asked to) respond to discovery requests, in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

5.       Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free.

6.       Procedures and Presumptions for Determination of Entitlement to Indemnification. It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the DGCL and public policy of the State of Delaware. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

(a)       To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification. Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Company.

(b)       Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the board: (1) by a majority vote of the disinterested directors, even though less than a quorum, (2) by a committee of disinterested directors designated by a majority vote of the disinterested directors, even though less than a quorum, (3) if there are no disinterested directors or if the disinterested directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee, or (4) if so directed by the Board of Directors, by the stockholders of the Company. For purposes hereof, disinterested directors are those members of the board of directors of the Company who are not parties to the action, suit or proceeding in respect of which indemnification is sought by Indemnitee.

(c)       If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by the Board of Directors. Indemnitee may, within 10 days after such written notice of selection shall have been given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 13 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.

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(d)       In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(e)       Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise (as hereinafter defined) in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(f)       If the person, persons or entity empowered or selected under Section 6 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(g) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board of Directors or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

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(g)       Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board of Directors or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(h)       The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(i)       The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

7.	Remedies of Indemnitee.

(a)       In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware,or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification. Indemnitee shall commence such proceeding seeking an adjudication within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The Company shall not oppose Indemnitee’s right to seek any such adjudication.

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(b)       In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b).

(c)       If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)       In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on his behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 13 of this Agreement) actually and reasonably incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.

(e)       The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

(f)       Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

8.	Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification; Subrogation.

(a)       The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise, of the Company. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the DGCL, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Certificate of Incorporation, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

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(b)       To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c)       In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Fund Indemnitors), who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d)       The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(e)       The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

9.       Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a)       for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b)       for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(c)       in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board of Directors of the Company authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

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10.       Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue for five (5) years thereafter or, if longer, so long as Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 7 hereof) by reason of his Corporate Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

11.       Security. To the extent requested by Indemnitee and approved by the Board of Directors of the Company, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

12.	Enforcement.

(a)       The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer or director of the Company.

(b)       This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

13.	Definitions. For purposes of this Agreement:

(a)       “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

(b)       “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(c)       “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.

(d)       “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

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(e)       “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(f)       “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was an officer or director of the Company, by reason of any action taken by him or of any inaction on his part while acting as an officer or director of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other Enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce his rights under this Agreement.

14.       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by applicable laws. In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

15.       Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

16.       Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

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17.       Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

(a)	To Indemnitee at the address set forth below Indemnitee signature hereto.
(b)	To the Company at:
Longevity Biomedical, Inc. 2100 NE 195th Street, Suite 150 Bothell, WA 98011 Attn: Bradford A. Zakes Email: bzakes@cerevast.com or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

18.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.       Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

20.       Governing Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

COMPANY
By:

Name:	Bradford A. Zakes
Title:	Chief Executive Officer

INDEMNITEE

Name:	Bradford A. Zakes
Address:

Signature Page To Indemnification Agreement

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EXIHIBIT A-2

FIRST AMENDMENT AND SUPPLEMENT TO THE
CONTRIBUTION AND EXCHANGE AGREEMENT

This First Amendment and Supplement to the Contribution and Exchange Agreement (this “Amendment”) is entered into as of January 25, 2023 (the “Amendment Date”) by and among Longevity Biomedical, Inc., a Delaware corporation (“Purchaser”), Cerevast Medical, Inc., a Delaware corporation (the “Company”), Bradford A. Zakes, Louis J. Fox, Mark S. Humayun, Jennifer Fox Crisp, J. Andy Corley, Li Changan, Qian Xiaoming, William Brinton, Jr., Kirk Clothier, Eric Manegold, Bill Brinton, Sr., Debra Brinton, Julian McQueen, Denice Vezitinski, Travis Rothlisberger, Incline Silo A., LLC, a Nevada limited liability company, Haiyin Capital Investment Limited, a Chinese company limited by shares, Haiyin Equity Investment Fund LP, a Chinese limited partnership, Haiyin Equity Investment Fund II LP, a Chinese limited partnership, Haiyin Tech LP, a British Virgin Islands limited partnership, Hercules Bioventure, LP, a company established in the British Virgin Islands, and Network Victory Limited, a company established in the British Virgin Islands (each an “Owner” and together, the “Owners”), and Bradford A. Zakes, as (the “Owners’ Representative”, and together with the Purchaser, Company and the Owners, the “Parties”). Terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Agreement (as that term is defined below).

BACKGROUND

WHEREAS, the Parties have entered into that certain Contribution and Exchange Agreement dated as of August 7, 2022 (the “Agreement”);

WHEREAS, concurrently with the execution of this Amendment, Purchaser is entering into a Merger Agreement (the “Merger Agreement”) with Denali Capital Acquisition Corp. (the “SPAC”) and the other parties thereto, pursuant to which the Purchaser will merge with and into a subsidiary of the SPAC, subject to the terms and conditions thereof;

WHEREAS, the closing of the transactions contemplated by the Agreement, as amended and supplemented by this Amendment, is a condition to the closing under the Merger Agreement;

WHEREAS, in order to induce the SPAC to enter into the Merger Agreement, the Company, the Owners and the Purchaser wish to make certain representations and warranties to the SPAC hereunder, and to commit to the SPAC as to the performance and compliance with certain covenants, agreements, and other provisions of the Agreement;

WHEREAS, the Parties desire to amend and supplement certain terms of the Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and the execution of the Merger Agreement by the SPAC, the Parties agree as follows:

AMENDMENT

1.                  Recital G of the Agreement is hereby deleted in its entirety and replaced with the following:

     “G. [Reserved].”

2.                  Recital I of the Agreement is hereby deleted in its entirety and replaced with the following:

             “I. WHEREAS, immediately after the closing of the Roll-Up Transitions, the Owners shall own 45.21% of the Purchaser Shares, and the owners of the Equity Securities of Aegeria, Novokera, and FutureTech shall own 30.16%, 13.63%, and 11.00%, respectively, of the Purchaser Shares, which figures may be adjusted based on whether and to what extent FutureTech provides additional working capital to Purchaser between the Amendment Date and the Closing Date;”

3.                  Section 2.2(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

     “(i) [Reserved].”

4.                  Section 2.3(h) of the Agreement is hereby deleted in its entirety and replaced with the following:

     “(h) [Reserved];”

5.                  Section 2.3(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

     “(i) [Reserved];”

6.                  Section 2.3(j) of the Agreement is hereby deleted in its entirety and replaced with the following:

      “(j) [Reserved].”

7.                  The Preamble to Article III is hereby deleted in its entirety and replaced with the following:

     “Except as set forth in the disclosure schedules delivered by the Purchaser to the Company on the Agreement Date, as amended and supplemented by those disclosure schedules delivered by the Company to the Purchaser on the Amendment Date (as, amended, the “Purchaser Disclosure Schedules”), the Purchaser hereby represents and warrants to the Company and the Owners as of the Amendment Date as follows:”

8.                  Section 3.6(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

     “(a) The audited financial statements and notes of the Purchaser for the period ended December 31, 2021 (the “Audited Financials”) and the unaudited financial statements and notes of the Purchaser for the period ended September 30, 2022 (the “Interim Financials;” and together with the Audited Financials, the “Purchaser Financials”) fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by GAAP).”

9.                  Section 3.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

      “Absence of Certain Changes. As of the Amendment Date, except as set forth in Schedule 3.6(b), the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation and related initial start-up activities and (b) since September 30, 2022 not been subject to a Material Adverse Effect on the Purchaser.”

10.                 The Preamble to Article IV is hereby deleted in its entirety and replaced with the following:

     “Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the Agreement Date, as amended and supplemented by those disclosure schedules delivered by the Company to the Purchaser on the Amendment Date (as, amended, the “Company Disclosure Schedules”), the Company hereby represents and warrants to the Purchaser as of the Amendment Date, and as of the Closing Date as follows:”

11.                Section 4.7(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

      “(a) As used herein, the term “Company Financials” means the (i) audited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related audited income statements, changes in shareholders’ equity and statements of cash flows for the fiscal years then ended, each having been subject to a PCAOB Audit and each having been prepared in accordance with the Accounting Principles (the “Audited Company Financials”), (ii) the unaudited financial statements of the Company, consisting of the balance sheet of the Company as of September 30, 2022 (the “Interim Balance Sheet Date”), and the related unaudited income statement for the nine (9) months then ended. The Audited Company Financials, when delivered by the Company, shall (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with the Accounting Principles, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required by GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has not been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act;”

12.                Section 4.18(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

     “(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the Amendment Date of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2021.”

13.                 Section 4.31 of the Agreement is hereby deleted in its entirety and replaced with the following:

     “Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Approved deSPAC Transaction; (b) the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction; or (c) in the proxy statement and other mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the Approved deSPAC Transaction identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the foregoing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any other Party.”

14.                The Preamble to Article V is hereby deleted in its entirety and replaced with the following:

     “Each Owner, severally and not jointly, makes the following representations and warranties to the Purchaser as of the Amendment Date, and the Closing Date as follows:”

15.                 Section 5.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

     “Disclosure. No representations or warranties by such Owner in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by such Owner expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Approved deSPAC Transaction; (b) the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction; or (c) in the proxy statement and other mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the Approved deSPAC Transaction identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Owner expressly for inclusion or incorporation by reference in any of the foregoing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Owner makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any other Party.”

16.                 Section 6.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

     “PCAOB Audit; Registration Statement.

     (a) The Company shall use its reasonable best efforts to provide, on a timely basis, the accounting firm retained to conduct the PCAOB Audit with all information reasonably available to the Company and requested by such firm and to cause the PCAOB Audit to be completed by not later than February 28, 2023. Notwithstanding the immediately preceding sentence and in accordance with Section 6.15, the Purchaser shall be solely responsible for the cost of the PCAOB Audit.

     (b) The Company and each Owner shall use reasonable best efforts (i) to assist the Purchaser and its representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, in causing to be prepared in a timely manner any other financial or other information or statements (including customary pro forma financial statements) that is reasonably required to be included in the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.”

17.                 Section 6.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

     “Public Announcements. The Parties agree that, after the date hereof and prior to the Closing, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of such Party’s respective Representatives or Affiliates without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Purchaser, with respect to public releases, filings or announcements by the Company, the Owners’ Representative or any Owner, or the Owners’ Representative, with respect to public releases, filings or announcements by the Purchaser, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the Purchaser or the Owners’ Representative, as applicable, reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that the foregoing shall not prohibit the Purchaser and its Representatives (nor, for the avoidance of doubt, the SPAC and its Representatives) from providing general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor, including to potential investors in connection with a private placement of the SPAC’s or its Affiliates’ common stock in connection with an Approved deSPAC Transaction, or in connection with normal fund raising or related marketing or informational or reporting activities. Notwithstanding the foregoing, the Purchaser and the Company may make statements that are consistent with previous public releases made by such Party in compliance with this Section 6.10.”

18.                 Section 6.11(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

     “(b) [Reserved].”

19.                 Section 6.13 of the Agreement is hereby deleted in its entirety and replaced with the following:

      “(a) Effective as of the Agreement Date, the Purchaser shall establish an advisory board of directors (the “Pre-Closing Advisory Board”) which shall be comprised of four (4) individuals with one (1) individual being appointed by each of the Company, Aegeria, Novokera, and FutureTech. The director appointee of (i) the Company shall be Bradford A. Zakes (the “Company Director Appointee”), (ii) Aegeria shall be Jennifer Elisseeff, (iii) Novokera shall be Anthony Lee, and (iv) FutureTech shall be Yuquan Wang. At or prior to the Closing, the Purchaser will provide each director serving on the Post-Closing Purchaser Board an Indemnification Agreement.

      (b) During the Interim Period, the Pre-Closing Advisory Board shall, among other things, (i) advise and assist with the negotiation and completion of the Approved deSPAC Transaction and (ii) advise and assist with the respective affairs, business and operations of each of the Purchaser, the Company, Aegeria, and Novokera.”

20.                 Section 9.2(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

      “(e) The other Roll-Up Transactions shall be consummated substantially simultaneously with the Closing, the BCA shall remain in full force and effect, and the BCA will have been approved by the shareholders of the SPAC and all closing conditions necessary to the closing of such Approved deSPAC Transaction shall have been satisfied or waived in accordance with the terms of the BCA (other than those conditions that by their nature are required to be satisfied at the closing under the BCA and other than the closing under this Agreement and closing of each of the other Roll-Up Transactions).”

21.                 Section 9.3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

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      “(a) Representations and Warranties. All of the representations and warranties of the Company and the Owners set forth in Article IV and Article V of this Agreement (other than the representations and warranties of the Company and the Owners contained in Section 3.5(a) and (b) and Section 4.3(a), (b), and (c), respectively) shall be true and correct on and as of the Agreement Date, the Amendment Date, and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The representations and warranties of the Company and the Owners set forth in Section 3.5(a) and (b) and Section 4.3(a), (b), and (c), respectively, of this Agreement shall be true and correct, except for any de minimis failures to be so true and correct, on and as of the date of this Agreement, the Amendment Date and on and as of the Closing Date as if made on the Closing Date except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date).”

22.                 Section 10.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

      “(b) by written notice by the Purchaser or the Owners’ Representative if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by the date that is the nine-month anniversary of the date of this Amendment (the “Outside Date”), provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Representatives or Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”

23.                 Section 10.1(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(g) [Reserved]; or.”

24.                Section 11.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

     “Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.”

25.                 The definition of “Approved deSPAC Transaction” in the Agreement is hereby deleted in its entirety and replaced with the following:

       ““Approved deSPAC Transaction” means the transaction contemplated by a definitive written business combination agreement (or similar agreement), executed and delivered by the Purchaser and a SPAC, that provides for Purchaser to be acquired by, or to otherwise combine with, the SPAC, pursuant to a transaction meeting each of the following criteria (or as may otherwise be agreed upon in writing by each of the Company, Novokera, Aegeria and FutureTech): (i) the valuation assigned to the Purchaser in the transaction is not less than $128 million; (ii) there is a minimum cash condition at closing of at least $30 million; (iii) at least two members of the Pre-Closing Advisory Board continue as board members of the SPAC (or successor entity) following the consummation of the transaction; (iv) the outstanding founder shares of the SPAC shall be no more than 20% of the total number of the SPAC’s outstanding shares of common stock (or equivalent securities) immediately prior to the closing of the transaction; (v) the lock-up period applicable to the SPAC’s sponsor and management from the SPAC’s initial public offering shall not be shortened in connection with the transaction; and (vi) none of the Company’s representations, warranties or covenants shall survive the closing of the transaction.”

26.              The definition of “deSPAC Transaction” in the Agreement is hereby deleted in its entirety and replaced with the following:

““deSPAC Transaction” means the transactions contemplated by the BCA.”

27.              The definition of “FutureTech” is hereby added to the Agreement:

““FutureTech” means each of FutureTech Capital LLC, FutureTech Partners LLC, FutureTech Partners II LLC, or any of their Representatives or Affiliates.”

28.              The definition of “Material Adverse Effect” in the Agreement is hereby deleted in its entirety and replaced with the following:

““Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Contemplated Transactions or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.”

29.              The definition of “PCAOB Audit” in the Agreement is hereby deleted in its entirety and replaced with the following:

“PCAOB Audit” means the audit of the Company’s financial statements as of and for the year ended December 31, 2022 and (to the extent applicable) each of the two years ended December 31, 2021, conducted by an independent public accounting firm registered with the PCAOB that is reasonably acceptable to the Purchaser and the Company.”

30.              All references to “Haiyin” or “Haiyin Capital” in the Agreement and the Ancillary Agreements, aside from those references to such parties as Owners, are hereby deleted in their entirety and replaced with references to “FutureTech.”

31.              All references to “Wicab China” in the Agreement and the Ancillary Agreements, including in the Recitals, Section 10.1(h), the definition of Roll-Up Transactions, Section 3(c) of the Form of Executive Employment Agreement attached as Exhibit B to the Agreement, the Recitals of the Form of Restrictive Covenant Agreement, attached as Exhibit C to the Agreement, and the definition of “Wicab China” in the Agreement are hereby deleted in their entirety.

32.              Exhibit A of the Agreement is hereby deleted in its entirety and replaced with an updated copy of Exhibit A attached hereto.

SUPPLEMENT

33.              Representations and Warranties of the Company. Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Company to the SPAC on or prior to the date hereof (the “Supplemental Company Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Company Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), the Company hereby represents and warrants to the SPAC that the representations and warranties in Sections 4.1 - 4.32, as amended herein are true and correct in all respects.

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34.              Representations and Warranties of the Owners. Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Owners to the SPAC on or prior to the date hereof (the “Supplemental Owner Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Owner Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), each Owner, separately and severally and not jointly with any other Owner, hereby represents and warrants to the SPAC that the representations and warranties in Sections 5.1 – 5.11 are true and correct in all respects.

35.              Representations and Warranties of the Purchaser. Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Purchaser to the SPAC on or prior to the date hereof (the “Supplemental Purchaser Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Purchaser Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), the Purchaser hereby represents and warrants to the SPAC that the representations and warranties in Sections 3.1 – 3.22 are true and correct in all respects.

36.              Waiver of Dissenters’ Rights. For each of the Contemplated Transactions, each Owner hereby disclaims, waives and agrees, to the fullest extent permitted by law or the DGCL, not to assert dissenters’ or similar rights under the DGCL.

37.              Purchaser Exchanged Shares. Each Party acknowledges that the amount of Purchaser Exchanged Shares each Owner shall receive may be adjusted based on whether and to what extent FutureTech provides additional working capital to Purchaser between the Amendment Date and the Closing Date. FutureTech’s ownership of Purchaser Exchanged Shares will increase at a rate of 1% for each additional $1.28 million funded by FutureTech to Purchaser between the Amendment Date and the Closing Date and each Owner’s ownership of Purchaser Exchanged Shares shall decrease pro rata.

38.              Covenants of All Parties. Each of the Purchaser, the Company, each Owner, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that such Party will timely and completely perform and comply with all covenants and agreements under the Agreement required to be performed by it prior to the Closing.

39.              Closing Conditions. Each of the Purchaser, the Company, each Owner, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that such Party will not waive any condition to such Party’s obligation to consummate the transactions contemplated to occur at the Closing contained in Article II or Article IX of the Agreement unless such Party has first obtained the prior written consent of the SPAC to such waiver.

40.              Amendments. Each of the Purchaser, the Company, each Owner, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that it will not amend, modify, or supplement the Agreement in any way, whether pursuant to Section 11.9 or otherwise, unless such Party has first obtained the prior written consent of the SPAC, which consent will not be unreasonably conditioned, withheld or delayed.

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41.              Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

42.              This Amendment may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties and the SPAC.

43.              The Parties agree that the SPAC shall be an express third-party beneficiary of this Amendment, including the rights of specific performance set forth in paragraph 40 of this Amendment, and the provisions of the Agreement and this Amendment shall inure to the benefit of the SPAC and its successors and assigns.

44.              Except as otherwise set forth herein, no terms or provisions of the Agreement, or any Ancillary Agreement are amended or modified by this Amendment. The Agreement and the Ancillary Agreements, as modified by the terms of this Amendment, shall continue in full force and effect and all terms and conditions of the Agreement and the Ancillary Agreements, as modified hereby, are hereby ratified and confirmed in all respects. In the event of any conflict between the terms of the Agreement or the Ancillary Agreements, and this Amendment, this Amendment shall control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

THE PURCHASER

Longevity Biomedical, Inc.

By:	/s/ Bradford A. Zakes
Name:	Bradford A. Zakes
Title:	President & CEO

THE COMPANY

Cerevast Medical, Inc.

By:	/s/ Bradford A. Zakes
Name:	Bradford A. Zakes
Title:	President & CEO

[Signature Page to First Amendment to the Contribution and Exchange Agreement]

THE OWNERS

/s/ Bradford A. Zakes
Name:	Bradford A. Zakes

/s/ Louis J. Fox
Name:	Louis J. Fox

/s/ Mark S. Humayun
Name:	Mark S. Humayun

/s/ Jennifer Fox Crisp
Name:	Jennifer Fox Crisp

/s/ J. Andy Corley
Name:	J. Andy Corley

/s/ Li Changan
Name:	Li Changan

/s/ Qian Xiaoming
Name:	Qian Xiaoming

/s/ William Brinton, Jr.
Name:	William Brinton, Jr.

/s/ Kirk Clothier
Name:	Kirk Clothier

/s/ Eric Manegold
Name:	Eric Manegold

/s/ Bill Brinton, Sr.
Name:	Bill Brinton, Sr.

/s/ Debra Brinton
Name:	Debra Brinton

/s/ Julian McQueen
Name:	Julian McQueen

/s/ Denice Vezitinski
Name:	Denice Vezitinski

/s/ Travis Rothlisberger
Name:	Travis Rothlisberger

Incline Silo A., LLC

By	:/s/ Karin Matthews
Name:	Karin Matthews
Title:	Manager

Haiyin Capital Investment Limited

By:	/s/ Li Dongping
Name:	Li Dongping

Haiyin Equity Investment Fund LP

By:	/s/ Li Dongping
Name:	Li Dongping

Haiyin Equity Investment Fund II LP

By:	/s/ Li Dongping
Name:	Li Dongping

Haiyin Tech LP

By:	/s/ Li Dongping
Name:	Li Dongping

Hercules Bioventure, LP

By:	/s/ Hercules Bioventure, LP
Name:	Hercules Bioventure, LP

Network Victory Limited

By:	/s/ Che Fensheng
Name:	Che Fensheng

THE OWNERS’ REPRESENTATIVE
/s/ Bradford A. Zakes
Name:	Bradford A. Zakes

Exhibit A

Contributed and Exchanged Equity

ACKNOWLEDGED AND ACCEPTED:
DENALI CAPITAL ACQUISITION CORP.
By:	/s/ Lei Huang
	Name:	Lei Huang
	Title:	Chief Executive Officer

Exhibit A

Contributed and Exchanged Equity

Name	Contributed Company Shares	Purchaser Exchanged Shares Issued
Bradford A. Zakes	100,000	232,674
Haiyin Capital Investment Limited	423,032	984,288
Haiyin Equity Investment Fund LP	610,264	1,419,929
Haiyin Equity Investment Fund II LP	130,139	302,800
Haiyin Tech LP	256,137	595,965
Hercules Bioventure, LP	26,119	60,772
Network Victory Limited	146,890	341,775
Louis J. Fox	9,532	22,178
Mark S. Humayun	10,591	24,642
Fox Crisp	1,059	2,464
J. Andy Corley	432	1,005
Li	85,344	198,573
Xiaoming Qian	12,801	29,784
Bill Brinton, Sr.	9,680	22,522
William Brinton, Jr.	48,402	112,619
William Brinton, Jr.	29,041	67,571
Kirk Clothier	9,680	22,522
Eric Manegold	9,680	22,522
Julian MacQueen	9,680	22,522
Denice Vezetinski	2,500	5,816
Li	42,898	99,812
Travis Rothlisberger	2,300	5,351
Total	1,976,201	4,598,106

[Exhibit A]

EXHIBIT B-1

EXECUTION VERSION

CONTRIBUTION AND EXCHANGE AGREEMENT

BY AND AMONG

LONGEVITY BIOMEDICAL, INC.,

AEGERIA SOFT TISSUE, LLC,

THE OWNERS,

AND

THE OWNERS’ REPRESENTATIVE

ARTICLE I CONTRIBUTION AND EXCHANGE		2

1.1	Contribution and Exchange	2

ARTICLE II CLOSING		3

2.1	Closing	3
2.2	Closing Deliverables of the Company and the Owners	3
2.3	Closing Deliverables of the Purchaser	4

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER		5

3.1	Incorporation and Standing	5
3.2	Authorization; Binding Agreement	5
3.3	Governmental Approvals	6
3.4	Non-Contravention	6
3.5	Capitalization	6
3.6	Purchaser Financial Statements	7
3.7	Absence of Certain Changes	7
3.8	Compliance with Laws	7
3.9	Actions; Orders; Permits	8
3.10	Taxes and Returns	8
3.11	Employees and Employee Benefit Plans	8
3.12	Properties	8
3.13	Material Contracts	8
3.14	Transactions with Affiliates	9
3.15	Investment Company Act	9
3.16	Finders and Brokers	9
3.17	Purchaser Exchanged Shares	9
3.18	Certain Business Practices	9
3.19	Insurance	10
3.20	Independent Investigation	10
3.21	Disclosure	10
3.22	Disclaimer of Other Representations and Warranties	10

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		11

4.1	Formation and Standing	11
4.2	Authorization; Binding Agreement	11
4.3	Capitalization	11
4.4	Subsidiaries	13
4.5	Governmental Approvals	13
4.6	Non-Contravention	13
4.7	Financial Statements	13
4.8	Absence of Certain Changes	15
4.9	Compliance with Laws	17
4.10	Company Permits	17
4.11	Litigation	17

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4.12	Material Contracts	17
4.13	Intellectual Property	19
4.14	Taxes and Returns	22
4.15	Real Property	24
4.16	Personal Property	24
4.17	Title to Assets	24
4.18	Employee Matters	24
4.19	Benefit Plans	26
4.20	Environmental Matters	27
4.21	Transactions with Related Persons	28
4.22	Insurance	29
4.23	Reserved	29
4.25	Certain Business Practices	29
4.26	Compliance with Privacy Laws, Privacy Policies and Certain Contracts	30
4.27	Compliance with Health Care Laws and Certain Contracts	31
4.28	Investment Company Act	33
4.29	Finders and Brokers	33
4.30	Independent Investigation	33
4.31	Disclosure	33
4.32	Disclaimer of Other Representations and Warranties	33

ARTICLE V REPRESENTATIONS REGARDING THE OWNERS		34

5.1	Existence, Good Standing and Foreign Qualification.	34
5.2	Authorization, Binding Agreement and Enforceability	34
5.3	Governmental Approvals	34
5.4	Non-Contravention	35
5.5	Ownership of the Company Contributed Shares and Company Contributed Equity Awards	35
5.6	Litigation	35
5.7	Accredited Investor and Bad Actor Status	36
5.8	Finders and Brokers	36
5.9	Independent Investigation	36
5.10	Disclosure	36
5.11	Disclaimer of Other Representations and Warranties	36

ARTICLE VI COVENANTS		36

6.1	Access and Information	36
6.2	Conduct of Business of the Company	37
6.3	PCAOB Audit	37
6.4	Interim Period Financial Statements	38
6.5	No Solicitation	38
6.6	Notification of Certain Matters	39
6.7	Efforts	39
6.8	Tax Matters	40
6.9	Further Assurances	41

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6.10	Public Announcements	41
6.11	Confidential Information	41
6.12	Documents and Information	42
6.13	Pre-Closing Board of Directors and Executive Officers	42
6.14	Indemnification of Officers and Directors; Tail Insurance	42
6.15	Fees and Expenses	43

ARTICLE VII NO SURVIVAL		43

7.1	No Survival	43

ARTICLE VIII MUTUAL RELEASES		43

8.1	Release by the Owners and Company	43
8.2	Release by the Purchaser	43

ARTICLE IX CLOSING CONDITIONS		44

9.1	Conditions to Each Party’s Obligations	44
9.2	Conditions to Obligations of the Company	44
9.3	Conditions to Obligations of the Purchaser	45
9.4	Frustration of Conditions	45

ARTICLE X TERMINATION		45

10.1	Termination	45
10.2	Effects of Termination	46
10.3	Survival	47

ARTICLE XI MISCELLANEOUS		47

11.1	Notices	47
11.2	Binding Effect; Assignment	48
11.3	Third Persons	48
11.4	Arbitration	48
11.5	Governing Law; Jurisdiction.	49
11.6	Waiver of Jury Trial	49
11.7	Specific Performance	49
11.8	Severability	49
11.9	Amendment	50
11.10	Waiver	50
11.11	Entire Agreement	50
11.12	Interpretation	50
11.13	Counterparts	51
11.14	Owners’ Representative	51
11.14	Legal Representation	53

ARTICLE XII DEFINITIONS		53

12.1	Certain Definitions	53
12.2	Section References	63

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Company Contributed Shares, Company Contributed Equity Awards, Purchaser Exchanged Shares
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Restrictive Covenant Agreement
Exhibit D	Form of Resignation
Exhibit E	Form of Indemnification Agreement

Purchaser Disclosure Schedule

Company Disclosure Schedule

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CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is dated as of August 7, 2022 (the “Agreement Date”) and is by and among Longevity Biomedical, Inc., a Delaware corporation (the “Purchaser”), Aegeria Soft Tissue, LLC, a Delaware limited liability company (the “Company”), Jennifer Elisseeff, Alessandro Ovi, Lee R. Marks, The Johns Hopkins University, Sestant SpA, an Italian company, Patrick Byrnes, Romano Prodi, Kofi Boahene, Andrew Pardoll, and Jim Forsell (each an “Owner” and collectively the “Owners”), and Jennifer Elisseeff, solely in her capacity as the representative of the Owners (the “Owners’ Representative”). The Purchaser, the Company, the Owners, and the Owners’ Representative are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.       WHEREAS, as of the Agreement Date, the Owners are the owners of record of the Company Contributed Units, as more fully set forth on Exhibit A;

B.       WHEREAS, at the Closing, the Owners desire to contribute the Company Contributed Units to the Purchaser in exchange for Purchaser Exchanged Shares, as more fully set forth on Exhibit A;

C.       WHEREAS, the Parties desire to execute and deliver this Agreement to set forth the terms and conditions upon which the Contribution and Exchange shall occur;

D.       WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Cerevast are parties, simultaneously with the Closing, (i) the owners of all of the issued and outstanding Equity Securities of Cerevast will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Cerevast will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Cerevast Contribution and Exchange”);

E.       WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Novokera are parties, simultaneously with the Closing, (i) the owners of all of the issued and outstanding Equity Securities of Novokera will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Novokera will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Novokera Contribution and Exchange”);

F.       WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Wicab China are parties, simultaneously with the Closing, (i) the owners of all of the issued and outstanding Equity Securities of Wicab China will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Wicab China will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Wicab China Contribution and Exchange”);

G.       WHEREAS, pursuant to a Subscription Agreement of even date herewith to which the Purchaser and the owners of the Equity Securities of Haiyin are parties, simultaneously with the Closing, the owners of the Equity Securities of Haiyin will purchase $2,000,000 of Purchaser Shares from the Purchaser (the “Haiyin Share Purchase”);

H.       WHEREAS, immediately after the closing of the Roll-Up Transitions, the Owners shall own 20.46% of the Purchaser Shares, and the owners of the Equity Securities of Cerevast, Novokera, Wicab China, and Haiyin shall own 25.38%, 21.23%, 21.92%, and 11%, respectively, of the Purchaser Shares;

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I.       WHEREAS, the Parties intend that, immediately after the closing of the Roll-Up Transactions, the Purchaser will be acquired by, or otherwise combine with, a special purpose acquisition company to be identified by Purchaser (the “SPAC”), pursuant to a business combination agreement (or similar agreement) (“BCA”) to be negotiated, executed, and delivered by the Purchaser and the SPAC after the execution and delivery of this Agreement;

J.       WHEREAS, pursuant to the separate letters of intent entered into by each of Novokera, Wicab China, and Company with the Purchaser, this Agreement will close upon Purchaser entering into a BCA with terms agreeable to Company, Novokera, Cerevast, Wicab China and Haiyin Capital with a SPAC in an Approved deSPAC Transaction and such Closing shall occur immediately prior to or simultaneously with such Approved deSPAC Transaction;

K.       WHEREAS, for United States federal income Tax purposes, the Parties intend that the Roll-Up Transactions and the Approved deSPAC Transaction will collectively be treated as an integrated transaction qualifying under Section 351(a) of the Code; and

        L.       WHEREAS, capitalized terms used in this Agreement are defined in Article XII hereof.

M.       NOW, THEREFORE, in consideration of the foregoing Recitals, the representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge by the Parties, the Parties intending to be legally bound, hereby agree as set forth in this Agreement.

Article I

CONTRIBUTION AND EXCHANGE

1.1      Contribution and Exchange.

          (a)       At the Closing, the Owners shall collectively assign, contribute, convey, deliver, grant, sell and transfer to the Purchaser, and the Purchaser shall accept, acquire and receive from the Owners, all of the Owners’ right, title and interest in, to and under the Company Contributed Units, in each case free and clear of any and all Liens (collectively, the “Contribution”), as more fully set forth on Exhibit A attached hereto.

  (b)       At the Closing, in exchange for the Contribution, the Purchaser shall assign, convey, deliver, exchange, grant, sell and transfer to the Owners, and the Owners shall collectively accept, acquire and receive from the Purchaser, all of the Purchaser’s right, title and interest in, to and under the Purchaser Exchanged Shares, free and clear of any and all Liens (the “Exchange”), as more fully set forth on Exhibit A attached hereto.

  (c)       The Parties hereby acknowledge and agree that the aggregate fair market value of the Company Contributed Units and the Purchaser Exchanged Shares is equal to the Valuation.

  (d)       Any Company Units that are not contributed in the Contribution shall, immediately and automatically upon the Closing, be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for Purchaser Exchanged Shares.

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Article II

CLOSING

          2.1       Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the closing of the Contribution and Exchange pursuant to this Agreement (the “Closing”) shall occur remotely via the electronic exchange of documents and signature pages on a date mutually selected by the Parties which such date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (except for such conditions that, by their terms, must be satisfied or waived at the Closing) (the “Closing Date”).

          2.2       Closing Deliverables of the Company and the Owners. At the Closing, the Company shall deliver or cause to be delivered to the Purchaser the following:

      (a) a certificate from the Secretary or other authorized Representative of the Company certifying as to, and attaching,(A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s governing body authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the Contemplated Transactions, and (C) the incumbency of the Representatives of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party;

      (b)       a good standing certificate (or other similar document applicable for such jurisdiction) for the Company certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of formation, to the extent that a good standing certificate or other similar document is generally available in such jurisdiction;

      (c)       a Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit B (the “Restrictive Covenant Agreement”), effective as of the Closing, duly executed by the Person set forth on Section 2.2(c) of the Company Disclosure Schedule;

     (d)       written resignations, substantially in the form attached hereto as Exhibit C (the “Resignations”), in each case effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(d) of the Company Disclosure Schedule;

      (e)       Indemnification Agreements, substantially in the form attached hereto as Exhibit D (the “Indemnification Agreements”), in each case effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(e) of the Company Disclosure Schedule; and

      (f)       Evidence reasonably acceptable to the Purchaser that the Contracts involving the Company, the Owners, and/or any of their Representatives and/or affiliates set forth on Section 2.2(f) of the Company Disclosure Schedules (if any) shall have been terminated with no further Liability of the Company thereunder.

      (g)       The Company shall have entered in to one or more contracts with Johns Hopkins University and Essent Biologics (or some other third party manufacturer) that provides, inter alia, that all product and clinical documentation produced or generated by Johns Hopkins University, Essent, and/or other third party manufacturer(s) pursuant to an Award/Contract from the Department of Defense to JHU dated June 1, 2020, shall be freely available to the Company for commercial purposes, and that Johns Hopkins University,) shall cooperate with the Company to provide such product and clinical documentation for fulfilling its filing requirements with the U.S. Food and Drug Administration.

           2.3      Closing Deliverables of the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Owners’ Representative the following:

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       (a)    a certificate from the Secretary or other authorized Representative of the Purchaser certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s governing body authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the Contemplated Transactions, and (C) the incumbency of the Representatives of the Purchaser authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party;

      (b)       a good standing certificate (or other similar document applicable for such jurisdiction) for the Purchaser certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of incorporation, to the extent that a good standing certificate or other similar document is generally available in such jurisdiction;

      (c)       the Restrictive Covenant Agreement, effective as of the Closing, duly executed by the Purchaser;

     (d) the Indemnification Agreements, effective as of the Closing, duly executed by the Purchaser;

      (e)       evidence reasonably acceptable to the Owners’ Representative that the Company Director Appointee has been, subject to the Closing, elected to the Post-Closing Purchaser Board; and

      (f)       evidence reasonably acceptable to the Owners’ Representative that all closing conditions necessary to the closing of the Approved deSPAC Transaction shall have been satisfied, and such Approved deSPAC Transaction shall be consummated immediately after, or simultaneously with, the Closing.

REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER

Except as set forth in the disclosure schedules delivered by the Purchaser to the Company on the Agreement Date (the “Purchaser Disclosure Schedules”), the Purchaser hereby represents and warrants to the Company and the Owners as of the Agreement Date as follows:

3.1     Incorporation and Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect on the Purchaser. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2     Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Contemplated Transactions (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Ancillary Documents and the Contemplated Transactions are advisable, fair to, and in the best interests of, the Purchaser and its stockholders and (ii) approved this Agreement, the Ancillary Documents and Contemplated Transactions in accordance with the DGCL

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.

3.3      Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of, filing with or notice to any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the Contemplated Transactions, other than (a) such filings as are contemplated by this Agreement or any Ancillary Documents, (b) applicable requirements, if any, of the Securities Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (c) where the failure to obtain or make such Consents, to make such filings or to give such notices would not have a Material Adverse Effect on the Purchaser.

3.4     Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the Contemplated Transactions, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not have a Material Adverse Effect on the Purchaser.

    3.5     Capitalization.

   (a)       The Purchaser is authorized to issue 100,000,000 Purchaser Shares. The issued and outstanding Purchaser Shares as of the Agreement Date are set forth on Schedule 3.5(a). All outstanding Purchaser Shares are, and at the Closing will be, duly authorized, validly issued, fully paid and non-assessable and are not, either as of the Agreement Date or at the Closing, subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s Organizational Documents or any Purchaser Material Contract to which the Purchaser is a party. The outstanding Purchaser Shares were, and at the Closing will be, issued in compliance in all material respects with applicable securities Laws. Set forth on Schedule 3.5(a) is a capitalization table reflecting the number of issued and outstanding shares of the Purchaser, on a fully- diluted basis, immediately following the closing of the Roll-Up Transactions.

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   (b)       Except as set forth in Schedule 3.5(a) or Schedule 3.5(a), in the Organizational Documents of the Purchaser and in this Agreement and the Ancillary Documents, there are no (i) outstanding options, warrants, puts, calls, convertible Purchaser Securities, preemptive or other similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into Purchaser Securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (A) relating to any issued or unissued Purchaser Securities or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any Purchaser Securities. Except as expressly set forth in the Organizational Documents of the Purchaser or in this Agreement or any Ancillary Documents, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(a), there are no Contracts to which Purchaser is a party with respect to the voting of any Purchaser Shares. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which the Purchaser is a party or which are binding upon the Purchaser providing for the issuance or redemption of any Equity Securities of the Purchaser. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by the Purchaser. The Purchaser does not have any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its holders of Equity Securities or repay any debt owed to any of its Affiliates.

   (c)       All Indebtedness of the Purchaser as of the Agreement Date is disclosed on Schedule 3.5(b). No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser, or (iii) the ability of the Purchaser to grant any Lien on their respective properties or assets.

   (d)       Since the date of incorporation of the Purchaser, and except as contemplated by this Agreement and the Ancillary Documents, the Purchaser has not declared or paid any distribution or dividend in respect of the Purchaser Shares and has not repurchased, redeemed or otherwise acquired any of the Purchaser Shares, and Purchaser’s board of directors has not authorized any of the foregoing.

      3.6       Purchaser Financial Statements.

      (a)       The audited financial statements and notes of the Purchaser for the period ended December 31, 2021 (the “Audited Financials”) and the unaudited financial statements and notes of the Purchaser for the period ended March 31, 2022 (the “Interim Financials;” and together with the Audited Financials, the “Purchaser Financials”) fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by GAAP). The Purchaser Financials are provided or otherwise set forth on Schedule 3.6.

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      (b)       Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on against in the Purchaser Financials.

          3.7      Absence of Certain Changes. As of the Agreement Date, except as set forth in Schedule 3.6(b), the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation and related initial start-up activities and (b) since March 31, 2022 not been subject to a Material Adverse Effect on the Purchaser.

          3.8      Compliance with Laws. The Purchaser is, and has since the date of its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not have a Material Adverse Effect on the Purchaser. The Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. To the Knowledge of the Purchaser, the Purchaser is not under investigation with respect to any violation or alleged violation of, any Law or Order, and the Purchaser has not previously received any subpoenas from any Governmental Authority.

          3.9       Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Action to which the Purchaser is subject which would have a Material Adverse Effect on the Purchaser. There is no Action that the Purchaser has instituted against any other Person. To the Knowledge of the Purchaser, the Purchaser is not subject to any Orders of any Governmental Authority nor are any such Orders pending. The Purchaser holds all Permits necessary to Lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not have a Material Adverse Effect on the Purchaser.

3.10   Taxes and Returns.

      (a)       The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

           3.11    Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

          3.12     Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

       3.13    Material Contracts.

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     (a)       Except as set forth on Schedule 3.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets are bound which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) calendar days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company.

     (b)       With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and to the Knowledge of the Purchaser, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party under any Purchaser Material Contract.

           3.14    Transactions with Affiliates. Schedule 3.13(b) sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the Agreement Date under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former Representative or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the outstanding Purchaser Securities.

           3.15    Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

           3.16    Finders and Brokers. Except as set forth on Schedule 3.15, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser or any of its respective Representatives and Affiliates in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Purchaser.

           3.17    Purchaser Exchanged Shares. All Purchaser Exchanged Shares that are to be issued and delivered to the Owners in the Contribution and Exchange shall be, upon issuance and delivery of such Purchaser Exchanged Shares against receipt of Company Contributed Units in accordance with this Agreement, validly issued, fully paid and non-assessable, free and clear of all Liens, other than Liens arising from applicable securities Laws, the Governing Documents of the Purchaser, and any Liens incurred by any Owner.

       3.18    Certain Business Practices.

      (a)       Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable local or foreign anti-corruption or bribery Law,(iii) made any other unlawful payment or (iv) since the incorporation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

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     (b)       The operations of the Purchaser are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

     (c)       None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, since the date of its incorporation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

           3.19    Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been made available to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in compliance in all material respects with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has reported to its insurers all claims and present or pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not have a Material Adverse Effect on the Purchaser.

           3.20    Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Owners set forth in this Agreement (including the related portions of the Company Disclosure Schedules).

           3.21    Disclosure. No representations or warranties by the Purchaser in this Agreement (as modified by the Purchaser Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Purchaser Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

           3.22    Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of the Purchaser’s Representatives or Affiliates has made or makes (and they expressly disclaim) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to the Purchaser or its business, Representatives or Affiliates. The Purchaser hereby acknowledges and agrees that, except as expressly set forth in Article IV and Article V of this Agreement, none of the Company, the Owners or any of their respective Representatives or Affiliates has made or makes (and each of them expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to itself or any of its respective businesses, Representatives or Affiliates, in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed in all respects. Other than as set forth in Article IV and Article V of this Agreement, the Purchaser is not relying upon any information provided or made available by, or representation or warranty of, the Company, the Owners or any of their respective Representatives or Affiliates, whether written, oral or otherwise.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the Agreement Date (the “Company Disclosure Schedules”), the Company hereby represents and warrants to the Purchaser as of the Agreement Date as follows:

4.1      Formation and Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the DGCL and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. Schedule 4.1 lists all jurisdictions in which the Company is qualified or licensed to conduct business as a foreign entity and all names other than its legal name under which the Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents.

4.2      Authorization; Binding Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by the Company’s governing body in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company is a party or by which it or its assets are bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s governing body, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents approved this Agreement and the Ancillary Documents to which the Company is or is required to be a party.

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       4.3      Capitalization.

      (a)       Set forth on Section 4.3(a) of the Purchaser Disclosure Schedule are all of the Company Contributed Units that are issued and outstanding immediately prior to the Closing. The Company Contributed Units comprise one hundred percent (100%) of the issued and outstanding Company Units immediately prior to the Closing. Prior to giving effect to the Contemplated Transactions, all of the issued and outstanding Company Contributed Units are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which Company Contributed Units are owned free and clear of any Liens other than those arising under applicable federal and state securities Laws and the Organizational Documents of the Company. All of the Company Contributed Units have been duly authorized, are fully paid and non-assessable (to the extent such concepts are applicable under the DRLLCA) and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DRLLCA, any other applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or by which it is bound. None of the Company Contributed Units were issued in violation of any applicable federal and state securities Laws or the Organizational Documents of the Company.

      (b)       There are no outstanding Equity Awards issued by the Company. Other than as set forth on Schedule 4.3(b), there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts to which the Company is a party or bound relating to any Equity Securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, member Contracts or any other Contracts with respect to the voting of the Company’s Equity Securities. Except as set forth in the Organizational Documents of the Company, there are no outstanding Contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s Equity Securities. All of the Company’s Equity Securities have been granted, offered, sold and issued in compliance with all applicable federal and state securities Laws. Except as set forth on Schedule 4.3(b), as a result of the consummation of the Contemplated Transactions, no Equity Securities of the Company are issuable and no rights in connection with any Equity Securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

      (c)       Since January 1, 2021, the Company has not declared or paid any distribution or dividend in respect of its Equity Securities and has not repurchased, redeemed or otherwise acquired any its Equity Securities, and the governing body of the Company has not authorized any of the foregoing.

          4.4       Subsidiaries. The Company (a) has no Subsidiaries, (b) does not own or have any rights to acquire, directly or indirectly, any Equity Securities of, or otherwise Control, any Person and (c) is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

           4.5     Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or filing with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions.

          4.6       Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the Contemplated Transactions and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

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       4.7      Financial Statements.

     (a)       As used herein, the term “Company Financials” means the (i) audited financial statements of the Company (including any related notes thereto) to be delivered pursuant to the provisions of Section 6.3 hereof (the “Audited Company Financials”) and (ii) the Company prepared unaudited financial statements of the Company, if any, to be delivered pursuant to the provisions of Section 6.4 hereof. The Audited Company Financials, when delivered by the Company, shall (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) have been prepared in accordance with GAAP, consistently applied throughout and among the periods involved, and (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated. The Company has not been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

     (b)       Except as set forth in Schedule 4.7(b), (i) the Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (A) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (B) transactions are executed with management’s authorization, (C) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (D) access to the Company’s assets is permitted only in accordance with management’s authorization, (E) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (F) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis; and (ii) all of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.1 The Company has not been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company (if any). In the past seven (7) years, the Company has not, and to the Company’s Knowledge none of its Representatives has, received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

     (c)       The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on the Company’s properties or assets.

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     (d)       Except as set forth on Schedule 4.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are or will be either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company as of the most recent balance sheet contained in the Company Financials (the “Interim Balance Sheet”) or (ii) not material and that were incurred after the date of the Interim Balance Sheet or in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any applicable Law).

     (e)       All financial projections with respect to the Company that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

       4.8      Absence of Certain Changes.

     (a)       Except as set forth on Schedule 4.8(a), since December 31, 2021, the Company has conducted its business only in the ordinary course of business consistent with past practice and has not been subject to a Material Adverse Effect.

     (b)       Without limiting the generality of Section 4.8(a), and except as contemplated by the terms of this Agreement or the Ancillary Documents and except as set forth on Schedule 4.8(b), since December 31, 2021, the Company has not:

(i)       amended, waived or otherwise changed, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)       authorized for issuance, issued, granted, sold, pledged, disposed of or proposed to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, including any Equity Securities convertible into or exchangeable for any of its other Equity Securities or engaged in any hedging transaction with a third Person with respect to such Equity Securities;

(iii)       split, combined, recapitalized or reclassified any of its Equity Securities, paid or set aside any dividend or other distribution (whether in the form of cash, Equity Securities or property or any combination thereof) in respect of its Equity Securities, or, directly or indirectly redeemed, purchased or otherwise acquired or offered to acquire any of its Equity Securities;

(iv)       incurred, created, assumed, prepaid or otherwise became liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000, individually or in the aggregate, made a loan or advance to or investment in any third Person (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $25,000 individually or in the aggregate;

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(v)       made or rescinded any election relating to Taxes, settled any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, filed any amended Tax Return or claim for refund, or made any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)       transferred or licensed to any Person or otherwise extended, amended or modified, permitted to lapse or failed to preserve any Company Registered IP, Company IP Licenses or other Company IP (excluding non-exclusive licenses of Company IP to Company customers in the ordinary course of business consistent with past practice), or disclosed to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(vii)       terminated, or waived or assigned any right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(viii)       failed to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

  (ix)       established any Subsidiary or entered into any new line of business;

(x)       failed to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi)       revalued any of its assets or made any change in accounting methods, principles or practices, except to the extent required to comply with applicable Law or GAAP and after consulting with the Company’s outside auditors;

(xii)       waived, released, assigned, settled or compromised any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement, any Ancillary Document or the Contemplated Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of

$25,000 (individually or in the aggregate), or otherwise paid, discharged or satisfied any Actions, Liabilities or obligations;

(xiii)       closed or materially reduced its activities, or effected any layoff or other material personnel reduction or change, at any of its facilities;

(xiv)       acquired, including by merger, consolidation, acquisition of Equity Securities or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xv)       made capital expenditures in excess of $25,000 (individually for any project (or set of related projects) or in the aggregate);

(xvi)       adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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(xvii)       voluntarily incurred any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or in the aggregate other than pursuant to the terms of a Company Material Contract;

(xviii)       sold, leased, licensed, transferred, exchanged or swapped, mortgaged or otherwise pledged or encumbered (including securitizations), or otherwise disposed of any material portion of its properties, assets or rights;

(xix)       entered into any Contract with respect to the voting of Equity Securities of the Company;

(xx)       took any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Contemplated Transactions;

(xxi)       accelerated the collection of any Accounts Receivable or delayed the payment of Accounts Payable or any other Liabilities other than in the ordinary course of business consistent with past practice;

(xxii)       entered into, amended, waived or terminated (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiii)       authorized or agreed to do any of the foregoing actions.

           4.9      Compliance with Laws. Since January 1, 2017, the Company has not been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received, since January 1, 2017, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound.

           4.10    Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to (a) perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, (b) own, lease and operate its assets and properties and (c) market and sell its products (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule

4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

           4.11    Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, Equity Securities or assets), its business, Equity Securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a materially adverse effect upon the Company. In the past seven (7) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

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4.12   Material Contracts.

      (a)       Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i)       contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)       involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)       involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)       evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $25,000;

(v)       involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $25,000 (other than in the ordinary course of business consistent with past practice) or shares or other Equity Securities of the Company or another Person;

(vi)       relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii)       by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $25,000 per year or in the aggregate;

(viii)       obligates the Company to provide continuing indemnification or a guarantee of obligations of a third Person after the Agreement Date in excess of $25,000;

(ix)       is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

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(x)       obligates the Company to make any capital commitment or expenditure in excess of $25,000 (including pursuant to any joint venture);

(xi)       relates to a material settlement entered into within five (5) years prior to the Agreement Date or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xii)       provides another Person (other than any manager, director or officer of the Company) with a power of attorney;

(xiii)       relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from the Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on the Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to the Company entered into in the ordinary course of business or

(E) feedback and ordinary course trade name or logo rights that are not material to the Company; or

(xiv)       that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a registration statement filed on Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S- K under the Securities Act as if the Company was the registrant.

      (b)       Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Contemplated Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract.

       4.13    Intellectual Property.

      (a)       Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third Person with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP.

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      (b)       The Company is the sole and exclusive owner of, or has a valid and enforceable license or sublicense or otherwise possesses legally enforceable rights to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the business of the Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.2 The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract. No third Person has any joint ownership in any Company Intellectual Property owned or purported to be owned by the Company. The Company is not a party to any Contract under which material Intellectual Property is exclusively licensed to the Company.

      (c)       The Company is not a party to any licenses, sublicenses or other agreements or permissions under which the Company is the licensor.

      (d)       No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the Company’s business. To the Company’s Knowledge, no third Person is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.

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    (e)       All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Company) of the Company (and each of their respective Affiliates) have assigned to the Company all Intellectual Property and any claim, or any right (whether or not currently exercisable) to any ownership interest in Intellectual Property arising from the services performed for the Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest or rights in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken commercially reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

    (f)       To the Knowledge of the Company, no Person has obtained unauthorized access to third Person information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Company’s collection, processing and use of personal information. To the Knowledge of the Company, the operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person or constitute unfair competition or trade practices under applicable Law. The Company has executed valid and enforceable written agreements with each of its current and former Representatives, Affiliates and independent contractors who are engaged in creating or developing for the Company any material Company IP in the course of such Person’s employment or retention thereby, pursuant to which such Person has (i) agreed to hold all confidential information of the Company in confidence and (ii) presently assigned to the Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company in the course of such Person’s employment or retention thereby. There is no material uncured breach by the Company or, to the Knowledge of the Company, the counterparty under any such agreement.

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    (g)       The Company has taken commercially reasonable steps to maintain the secrecy and confidentiality of all material Trade Secrets included in the Company Intellectual Property. No Trade Secret that is material to the business of the Company as presently conducted has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any of the Company’s past or present Representatives or Affiliates or any third Person, other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret.

    (h)       No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Company Owned IP. No current or former Representative, Affiliate, consultant or independent contractor of the Company who contributed to the creation or development of the Company Owned IP has, to the Knowledge of the Company, performed services for a Governmental Authority or any university, college, research institute or other educational institution related to the Company’s business as presently conducted during a period of time during which such Representative, Affiliate, consultant or independent contractor was also performing services for the Company.

    (i)       The Company has not sold any products (“Company Products”) that are subject to warranties or Contractual commitments relating to the use, functionality or performance of, or any product or system containing or used in conjunction with, such Company Products.

    (j)       The consummation of any of the Contemplated Transactions will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Immediately following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’s rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the Contemplated Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

       4.14    Taxes and Returns.

     (a)       The Company will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied with all applicable Laws relating to Tax.

     (b)       There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

     (c)       The Company is not being audited by any Tax authority and has not been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations, or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

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     (d)       There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

     (e)       The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

      (f)       The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

      (g)       The Company has not engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

      (h)       The Company has no Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

     (i)       The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

      (j)       The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for the taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any deferred revenue or prepaid amount received on or prior to the Closing Date.

      (k)       The Company has (i) to the extent applicable, complied in all material respects with applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, complied in all material respects with applicable Tax Law regarding Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with any Company Group Member and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

          4.15     Real Property. The Company neither owns or leases, nor has ever owned or leased, any real property or any interest in real property.

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       4.16     Personal Property. The Company does not own or lease any material Personal Property.

          4.17     Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than Permitted Liens. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the business of the Company as it is now conducted or that are used or held by the Company for use in the operation of the business of the Company, and taken together, are adequate and sufficient for the operation of the business of the Company as currently conducted.

       4.18    Employee Matters.

     (a)   The Company does not have, and has never had, any employees.

    (b)       Schedule 4.18(b) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(b), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(b), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last five (5) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

       4.19     Benefit Plans.

     (a)   The Company does not have, and has never had, any Benefit Plan.

     (b)       No arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

    (c)       Except as set forth on Schedule 4.19(h), the consummation of the Contemplated Transactions and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19(a));

(ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

       4.20     Environmental Matters. Except as set forth in Schedule 4.20:

      (a)       The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts,circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

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     (b)       The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, Contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

     (c)       No Action has been instituted or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in violation of any Environmental Law or Environmental Permit or may have any Liability under any Environmental Law.

     (d)       The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

     (e)       There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

          4.21     Transactions with Related Persons. Except as set forth on Schedule 4.21, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past five (5) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than one percent (1%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, the Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

        4.22    Insurance.

    (a)       Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company has no self-insurance or co-insurance programs. In the past five (5) years, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

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     (b)       Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by the Company in the past seven (7) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the five (5) years preceding the Agreement Date, the Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

       4.23    Reserved.

          4.24      Top Customers and Suppliers. Except as listed in Schedule 4.24, the Company has not sold any product and did not have any customers or suppliers, other than legal counsel furnishing various legal services to Company and the Company’s independent registered public accounting firm, for (a) the twelve

(12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through the Interim Balance Sheet Date.

       4.25    Certain Business Practices.

     (a)       Neither the Company nor any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company nor any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

     (b)       The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

     (c)       None of the Company or any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last seven (7) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan,Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

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               4.26   Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

Except as set forth on Schedule 4.26:

     (a)       the Company, and, to the Knowledge of the Company, its officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Data or Protected Health Information that the Company has stored, maintained, or transmitted, are and have been at all times, in compliance in all material respects with all applicable Privacy Laws;

     (b)       the Company is in compliance in all material respects with any privacy policies binding on it, and complies in all material respects with all applicable Privacy Laws;

(c)            except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company has not experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);

     (d)       except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (A) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company, and (B) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and

     (e)       neither the Company nor, to the Knowledge of the Company, any subcontractor agent or vendor of the Company, has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) requiring reporting to any Governmental Authority.

     (f)       To the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to Personal Data or Protected Health Information.

       4.27    Compliance with Health Care Laws and Certain Contracts.

Except as set forth on Schedule 4.27:

      (a)       the Company, including the conduct of its business, is and has been at all times in compliance in all material respects with all applicable Health Care Laws;

      (b)       the Company holds, and is operating in compliance in all material respects with, all Permits of the FDA and other foreign, federal, state and local regulatory authorities required for the Lawful conduct of its business as currently conducted, including, but not limited to, Investigational New Drug Applications (“INDs”);

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      (c)       all data, information and representations contained in any submission to, or communications with, the FDA were accurate, complete, truthful and non-misleading in all material respects when submitted or communicated to FDA and, to the Knowledge of the Company, remain so currently. All clinical, non-clinical, manufacturing and product quality studies and tests conducted in development of the pipeline products or services and upon which the Company intends to rely in support of any application to the FDA related to product clearance, authorization or approval were conducted in compliance with all applicable Laws and all Health Care Laws, including without limitation those related to Good Clinical Practice, Good Laboratory Practice, Quality Systems Regulations/Good Manufacturing Practices/Good Tissue Practices, and the protection of human study subjects;

      (d)       all required approvals and authorizations for clinical studies to proceed have been obtained from an appropriate Institutional Review Board (IRB), and informed consent, in compliance with applicable Health Care Laws, has been obtained from all subjects enrolled in the studies;

      (e)       no Company clinical study or clinical trial has been terminated or suspended by the FDA or any other applicable Governmental Authority or IRB, and neither the FDA nor any other applicable Governmental Authority has commenced or, to the Knowledge of the Company, threatened to initiate any clinical hold order on, or otherwise terminate, delay, suspend or restrict, any proposed or ongoing clinical study or clinical trial;

      (f)       the Company has to date developed, designed, tested, studied, processed, manufactured, labeled, stored, handled, packaged, imported, exported and distributed the Company pipeline products and services in compliance in all material respects with all applicable Health Care Laws or other Law. As of the Agreement Date, the Company has not received, and to the Knowledge of the Company, there is no pending civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, Warning Letter, untitled letter, It Has Come To Our Attention Letter, regulatory communication, proceeding or request for information from the FDA or any Governmental Authority concerning material noncompliance with Health Care Laws or other Law with regard to the Company or the Company pipeline products or services;

      (g)       to the Knowledge of the Company, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry by any Person or Governmental Authority under any Health Care Law and (ii) to the Knowledge of the Company, the Company is not currently under investigation or review with respect to any suspected or actual violation of any Health Care Law;

      (h)       no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company or has not been given written notice of any potential criminal, civil or administrative violation of any Health Care Law;

      (i)       neither the Company nor, to the Knowledge of the Company, any of its current officers, directors, managers, employees has engaged or is engaging, in any activities which are cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any Medicare, Medicaid, TRICARE, or any other similar reimbursement program (each, a “Health Care Program”);

      (j)        neither the Company nor any of its Affiliates, officers, directors, or employees has: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the FDA or any other Governmental Authority; (iii) made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure in this subsection (iii) was made could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor (iv) received written notice of or, to the Knowledge of the Company, been subject to any other material enforcement action involving the FDA or any other similar Governmental Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter that would result in a Material Adverse Effect, and none of the foregoing are pending or threatened in writing;

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     (k)       except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has truthfully and accurately completed and submitted all applications, forms and filings required to be submitted to all Governmental Authorities, and their contractors, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers; and

      (l)       as required under Law or a Contract to which the Company is a party or is otherwise bound, the Company has entered into a fully executed “business associate agreement” with (i) each customer of the Company that is a Covered Entity or Business Associate (as each term is defined under 45 CFR § 164.502) from whom the Company receives or maintains Protected Health Information, and (ii) each supplier, vendor, contractor, and/or other applicable Person that has or may have access to Protected Health Information as a result of such Person’s relationship with the Company and is a Business Associate of the Company. Each “business associate agreement” contains all the terms and conditions that the Company is required to include therein under Contracts to which the Company is a party or otherwise bound, including Contracts with customers, resellers, referral partners, vendors and other Persons, and, in all material respects, in accordance with Law. Neither the Company, nor to the Knowledge of the Company, any other party to any “business associate agreement” is in material breach thereof.

          4.28     Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

          4.29     Finders and Brokers. Except as set forth in Schedule 4.29, the Company has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.

           4.30    Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules).

           4.31    Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) (a) contains any untrue statement of a material fact, or (b) omits to state, when read in conjunction with all of the information contained in this Agreement and the Company Disclosure Schedules, any fact necessary to make the statements or facts contained therein not materially misleading.

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           4.32    Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article IV of this Agreement, neither the Company nor any of the Company’s Representatives or Affiliates has made or makes (and each hereby expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to the Company or such Company’s business, Representatives or Affiliates. The Company hereby acknowledges and agrees that, except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of its Representatives or Affiliates has made or makes (and each of them expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to itself or any of its business, Representatives or Affiliates, in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed in all respects. Other than as set forth in Article III of this Agreement, the Company is not relying upon any information provided or made available by, or representation or warranty of, the Purchaser or any of its Representatives or Affiliates, whether written, oral or otherwise.

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REPRESENTATIONS REGARDING THE OWNERS

Each Owner, severally and not jointly, makes the following representations and warranties to the Purchaser as follows:

       5.1      Existence, Good Standing, and Foreign Qualification.

      (a)       Entity Owners. The Owner is an entity duly incorporated, formed or organized, as applicable, validly existing and in good standing under the Laws of its incorporation, formation or organization, as applicable, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Owner is duly qualified or licensed and in good standing in the jurisdiction in which it was incorporated, formed or organized, as applicable, and in each other jurisdiction where the nature of the business conducted by the Owner makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed as would not have a Material Adverse Effect on the Owner.

      (b)       Other Owners. As applicable, the Owner has the requisite capacity and competency to authorize this agreement.

       5.2      Authorization, Binding Agreement and Enforceability.

     (a)       If applicable, such Owner has all requisite entity power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Document to which such Owner is or is required to be a party, to perform such Owner’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which such Owner is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Owner, and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Owner, enforceable against such Owner in accordance with its terms, subject to the Enforceability Exceptions.

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    (b)       If applicable, such Owner has all requisite entity power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform such Owner’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which such Owner is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by such Owner’s board of directors (or similar governing body) in accordance with such Owner’s Organizational Documents, any applicable Law and any Contract to which such Owner is a party or by which it is bound and (b) except for the requisite approval of the owners of its Equity Securities, no other proceedings on the part of such Owner are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which such Owner is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Owner, and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Owner, enforceable against such Owner in accordance with its terms, subject to the Enforceability Exceptions.

           5.3      Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or filing with any Governmental Authority on the part of such Owner is required to be obtained or made in connection with the execution, delivery or performance by such Owner of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions.

          5.4       Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by such Owner of this Agreement and each Ancillary Document to which such Owner is or is required to be a party or otherwise bound, and the consummation by such Owner of the Contemplated Transactions and compliance by such Owner with any of the provisions hereof and thereof, will not (a) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Owner or any of such Owner’s material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Owner under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Owner under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Contract that is binding upon such Owner, except in the cases of clauses (b) and (c), as has not been and would not reasonably be expected to have a materially adverse impact on such Owner or such Owner’s ability to consummate the Contemplated Transactions or to perform such Owner’s obligations hereunder or thereunder.

          5.5       Ownership of the Company Contributed Units. The Owner is the record and beneficial owner of the Company Contributed Units set forth opposite such Owner’s name on Exhibit A attached hereto, free and clear of any and all Liens. The Owner has the power and authority to sell, transfer, assign and deliver such Company Contributed Units as provided in this Agreement, and such delivery will vest in the Purchaser good and valid title to such Company Contributed Units, free and clear of any and all Liens. Except for this Agreement, such Owner is not a party to any Contract with respect to the voting, redemption, sale, transfer or other disposition of the Company Contributed Units.

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          5.6       Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Knowledge of the Owner, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against such Owner. The items listed on Schedule 4.11, if finally determined adversely to such Owner, will not have a materially adverse impact on such Owner or such Owner’s ability to consummate the Contemplated Transactions or to perform such Owner’s obligations hereunder or thereunder.

           5.6      Accredited Investor and Bad Actor Status. Such Owner (a) is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, and/or (b) is not a “U.S. Person” as defined in Regulation S promulgated under Regulation D of the Securities Act.

           5.8      Finders and Brokers. Except as set forth in Schedule 4.29, such Owner has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.

          5.9       Independent Investigation. The Owner has conducted such Owner’s own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that such Owner has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Owner acknowledges and agrees that in making such Owner’s decision to enter into this Agreement and to consummate the Contemplated Transactions, such Owner has relied solely upon such Owner’s own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules).

          5.10      Disclosure. No representations or warranties made by such Owner in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

           5.11     Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article IV and Article V of this Agreement, neither such Owner nor any of such Owner’s Representatives or Affiliates has made or makes (and each hereby expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to such Owner or such Owner’s business, Representatives or Affiliates. The Owner hereby acknowledges and agrees that, except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of its Representatives or Affiliates has made or makes (and each of them expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to itself or any of its business, Representatives or Affiliates, in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed in all respects. Other than as set forth in Article III of this Agreement, such Owner is not relying upon any information provided or made available by, or representation or warranty of, the Purchaser or any of its Representatives or Affiliates, whether written, oral or otherwise.

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Article VI

COVENANTS

          6.1         Access and Information.

(a)       During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 6.11, the Company shall give, and shall cause their Representatives and Affiliates to give, the Purchaser and its Representatives and Affiliates, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, unaudited interim financial statements, internal working papers, client files, client Contracts and other reasonably requested documentation and information), of or pertaining to the Company, as the Purchaser or its Representatives and Affiliates may reasonably request regarding the Company and its businesses, assets, Liabilities, financial condition, prospects, operations, management, and employees and cause each of the Company’s Representatives and Affiliates to reasonably cooperate with the Purchaser and its Representatives and Affiliates in their investigation, provided, however, that the Purchaser and its Representatives and Affiliates shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company.

     (b)       During the Interim Period, subject to Section 6.11, the Purchaser shall give, and shall cause its Representatives and Affiliates to give, the Company and its Representatives and Affiliates, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, unaudited interim financial statements, internal working papers, client files, client Contracts and other reasonably requested documentation and information), of or pertaining to the Purchaser, as the Owners’ Representative may reasonably request regarding the Purchaser and its business, assets, Liabilities, financial condition, prospects, operations, management and employees and cause each of the Purchaser’s Representatives and Affiliates to reasonably cooperate with the Company and its Representatives and Affiliates in their investigation; provided, however, that the Company and its Representatives and Affiliates shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser.

       6.2      Conduct of Business.

    (a)       Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as set forth on Schedule 6.2 of the Company Disclosure Schedule, the Company shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective Representatives and Affiliates, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

    (b)       Without limiting the generality of Section 6.2(a) and except as set forth on Schedule 6.2 of the Company Disclosure Schedule, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not perform or cause to be performed any of the matters set forth in Section 4.8(b).

    (c)       Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, the Purchaser shall (i) comply in all material respects with all Laws applicable to the Company and its business, assets and employees, (ii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective Representatives and Affiliates, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice, and (iii) not amend the terms of the other Roll-Up Transactions or the Approved deSPAC Transaction (including the BCA).

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          6.3       PCAOB Audit. The Company shall use commercially reasonable efforts to provide, on a timely basis, the accounting firm retained to conduct the PCAOB Audit with all information reasonably available to the Company and requested by such firm such that the PCAOB Audit. Notwithstanding the immediately preceding sentence and in accordance with Section 6.15, the Purchaser shall be solely responsible for the cost of the PCAOB Audit.

          6.4      Interim Period Financial Statements. During the Interim Period, within fifteen (15) calendar days following the last calendar day of each month occurring during the Interim Period, the Company shall deliver to the Purchaser an unaudited income statement and an unaudited consolidated balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month. From the Agreement Date through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any reviewed or audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.

       6.5      No Solicitation.

      (a)       For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement and the Ancillary Documents) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of Equity Securities, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement and the Ancillary Documents) concerning a Business Combination involving Purchaser.

    (b)       During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Contemplated Transactions, each Party shall not, and shall cause its Representatives and Affiliates to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal,(iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

    (c)       Each Party shall notify the others as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

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           6.6      Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third Person (including any Governmental Authority) alleging (i) that the Consent of such third Person is or may be required in connection with the Contemplated Transactions or (ii) any non-compliance with any applicable Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions; (d) becomes Knowledgeable of any fact or circumstance that, or becomes Knowledgeable of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or written threat of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any Representative, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Contemplated Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. During the Interim Period, Purchaser shall keep the Owners’ Representative reasonably informed regarding the status of Purchaser’s discussions with potential SPACs, including by providing the Owners’ Representative with drafts of any letters of intent, business combination agreements (or similar agreements) and material ancillary agreements exchanged between the Purchaser and any such potential SPAC, and shall provide the Owners’ Representative with a copy of any executed letter of intent or business combination agreement (or similar agreement) promptly upon execution thereof.

               6.7      Efforts.

      (a)       Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate in all reasonable respects with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Contemplated Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Contemplated Transactions.

      (b)       In furtherance and not in limitation of Section 6.7(a), to the extent required under any applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the Contemplated Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite Consents for the Contemplated Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Contemplated Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Contemplated Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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     (c)       As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the Contemplated Transactions and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Contemplated Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Contemplated Transactions and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Contemplated Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Contemplated Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Contemplated Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Contemplated Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Contemplated Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Contemplated Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Contemplated Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

      (d)       Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the Contemplated Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

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          6.8       Tax Matters. For federal and all applicable state income Tax purposes, the Parties intend that the Roll-Up Transactions and the Approved deSPAC Transaction will collectively be treated as an integrated transaction qualifying under Section 351(a) of the Code (the “Intended Tax Treatment”). Each Party shall use commercially reasonable efforts to cause the Roll-Up Transactions and the Approved deSPAC Transaction to qualify, and agrees not to take any action which, to its Knowledge, could reasonably be expected to cause the Roll-Up Transactions and the Approved DeSPAC Transaction to fail to qualify for the Intended Tax Treatment. Each Party shall report the Transactions on its respective Tax Returns in a manner consistent with such Intended Tax Treatment and shall take no action or position in any subsequent Tax Return, Tax audit, Tax controversy or otherwise that is inconsistent with such Intended Tax treatment unless required to do so by a final “determination” (as defined in Section 1313(a) of the Code) or other applicable Law.

          6.9       Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Law to consummate the Contemplated Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

          6.10     Public Announcements. The Parties agree that, after the Closing, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of such Party’s respective Representatives or Affiliates without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

       6.11    Confidential Information.

     (a)       The Owners hereby agree that, after the Closing Date, such Owners shall, and shall cause their respective Representatives and Affiliates to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Contemplated Transactions or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Representatives or Affiliates), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third Person any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Owners become legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that the Purchaser or a Representative or an Affiliate thereof may seek a protective Order or other remedy or waive compliance with this Section 6.11(a) and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.11(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information.

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     (b)       The Purchaser hereby agrees that, after the Closing Date, it shall, and shall cause its Representatives and Affiliates to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Contemplated Transactions or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third Person any of the Company Confidential Information without the Owners’ prior written consent; and (ii) in the event that the Purchaser or any of its Representatives or Affiliates becomes legally compelled to disclose any Company Confidential Information, (A) provide the Owners, to the extent legally permitted, with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.11(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Owners waive compliance with this Section 6.11(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information.

           6.12    Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Representatives and Affiliates to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Owners’ Representative during normal business hours of the Company, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or the Company without first advising the Owners’ Representative in writing and giving the Owners’ Representative a reasonable opportunity to obtain possession thereof.

        6.13   Pre-Closing Advisory Board of Directors and Executive Officers.

      (a)       Effective as of the Agreement Date, the Purchaser shall establish an advisory board of directors (the “Pre-Closing Advisory Board”) which shall be comprised of five (5) individuals with one (1) individual being appointed by each of the Company, Cerevast, Novokera, Wicab China, and Haiyin. The director appointee of (i) the Company shall be Jennifer Elisseeff (the “Company Director Appointee”), (ii) Cerevast shall be Bradford A. Zakes, (iii) Novokera shall be Anthony Lee, (iv) Wicab China shall be Kenny Min Zhou and (v) Haiyin shall be Yuquan Wang. At or prior to the Closing, the Purchaser will provide each director serving on the Post-Closing Purchaser Board an Indemnification Agreement.

     (b)       During the Interim Period, the Pre-Closing Advisory Board shall, among other things, (i) advise and assist with the negotiation and completion of the Approved deSPAC Transaction and

(ii) advise and assist with the respective affairs, business and operations of each of the Purchaser, the Company, Cerevast, Novokera, and Wicab China.

       6.14    Indemnification of Directors and Officers; Tail Insurance.

      (a)       The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar Contracts between any D&O Indemnified Person and the Company, in each case as in effect on the Agreement Date, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing Date, the Purchaser shall cause the Organizational Documents of the Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Agreement Date in the Organizational Documents of the Company to the extent permitted by applicable Law. The provisions of this Section 6.14(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

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      (b)       For the benefit of the Company’s directors and officers, the Purchaser shall, prior to the Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Closing Date for events occurring prior to the Closing Date (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

          6.15     Options. Purchaser shall, at the Closing, issue to the persons listed on Schedule 6.15 attached hereto fully vested options exercisable to purchase, at an exercise price per share equal to $0.0001, that number of Purchaser Shares set forth on Schedule 6.15, in each case pursuant to an option agreement in form and substance reasonably satisfactory to the Company.

          6.16     Fees and Expenses. All Expenses incurred in connection with this Agreement, the Ancillary Documents and the Contribution and Exchange shall be paid by the Party incurring such Expenses, provided, however, that the Purchaser (a) shall pay, as and when due, for the cost of the Third-Party Valuation Validation and the PCAOB Audit and (b) shall reimburse the Company, from time to time upon receipt of applicable invoices, up to $125,000 for legal costs, expenses and fees incurred by the Company in connection with the negotiation of this Agreement and the Ancillary Documents (but specifically excluding any and all costs, expenses and fees, including legal fees, related to the Approved deSPAC Transaction). The Purchaser shall pay such Expenses directly to the applicable third-Person provider.

Article VII

NO SURVIVAL

           7.1      No Survival. The representations and warranties of the Parties contained in this Agreement shall for all purposes terminate as of, and shall not survive beyond, the Closing. All covenants and agreements that are to be performed by the Parties in connection with the Contemplated Transactions, including those covenants and agreements set forth in this Agreement and any Ancillary Document that are to be performed, in whole or in part, at or after the Closing Date shall survive in accordance with their respective terms until such covenants and agreements have been performed or otherwise satisfied and the provisions of Article XI shall survive the Closing indefinitely (collectively, the “Surviving Covenants and Agreements”). Accordingly, except with respect to (a) the Surviving Covenants and Agreements, (b) Fraud Claims and (c) the right of any Party to specifically enforce the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, after the Closing, no Party shall have any right to monetary damages under any theory or any cause of action (including any claim for indemnification), and there shall be no Liability of any kind whatsoever on the part of any Party, its Representatives or Affiliates or any of its or their respective Representatives or Affiliates in respect of any breach of or inaccuracy in any representations or warranties contained in this Agreement.

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MUTUAL RELEASES

          8.1       Release by the Owners and Target Company. Effective upon the Closing, except with respect to (i) the Surviving Covenants and Agreements, (ii) Fraud Claims, and (iii) the right of any Party to specifically enforce the performance of the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, each of the Owners and the Company, on behalf of itself, its respective current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Owner and Company Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Purchaser, its current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Purchaser Released Parties”) of and from any and all Actions, Orders, Liabilities and Losses of any kind whatsoever, whether in Law or in equity, which the Owner and Company Releasing Parties may have against any of the Purchaser Released Parties, as of the Closing Date or in the future, in each case in respect of any cause, matter or thing arising under or directly related to the Contemplated Transactions or relating to any of the Purchaser Released Parties, occurring or arising prior to the Closing.

          8.2       Release by the Purchaser. Effective upon the Closing, except with respect to (i) the Surviving Covenants and Agreements, (ii) Fraud Claims, and (iii) the right of any Party to specifically enforce the performance of the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, the Purchaser, on behalf of itself, its respective current and former Representatives and Affiliates and each of its and their respective current and former Representatives and Affiliates (collectively, the “Purchaser Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Owners and the Company, their respective current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Owner and Company Released Parties”) of and from any and all Actions, Orders, Liabilities and Losses of any kind whatsoever, whether in Law or in equity, which the Purchaser Releasing Parties may have against any of the Owner and Company Released Parties, as of the Closing Date or in the future, in each case in respect of any cause, matter or thing arising under or directly related to the Contemplated Transactions or relating to any of the Owner and Company Released Parties, occurring or arising prior to the Closing.

Article IX

CLOSING CONDITIONS

           9.1      Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Contemplated Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Purchaser and the Owners’ Representative of the following conditions:

      (a)       Antitrust Laws. Any waiting period (and any extension thereof) applicable to the Contemplated Transactions under any Antitrust Laws shall have expired or been terminated.

      (b)       Requisite Regulatory Approvals. The Consents required to be obtained from or made with any Governmental Authority in order to consummate the Contemplated Transactions that are set forth in Schedule 9.1(b) shall have each been obtained or made.

      (c)       Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Contemplated Transactions that are set forth in Schedule 9.1(c) shall have each been obtained or made.

      (d)       No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Contemplated Transactions illegal or which otherwise prevents or prohibits consummation of the Contemplated Transactions.

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      (e)       Appointment to the Pre-Closing Advisory Board.The members of the Pre-Closing Advisory Board shall have been elected effective as of the Agreement Date consistent with the requirements of Section 6.13.

   9.2     Conditions to Obligations of the Company. In addition to the conditions specified in Section 9.1, the obligations of the Company to consummate the Contemplated Transactions are subject to the satisfaction or written waiver (where permissible) by the Owners’ Representative of the following conditions:

      (a)       Representations and Warranties. All of the representations and warranties of the Purchaser set forth in Article III of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

     (b)       Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement and the Ancillary Documents to be performed or complied with by it on or prior to the Closing Date.

     (c)       No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the Agreement Date which is continuing and uncured.

     (d)       Closing Deliverables. The receipt of the Closing deliverables of the Purchaser set forth in Section 2.3.

     (e)       Other Transactions. The other Roll-Up Transactions shall be consummated substantially simultaneously with the Closing, the BCA shall remain in full force and effect and the Approved deSPAC Transaction shall occur immediately following the Closing.

   9.3      Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 9.1, the obligations of the Purchaser to consummate the Contemplated Transactions are subject to the satisfaction or written waiver (where permissible) by the Purchaser of the following conditions:

      (a)       Representations and Warranties. All of the representations and warranties of the Company and the Owners set forth in Article IV and Article V of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

      (b)       Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement and the Ancillary Documents to be performed or complied with by it on or prior to the Closing Date.

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     (c)       No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the Agreement Date which is continuing and uncured.

     (d)       Closing Deliverables. The receipt of the Closing deliverables of the Company set forth in Section 2.2.

          9.4       Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Representatives or Affiliates (or with respect to the Company, any Owner) failure to comply with or perform any of its covenants or obligations set forth in this Agreement or any Ancillary Document.

TERMINATION

Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Owners’ Representative;

(b)       by written notice by the Purchaser or the Owners’ Representative if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by March 31, 2023 (the “Outside Date”), provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Representatives or Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)       by written notice by either the Purchaser or the Owners’ Representative if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions, and such Order or other action has become final and non-appealable, provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Representatives or Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)       by written notice by the Owners’ Representative to Purchaser if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) ten (10) Business Days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date, provided, that the Owners’ Representative shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e)       by written notice by the Purchaser to the Owners’ Representative if (i) there has been a material breach by the Company or any of the Owners of any of their respective representations, warranties, covenants or agreements contained in this Agreement or if any respective representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) ten (10) Business Days after written notice of such breach or inaccuracy is provided to the Owners’ Representative or (B) the Outside Date, provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

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(f)       by written notice by the Purchaser to the Owners’ Representative if there shall have been a Material Adverse Effect on the Company following the Agreement Date which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by the Purchaser to the Owners’ Representative;

(g)       by written notice by the Purchaser to the Owners’ Representative if the PCAOB Audit shall not have been completed on or before October 31, 2022, other than as a result of the Purchaser’s failure to comply with the provisions of Section 6.15;

(h)       by written notice by the Owners’ Representative to Purchaser if any of (i) the BCA or (ii) the contribution and exchange agreement with respect to any of the Cerevast Contribution and Exchange, Novokera Contribution and Exchange or Wicab China Contribution and Exchange or (iii) the Subscription Agreement with respect to the Haiyin Share Purchase a expire in accordance with their terms or are terminated; or

(i)       by written notice by the Owners’ Representative to Purchaser if Purchaser shall not have delivered to the Owners’ Representative a BCA, duly executed by Purchaser and the applicable SPAC, on or before September 30, 2022.

          10.2        Effect of Termination. This Agreement may only be terminated in accordance with Section 10.1 pursuant to a written notice delivered by the applicable Party to the other applicable Parties which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. Subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7, the Parties' sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Contemplated Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1. Other than as provided in Section 10.3, in the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives or Affiliates, and all rights and obligations of each Party shall cease, provided, however, that nothing herein shall relieve any Party from Liability for any intentional breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party.

10.3               Survival. Section 6.10, Section 6.11, Section 6.15, Article XI and this Section 10.2 shall survive any termination of this Agreement in accordance with Section 10.1.

Article XI

MISCELLANEOUS

 11.1              Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including e-mail), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

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If to the Purchaser, to: Longevity Biomedical, Inc. 12100 NE 195th Street, Suite 150 Bothell, WA 98011 Attention: Bradford A. Zakes E-mail: bzakes@cerevast.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attn: Andrew M. Tucker, Esq.

Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

E-mail: andy.tucker@nelsonmullins.com

If to the Company, to: Aegeria Soft Tissue, LLC 3007 Saint Paul St. Baltimore, MD 21218 Attn: Jennifer Elisseeff E-mail: jhe@jhu.edu with a copy (which will not constitute notice) to:

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1000

McLean, VA 22102

Attn: Jason Simon

Facsimile No: (703) 714-8386

Telephone No.: (703) 749-1386

E-mail: simonj@gtlaw.com

If to the Owners, to: Jennifer Elisseeff 3007 Saint Paul St. Baltimore, MD 21218 E-mail: jhe@jhu.edu

11.2    Binding Effect; Assignment. This Agreement and the Ancillary Documents shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement and the Ancillary Documents shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Owners’ Representative), and any assignment without such consent shall be null and void, provided that no such assignment shall relieve the assigning Party of its obligations hereunder or thereunder.

11.3     Third Persons. Except for the rights of the D&O Indemnified Persons set forth in Section 14, which the Parties acknowledge and agree are express third Person beneficiaries of this Agreement, nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.4    Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.4 arising out of, related to, or in connection with this Agreement, the Ancillary Documents or the Contemplated Transactions (a “Dispute”) shall be governed by this Section 11.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”), provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within seven (7) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within seven (7) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of Delaware. The language of the arbitration shall be English.

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11.5    Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 11.4, all Actions arising out of or relating to this Agreement and any Ancillary Agreement shall be heard and determined exclusively in any state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 11.4, each Party hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement, the Ancillary Documents or the Contemplated Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Contemplated Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.

11.6   Waiver of Jury Trial . EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OR AFFILIATE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

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11.7    Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at Law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at Law or in equity.

11.8   Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.9    Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed each of the Purchaser, the Company, the Owners and the Owners’ Representative.

11.10  Waiver. The Purchaser on behalf of itself and its Representatives and Affiliates, the Company on behalf of itself and its Representatives and Affiliates, and the Owners’ Representative on behalf of itself and the Owners, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Owners’ Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.

11.11 Entire Agreement. This Agreement and the Ancillary Documents embody the entire agreement and understanding of the Parties in respect of the Contemplated Transactions. This Agreement and the Ancillary Documents supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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11.2  Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP;(d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”;(h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein;(j)       except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Securities of such Person, in whatever form, including with respect to the Purchaser its stockholders under the Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

11.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by Electronic Transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    11.14  Owners’ Representative.

(a)       Each Owner, by delivery of a counterpart to this Agreement, on behalf of such Owner and such Owner’s Representatives and Affiliates, hereby irrevocably constitutes and appoints Jennifer Elisseeff, in her capacity as the Owners’ Representative, as the true and lawful agent and attorney- in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Owners’ Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Owners’ Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Owners’ Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Owners’ Representative Documents, including: (i) terminating, amending or waiving on behalf of such Person any provision of any Owners’ Representative Document (provided, that any such action, if material to the rights and obligations of the Owners in the reasonable judgment of the Owners’ Representative, will be taken in the same manner with respect to all Owners unless otherwise agreed by each Owner who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Owners’ Representative Document; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Owners’ Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Owners’ Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the Contemplated Transactions, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (v) receiving all or any portion of the Purchaser Exchanged Shares and to distributing the same to the Owners; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Owners’ Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Owners’ Representative shall be binding upon each Owner and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section

11.14 are irrevocable and coupled with an interest. The Owners’ Representative hereby accepts its appointment and authorization as the Owners’ Representative under this Agreement.

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(b)       Any other Person, the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Owners’ Representative as the acts of the Owners under any Owners’ Representative Documents. The Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Owners’ Representative as to (i) any payment instructions provided by the Owners’ Representative or (ii) any other actions required or permitted to be taken by the Owners’ Representative hereunder, and no Owner shall have any cause of action against the Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Owners’ Representative. The Purchaser and the Company shall not have any Liability to any Owner for any allocation or distribution among the Owners by the Owners’ Representative of payments made to or at the direction of the Owners’ Representative. All notices or other communications required to be made or delivered to an Owner under any Owners’ Representative Document shall be made to the Owners’ Representative for the benefit of such Owner, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Owner with respect thereto. All notices or other communications required to be made or delivered by an Owner shall be made by the Owners’ Representative (except for a notice under Section 11.14(d) of the replacement of the Owners’ Representative).

(c)       The Owners’ Representative will act for the Owners on all of the matters set forth in this Agreement in the manner the Owners’ Representative believes to be in the best interest of the Owners, but the Owners’ Representative will not be responsible to the Owners for any losses that any Owner may suffer by reason of the performance by the Owners’ Representative of the Owners’ Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Owners’ Representative in the performance of its duties under this Agreement. From and after the Closing, the Owners shall jointly and severally indemnify, defend and hold the Owners’ Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Owners’ Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Owners’ Representative’s duties under any Owners’ Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Owners’ Representative. In no event shall the Owners’ Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Owners’ Representative shall not be liable for any act done or omitted under any Owners’ Representative Document as the Owners’ Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Owners’ Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Owners’ Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Owners’ Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Owners, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Owners’ Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Owners’ Representative under this Section 11.14 shall survive the Closing and continue indefinitely.

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(d)       If the Owners’ Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Owners, then the Owners shall, within ten (10) Business Days after such death, disability, dissolution, resignation or other event, appoint a successor Owners’ Representative (by vote or written consent of the Owners holding in the aggregate in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Owners’ Representative” for purposes of this Agreement.

11.15  Legal Representation. The Parties agree that, notwithstanding the fact that Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), prior to Closing, represented the Purchaser in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions, and has also represented the Purchaser and its Representatives and Affiliates in connection with matters other than the Contemplated Transactions, Nelson Mullins will be permitted in the future, after Closing, to represent the Purchaser and its Representatives and Affiliates in connection with any disputes arising out of, or related to, this Agreement, the Roll-Up Transactions and the Approved deSPAC Transaction. The Company, the Owners and the Owners’ Representative, who are or have the right to be represented by independent counsel in connection with the this Agreement, the Roll-Up Transactions and the Approved deSPAC Transaction, hereby agree, in advance, to waive (and to cause their Representatives and Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Nelson Mullins’s future representation of one or more of the Purchaser and its Representatives and Affiliates in which the interests of such Person are adverse to the interests of the Company, the Owners and the Owners’ Representative or any of their respective Representatives and/or Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Purchaser shall be deemed the client of Nelson Mullins with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Purchaser, shall be controlled by the Purchaser and shall not pass to or be claimed by any other Person, provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Representatives and/or Affiliates (including, after the Closing Date, the Company and its Representatives and/or Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third Person.

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Article XII

DEFINITIONS

    12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means the Company Disclosure Schedule, the Purchaser Disclosure Schedule, each Contract, document or other instrument attached hereto as an Exhibit, and the other Contracts, documents or other instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Approved deSPAC Transaction” means the transaction contemplated by a definitive written business combination agreement (or similar agreement), executed and delivered by the Purchaser and a SPAC, that provides for Purchaser to be acquired by, or to otherwise combine with, the SPAC, pursuant to a transaction meeting each of the following criteria (or as may otherwise be agreed upon in writing by each of the Company, Cerevast, Novokera, Wicab China and Haiyin): (i) the valuation assigned to the Company in the transaction is not less than $250 million; (i) there is a minimum cash condition at closing of at least $75 million; (iii) there is a minimum committed private placement of at least $35 million;

(iv) at least two members of the Pre-Closing Advisory Board continue as board members of the SPAC (or successor entity) following the consummation of the transaction; (v) the outstanding founder shares of the SPAC shall be no more than 20% of the total number of the SPAC’s outstanding shares of common stock (or equivalent securities) immediately prior to the closing of the transaction; (vi) the lock-up period applicable to the SPAC’s sponsor and management from the SPAC’s initial public offering shall not be shortened in connection with the transaction; (vii) none of the Company’s representations, warranties or covenants shall survive the closing of the transaction; and (viii) all of the shares issued to the Company’s stockholders in connection with the transaction shall be registered and freely tradeable upon the closing of the transaction (provided that directors, officers and 5% or greater stockholders of the post-transaction company shall agree to a lock-up of 180 days).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section (3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

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“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Cerevast” means Cerevast Medical, Inc., a Delaware corporation.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of its Representatives, furnished in connection with this Agreement or the Contemplated Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Contributed Units” means the Company Units that the Company is contributing to the Purchaser in the Contribution.

“Company Equity Securities” means the Company Units.

“Company Units” means those units that evidence membership interests in the Company. “Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the Contribution and the Exchange.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother- in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

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“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

    “DGCL” means the General Corporation Law of the State of Delaware. “DRLLCA” means the Delaware Limited Liability Company Act.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Awards” means any (i) security convertible, with or without consideration, into an Equity Security, (ii) any warrant or right to subscribe for or purchase such an Equity Security or (iii) any put, call, straddle, or other option or Contract to purchase an Equity Security from, or to sell an Equity Security to, another Person without being bound to do so.

“Equity Security” means any (i) share of capital stock, (ii) general partnership interest,

(iii) limited partnership interest, (iv) limited liability company interest or (v) other similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, interest in a joint venture, or certificate of interest in a business trust.

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“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended. “Exchange

Act” means the U.S. Securities Exchange Act of 1934, as amended.

      “Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel,accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party or any of its Representatives and/or Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the Ancillary Documents and the Contribution and Exchange.

“FDA” means the U.S. Food and Drug Administration.

“Fraud Claim” means, at any applicable time, fraud as defined pursuant to Delaware common Law.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Haiyin” means Haiyin Capital, a Chinese company.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Health Care Laws” means any and all Laws of any Governmental Authority pertaining to health regulatory matters applicable to the business of the Company, including (a) the Public Health Service Act (42 U.S.C. § 201 et seq.), the Federal Food, Drug & Cosmetic Act (“FDC Act”) (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder, as amended; (b) requirements of Law relating to the developing, designing, testing, studying, processing, manufacturing, labeling, storing, handling, packaging, marketing, selling, importing, exporting, or distributing of drugs (including biological products), or medical devices, combination products, or human cell, tissue, and cellular and tissue-based products (“HCT/Ps”), including laws governing Permit requirements for any of the foregoing activities; (c) fraud and abuse (including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a- 7b(b)); the Civil False Claims Act (31 U.S.C. § 3729 et seq.) and the Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (42. U.S.C. §1395nn); Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (d) Medicare, Medicaid, TRICARE or other governmental health care or payment program (including but not limited to Title XVIII and Title XIX of the Social Security Act); (e) quality, safety certification and accreditation standards and requirements; (f) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; and (g) any other Law or regulation of any Governmental Authority which regulates kickbacks, patient or Health Care Program reimbursement, Health Care Program claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company.

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“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental

Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural Person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

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“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Contemplated Transactions or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate;(iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster;

(v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

    “Novokera” means Novokera, LLC, a Nevada limited liability company.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation, certificate of formation, articles of incorporation, articles of organization, bylaws, operating agreement, limited liability company agreement, partnership agreement, or similar organizational documents, in each case, as amended and restated as of the Closing.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

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“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Audit” means the audit of the Company’s financial statements as of and for each of the two years ended December 31, 2021, conducted by an independent public accounting firm registered with the PCAOB that is reasonably acceptable to the Purchaser and the Company.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Preliminary Valuation” means the preliminary value of $35,000,000 that was assigned to the Company prior to the Agreement Date.

“Privacy Laws” means all applicable United States state and federal Laws, and the laws of applicable jurisdictions, relating to privacy and protection of Personal Data and/or Protected Health Information, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

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“Proceeding” means any action, suit, proceeding, complaint, claim, charge or hearing before or by a Governmental Authority or an arbitrator.

“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.

“Purchaser Exchanged Shares” means Purchaser Shares exchanged in the Exchange for Company Contributed Units.

“Purchaser Shares” means the shares of Common Stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Owners’ Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Owners’ Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Securities” means the Purchaser Shares.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre- remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Roll-Up Transactions” means the Contemplated Transactions, the Cerevast Contribution and Exchange, the Novokera Contribution and Exchange, the Wicab China Contribution and Exchange, and the Haiyin Contribution and Exchange.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

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“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Third-Party Valuation Validation” means the third-party valuation conducted by an independent valuation firm reasonably acceptable to the Purchaser and the Company which such valuation will be used by the Parties to confirm and adjust, as needed, the Preliminary Valuation.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know- how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Valuation” means the valuation of the Company which, pursuant to the Third-Party Valuation Validation, has been determined to be $26,600,000.

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“Wicab China” means Wicab Technology (Beijing) Co., Ltd, a Chinese company limited by shares.

12.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Agreement	Preamble
Audited Company Financials	4.7(a)
BCA	RECITALS
Business Combination	RECITALS
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Directors	6.13(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.13(d)
Company IP Licenses	4.13(a)
Company Material Contract	4.12(a)
Company Permits	4.10
Company Products	4.13(i)
Company Registered IP	4.13(a)
Company Released Parties	8.2
Company Releasing Parties	8.1
Contribution	1.1(a)
Controlled Person	Article XII
D&O Indemnified Persons	6.14(a)
Enforceability Exceptions	3.2
Environmental Permits	4.20(a)
Exchange	1(b)
IDEs	4.27(b)
Indemnification Agreements	2.2(e)
Interim Financials	3.6(a)
Merger	RECITALS
Nelson Mullins	11.15
Non-Competition Agreement	RECITALS
OFAC	3.18(c)

Term	Section
Off-the-Shelf Software	4.13(a)
Owners	Preamble
Owners’ Representative	Preamble
Part(ies)	Preamble
Post-Closing Purchaser Board	6.13(a)
Purchaser	Preamble
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(a)
Purchaser Material Contract	3.13(a)
Purchaser Released Parties	8.1
Purchaser Releasing Parties	8.2
Purchaser Representative	Preamble
Related Person	4.21
Released Claims	8.1
Resignations	2.2(d)
Restrictive Covenant Agreements....	2.2(c)
Surviving Covenants and Agreements	7.1

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

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THE PURCHASER
Longevity Biomedical, Inc.

By:	/s/ Bradford A. Zakes
Name:	Bradford A. Zakes
Title:	President & CEO

THE COMPANY
Aegeria Soft Tissue, LLC

By:	/s/ Jennifer Elisseeff
Name:	Jennifer Elisseeff
Title:	CEO

THE OWNERS
By:	/s/ Jennifer Elisseeff
Name:	Jennifer Elisseeff

By:	/s/ Mark Bailey
Name:	Johns Hopkins University

By:	/s/ Lee Marks
Name:	Lee Marks

By:	/s/ Alessandro Ovi
Name:	Alessandro Ovi

By:	/s/ Kofi Boahene
Name:	Kofi Boahene

By:	/s/ Patrick Byrne
Name:	Patrick Byrne

By:	/s/ Andrew Pardoll
Name:	Andrew Pardoll

By:	/s/ James Forsell
Name:	James Forsell

By:	/s/ Romano Prodi
Name:	Romano Prodi

By:	/s/ Andrea Benassi
Name:	Andreaa Benassi, Sestant

THE OWNERS’ REPRESENTATIVE
By:	/s/ Jennifer Elisseeff
Name:	Jennifer Elisseeff

EXHIBIT A

Contributed and Exchanged Equity

Name	Contributed Company Common Units	Contributed Company Preferred Units	Purchaser Exchanged Shares Issued
Jennifer Elisseeff	6,200,000	140,370.6	1,281,451
Alessandro Ovi	800,000	140,370.6	190,058
Lee R. Marks	1,000,000	140,370.6	230,480
Johns Hopkins University Original Units	483,112	N/A	97,642
Johns Hopkins University New Units	156,676	N/A	31,666
Patrick Byrnes	241,556	196,518.8	88,539
Jim Forsell	42,857	N/A	8,662
Sestant Investimenti S.r.l.	N/A	280,641.2	56,720
Romano Prodi	N/A	140,370.6	28,370
Kofi Boahene	N/A	140,370.6	28,370
Andrew Pardoll	N/A	20,000	4,042
Total	8,924,201	1,199,113	2,046,000

EXHIBIT B

FORM OF RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), dated , 202 is made by and among JENNIFER ELISSEEF (the “Restricted Party”), AEGERIA SOFT TISSUE, LLC, a Delaware limited liability company (the “Company”), and LONGEVITY BIOMEDICAL, INC., a Delaware corporation (“Buyer”). Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Contribution Agreement (as defined below).

WHEREAS, Buyer and the Company are parties to that certain Contribution and Exchange Agreement, dated as of August 7, 2022 (the “Contribution Agreement”), pursuant to which, among other things, the parties have agreed to engage in a series of transactions, which will result in Buyer becoming the indirect owner of all equity interests in the Company, on the terms and conditions set forth in the Contribution Agreement;

WHEREAS, Buyer has entered into contribution agreements of the same date as the Contribution Agreement with Wicab Technology (Beijing) Co., Ltd. (“Wicab”), Novokera, LLC (“Novokera”), and Cerevast Medical, Inc. (“Cerevast” and together with Wicab, Novokera, and the Company, the “Group Companies”);

WHEREAS, the Restricted Party will directly or indirectly receive material economic and other benefits from the transactions contemplated by the Contribution Agreement, and is entering into this Agreement as a material inducement for the Buyer to consummate the transactions contemplated by the Contribution Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the payment of consideration for the equity interests of the Company to be indirectly received by the Restricted Party, the Restricted Party hereby agrees as follows:

1.	Restrictive Covenants.

(a)       Non-Solicitation; No Hire. During the period commencing on the date hereof and ending on the second (2nd) anniversary of the Closing Date (the “Restricted Period”), the Restricted Party shall not, directly or indirectly (including through, for, or on behalf of, any other Person), and shall cause her controlled Affiliates to not (i) solicit or induce or attempt to solicit or induce any customer or supplier identified by Buyer for development of any Restricted Business (as defined below), or other business relationship (including any identified acquisition target of the Group Companies) known to the Restricted Person to be existing during the period from six (6) months prior to the Closing Date or during the Restricted Period, in each case, to terminate or materially change his, her or its business relationship with any Group Company; or (ii) solicit, induce, hire, employ or retain, or cause to be solicited, induced, hired, employed or retained, any Person that is an employee of any Group Company as of the date hereof or during the Restricted Period (each, a “Company Employee”); provided, that this sub-section (ii) shall not apply to (A) any public advertisement or similar general solicitation (including through headhunters who are engaged pursuant to a general mandate not directed specifically at Company Employees) that is not specifically targeted towards such Company Employee or any Group Company, so long as no such Company Employee is hired, retained or employed further to such general solicitation, (B) any solicitation with respect to any such Company Employee who was not employed by and Group Company (including as a result of termination) within the six (6) month period prior to the date of such solicitation, or any employment or engagement resulting therefrom, or (C) serving as a reference, upon request, for an employee of a Group Company.

(b)	Non-Competition.

(i)       During the Restricted Period, the Restricted Party shall not, directly or indirectly (including through, for, or on behalf of, any other Person, and including through not taking of any preparatory steps), and shall cause her controlled Affiliates to not (i) participate or engage in the Restricted Business (as defined below), (ii) have any financial or other interest in (whether as a partner, equityholder, employee, director, principal, independent contractor or consultant, and whether or not for compensation) any Person engaged in the Restricted Business, or (iii) otherwise render services to any business or activity that is engaged in or is actively preparing to engage in the Restricted Business, in each case, other than through any Group Company. For purposes of this Agreement, the “Restricted Business” means the business of any of the Group Companies, in each case as conducted on the date of this Agreement.

(ii)       Notwithstanding the foregoing, nothing herein shall prohibit the Restricted Party from (A) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation that is publicly traded, in each case so long as the Restricted Party is not a controlling person of, or a member of a group which controls, such corporation, and the Restricted Party is not a director, consultant, employee, independent contractor or advisor of, or otherwise engaged in providing any services (whether or not for compensation), or otherwise has no active participation in the business of such corporation,

(B) passively investing in private investment funds whose principal investment strategy is not directed toward investing in entities that engage in or operate in the Restricted Business; or (C) commencing employment with, or provide services to a subsidiary, division or unit of any entity that has a diversified business so long as the Restricted Party does not perform services for or in respect of the business that engages in the Restricted Business.

(c)	Non-Disparagement.

(i)       The Restricted Party covenants and agrees that the Restricted Party shall not publicly make or publish written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of any Group Company or their Affiliates, or any of their respective equityholders or respective management members; provided, however, that nothing herein shall prevent the Restricted Party from (x) responding to a lawful subpoena or complying with any other legal obligation (including providing truthful testimony in any proceeding), in each case, to the extent required by Law or (y) providing truthful information as part of enforcing any rights, or otherwise defending any rights, in connection with any dispute or litigation with respect to this Agreement, the Contribution Agreement or any Ancillary Agreement.

(ii) The Buyer covenants and agrees that the Buyer shall not, and shall cause its controlled Affiliates (including, without limitation, the Group Companies) not to, publicly make or publish written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Restricted Party; provided, however, that nothing herein shall prevent the Buyer or any of its controlled Affiliates from (x) responding to a lawful subpoena or complying with any other legal obligation (including providing truthful testimony in any proceeding), in each case, to the extent required by Law or (y) providing truthful information as part of enforcing any rights, or otherwise defending any rights, in connection with any dispute or litigation with respect to this Agreement, the Contribution Agreement or any Ancillary Agreement.

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(d)	Confidentiality.

(i)       For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of any Group Company or any of their Affiliates, including any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, data providers, suppliers, vendors, partners and/or competitors of any Group Company or any of their Affiliates, other than such information that: (x) was generally known to the public prior to its disclosure to the Restricted Party, or becomes generally known to the public subsequent to disclosure to the Restricted Party through no breach of this Agreement by the Restricted Party or its Affiliates, (y) is the product of the Restricted Party’s general knowledge, education, training and/or experience or (z) is required to be disclosed pursuant to any applicable Law (it being agreed that the Restricted Party shall provide the Company and the Buyer with prompt written notice of any such requirement prior to disclosure of any such Confidential Information so that the Company or the Buyer may seek, at its sole expense, an appropriate protective order or waive compliance with the provisions of this Section 1(d)).

(ii)       The Restricted Party agrees that the Restricted Party shall not, directly or indirectly, through any third party or Affiliate, disclose to any unauthorized Person any Confidential Information or use for such Restricted Party’s own account or for any purpose, any Confidential Information, except that the Restricted Party may make use of such information without the Buyer’s prior written consent (x) in the course of the Restricted Party’s assigned duties and for the benefit of any Group Company, (y) to the extent required for legal or accounting requirements or Tax reporting purposes or (z) as reasonably necessary in connection with the Restricted Party’s continued ownership of equity interests, directly or indirect, in any Group Company or as may be required in connection with the enforcement of any right or remedy related to the Contribution Agreement or any Ancillary Agreement.

(iii)       Pursuant to 18 U.S.C. § 1833(b), a Restricted Party will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of any Group Company that (A) is made (1) in confidence to a federal, state, or local Governmental Authority, either directly or indirectly, or to the Restricted Party’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of Law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other Action. If the Restricted Party files a lawsuit or other Action for retaliation by the Company for reporting a suspected violation of Law, the Restricted Party may disclose the trade secret to the Restricted Party’s attorney and use the trade secret information in the proceeding, if the Restricted Party files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

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(e)       Reasonableness of Restrictions. The Restricted Party expressly acknowledges and agrees that (i) the covenants contained in this Section 1 are integral to acquisition by the Buyer of the equity interests of the Company and the Buyer would not have entered into the Contribution Agreement and this Agreement or consummated the transactions contemplated thereby or hereby without the obligations and restrictions contained in this Agreement, (ii) each and every one of the obligations and restrictions contained in this Agreement is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such obligations and restrictions are necessary to protect Buyer’s interest in, and value of, the Group Companies’ business (including the goodwill inherent therein), (iii) the Restricted Party was significantly responsible for the creation of such value, and (iv) these covenants, individually or in the aggregate, will not prevent the Restricted Party from obtaining other suitable employment during the period in which the Restricted Party is bound by the restraints. The Restricted Party further covenants that the Restricted Party will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement. The Restricted Party also acknowledges that (w) the Restricted Party performs services of a unique nature for the Group Companies that are irreplaceable, and that the Restricted Party’s performance of such services to a competing business will result in irreparable harm to the Group Companies, (x) the Restricted Party has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Group Companies, and in the course of the Restricted Party’s employment by a competitor, the Restricted Party would inevitably use or disclose such Confidential Information, (y) the Group Companies have substantial relationships with their customers, suppliers, potential landlords, and acquisition targets, and the Restricted Party has had and will continue to have access to these customers, suppliers, potential landlords and acquisition targets, and (z) the Restricted Party has generated and will continue to generate goodwill for the Group Companies in the course of the Restricted Party’s employment.

(f)       Enforcement. It is the intention of the parties that if any of the restrictions or covenants contained in this Agreement is held to cover a geographic area or to be of a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect; instead, the parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Agreement to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Law..

4

(g)       Remedies. The Restricted Party hereby further acknowledges that the amount of actual or money damages in the event of an actual or threatened breach of this Agreement may be impossible or difficult to accurately calculate and adequately compensate the Buyer and the Group Companies in connection with a breach of any of the provisions of this Section 1 and there may be irreparable damages to the Buyer and the Group Companies in the event of such an actual or threatened breach. Accordingly, the Restricted Party hereby agrees that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Agreement, the Buyer or the Company shall be entitled to enforce by injunction or other equitable relief to prevent breaches of this Agreement and to specifically enforce the due and proper performance and observance of the provisions of this Section 1, in each case without the necessity of showing actual monetary damages, and the Restricted Party hereby agrees to waive the defense in any suit that the other party has an adequate remedy at Law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agree to waive any requirement to post any bond in connection with obtaining such relief. The Restricted Party hereby agrees that he, she or it shall be responsible for any breach of or noncompliance with the terms of this Agreement by any of its controlled Affiliates or its representatives.

2.       Entire Agreement; Amendment; Waiver. This Agreement, the Contribution Agreement and the Ancillary Documents delivered pursuant to the terms thereof set forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior agreements, promises, covenants, arrangements, representations or warranties, whether oral or written, by any party hereto or any officer, director, employee or representative of any party hereto. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party to be charged therewith. A waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

3.       Binding; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party, provided that, without the prior written consent of the Restricted Party, the Buyer (i) may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement to any Affiliate of the Buyer and (ii) assign any of its rights or interests in this Agreement to its lenders providing financing in connection with the transactions contemplated hereby solely for collateral security purposes. Any purported assignment without such prior written consents shall be void.

4.       Tolling; Survival. In the event of any violation of the provisions of this Agreement, the Restricted Party acknowledges and agrees that the post-termination restrictions contained in this Agreement shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. The obligations contained in this Agreement shall survive the termination of the Restricted Party’s employment with the Company and shall be fully enforceable thereafter in accordance with the terms hereof.

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5.       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, E-mail (having requested electronic delivery confirmation thereof) or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

(a)	If to the Restricted Party, to:

Jennifer Elisseeff
[3007 Saint Paul St.]
[Baltimore, MD 21218]
Email: [jhe@jhu.com]

with a copy (which shall not constitute notice) to:

[Greenberg Traurig LLP]
[1750 Tysons Boulevard, Suite 1000]
[McLean, VA 22102]
[Attention: Jason Simon]
[Email: simonj@gtlaw.com]

(b)	if to the Buyer, to:

c/o Longevity Biomedical, Inc.
12100 NE 195th Street, Suite 150
Bothell, WA 98011
Attention: Bradford A. Zakes
Email: [bzakes@cerevast.com]

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW
Suite 900
Washington, D.C., 20001
Attention: Andy Tucker
Email: andy.tucker@nelsonmullins.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

6.       Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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7.       Headings. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.       Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of the transactions shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction.

9.       Consent to Jurisdiction and Venue Each of the Parties (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in Wilmington, Delaware) in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 5. Nothing in this Section 9, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

10.       Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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11.       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

12.       Representations and Warranties. The Restricted Party represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

(a)       The Restricted Party has received and carefully reviewed this Agreement, the Contribution Agreement, the Ancillary Documents and the schedules, exhibits and annexes thereto and contemplated thereby, is familiar with the transactions contemplated hereby and thereby, fully understands the terms, obligations and conditions set forth herein and therein and intends for such terms to be binding upon and enforceable against the Restricted Party.

(b)       The Restricted Party has the legal capacity and/or full power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement.

(c)       This Agreement has been duly executed and delivered by the Restricted Party. This Agreement constitutes a valid and binding obligation of the Restricted Party, enforceable against the Restricted Party in accordance with its terms, in each case subject to the Enforceability Exceptions.

13.       Representation by Counsel. Each party agrees that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents hereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

15. Failure to Close. Notwithstanding the foregoing, if the Contribution Agreement is validly terminated for any reason prior to the Closing in accordance with its terms, this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates will have any right, liability or obligation under this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Restrictive Covenant Agreement on the date first above written.

RESTRICTED PARTY:

Jennifer Elisseeff

BUYER:
LONGEVITY BIOMEDICAL, a Delaware corporation

By:
Bradford A. Zakes
Chief Executive Officer

COMPANY:
AEGERIA SOFT TISSUE, LLC, a Delaware limited liability company

By:
Jennifer Elisseeff
President

EXHIBIT C

FORM OF RESIGNATION

August _, 2022

Aegeria Soft Tissue, LLC

[3007 Saint Paul St.]

[Baltimore, MD 21218]

Re: Resignation

Dear Sir or Madam:

Reference is made to that certain Contribution and Exchange Agreement (the “Contribution Agreement”), dated as of August 7, 2022, by and among Longevity Biomedical, Inc., a Delaware corporation, Aegeria Soft Tissue, LLC, a Delaware limited liability company (the “Company”), the Owners of the Company, and Jennifer Elisseeff as the Owner’s Representative. Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Contribution Agreement.

Contingent upon the Closing and effective as of the Closing Date, I hereby deliver this resignation and resign from any and all positions held as director and/or officer of the Company, without the need for acceptance or any further action by the Company.

Sincerely,

Jennifer Elisseeff

EXHIBIT D

FORM OF INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of August , 2022, between LONGEVITY BIOMEDICAL, INC. a Delaware limited corporation (the “Company”), and [NAME] (“Indemnitee”).

RECITALS

A.       WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

B.       WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The Bylaws and Certificate of Incorporation of the Company contemplate indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (“DGCL”). The Bylaws, Certificate of Incorporation and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification;

C.       WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

D.       WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

E.       WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

F.       WHEREAS, this Agreement is a supplement to and in furtherance of the Bylaws and Certificate of Incorporation of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and

G.       WHEREAS, Indemnitee does not regard the protection available under the Company’s Bylaws and Certificate of Incorporation and insurance as adequate in the present circumstances, and may not be willing to serve as an officer or director without adequate protection, and the Company desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified.

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NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as a director from and after the date hereof, the parties hereto agree as follows:

1.       Indemnity of Indemnitee. The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

(a)       Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section l(a) if, by reason of his Corporate Status (as hereinafter defined), the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually incurred by him, or on his behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

(b)       Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of his Corporate Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.

(c)       Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

2.       Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company shall and hereby does indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of his Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be unlawful.

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3.	Contribution.

(a)       Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b)       Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the Law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c)       The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

(d)       To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

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4.       Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness, or is made (or asked to) respond to discovery requests, in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

5.       Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free.

6.       Procedures and Presumptions for Determination of Entitlement to Indemnification. It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the DGCL and public policy of the State of Delaware. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

(a)       To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification. Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, shall not relieve the Company of any liability that it may have to Indemnitee unless, and to the extent that, such failure actually and materially prejudices the interests of the Company.

(b)       Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the board: (1) by a majority vote of the disinterested directors, even though less than a quorum, (2) by a committee of disinterested directors designated by a majority vote of the disinterested directors, even though less than a quorum, (3) if there are no disinterested directors or if the disinterested directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee, or (4) if so directed by the Board of Directors, by the stockholders of the Company. For purposes hereof, disinterested directors are those members of the board of directors of the Company who are not parties to the action, suit or proceeding in respect of which indemnification is sought by Indemnitee.

(c)       If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by the Board of Directors. Indemnitee may, within 10 days after such written notice of selection shall have been given, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 13 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.

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(d)       In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(e)       Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise (as hereinafter defined) in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(f)       If the person, persons or entity empowered or selected under Section 6 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(g) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination, the Board of Directors or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.

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(g)       Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board of Directors or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(h)       The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

(i)       The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

7.	Remedies of Indemnitee.

(a)       In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification. Indemnitee shall commence such proceeding seeking an adjudication within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The Company shall not oppose Indemnitee’s right to seek any such adjudication.

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(b)       In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination under Section 6(b).

(c)       If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)       In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on his behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 13 of this Agreement) actually and reasonably incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.

(e)       The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

(f)       Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

8.	Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification; Subrogation.

(a)       The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise, of the Company. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the DGCL, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Certificate of Incorporation, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

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(b)       To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c)       In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Fund Indemnitors), who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d)       The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(e)       The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

9.       Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a)       for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b)       for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(c)       in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board of Directors of the Company authorized the Proceeding (or any part of any Proceeding) prior to its initiation,(ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law or (iii) such Proceeding was brought by Indemnitee seeking to enforce any of Indemnitee’s rights under this Agreement, unless a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such Proceeding was not made in good faith or was frivolous.

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10.       Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue for five (5) years thereafter or, if longer, so long as Indemnitee may be subject to any Proceeding (or any proceeding commenced under Section 7 hereof) by reason of his Corporate Status, whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

11.       Security. To the extent requested by Indemnitee and approved by the Board of Directors of the Company, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

12.	Enforcement.

(a)       The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer or director of the Company.

(b)       This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

13.	Definitions. For purposes of this Agreement:

(a)       “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

(b)       “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(c)       “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.

(d)       “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

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(e)       “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(f)       “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was an officer or director of the Company, by reason of any action taken by him or of any inaction on his part while acting as an officer or director of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other Enterprise; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce his rights under this Agreement.

14.       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by applicable laws. In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

15.       Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

16.       Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

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17.       Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent:

(a)	To Indemnitee at the address set forth below Indemnitee signature hereto.
(b)	To the Company at:
Longevity Biomedical, Inc. 12100 NE 195th Street, Suite 150 Bothell, WA 98011 Attn: Bradford A. Zakes Email: [bzakes@cerevast.com]

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

18.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.       Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

20.       Governing Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

COMPANY
By:

Name:	Bradford A. Zakes
Title:	Chief Executive Officer

INDEMNITEE

Name:	[Name]
Address:

Signature Page To Indemnification Agreement

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 EXHIBIT B-2

FIRST AMENDMENT AND SUPPLEMENT TO THE
CONTRIBUTION AND EXCHANGE AGREEMENT

This First Amendment and Supplement to the Contribution and Exchange Agreement (this “Amendment”) is entered into as of January 25, 2023 (the “Amendment Date”) by and among Longevity Biomedical, Inc., a Delaware corporation (“Purchaser”), Aegeria Soft Tissue, LLC, a Delaware limited liability company (the “Company”), Jennifer Elisseeff, Alessandro Ovi, Lee R. Marks, The Johns Hopkins University, Sestant SpA, an Italian company, Patrick Byrnes, Romano Prodi, Kofi Boahene, Andrew Pardoll, and Jim Forsell (each an “Owner” and together, the “Owners”), and Jennifer Elisseeff, as representative of the Owners (the “Owners’ Representative”, and together with the Purchaser, Company and the Owners, the “Parties”). Terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Agreement (as that term is defined below).

BACKGROUND

WHEREAS, the Parties have entered into that certain Contribution and Exchange Agreement dated as of August 7, 2022 (the “Agreement”);

WHEREAS, concurrently with the execution of this Amendment, Purchaser is entering into a Merger Agreement (the “Merger Agreement”) with Denali Capital Acquisition Corp. (the “SPAC”) and the other parties thereto, pursuant to which the Purchaser will merge with and into a subsidiary of the SPAC, subject to the terms and conditions thereof;

WHEREAS, the closing of the transactions contemplated by the Agreement, as amended and supplemented by this Amendment, is a condition to the closing under the Merger Agreement;

WHEREAS, in order to induce the SPAC to enter into the Merger Agreement, the Company, the Owners and the Purchaser wish to make certain representations and warranties to the SPAC hereunder, and to commit to the SPAC as to the performance and compliance with certain covenants, agreements, and other provisions of the Agreement;

WHEREAS, the Parties desire to amend and supplement certain terms of the Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and the execution of the Merger Agreement by the SPAC, the Parties agree as follows:

AMENDMENT

1.              Recital F of the Agreement is hereby deleted in its entirety and replaced with the following:

“F. [Reserved].”

2.             Recital H of the Agreement is hereby deleted in its entirety and replaced with the following:

“H. WHEREAS, immediately after the closing of the Roll-Up Transitions, the Owners shall own 30.16% of the Purchaser Shares, and the owners of the Equity Securities of Cerevast, Novokera, and FutureTech shall own 45.21%, 13.63% and 11.00%, respectively, of the Purchaser Shares, which figures may be adjusted based on whether and to what extent FutureTech provides additional working capital to Purchaser between the Amendment Date and the Closing Date;”

3.              Section 2.2(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(g) [Reserved].”

4.             Section 2.3(f) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(f) [Reserved].”

5.             The Preamble to Article III is hereby deleted in its entirety and replaced with the following:

“Except as set forth in the disclosure schedules delivered by the Purchaser to the Company on the Agreement Date, as amended and supplemented by those disclosure schedules delivered by the Company to the Purchaser on the Amendment Date (as, amended, the “Purchaser Disclosure Schedules”), the Purchaser hereby represents and warrants to the Company and the Owners as of the Amendment Date as follows:”

6.             Section 3.6(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) The audited financial statements and notes of the Purchaser for the period ended December 31, 2021 (the “Audited Financials”) and the unaudited financial statements and notes of the Purchaser for the period ended September 30, 2022 (the “Interim Financials;” and together with the Audited Financials, the “Purchaser Financials”) fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by GAAP).”

7.              Section 3.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Absence of Certain Changes. As of the Amendment Date, except as set forth in Schedule 3.6(b), the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation and related initial start-up activities and (b) since September 30, 2022 not been subject to a Material Adverse Effect on the Purchaser.”

8.              The Preamble to Article IV is hereby deleted in its entirety and replaced with the following:

“Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the Agreement Date, as amended and supplemented by those disclosure schedules delivered by the Company to the Purchaser on the Amendment Date (as, amended, the “Company Disclosure Schedules”), the Company hereby represents and warrants to the Purchaser as of the Amendment Date, and as of the Closing Date as follows:”

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9.              Section 4.7(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) As used herein, the term “Company Financials” means the (i) audited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related audited statements of operations, statements of members’ deficit and statements of cash flows for the fiscal years then ended, each having been subject to a PCAOB Audit and each having been prepared in accordance with the Accounting Principles (the “Audited Company Financials”), and (ii) the unaudited financial statements of the Company, consisting of the balance sheet of the Company as of September 30, 2022 (the “Interim Balance Sheet Date”), and the related unaudited statement of operations for the nine (9) months then ended. The Audited Company Financials, when delivered by the Company, shall (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with the Accounting Principles, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required by GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has not been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act;”

10.            Section 4.7(f) and Section 4(g) are hereby added to the Agreement:

“(f) Schedule 4.7(f) sets forth all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company as of the Interim Balance Sheet Date and the aging thereof (the “Accounts Receivable”). All Accounts Receivable arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business.

(g) Schedule 4.7(g) sets forth (i) all accounts payable of the Company as of the Interim Balance Sheet Date and the aging thereof and (ii) any customer deposits or other deposits held by the Company as of the Interim Balance Sheet Date (the “Accounts Payable”). All accounts payable of the Company that arose after the Interim Balance Sheet Date have been recorded on the accounting books and records of the Company.”

11.            Section 4.19(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Except as set forth on Schedule 4.19(c), the consummation of the Contemplated Transactions and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.”

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12.            Section 4.31 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Approved deSPAC Transaction; (b) the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction; or (c) in the proxy statement and other mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the Approved deSPAC Transaction identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the foregoing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any other Party.”

13.             The Preamble to Article V is hereby deleted in its entirety and replaced with the following:

“Each Owner, severally and not jointly, makes the following representations and warranties to the Purchaser as of the Amendment Date, and the Closing Date as follows:”

14.             Section 5.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Disclosure. No representations or warranties by such Owner in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by such Owner expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Approved deSPAC Transaction; (b) the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction; or (c) in the proxy statement and other mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the Approved deSPAC Transaction identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Owner expressly for inclusion or incorporation by reference in any of the foregoing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Owner makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any other Party.”

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15.            Section 6.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“PCAOB Audit; Registration Statement.

(a) The Company shall use its reasonable best efforts to provide, on a timely basis, the accounting firm retained to conduct the PCAOB Audit with all information reasonably available to the Company and requested by such firm and to cause the PCAOB Audit to be completed by not later than February 28, 2023. Notwithstanding the immediately preceding sentence and in accordance with Section 6.15, the Purchaser shall be solely responsible for the cost of the PCAOB Audit.

(b) The Company and each Owner shall use reasonable best efforts (i) to assist the Purchaser and its representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, in causing to be prepared in a timely manner any other financial or other information or statements (including customary pro forma financial statements) that is reasonably required to be included in the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.”

16.             Section 6.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Public Announcements. The Parties agree that, after the date hereof and prior to the Closing, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of such Party’s respective Representatives or Affiliates without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Purchaser, with respect to public releases, filings or announcements by the Company, the Owners’ Representative or any Owner, or the Owners’ Representative, with respect to public releases, filings or announcements by the Purchaser, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the Purchaser or the Owners’ Representative, as applicable, reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that the foregoing shall not prohibit the Purchaser and its Representatives (nor, for the avoidance of doubt, the SPAC and its Representatives) from providing general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor, including to potential investors in connection with a private placement of the SPAC’s or its Affiliates’ common stock in connection with an Approved deSPAC Transaction, or in connection with normal fund raising or related marketing or informational or reporting activities. Notwithstanding the foregoing, the Purchaser and the Company may make statements that are consistent with previous public releases made by such Party in compliance with this Section 6.10.”

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17.            Section 6.11(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) [Reserved].”

18.            Section 6.13 of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) “Effective as of the Agreement Date, the Purchaser shall establish an advisory board of directors (the “Pre-Closing Advisory Board”) which shall be comprised of four (4) individuals with one (1) individual being appointed by each of the Company, Cerevast, Novokera, and FutureTech. The director appointee of (i) the Company shall be Jennifer Elisseeff (the “Company Director Appointee”), (ii) Cerevast shall be Bradford A. Zakes, (iii) Novokera shall be Anthony Lee, and (iv) FutureTech shall be Yuquan Wang. At or prior to the Closing, the Purchaser will provide each director serving on the Post-Closing Purchaser Board an Indemnification Agreement.

(b) During the Interim Period, the Pre-Closing Advisory Board shall, among other things, (i) advise and assist with the negotiation and completion of the Approved deSPAC Transaction and (ii) advise and assist with the respective affairs, business and operations of each of the Purchaser, the Company, Cerevast, and Novokera.”

19.             Section 9.2(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(e) The other Roll-Up Transactions shall be consummated substantially simultaneously with the Closing, the BCA shall remain in full force and effect, and the BCA will have been approved by the shareholders of the SPAC and all closing conditions necessary to the closing of such Approved deSPAC Transaction shall have been satisfied or waived in accordance with the terms of the BCA (other than those conditions that by their nature are required to be satisfied at the closing under the BCA and other than the closing under this Agreement and closing of each of the other Roll-Up Transactions).”

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20.            Section 9.3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Representations and Warranties. All of the representations and warranties of the Company and the Owners set forth in Article IV and Article V of this Agreement (other than the representations and warranties of the Company and the Owners contained in Section 3.5(a) and (b) and Section 4.3(a), (b), and (c), respectively) shall be true and correct on and as of the Agreement Date, the Amendment Date, and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The representations and warranties of the Company and the Owners set forth in Section 3.5(a) and (b) and Section 4.3(a), (b), and (c), respectively, of this Agreement shall be true and correct, except for any de minimis failures to be so true and correct, on and as of the date of this Agreement, the Amendment Date and on and as of the Closing Date as if made on the Closing Date except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date).”

21.            Section 10.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) by written notice by the Purchaser or the Owners’ Representative if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by the date that is the nine-month anniversary of the date of this Amendment (the “Outside Date”), provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Representatives or Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”

22.            Section 10.1(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(g) [Reserved]; or.”

23.            Section 11.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.”

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24.           The definition of “Approved deSPAC Transaction” in the Agreement is hereby deleted in its entirety and replaced with the following:

““Approved deSPAC Transaction” means the transaction contemplated by a definitive written business combination agreement (or similar agreement), executed and delivered by the Purchaser and a SPAC, that provides for Purchaser to be acquired by, or to otherwise combine with, the SPAC, pursuant to a transaction meeting each of the following criteria (or as may otherwise be agreed upon in writing by each of the Company, Novokera, Cerevast and FutureTech): (i) the valuation assigned to the Purchaser in the transaction is not less than $128 million; (ii) there is a minimum cash condition at closing of at least $30 million; (iii) at least two members of the Pre-Closing Advisory Board continue as board members of the SPAC (or successor entity) following the consummation of the transaction; (iv) the outstanding founder shares of the SPAC shall be no more than 20% of the total number of the SPAC’s outstanding shares of common stock (or equivalent securities) immediately prior to the closing of the transaction; (v) the lock-up period applicable to the SPAC’s sponsor and management from the SPAC’s initial public offering shall not be shortened in connection with the transaction; and (vi) none of the Company’s representations, warranties or covenants shall survive the closing of the transaction.”

25.            The definition of “Company Contributed Units” in the Agreement is hereby deleted in its entirety and replaced with the following:

““Company Contributed Units” means the Company Units that the Owners are contributing to the Purchaser in the Contribution, as set forth on Exhibit A.”

26.            The definition of “deSPAC Transaction” in the Agreement is hereby added to the Agreement:

““deSPAC Transaction” means the transactions contemplated by the BCA.”

27.            The definition of “FutureTech” is hereby added to the Agreement:

““FutureTech” means each of FutureTech Capital LLC, FutureTech Partners LLC, FutureTech Partners II LLC, or any of their Representatives or Affiliates.”

28.            The definition of “Material Adverse Effect” in the Agreement is hereby deleted in its entirety and replaced with the following:

““Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Contemplated Transactions or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.”

8

29.            The definition of “PCAOB Audit” in the Agreement is hereby deleted in its entirety and replaced with the following:

“PCAOB Audit” means the audit of the Company’s financial statements as of and for the year ended December 31, 2022 and (to the extent applicable) each of the two years ended December 31, 2021, conducted by an independent public accounting firm registered with the PCAOB that is reasonably acceptable to the Purchaser and the Company.”

30.             All references to “Haiyin” or “Haiyin Capital” in the Agreement and the Ancillary Agreements, aside from those references to such parties as Owners, are hereby deleted in their entirety and replaced with references to “FutureTech.”

31.            All references to “Wicab China” in the Agreement and the Ancillary Agreements, including in the Recitals, Section 10.1(h), the definition of Roll-Up Transactions, the Recitals of the Form of Restrictive Covenant Agreement, attached as Exhibit B to the Agreement, and the definition of “Wicab China” in the Agreement are hereby deleted in their entirety.

32.             Exhibit A of the Agreement is hereby deleted in its entirety and replaced with an updated copy of Exhibit A attached hereto.

9

SUPPLEMENT

33.            Representations and Warranties of the Company. Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Company to the SPAC on or prior to the date hereof (the “Supplemental Company Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Company Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), the Company hereby represents and warrants to the SPAC that the representations and warranties in Sections 4.1 - 4.32, as amended herein are true and correct in all respects.

34.           Representations and Warranties of the Owners. Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Owners to the SPAC on or prior to the date hereof (the “Supplemental Owner Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Owner Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), each Owner, separately and severally and not jointly with any other Owner, hereby represents and warrants to the SPAC that the representations and warranties in Sections 5.1 – 5.11 are true and correct in all respects.

35.           Representations and Warranties of the Purchaser. Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Purchaser to the SPAC on or prior to the date hereof (the “Supplemental Purchaser Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Purchaser Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), the Purchaser hereby represents and warrants to the SPAC that the representations and warranties in Sections 3.1 – 3.22 are true and correct in all respects.

36.           Waiver of Dissenters’ Rights. For each of the Contemplated Transactions, each Owner hereby disclaims, waives and agrees, to the fullest extent permitted by law or the DGCL, not to assert dissenters’ or similar rights under the DGCL.

37.            Purchaser Exchanged Shares. Each Party acknowledges that the amount of Purchaser Exchanged Shares each Owner shall receive may be adjusted based on whether and to what extent FutureTech provides additional working capital to Purchaser between the Amendment Date and the Closing Date. FutureTech’s ownership of Purchaser Exchanged Shares will increase at a rate of 1% for each additional $1.28 million funded by FutureTech to Purchaser between the Amendment Date and the Closing Date and each Owner’s ownership of Purchaser Exchanged Shares shall decrease pro rata.

38.           Covenants of All Parties. Each of the Purchaser, the Company, each Owner, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that such Party will timely and completely perform and comply with all covenants and agreements under the Agreement required to be performed by it prior to the Closing.

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39.            Closing Conditions. Each of the Purchaser, the Company, each Owner, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that such Party will not waive any condition to such Party’s obligation to consummate the transactions contemplated to occur at the Closing contained in Article II or Article IX of the Agreement unless such Party has first obtained the prior written consent of the SPAC to such waiver.

40.           Amendments. Each of the Purchaser, the Company, each Owner, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that it will not amend, modify, or supplement the Agreement in any way, whether pursuant to Section 11.9 or otherwise, unless such Party has first obtained the prior written consent of the SPAC, which consent will not be unreasonably conditioned, withheld or delayed.

41.            Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

42.           This Amendment may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties and the SPAC.

43.            The Parties agree that the SPAC shall be an express third-party beneficiary of this Amendment, including the rights of specific performance set forth in paragraph 40 of this Amendment, and the provisions of the Agreement and this Amendment shall inure to the benefit of the SPAC and its successors and assigns.

44.            Except as otherwise set forth herein, no terms or provisions of the Agreement, or any Ancillary Agreement are amended or modified by this Amendment. The Agreement and the Ancillary Agreements, as modified by the terms of this Amendment, shall continue in full force and effect and all terms and conditions of the Agreement and the Ancillary Agreements, as modified hereby, are hereby ratified and confirmed in all respects. In the event of any conflict between the terms of the Agreement or the Ancillary Agreements, and this Amendment, this Amendment shall control.

[Signature Pages Follow]

11

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

THE PURCHASER

Longevity Biomedical, Inc.

By:	/s/ Bradford A. Zakes
Name:	Bradford A. Zakes
Title:	President & CEO

THE COMPANY

Aegeria Soft Tissue, LLC

By:	/s/ Jennifer Elisseeff
Name:	Jennifer Elisseeff
Title:	President & CEO

[Signature Page to First Amendment to the Contribution and Exchange Agreement]

THE OWNERS

/s/ Jennifer Elisseeff
Name:	Jennifer Elisseeff

/s/ Alessandro Ovi
Name:	Alessandro Ovi

/s/ Lee R. Marks
Name:	Lee R. Marks

The Johns Hopkins University

By:	/s/ Steve Kousouris
Name:	Steve Kousouris

Sestant SpA

By:	/s/ Andrea Benassi
Name:	Andrea Benassi
Title:	Sestant Investimenti SRL

/s/ Patrick Byrnes
Name:	Patrick Byrnes

/s/ Romano Prodi
Name:	Romano Prodi

/s/ Kofi Boahene
Name:	Kofi Boahene

/s/ Andrew Pardoll
Name:	Andrew Pardoll

/s/ Jim Forsell
Name:	Jim Forsell

THE OWNERS’ REPRESENTATIVE

/s/ Jennifer Elisseeff
Name:	Jennifer Elisseeff

[Signature Page to First Amendment to the Contribution and Exchange Agreement]

ACKNOWLEDGED AND ACCEPTED:
DENALI CAPITAL ACQUISITION CORP.
By:	/s/ Lei Huang
	Name:	Lei Huang
	Title:	Chief Executive Officer

[Signature Page to First Amendment to the Contribution and Exchange Agreement]

Exhibit A

Contributed and Exchanged Equity

Name	Contributed Company Units	Purchaser Exchanged Shares Issued
Jennifer Elisseeff	6,340,370.6	2,386,630
Alessandro Ovi	940,370.6	353,972
Lee R. Marks	1,140,370.6	429,256
Johns Hopkins University	639,788.0	240,827
Patrick Byrnes	438,074.8	164,899
Jim Forsell	42,857.0	16,132
Sestant Investimenti S.r.l.	280,641.2	105,638
Romano Prodi	140,370.6	52,838
Kofi Boahene	140,370.6	52,838
Andrew Pardoll	20,000.0	7,528
Total	10,123,214.0	3,810,557

[Exhibit A]

EXHIBIT C-1

EXECUTION VERSION

CONTRIBUTION AND EXCHANGE AGREEMENT

BY AND AMONG

LONGEVITY BIOMEDICAL, INC.,

NOVOKERA, LLC,

THE OWNERS,

AND

THE OWNERS’ REPRESENTATIVE

ARTICLE II CONTRIBUTION AND EXCHANGE		2

1.1	Contribution and Exchange	2

ARTICLE II CLOSING		2

2.1	Closing	2
2.2	Closing Deliverables of the Company and the Owners	3
2.3	Closing Deliverables of the Purchaser	3

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER		4

3.1	Incorporation and Standing	4
3.2	Authorization; Binding Agreement	4
3.3	Governmental Approvals	5
3.4	Non-Contravention	5
3.5	Capitalization	5
3.6	Purchaser Financial Statements	6
3.7	Absence of Certain Changes	7
3.8	Compliance with Laws	7
3.9	Actions; Orders; Permits	7
3.10	Taxes and Returns	7
3.11	Employees and Employee Benefit Plans	7
3.12	Properties	7
3.13	Material Contracts	7
3.14	Transactions with Affiliates	8
3.15	Investment Company Act	8
3.16	Finders and Brokers	8
3.17	Purchaser Exchanged Shares	8
3.18	Certain Business Practices	8
3.19	Insurance	9
3.20	Independent Investigation	9
3.21	Disclosure	9
3.22	Disclaimer of Other Representations and Warranties	9

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		10

4.1	Formation and Standing	10
4.2	Authorization; Binding Agreement	10
4.3	Capitalization	11
4.4	Subsidiaries	11
4.5	Governmental Approvals	11
4.6	Non-Contravention	11
4.7	Financial Statements	12
4.8	Absence of Certain Changes	13
4.9	Compliance with Laws	15
4.10	Company Permits	15
4.11	Litigation	16

12

4.12	Material Contracts	16
4.13	Intellectual Property	18
4.14	Taxes and Returns	20
4.15	Real Property	22
4.16	Personal Property	22
4.17	Title to and Sufficiency of Assets	23
4.18	Employee Matters	23
4.19	Benefit Plans	24
4.20	Environmental Matters	26
4.21	Transactions with Related Persons	26
4.22	Insurance	27
4.23	Reserved	27
4.24	Top Customers and Suppliers	27
4.24	Top Customers and Suppliers	27
4.25	Certain Business Practices	27
4.26	Compliance with Privacy Laws, Privacy Policies and Certain Contracts	28
4.27	Compliance with Health Care Laws and Certain Contracts	29
4.28	Investment Company Act	31
4.29	Finders and Brokers	31
4.30	Independent Investigation	31
4.31	Disclosure	31
4.32	Disclaimer of Other Representations and Warranties	31

ARTICLE V REPRESENTATIONS REGARDING THE OWNERS		31

5.1	Reserved	31
5.2	Authorization, Binding Agreement and Enforceability	31
5.3	Governmental Approvals	32
5.4	Non-Contravention	32
5.5	Ownership of the Company Contributed Units	33
5.6	Litigation	33
5.7	Accredited Investor and Bad Actor Status	33
5.8	Finders and Brokers	33
5.9	Independent Investigation	33
5.10	Disclosure	33
5.11	Disclaimer of Other Representations and Warranties	33

ARTICLE VI COVENANTS		34

6.1	Access and Information	34
6.2	Conduct of Business of the Company	34
6.3	Reserved	35
6.4	Interim Period Financial Statements	35
6.5	No Solicitation	35
6.6	Notification of Certain Matters	36
6.7	Efforts	36
6.8	Tax Matters	38
6.9	Further Assurances	38
6.10	Public Announcements	38

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6.11	Confidential Information	38
6.12	Documents and Information	39
6.13	Post-Closing Board of Directors and Executive Officers	39
6.14	Indemnification of Officers and Directors; Tail Insurance	40
6.15	Fees and Expenses	40

ARTICLE VII NO SURVIVAL		40

7.1	No Survival	40

ARTICLE VIII MUTUAL RELEASES		41

8.1	Release by the Owners and Company	41
8.2	Release by the Purchaser	41

ARTICLE IX CLOSING CONDITIONS		41

9.1	Conditions to Each Party’s Obligations	41
9.2	Conditions to Obligations of the Company	42
9.3	Conditions to Obligations of the Purchaser	42
9.4	Frustration of Conditions	43

ARTICLE X TERMINATION		43

10.1	Termination	43
10.2	Effects of Termination	44
10.3	Survival	44

ARTICLE XI MISCELLANEOUS		44

11.1	Notices	44
11.2	Binding Effect; Assignment	45
11.3	Third Persons	45
11.4	Arbitration	45
11.5	Governing Law; Jurisdiction.	46
11.6	Waiver of Jury Trial	46
11.7	Specific Performance	46
11.8	Severability	46
11.9	Amendment	47
11.10	Waiver	47
11.11	Entire Agreement	47
11.12	Interpretation	47
11.13	Counterparts	48
11.14	Owners’ Representative	48
11.15	Legal Representation	50

ARTICLE XII DEFINITIONS		50

12.1	Certain Definitions	50
12.2	Section References	59

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Company Contributed Units and Purchaser Exchanged Shares
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Restrictive Covenant Agreement
Exhibit D	Form of Resignation
Exhibit E	Form of Indemnification Agreement

Purchaser Disclosure Schedule

Company Disclosure Schedule

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CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is dated as of August 7, 2022 (the “Agreement Date”) and is by and among Longevity Biomedical, Inc., a Delaware corporation (the “Purchaser”), Novokera, LLC, a Nevada limited liability company (the “Company”), Anthony Lee (the “Owner”), and Anthony Lee, solely in his capacity as the representative of the Owners (the “Owners’ Representative”). The Purchaser, the Company, the Owners and the Owners’ Representative are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.            WHEREAS, as of the Agreement Date, the Owners are the owners of record of the Company Contributed Units, as more fully set forth on Exhibit A;

B.            WHEREAS, at the Closing, the Owners desire to contribute the Company Contributed Units to the Purchaser in exchange for Purchaser Exchanged Shares, as more fully set forth on Exhibit A;

C.            WHEREAS, the Parties desire to execute and deliver this Agreement to set forth the terms and conditions upon which the Contribution and Exchange shall occur;

D.            WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Cerevast are parties, simultaneously with the Closing, (i) the owners of all of the issued and outstanding Equity Securities of Cerevast will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Cerevast will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Cerevast Contribution and Exchange”);

E.             WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Aegeria are parties, simultaneously with the Closing, (i] the owners of all of the issued and outstanding Equity Securities of Aegeria will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Aegeria will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Aegeria Contribution and Exchange”);

F.             WHEREAS, pursuant to a Contribution and Exchange Agreement of even date herewith to which the Purchaser and Wicab China are parties, simultaneously with the Closing, (i) the owners of all of the issued and outstanding Equity Securities of Wicab China will contribute all of such Equity Securities to the Purchaser in exchange for Purchaser Shares, and (ii) the owners of all of the issued and outstanding Equity Awards of Wicab China will contribute all of such Equity Awards to the Purchaser in exchange for Purchaser Shares (the “Wicab China Contribution and Exchange”);

G.            WHEREAS, pursuant to a Subscription Agreement of even date herewith to which the Purchaser and Haiyin Capital (“Haiyin”) are parties, simultaneously with the Closing Haiyin will acquire

$2,000,000 of Purchaser Shares from the Purchaser (the “Haiyin Share Purchase”);

H.            WHEREAS, immediately after the closing of the Roll-Up Transitions, the Owners shall own 21.23% of the Purchaser Shares, and the owners of the Equity Securities of Cerevast, Aegeria, Wicab China, and Haiyin shall own 25.38%, 20.46%, 21.92% and 11%, respectively, of the Purchaser Shares;

I.              WHEREAS, pursuant to a subsequent business combination agreement (the “BCA”) to which the Purchaser and a special purpose acquisition company to be identified by Purchaser (the “SPAC”)

will be parties, the Purchaser will be acquired by, or otherwise combine with, the SPAC, immediately after the closing of the Roll-Up Transactions;

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J.              WHEREAS, pursuant to the letter of intent entered into by Aegeria, Novokera, Wicab China, Purchaser, and Company, this Agreement will close upon Purchaser entering into a BCA with terms agreeable to Company, Aegeria, Cerevast, Wicab China and Haiyin Capital with a SPAC in an Approved deSPAC Transaction and such Closing shall occur immediately prior to or simultaneously with such Approved deSPAC Transaction;

K.            WHEREAS, for United States federal income Tax purposes, the Parties intend that the Roll-Up Transactions and the deSPAC Transaction will collectively be treated as an integrated transaction qualifying under Section 351(a) of the Code; and

L.             WHEREAS, capitalized terms used in this Agreement are defined in hereof.

M.           NOW, THEREFORE, in consideration of the foregoing Recitals, the representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge by the Parties, the Parties intending to be legally bound, hereby agree as set forth in this Agreement.

Article I

CONTRIBUTION AND EXCHANGE

1.1           Contribution and Exchange.

(a)            At the Closing, the Owners shall collectively assign, contribute, convey, deliver, grant, sell and transfer to the Purchaser, and the Purchaser shall accept, acquire and receive from the Owners, all of the Owners’ right, title and interest in, to and under the Company Contributed Units, in each case free and clear of any and all Liens (collectively, the “Contribution”), as more fully set forth on Exhibit A attached hereto.

(b)           At the Closing, in exchange for the Contribution, the Purchaser shall assign, convey, deliver, exchange, grant, sell and transfer to the Owners, and the Owners shall collectively accept, acquire and receive from the Purchaser, all of the Purchaser’s right, title and interest in, to and under the Purchaser Exchanged Shares, free and clear of any and all Liens (the “Exchange”), as more fully set forth on Exhibit A attached hereto.

(c)           The Parties shall acknowledge and agree that the aggregate fair market value of the Company Contributed Units and the Purchaser Exchanged Shares is equal to the Valuation.

(d)           Any Company Units that are not contributed in the Contribution shall, immediately and automatically upon the Closing, be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for Purchaser Exchanged Shares.

Article II

CLOSING

2.1           Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the closing of the Contribution and Exchange pursuant to this Agreement (the “Closing”) shall occur remotely via the electronic exchange of documents and signature pages on a date mutually selected by the Parties which such date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (except for such conditions that, by their terms, must be satisfied or waived at the Closing) (the “Closing Date”).

2.2           Closing Deliverables of the Company and the Owners. At the Closing, the Company shall deliver or cause to be delivered to the Purchaser the following:

(a)           a certificate from the Secretary or other authorized Representative of the Company certifying as to, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s governing body authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the Contemplated Transactions, and (C) the incumbency of the Representatives of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party;

(b)           a good standing certificate (or other similar document applicable for such jurisdiction) for the Company certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of formation, to the extent that a good standing certificate or other similar document is generally available in such jurisdiction;

(c)           an Employment Agreement, substantially in the form attached hereto as Exhibit B (the “Employment Agreement”), effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(c) of the Company Disclosure Schedule;

(d)           a Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit C (the “Restrictive Covenant Agreement”), effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(d) of the Company Disclosure Schedule;

(e)           written resignations, substantially in the form attached hereto as Exhibit D (the “Resignations”), in each case effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(e) of the Company Disclosure Schedule;

(f)            the Company shall have entered into a definitive business combination agreement for an Approved deSPAC Transaction, and such Approved deSPAC Transaction will have been approved by stockholders of the SPAC and all closing conditions necessary to the closing of such Approved deSPAC Transaction shall have been satisfied; and

(g)           Indemnification Agreements, substantially in the form attached hereto as Exhibit E (the “Indemnification Agreements”), in each case effective as of the Closing, duly executed by each of the Persons set forth on Section 2.2(g) of the Company Disclosure Schedule.

2.3           Closing Deliverables of the Purchaser . At the Closing, the Purchaser shall deliver or cause to be delivered to the Owners’ Representative the following:

(a)           a certificate from the Secretary or other authorized Representative of the Purchaser certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s governing body authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the Contemplated Transactions, and (C) the incumbency of the Representatives of the Purchaser authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party;

17

(b)           a good standing certificate (or other similar document applicable for such jurisdiction) for the Purchaser certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of incorporation, to the extent that a good standing certificate or other similar document is generally available in such jurisdiction;

(c)            the Employment Agreement, duly executed by the Purchaser;

(d)           the Restrictive Covenant Agreement, duly executed by the Purchaser;

(e)           the Indemnification Agreements, duly executed by the Purchaser;

(f)            evidence reasonably acceptable to the Owners’ Representative that the Company Director Appointee has been, subject to the Closing, elected to the Post-Closing Purchaser Board;

(g)           Such other Contracts, documents and other instruments as the Owners’ Representative shall reasonably request which are necessary or advisable to complete the Contemplated Transactions;

(h)           Purchaser shall, at the Closing, issue to the persons listed on Schedule 2.3(h), attached hereto, fully vested options exercisable to purchase, at an exercise price per share equal to $ , that number of Purchaser Shares set forth on Schedule 3.5(a), in each case pursuant to an option agreement in form and substance reasonably satisfactory to the Company; and

(i)            The Purchaser shall consummate the definitive business combination agreement entered into by the Company for an Approved deSPAC Transaction, and such Approved deSPAC Transaction will have been approved by stockholders of the special purpose acquisition company and all closing conditions necessary to the closing of such Approved deSPAC Transaction shall have been satisfied.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER

Except as set forth in the disclosure schedules delivered by the Purchaser to the Company on the Agreement Date (the “Purchaser Disclosure Schedules”), the Purchaser hereby represents and warrants to the Company and the Owners as of the Agreement Date as follows:

3.1           Incorporation and Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect on the Purchaser. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

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3.2           Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Contemplated Transactions (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). The Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Ancillary Documents and the Contemplated Transactions are advisable, fair to, and in the best interests of, the Purchaser and its stockholders and (ii) approved this Agreement, the Ancillary Documents and Contemplated Transactions in accordance with the DGCL.

3.3           Governmental Approvals. Except as otherwise described in Schedule no Consent of, filing with or notice to any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the Contemplated Transactions, other than (a) such filings as are contemplated by this Agreement or any Ancillary Documents, (b) applicable requirements, if any, of the Securities Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (c) where the failure to obtain or make such Consents, to make such filings or to give such notices would not have a Material Adverse Effect on the Purchaser.

3.4           Non-Contravention. Except as otherwise described in Schedule the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the Contemplated Transactions, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section hereof, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not have a Material Adverse Effect on the Purchaser.

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3.5           Capitalization.

(a)            The Purchaser is authorized to issue 100,000,000 Purchaser Shares. The issued and outstanding Purchaser Shares as of the Agreement Date are set forth on Schedule 3.5(a). All outstanding Purchaser Shares are, and at Closing will be, duly authorized, validly issued, fully paid and non-assessable and are not, either as of the Agreement Date or at Closing, subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s Organizational Documents or any Purchaser Material Contract to which the Purchaser is a party. The outstanding Purchaser Shares were, and at Closing will be, issued in compliance in all material respects with applicable securities Laws. Set forth on Schedule 3.5(a) is a capitalization table reflecting the number of issued and outstanding shares of the Purchaser, on a fully-diluted basis, immediately following the closing of the Roll-Up Transactions.

(b)           Except as set forth in Schedule 3.5(a) or Schedule in the Organizational Documents of the Purchaser and in this Agreement and the Ancillary Documents, there are no (i) outstanding options, warrants, puts, calls, convertible Purchaser Securities, preemptive or other similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into Purchaser Securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (A) relating to any issued or unissued Purchaser Securities or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any Purchaser Securities. Except as expressly set forth in the Organizational Documents of the Purchaser or in this Agreement or any Ancillary Documents, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no Contracts to which Purchaser is a party with respect to the voting of any Purchaser Shares. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which the Purchaser is a party or which are binding upon the Purchaser providing for the issuance or redemption of any Equity Securities of the Purchaser. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by the Purchaser. The Purchaser does not have any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its holders of Equity Securities or repay any debt owed to any of its Affiliates.

(c)           All Indebtedness of the Purchaser as of the Agreement Date is disclosed on Schedule No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser, or (iii) the ability of the Purchaser to grant any Lien on their respective properties or assets.

(d)           Since the date of incorporation of the Purchaser, and except as contemplated by this Agreement and the Ancillary Documents, the Purchaser has not declared or paid any distribution or dividend in respect of the Purchaser Shares and has not repurchased, redeemed or otherwise acquired any of the Purchaser Shares, and Purchaser’s board of directors has not authorized any of the foregoing.

3.6	Purchaser Financial Statements.

(a)            The financial statements and notes of the Purchaser for the period ended March 31, 2022 (the “Purchaser Financials”) fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by GAAP).

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(b)           Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on against in the Purchaser Financials.

3.7           Absence of Certain Changes. As of the Agreement Date, except as set forth in Schedule the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation and related initial start-up activities and (b) since March 31, 2022 not been subject to a Material Adverse Effect on the Purchaser.

3.8           Compliance with Laws. The Purchaser is, and has since the date of its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not have a Material Adverse Effect on the Purchaser. The Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. To the Knowledge of the Purchaser, the Purchaser is not under investigation with respect to any violation or alleged violation of, any Law or Order, and the Purchaser has not previously received any subpoenas from any Governmental Authority.

3.9           Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Action to which the Purchaser is subject which would have a Material Adverse Effect on the Purchaser. There is no Action that the Purchaser has instituted against any other Person. To the Knowledge of the Purchaser, the Purchaser is not subject to any Orders of any Governmental Authority nor are any such Orders pending. The Purchaser holds all Permits necessary to Lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not have a Material Adverse Effect on the Purchaser.

3.10         Taxes and Returns.

(a)           The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

3.11         Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12         Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

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3.13         Material Contracts.

(a)           Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets are bound which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) calendar days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company.

(b)           With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and to the Knowledge of the Purchaser, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party under any Purchaser Material Contract.

3.14         Transactions with Affiliates. Schedule sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the Agreement Date under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former Representative or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the outstanding Purchaser Securities.

3.15         Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

3.16         Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser or any of its respective Representatives and Affiliates in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Purchaser.

3.17         Purchaser Exchanged Shares. All Purchaser Exchanged Shares that are to be issued and delivered to the Owners in the Contribution and Exchange shall be, upon issuance and delivery of such Purchaser Exchanged Shares against receipt of Company Contributed Units in accordance with this Agreement, validly issued, fully paid and non-assessable, free and clear of all Liens, other than Liens arising from applicable securities Laws, the Governing Documents of the Purchaser, and any Liens incurred by any Owner.

3.18         Certain Business Practices.

(a)            Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

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(b)           The operations of the Purchaser are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c)            None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, since the date of its incorporation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.19         Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been made available to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in compliance in all material respects with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has reported to its insurers all claims and present or pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not have a Material Adverse Effect on the Purchaser.

3.20         Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Owners set forth in this Agreement (including the related portions of the Company Disclosure Schedules).

3.21         Disclosure. No representations or warranties by the Purchaser in this Agreement (as modified by the Purchaser Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Purchaser Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

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3.22         Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of the Purchaser’s Representatives or Affiliates has made or makes (and they expressly disclaim) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to the Purchaser or its business, Representatives or Affiliates. The Purchaser hereby acknowledges and agrees that, except as expressly set forth in Article IV and Article V of this Agreement, none of the Company, the Owners or any of their respective Representatives or Affiliates has made or makes (and each of them expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to itself or any of its respective businesses, Representatives or Affiliates, in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed in all respects. Other than as set forth in Article IV and Article V of this Agreement, the Purchaser is not relying upon any information provided or made available by, or representation or warranty of, the Company, the Owners or any of their respective Representatives or Affiliates, whether written, oral or otherwise.

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the Agreement Date (the “Company Disclosure Schedules”), the Company hereby represents and warrants to the Purchaser as of the Agreement Date as follows:

4.1           Formation and Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the NRS and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. Schedule lists all jurisdictions in which the Company is qualified or licensed to conduct business as a foreign entity and all names other than its legal name under which the Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents.

4.2           Authorization; Binding Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by the Company’s governing body in accordance with the Company’s Organizational Documents, the NRS, any other applicable Law or any Contract to which the Company is a party or by which it or its assets are bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s governing body, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents, approved this Agreement and the Ancillary Documents to which the Company is or is required to be a party.

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4.3           Capitalization.

(a)           Set forth on Section 4.3(a) of the Purchaser Disclosure Schedule are all of the Company Contributed Units that are issued and outstanding immediately prior to the Closing. The Company Contributed Units comprise one hundred percent (100%) of the issued and outstanding Company Units immediately prior to the Closing. Prior to giving effect to the Contemplated Transactions, all of the issued and outstanding Company Contributed Units are set forth on Schedule along with the beneficial and record owners thereof, all of which Company Contributed Units are owned free and clear of any Liens other than those arising under applicable federal and state securities Laws and the Organizational Documents of the Company. All of the Company Contributed Units have been duly authorized, are fully paid and non-assessable (to the extent such concepts are applicable under the NRS) and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, any other applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or by which it is bound. None of the Company Contributed Units were issued in violation of any applicable federal and state securities Laws or the Organizational Documents of the Company.

(b)           There are no outstanding Equity Awards issued by the Company. Other than as set forth on Schedule there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts to which the Company is a party or bound relating to any Equity Securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule, there are no voting trusts, proxies, member Contracts or any other Contracts with respect to the voting of the Company’s Equity Securities. Except as set forth in the Organizational Documents of the Company, there are no outstanding Contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s Equity Securities. All of the Company’s Equity Securities have been granted, offered, sold and issued in compliance with all applicable federal and state securities Laws. Except as set forth on Schedule 4.3(b), as a result of the consummation of the Contemplated Transactions, no Equity Securities of the Company are issuable and no rights in connection with any Equity Securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)           Since January 1, 2021, the Company has not declared or paid any distribution or dividend in respect of its Equity Securities and has not repurchased, redeemed or otherwise acquired any its Equity Securities, and the governing body of the Company has not authorized any of the foregoing.

4.4           Subsidiaries. The Company (a) has no Subsidiaries, (b) does not own or have any rights to acquire, directly or indirectly, any Equity Securities of, or otherwise Control, any Person and (c) is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5           Governmental Approvals. Except as otherwise described in Schedule no Consent of or filing with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions.

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4.6           Non-Contravention. Except as otherwise described in the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the Contemplated Transactions and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

4.7           Financial Statements.

(a)           As used herein, the term “Company Financials” means the (i) unaudited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2021, and the related unaudited income statements, changes in member equity and statements of cash flows for the fiscal years then ended, (ii) the Company prepared financial statements, consisting of the balance sheet of the Company as of March 31, 2022 (the “Interim Balance Sheet Date”) and the related income statement, changes in member equity and statement of cash flows for the three (3) months then ended and, if applicable, (iii) the unaudited financial statements of the Company, consisting of the balance sheet of the Company as of May 31, 2022, and the related unaudited income statement, changes in stockholder equity and statement of cash flows for the two (2) months then ended. The Company Financials, when delivered by the Company, shall (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein in all material respects, and (ii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has not been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)           Except as set forth in Schedule 4.7(b), the Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past seven (7) years, neither the Company nor its Representatives have received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

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(c)           The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on their respective properties or assets.

(d)           Except as set forth on Schedule 4.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any applicable Law).

(e)           All financial projections with respect to the Company that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f)            Schedule 4.7(f) sets forth all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company as of the Interim Balance Sheet Date and the aging thereof (the “Accounts Receivable”). All Accounts Receivable arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within ninety (90) days.

(g)           Schedule 4.7(g) sets forth (i) all accounts payable of the Company as of the Interim Balance Sheet Date and the aging thereof and (ii) any customer deposits or other deposits held by the Company as of the Interim Balance Sheet Date (the “Accounts Payable”). All accounts payable of the Company that arose after the Interim Balance Sheet Date have been recorded on the accounting books and records of the Company. All outstanding accounts payable of the Company represent valid obligations arising from bona fide purchases of assets or services by the Company.

4.8           Absence of Certain Changes.

(a)            Except as set forth on Schedule 4.8, since December 31, 2021, the Company has conducted its business only in the ordinary course of business consistent with past practice and has not been subject to a Material Adverse Effect.

(b)           Without limiting the generality of Section 4.8(a), and except as contemplated by the terms of this Agreement or the Ancillary Documents and except as set forth on Schedule 4.8(b), since December 31, 2021, the Company has not:

(i)            amended, waived or otherwise changed, in any respect, its Organizational Documents, except as required by applicable Law;

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(ii)           authorized for issuance, issued, granted, sold, pledged, disposed of or proposed to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, including any Equity Securities convertible into or exchangeable for any of its other Equity Securities or engaged in any hedging transaction with a third Person with respect to such Equity Securities;

(iii)          split, combined, recapitalized or reclassified any of its Equity Securities, paid or set aside any dividend or other distribution (whether in the form of cash, Equity Securities or property or any combination thereof) in respect of its Equity Securities, or, directly or indirectly redeemed, purchased or otherwise acquired or offered to acquire any of its Equity Securities;

(iv)          incurred, created, assumed, prepaid or otherwise became liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or in the aggregate, made a loan or advance to or investment in any third Person (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $25,000 individually or in the aggregate;

(v)           made or rescinded any election relating to Taxes, settled any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, filed any amended Tax Return or claim for refund, or made any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)          transferred or licensed to any Person or otherwise extended, amended or modified, permitted to lapse or failed to preserve any Company Registered IP, Company IP Licenses or other Company IP (excluding non-exclusive licenses of Company IP to Company customers in the ordinary course of business consistent with past practice), or disclosed to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(vii)         terminated, or waived or assigned any right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(viii)        failed to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)           established any Subsidiary or entered into any new line of business;

(x)            failed to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi)           revalued any of its assets or made any change in accounting methods, principles or practices, except to the extent required to comply with applicable Law or GAAP and after consulting with the Company’s outside auditors;

(xii)          waived, released, assigned, settled or compromised any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement, any Ancillary Document or the Contemplated Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $25,000 (individually or in the aggregate), or otherwise paid, discharged or satisfied any Actions, Liabilities or obligations;

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(xiii)        closed or materially reduced its activities, or effected any layoff or other material personnel reduction or change, at any of its facilities;

(xiv)        acquired, including by merger, consolidation, acquisition of Equity Securities or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xv)         made capital expenditures in excess of $25,000 individually for any project (or set of related projects) or in the aggregate;

(xvi)        adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii)       voluntarily incurred any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or in the aggregate other than pursuant to the terms of a Company Material Contract;

(xviii)      sold, leased, licensed, transferred, exchanged or swapped, mortgaged or otherwise pledged or encumbered (including securitizations), or otherwise disposed of any material portion of its properties, assets or rights;

(xix)         entered into any Contract with respect to the voting of Equity Securities of the Company;

(xx)          took any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Contemplated Transactions;

(xxi)         accelerated the collection of any Accounts Receivable or delayed the payment of Accounts Payable or any other Liabilities other than in the ordinary course of business consistent with past practice;

(xxii)        entered into, amended, waived or terminated (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiii)       authorized or agreed to do any of the foregoing actions.

4.9           Compliance with Laws. Since January 1, 2017, the Company has not been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received, since January 1, 2017, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound.

4.10         Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to (a) perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, (b) own, lease and operate its assets and properties and (c) market and sell its products (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which Company Permits are listed on Schedule All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

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4.11         Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, Equity Securities or assets), its business, Equity Securities or assets. In the past seven (7) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12         Material Contracts.

(a)           Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each unexpired Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i)            contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)            involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)          involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)          evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $25,000;

(v)           involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $25,000 (other than in the ordinary course of business consistent with past practice) or shares or other Equity Securities of the Company or another Person;

(vi)          relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

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(vii)         by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $25,000 per year or in the aggregate;

(viii)        obligates the Company to provide continuing indemnification or a guarantee of obligations of a third Person after the Agreement Date in excess of $25,000;

(ix)           is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(x)            obligates the Company to make any capital commitment or expenditure in excess of $25,000 (including pursuant to any joint venture);

(xi)           relates to a material settlement entered into within five (5) years prior to the Agreement Date or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xii)          provides another Person (other than any manager, director or officer of the Company) with a power of attorney;

(xiii)         relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from the Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on the Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to the Company entered into in the ordinary course of business or (E) feedback and ordinary course trade name or logo rights that are not material to the Company; or

(xiv)        that would otherwise be required to be filed by the Company as an exhibit for a registration statement filed on Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b)           Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Contemplated Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract.

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4.13         Intellectual Property.

(a)           Schedule 4.13(a)(i) sets forth: (i) those U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee and which are relevant to the Company’s ongoing business (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third Person with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP.

(b)           Except as set forth on Schedule 4.13(b), the Company is the sole and exclusive owner of, or has a valid and enforceable license or sublicense or otherwise possesses legally enforceable rights to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the business of the Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract. No third Person has any joint ownership in any Company Intellectual Property owned or purported to be owned by the Company. The Company is not a party to any Contract under which material Intellectual Property is exclusively licensed to the Company.

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(c)           Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company, if any. The Company has performed all obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)           No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that

(i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the Company’s business. To the Company’s Knowledge, no third Person is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.

(e)           All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Company) of the Company (and each of their respective Affiliates) have assigned to the Company all Intellectual Property and any claim, or any right (whether or not currently exercisable) to any ownership interest in Intellectual Property arising from the services performed for the Company by such Persons. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest or rights in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken commercially reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f)            To the Knowledge of the Company, no Person has obtained unauthorized access to third Person information and data (including personally identifiable information or information that can be used to identify a natural person (“personal information”)) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company.

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The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal information protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, if any, each with respect to the Company’s collection, processing and use of personal information. To the Knowledge of the Company, the operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person or constitute unfair competition or trade practices under applicable Law. The Company has executed valid and enforceable written agreements with each of its current and former Representatives, Affiliates and independent contractors who are engaged in creating or developing for the Company any material Company IP in the course of such Person’s employment or retention thereby, pursuant to which such Person has (i) agreed to hold all confidential information of the Company in confidence and (ii) presently assigned to the Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company in the course of such Person’s employment or retention thereby. There is no material uncured breach by the Company or, to the Knowledge of the Company, the counterparty under any such agreement.

(g)           The Company has taken commercially reasonable steps to maintain the secrecy and confidentiality of all material Trade Secrets included in the Company Intellectual Property. No Trade Secret that is material to the business of the Company as presently conducted has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any of the Company’s past or present Representatives or Affiliates or any third Person, other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret.

(h)           Except as set forth on Schedule 4.13(h), no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Company Owned IP. No current or former Representative, Affiliate, consultant or independent contractor of the Company who contributed to the creation or development of the Company Owned IP has, to the Knowledge of the Company, performed services for a Governmental Authority or any university, college, research institute or other educational institution related to the Company’s business as presently conducted during a period of time during which such Representative, Affiliate, consultant or independent contractor was also performing services for the Company.

(i)            The Company has not sold any products (“Company Products”) that are subject to warranties or Contractual commitments relating to the use, functionality or performance of, or any product or system containing or used in conjunction with, such Company Products. The Company has made available a true, correct and complete copy of its list as of the Agreement Date of all known material issues, defects and errors in each version and component of the Company Products that adversely affects the performance of such Company Products in any material respect, which material issues, defects and errors have not been remedied as of the Agreement Date.

(j)            The consummation of any of the Contemplated Transactions will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Immediately following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’s rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the Contemplated Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

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4.14         Taxes and Returns.

(a)           The Company will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied with all applicable Laws relating to Tax.

(b)           There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)           The Company is not being audited by any Tax authority and has not been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations, or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it.

(d)           There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e)           The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f)            The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g)           The Company has not engaged in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(h)           The Company has no Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(i)            The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for the taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any deferred revenue or prepaid amount received on or prior to the Closing Date.

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(k)           The Company has (i) to the extent applicable, complied in all material respects with applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, complied in all material respects with applicable Tax Law regarding Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with any Company Group Member and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

4.15         Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the Company’s business, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16         Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

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4.17         Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than Permitted Liens. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the business of the Company as it is now conducted or that are used or held by the Company for use in the operation of the business of the Company, and taken together, are and will be adequate and sufficient for the operation of the business of the Company as currently conducted.

4.18         Employee Matters.

(a)           Except as set forth in Schedule 4.18(a), the Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company.

(b)           Except as set forth in Schedule 4.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.18(b), there are no Actions pending or threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)           Schedule 4.18(c) hereto sets forth a complete and accurate list as of the Agreement Date of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2021. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with the Company that is not terminable “at will,” and (B) the Company have paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule

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4.18         (c), the Company’s employee has entered into the Company’s standard form of employee non- disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d)           Schedule 4.18(b) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with a description of the general nature of the work performed, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(b), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(b), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last five (5) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

4.19         Benefit Plans.

(a)           Set forth on Schedule 4.19(a) is a true and complete list of each Benefit Plan of the Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. The Company is not and has not in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b)           Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the Agreement Date and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)           With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.

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(d)           With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e)           No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to the Company immediately after the Closing Date. The Company currently does not maintain and has never maintained or is not required currently or has never been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)            No arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)           With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)           Except as set forth on Schedule 4.19(h), the consummation of the Contemplated Transactions and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19(a));

(ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i)            All Company Benefit Plans can be terminated at any time prior to the Closing Date without resulting in any Liability to the Surviving Corporation or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(j)            Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.19(j). No options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. The Company has no obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which the Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

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4.20         Environmental Matters. Except as set forth in Schedule 4.20:

(a)           The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)           The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, Contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)           No Action has been instituted or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in violation of any Environmental Law or Environmental Permit or may have any Liability under any Environmental Law.

(d)           The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

(e)           There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

4.21         Transactions with Related Persons. Except as set forth on Schedule 4.21, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past five (5) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than one percent (1%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, the Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

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4.22         Insurance.

(a)           Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company has no self-insurance or co-insurance programs. In the past five (5) years, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)           Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by the Company in the past seven (7) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the five (5) years preceding the Agreement Date, the Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

4.23         Reserved.

4.24         Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through the Interim Balance Sheet Date, the twenty (20) largest customers of the Company (the “Top Customers”) and the twenty (20) largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the three (3) years has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last three (3) years decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, and (iv) the Company has not within the past three (3) years been engaged in any material dispute with any Top Supplier or Top Customer.

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4.25         Certain Business Practices.

(a)            Neither the Company nor any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company nor any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b)           The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)           None of the Company or any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last seven (7) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.26         Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

Except as set forth on Schedule 4.26:

(a)            the Company, and, to the Knowledge of the Company, its officers, directors, managers, employees, agents, subcontractors and vendors to whom Company has given access to Personal Data or Protected Health Information that the Company has stored, maintained, or transmitted, are and have been at all times, in compliance in all material respects with all applicable Privacy Laws;

(b)           the Company is in compliance in all material respects with any privacy policies binding on it, and complies in all material respects with all applicable Privacy Laws;

(c)           except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company has not experienced any loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Data or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);

(d)           except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (A) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company, and (B) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and

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(e)           neither the Company nor, to the Knowledge of the Company, any subcontractor agent or vendor of the Company, has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) requiring reporting to any Governmental Authority.

(f)            To the Knowledge of the Company, all activities conducted by the Company with respect to any Protected Health Information or Personal Data are permitted under the Contracts relating to Personal Data or Protected Health Information.

4.27        Compliance with Health Care Laws and Certain Contracts.

Except as set forth on Schedule 4.27:

(a)           the Company, including the conduct of its business, is and has been at all times in compliance in all material respects with all applicable Health Care Laws;

(b)           the Company holds, and is operating in compliance in all material respects with, all Permits of the FDA and other foreign, federal, state and local regulatory authorities required for the Lawful conduct of its business as currently conducted, including, but not limited to, Investigational new Drug Applications (“INDs”);

(c)           all data, information and representations contained in any submission to, or communications with, the FDA were accurate, complete, truthful and non-misleading in all material respects when submitted or communicated to FDA and, to the Knowledge of the Company, remain so currently. All clinical, non-clinical, manufacturing and product quality studies and tests conducted in development of the pipeline products or services and upon which the Company intends to rely in support of any application to the FDA related to product clearance, authorization or approval were conducted in compliance with all applicable Laws and all Health Care Laws, including without limitation those related to Good Clinical Practice, Good Laboratory Practice, Quality Systems Regulations/Good Manufacturing Practices/Good Tissue Practices, and the protection of human study subjects;

(d)           all required approvals and authorizations for clinical studies to proceed have been obtained from an appropriate Institutional Review Board (IRB), and informed consent, in compliance with applicable Health Care Laws, has been obtained from all subjects enrolled in the studies;

(e)           no Company clinical study or clinical trial has been terminated or suspended by the FDA or any other applicable Governmental Authority or IRB, and neither the FDA nor any other applicable Governmental Authority has commenced or, to the Knowledge of the Company, threatened to initiate any clinical hold order on, or otherwise terminate, delay, suspend or restrict, any proposed or ongoing clinical study or clinical trial;

(f)            the Company has to date developed, designed, tested, studied, processed, manufactured, labeled, stored, handled, packaged, imported, exported and distributed the Company pipeline products and services in compliance in all material respects with all applicable Health Care Laws or other Law. As of the Agreement Date, the Company has not received, and to the Knowledge of the Company, there is no pending civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, Warning Letter, untitled letter, It Has Come To Our Attention Letter, regulatory communication, proceeding or request for information from the FDA or any Governmental Authority concerning material noncompliance with Health Care Laws or other Law with regard to the Company or the Company pipeline products or services;

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(g)           to the Knowledge of the Company, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry by any Person or Governmental Authority under any Health Care Law and

(ii) to the Knowledge of the Company, the Company is not currently under investigation or review with respect to any suspected or actual violation of any Health Care Law;

(h)           no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company or has not been given written notice of any potential criminal, civil or administrative violation of any Health Care Law;

(i)            neither the Company nor, to the Knowledge of the Company, any of its current officers, directors, managers, employees has engaged or is engaging, in any activities which are cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any Medicare, Medicaid, TRICARE, or any other similar reimbursement program (each, a “Health Care Program”);

(j)            neither the Company nor any of its Affiliates, officers, directors, or employees has: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the FDA or any other Governmental Authority; (iii) made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure in this subsection (iii) was made could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor (iv) received written notice of or, to the Knowledge of the Company, been subject to any other material enforcement action involving the FDA or any other similar Governmental Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter that would result in a Material Adverse Effect, and none of the foregoing are pending or threatened in writing;

(k)           except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has truthfully and accurately completed and submitted all applications, forms and filings required to be submitted to all Governmental Authorities, and their contractors, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers; and

(l)            as required under Law or a Contract to which the Company is a party or is otherwise bound, the Company has entered into a fully executed “business associate agreement” with (i) each customer of the Company that is a Covered Entity or Business Associate (as each term is defined under 45 CFR § 164.502) from whom the Company receives or maintains Protected Health Information, and (ii) each supplier, vendor, contractor, and/or other applicable Person that has or may have access to Protected Health Information as a result of such Person’s relationship with the Company and is a Business Associate of the Company. Each “business associate agreement” contains all the terms and conditions that the Company is required to include therein under Contracts to which the Company is a party or otherwise bound, including Contracts with customers, resellers, referral partners, vendors and other Persons, and, in all material respects, in accordance with Law. Neither the Company, nor to the Knowledge of the Company, any other party to any “business associate agreement” is in material breach thereof.

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4.28         Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.29         Finders and Brokers. Except as set forth in Schedule 4.29, the Company has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.

4.30         Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Contemplated Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules).

4.31         Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

4.32         Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article IV of this Agreement, neither the Company nor any of the Company’s Representatives or Affiliates has made or makes (and each hereby expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to the Company or such Company’s business, Representatives or Affiliates. The Company hereby acknowledges and agrees that, except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of its Representatives or Affiliates has made or makes (and each of them expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to itself or any of its business, Representatives or Affiliates, in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed in all respects. Other than as set forth in Article III of this Agreement, the Company is not relying upon any information provided or made available by, or representation or warranty of, the Purchaser or any of its Representatives or Affiliates, whether written, oral or otherwise.

Article V

REPRESENTATIONS REGARDING THE OWNERS

Each Owner, severally and not jointly, makes the following representations and warranties to the Purchaser as follows:

5.1           Reserved.

5.2           Authorization, Binding Agreement and Enforceability.

(a)           If applicable, such Owner has all requisite entity power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Document to which such Owner is or is required to be a party, to perform such Owner’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which such Owner is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Owner, and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Owner, enforceable against such Owner in accordance with its terms, subject to the Enforceability Exceptions.

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(b)           If applicable, such Owner has all requisite entity power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform such Owner’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Ancillary Document to which such Owner is or is required to be a party and the consummation of the Contemplated Transactions, (a) have been duly and validly authorized by such Owner’s board of directors (or similar governing body) in accordance with such Owner’s Organizational Documents, any applicable Law and any Contract to which such Owner is a party or by which it is bound and (b) except for the requisite approval of the owners of its Equity Securities, no other proceedings on the part of such Owner are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each Ancillary Document to which such Owner is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Owner, and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Owner, enforceable against such Owner in accordance with its terms, subject to the Enforceability Exceptions.

5.3           Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or filing with any Governmental Authority on the part of such Owner is required to be obtained or made in connection with the execution, delivery or performance by such Owner of this Agreement or any Ancillary Documents or the consummation by the Company of the Contemplated Transactions.

5.4           Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by such Owner of this Agreement and each Ancillary Document to which such Owner is or is required to be a party or otherwise bound, and the consummation by such Owner of the Contemplated Transactions and compliance by such Owner with any of the provisions hereof and thereof, will not (a) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Owner or any of such Owner’s material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Owner under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Owner under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third Person Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Contract that is binding upon such Owner, except in the cases of clauses (b) and (c), as has not been and would not reasonably be expected to have a materially adverse impact on such Owner or such Owner’s ability to consummate the Contemplated Transactions or to perform such Owner’s obligations hereunder or thereunder.

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5.5           Ownership of the Company Contributed Units. The Owner is the record and beneficial owner of the Company Contributed Units set forth opposite such Owner’s name on Exhibit A attached hereto, free and clear of any and all Liens. The Owner has the power and authority to sell, transfer, assign and deliver such Company Contributed Units as provided in this Agreement, and such delivery will vest in the Purchaser good and valid title to such Company Contributed Units, free and clear of any and all Liens. Except for this Agreement, such Owner is not a party to any Contract with respect to the voting, redemption, sale, transfer or other disposition of the Company Contributed Units.

5.6           Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Knowledge of the Owner, threatened, and no such Action has been brought in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against such Owner. The items listed on Schedule 4.11, if finally determined adversely to such Owner, will not have a materially adverse impact on such Owner or such Owner’s ability to consummate the Contemplated Transactions or to perform such Owner’s obligations hereunder or thereunder.

5.7           Accredited Investor and Bad Actor Status. Such Owner (a) is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, and/or (b) is not a “U.S. Person” as defined in Regulation S promulgated under Regulation D of the Securities Act.

5.8           Finders and Brokers. Except as set forth in Schedule 4.29, such Owner has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.

5.9           Independent Investigation. The Owner has conducted such Owner’s own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and acknowledges that such Owner has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Owner acknowledges and agrees that in making such Owner’s decision to enter into this Agreement and to consummate the Contemplated Transactions, such Owner has relied solely upon such Owner’s own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules).

5.10         Disclosure. No representations or warranties made by such Owner in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

5.11         Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article IV and Article V of this Agreement, neither such Owner nor any of such Owner’s Representatives or Affiliates has made or makes (and each hereby expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to such Owner or such Owner’s business, Representatives or Affiliates. The Owner hereby acknowledges and agrees that, except as expressly set forth in Article III of this Agreement, neither the Purchaser nor any of its Representatives or Affiliates has made or makes (and each of them expressly disclaims) any representation or warranty, whether express or implied, whether written or oral, whether at Law or in equity, with respect to itself or any of its business, Representatives or Affiliates, in connection with the Contemplated Transactions, and any such other representations or warranties are hereby expressly disclaimed in all respects. Other than as set forth in Article III of this Agreement, such Owner is not relying upon any information provided or made available by, or representation or warranty of, the Purchaser or any of its Representatives or Affiliates, whether written, oral or otherwise.

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Article VI

COVENANTS

6.1           Access and Information.

(a)           During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 6.11, the Company shall give, and shall cause their Representatives and Affiliates to give, the Purchaser and its Representatives and Affiliates, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, unaudited interim financial statements, internal working papers, client files, client Contracts and other reasonably requested documentation and information), of or pertaining to the Company, as the Purchaser or its Representatives and Affiliates may reasonably request regarding the Company and its businesses, assets, Liabilities, financial condition, prospects, operations, management, and employees and cause each of the Company’s Representatives and Affiliates to reasonably cooperate with the Purchaser and its Representatives and Affiliates in their investigation, provided, however, that the Purchaser and its Representatives and Affiliates shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company.

(b)           During the Interim Period, subject to Section 6.11, the Purchaser shall give, and shall cause its Representatives and Affiliates to give, the Company and its Representatives and Affiliates, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, unaudited interim financial statements, internal working papers, client files, client Contracts and other reasonably requested documentation and information), of or pertaining to the Purchaser, as the Owners’ Representative may reasonably request regarding the Purchaser and its business, assets, Liabilities, financial condition, prospects, operations, management and employees and cause each of the Purchaser’s Representatives and Affiliates to reasonably cooperate with the Company and its Representatives and Affiliates in their investigation; provided, however, that the Company and its Representatives and Affiliates shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser.

6.2           Conduct of Business.

(a)           Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as set forth on Schedule 6.2 of the Company Disclosure Schedule, the Company shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective Representatives and Affiliates, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)           Without limiting the generality of Section 6.2(a) and except as set forth on Schedule 6.2 of the Company Disclosure Schedule, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not perform or cause to be performed any of the matters set forth in Section 4.8(b).

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(c)           Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, the Purchaser shall (i) comply in all material respects with all Laws applicable to the Company and its business, assets and employees, (ii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective Representatives and Affiliates, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice, and (iii) not amend the terms of the other Roll-Up Transactions or the deSPAC Transaction.

6.3           Reserved.

6.4           Interim Period Financial Statements. During the Interim Period, within fifteen (15) calendar days following the last calendar day of each month occurring during the Interim Period, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present in all material respects the consolidated financial position and results of operations of the Company as of the date or for the periods indicated in accordance with the Accounting Principles, subject to year-end audit adjustments and excluding footnotes. From the Agreement Date through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any reviewed or audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.

6.5           No Solicitation.

(a)           For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement and the Ancillary Documents) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of Equity Securities, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement and the Ancillary Documents) concerning a Business Combination involving Purchaser.

(b)           During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Contemplated Transactions, each Party shall not, and shall cause its Representatives and Affiliates to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

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(c)      Each Party shall notify the others as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.6      Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third Person (including any Governmental Authority) alleging (i) that the Consent of such third Person is or may be required in connection with the Contemplated Transactions or (ii) any non-compliance with any applicable Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions; (d) becomes Knowledgeable of any fact or circumstance that, or becomes Knowledgeable of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or written threat of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any Representative, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Contemplated Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached

6.7      Efforts.

(a)      Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate in all reasonable respects with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Contemplated Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Contemplated Transactions.

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(b)      In furtherance and not in limitation of Section 6.7(a), to the extent required under any applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the Contemplated Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite Consents for the Contemplated Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Contemplated Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Contemplated Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)      As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the Contemplated Transactions and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Contemplated Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Contemplated Transactions and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Contemplated Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Contemplated Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Contemplated Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Contemplated Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Contemplated Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Contemplated Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Contemplated Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

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(d)      Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the Contemplated Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.8      Tax Matters. For federal and all applicable state income Tax purposes, the Parties intend that the Roll-Up Transactions and the deSPAC Transaction will collectively be treated as an integrated transaction qualifying under Section 351(a) of the Code (the “Intended Tax Treatment”). Each Party shall use commercially reasonable efforts to cause the Roll-Up Transactions and the deSPAC Transaction to qualify, and agrees not to take any action which, to its Knowledge, could reasonably be expected to cause the Roll-Up Transactions and the deSPAC Transaction to fail to qualify for the Intended Tax Treatment. Each Party shall report the Transactions on its respective Tax Returns in a manner consistent with such Intended Tax Treatment and shall take no action or position in any subsequent Tax Return, Tax audit, Tax controversy or otherwise that is inconsistent with such Intended Tax treatment unless required to do so by a final “determination” (as defined in Section 1313(a) of the Code) or other applicable Law.

6.9      Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Law to consummate the Contemplated Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.10      Public Announcements. The Parties agree that, after the Closing, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of such Party’s respective Representatives or Affiliates without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

6.11     Confidential Information.

(a)      The Owners hereby agree that, after the Closing Date, such Owners shall, and shall cause their respective Representatives and Affiliates to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Contemplated Transactions or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Representatives or Affiliates), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third Person any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Owners become legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that the Purchaser or a Representative or an Affiliate thereof may seek a protective Order or other remedy or waive compliance with this Section 6.11(a) and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.11(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information.

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(b)      The Purchaser hereby agrees that, after the Closing Date, it shall, and shall cause its Representatives and Affiliates to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Contemplated Transactions or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third Person any of the Company Confidential Information without the Owners’ prior written consent; and (ii) in the event that the Purchaser or any of its Representatives or Affiliates becomes legally compelled to disclose any Company Confidential Information, (A) provide the Owners, to the extent legally permitted, with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.11(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Owners waive compliance with this Section 6.11(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information.

6.12      Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Representatives and Affiliates to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Owners’ Representative during normal business hours of the Company, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or the Company without first advising the Owners’ Representative in writing and giving the Owners’ Representative a reasonable opportunity to obtain possession thereof.

6.13      Pre-Closing Advisory Board of Directors and Executive Officers.

(a)      Effective as of the Agreement Date, the Purchaser shall establish an advisory board of directors (the “Pre-Closing Advisory Board”) which shall be comprised of five (5) individuals with one (1) individual being appointed by each of the Company, Cerevast, Aegeria, Wicab China, and Haiyin. The director appointee of (i) the Company shall be Anthony Lee (the “Company Director Appointee”), (ii) Cerevast shall be Bradford A. Zakes, (iii) Aegeria shall be Jennifer Elisseeff, (iv) Wicab China shall be Kenny Min Zhou and (v) Haiyin shall be Yuquan Wang. At or prior to the Closing, the Purchaser will provide each director serving on the Post-Closing Purchaser Board an Indemnification Agreement.

(b)      During the Interim Period, the Pre-Closing Advisory Board shall have the power and authority of a Committee of Directors appointed by the Board of the Purchaser and its conduct will be subject to the procedures for Committees of Directors set forth in the Purchaser’s Bylaws. The Pre-Closing Advisory Board will, among other things:

(i)	have the authority to approve or reject the selection of the SPAC;

(ii)	advise and assist with the negotiation of the BCA;

(iii)	have the authority to approve or reject the terms of the BCA;

(iv)	advise and assist with the completion of the Approved deSPAC Transaction; and

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(v)      advise and assist with the respective affairs, business and operations of each of the Purchaser, the Company, Cerevast, Aegeria, and Wicab China.

6.14      Indemnification of Directors and Officers; Tail Insurance.

(a)      The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar Contracts between any D&O Indemnified Person and the Company, in each case as in effect on the Agreement Date, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing Date, the Purchaser shall cause the Organizational Documents of the Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Agreement Date in the Organizational Documents of the Company to the extent permitted by applicable Law. The provisions of this Section 6.14(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)      For the benefit of the Company’s directors and officers, the Purchaser shall, prior to the Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Closing Date for events occurring prior to the Closing Date (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

6.15      Fees and Expenses. All Expenses incurred in connection with this Agreement, the Ancillary Documents and the Contribution and Exchange shall be paid by the Party incurring such Expenses, provided, however, that the Purchaser shall pay, as and when due, for the cost of the Third-Party Valuation Validation. The Purchaser shall pay such Expenses directly to the applicable third-Person provider.

Article VII

NO SURVIVAL

7.1      No Survival. The representations and warranties of the Parties contained in this Agreement shall for all purposes terminate as of, and shall not survive beyond, the Closing. All covenants and agreements that are to be performed by the Parties in connection with the Contemplated Transactions, including those covenants and agreements set forth in this Agreement and any Ancillary Document that are to be performed, in whole or in part, at or after the Closing Date shall survive in accordance with their respective terms until such covenants and agreements have been performed or otherwise satisfied and the provisions of Article XI shall survive the Closing indefinitely (collectively, the “Surviving Covenants and Agreements”). Accordingly, except with respect to (a) the Surviving Covenants and Agreements, (b) Fraud Claims and (c) the right of any Party to specifically enforce the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, after the Closing, no Party shall have any right to monetary damages under any theory or any cause of action (including any claim for indemnification), and there shall be no Liability of any kind whatsoever on the part of any Party, its Representatives or Affiliates or any of its or their respective Representatives or Affiliates in respect of any breach of or inaccuracy in any representations or warranties contained in this Agreement.

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Article VII

MUTUAL RELEASES

8.1      Release by the Owners and Company. Effective upon the Closing, except with respect to (i) the Surviving Covenants and Agreements, (ii) Fraud Claims, and (iii) the right of any Party to specifically enforce the performance of the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, each of the Owners and the Company, on behalf of itself, its respective current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Owner and Company Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Purchaser, its current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Purchaser Released Parties”) of and from any and all Actions, Orders, Liabilities and Losses of any kind whatsoever, whether in Law or in equity, which the Owner and Company Releasing Parties may have against any of the Purchaser Released Parties, as of the Closing Date or in the future, in each case in respect of any cause, matter or thing arising under or directly related to the Contemplated Transactions or relating to any of the Purchaser Released Parties, occurring or arising prior to the Closing.

8.2      Release by the Purchaser. Effective upon the Closing, except with respect to (i) the Surviving Covenants and Agreements, (ii) Fraud Claims, and (iii) the right of any Party to specifically enforce the performance of the terms of this Agreement and the Ancillary Documents pursuant to Section 11.7, the Purchaser, on behalf of itself, its respective current and former Representatives and Affiliates and each of its and their respective current and former Representatives and Affiliates (collectively, the “Purchaser Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Owners and the Company, their respective current and former Representatives and Affiliates and each of their respective current and former Representatives and Affiliates (collectively, the “Owner and Company Released Parties”) of and from any and all Actions, Orders, Liabilities and Losses of any kind whatsoever, whether in Law or in equity, which the Purchaser Releasing Parties may have against any of the Owner and Company Released Parties, as of the Closing Date or in the future, in each case in respect of any cause, matter or thing arising under or directly related to the Contemplated Transactions or relating to any of the Owner and Company Released Parties, occurring or arising prior to the Closing.

Article IX

CLOSING CONDITIONS

9.1      Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Contemplated Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Purchaser and the Owners’ Representative of the following conditions:

(a)      Antitrust Laws. Any waiting period (and any extension thereof) applicable to the Contemplated Transactions under any Antitrust Laws shall have expired or been terminated.

(b)      Requisite Regulatory Approvals. The Consents required to be obtained from or made with any Governmental Authority in order to consummate the Contemplated Transactions that are set forth in Schedule 9.1(b) shall have each been obtained or made.

(c)      Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Contemplated Transactions that are set forth in Schedule 9.1(c) shall have each been obtained or made.

(d)      No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Contemplated Transactions illegal or which otherwise prevents or prohibits consummation of the Contemplated Transactions.

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(e)      Appointment to the Pre-Closing Advisory Board. The members of the Pre-Closing Advisory Board shall have been elected effective as of the Agreement Date consistent with the requirements of Section 6.13.

9.2       Conditions to Obligations of the Company. In addition to the conditions specified in Section 9.1, the obligations of the Company to consummate the Contemplated Transactions are subject to the satisfaction or written waiver (where permissible) by the Owners’ Representative of the following conditions:

(a)      Representations and Warranties. All of the representations and warranties of the Purchaser set forth in Article III of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

(b)      Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement and the Ancillary Documents to be performed or complied with by it on or prior to the Closing Date.

(c)      No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the Agreement Date which is continuing and uncured.

(d)      Closing Deliverables. The receipt of the Closing deliverables of the Purchaser set forth in Section 2.3.

(e)      Other Transactions. The other Roll-Up Transactions shall be consummated substantially simultaneously with the Closing, the BCA, as in effect on the Agreement Date, shall remain in full force and effect and the Approved deSPAC Transaction shall occur immediately following the Closing.

9.3      Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 9.1, the obligations of the Purchaser to consummate the Contemplated Transactions are subject to the satisfaction or written waiver (where permissible) by the Purchaser of the following conditions:

(a)      Representations and Warranties. All of the representations and warranties of the Company and the Owners set forth in Article IV and Article V of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

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(b)      Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement and the Ancillary Documents to be performed or complied with by it on or prior to the Closing Date.

(c)      No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the Agreement Date which is continuing and uncured.

(d)      Closing Deliverables. The receipt of the Closing deliverables of the Company set forth in Section 2.2.

9.4      Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Representatives or Affiliates (or with respect to the Company, any Owner) failure to comply with or perform any of its covenants or obligations set forth in this Agreement or any Ancillary Document.

Article X

TERMINATION

10.1      Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing as follows:

(a)      by mutual written consent of the Purchaser and the Owners’ Representative;

(b)      by written notice by the Purchaser or the Owners’ Representative if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by March 31, 2023 (the “Outside Date”), provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Representatives or Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)      by written notice by either the Purchaser or the Owners’ Representative if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions, and such Order or other action has become final and non-appealable, provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Representatives or Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)      by written notice by the Owners’ Representative to Purchaser if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) ten (10) Business Days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date, provided, that the Owners’ Representative shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company is in material uncured breach of this Agreement;

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(e)      by written notice by the Purchaser to the Owners’ Representative if (i) there has been a material breach by the Company or any of the Owners of any of their respective representations, warranties, covenants or agreements contained in this Agreement or if any respective representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) ten (10) Business Days after written notice of such breach or inaccuracy is provided to the Owners’ Representative or (B) the Outside Date, provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f)      by written notice by the Purchaser to the Owners’ Representative if there shall have been a Material Adverse Effect on the Company following the Agreement Date which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by the Purchaser to the Owners’ Representative; or

(g)      by written notice by the Owners’ Representative to Purchaser if any of (i) the BCA or (ii) the contribution and exchange agreement with respect to any of the Cerevast Contribution and Exchange, Aegeria Contribution and Exchange or Wicab China Contribution and Exchange or (iii) the Subscription Agreement with respect to the Haiyin Share Purchase expire in accordance with their terms or are terminated.

10.2      Effect of Termination.. This Agreement may only be terminated in accordance with Section 10.1 pursuant to a written notice delivered by the applicable Party to the other applicable Parties which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. Subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7, the Parties' sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Contemplated Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1. Other than as provided in Section 10.3, in the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives or Affiliates, and all rights and obligations of each Party shall cease, provided, however, that nothing herein shall relieve any Party from Liability for any intentional breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party.

10.3      Survival. Section 6.10, Section 6.11, Section 6.15, Article XI and this Section 10.2 shall survive any termination of this Agreement in accordance with Section 10.1.

Article X

MISCELLANEOUS

11.1      Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including e-mail), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

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If to the Purchaser, to: Longevity Biomedical, Inc. 12100 NE 195th Street, Suite 150 Bothell, WA 98011 Attention: Bradford A. Zakes Email: bzakes@cerevast.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW, Suite 900

Washington, DC 20001

Attn: Andrew M. Tucker, Esq.

Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

E-mail: andy.tucker@nelsonmullins.com

If to the Company, to: Novokera, LLC Attn: Anthony Lee 2777 Paradise Road, No. 3303 Las Vegas, Nevada 89109 E-mail: tony@t-lee.com with a copy (which will not constitute notice) to:

Newman Du Wors LLP

Attn: Derek A. Newman

2101 Fourth Avenue, Suite 1500

Seattle, Washington 98121

Telephone No.: (202) 689-2987

E-mail: dn@newmanlaw.com

If to the Owner, to: Anthony Lee 2777 Paradise Road, No. 3303 Las Vegas, Nevada 89109 E-mail: tony@t-lee.com

11.2      Binding Effect; Assignment. This Agreement and the Ancillary Documents shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement and the Ancillary Documents shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Owners’ Representative), and any assignment without such consent shall be null and void, provided that no such assignment shall relieve the assigning Party of its obligations hereunder or thereunder.

11.3      Third Persons. Except for the rights of the D&O Indemnified Persons set forth in Section 14, which the Parties acknowledge and agree are express third Person beneficiaries of this Agreement, nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.4      Dispute Resolution. Any and all disputes, controversies and claims arising out of, related to, or in connection with this Agreement, the Ancillary Documents or the Contemplated Transactions (a “Dispute”) shall be governed by this Section 11.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”), provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. If a Dispute is not resolved during the Resolution Period, then either party may bring legal suit or action, or proceeding, subject to Section 11.5.

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11.5      Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 11.4, all Actions arising out of or relating to this Agreement and any Ancillary Agreement shall be heard and determined exclusively in any state or federal court located in the State of New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 11.4, each Party hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement, the Ancillary Documents or the Contemplated Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Contemplated Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.

11.6      Waiver of Jury Trial . EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OR AFFILIATE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

11.7      Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at Law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at Law or in equity.

11.8      Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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11.9      Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed each of the Purchaser, the Company, the Owners and the Owners’ Representative.

11.10      Waiver. The Purchaser on behalf of itself and its Representatives and Affiliates, the Company on behalf of itself and its Representatives and Affiliates, and the Owners’ Representative on behalf of itself and the Owners, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Owners’ Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.

11.11      Entire Agreement. This Agreement and the Ancillary Documents embody the entire agreement and understanding of the Parties in respect of the Contemplated Transactions. This Agreement and the Ancillary Documents supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Securities of such Person, in whatever form, including with respect to the Purchaser its stockholders under the Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

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11.13      Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by Electronic Transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.14      Owners’ Representative.

(a)      Each Owner, by delivery of a counterpart to this Agreement, on behalf of such Owner and such Owner’s Representatives and Affiliates, hereby irrevocably constitutes and appoints Anthony Lee, in its capacity as the Owners’ Representative, as the true and lawful agent and attorney-in- fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Owners’ Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Owners’ Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Owners’ Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Owners’ Representative Documents, including: (i) terminating, amending or waiving on behalf of such Person any provision of any Owners’ Representative Document (provided, that any such action, if material to the rights and obligations of the Owners in the reasonable judgment of the Owners’ Representative, will be taken in the same manner with respect to all Owners unless otherwise agreed by each Owner who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Owners’ Representative Document; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Owners’ Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Owners’ Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the Contemplated Transactions, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (v) receiving all or any portion of the Purchaser Exchanged Shares and to distributing the same to the Owners; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Owners’ Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Owners’ Representative shall be binding upon each Owner and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The Owners’ Representative hereby accepts its appointment and authorization as the Owners’ Representative under this Agreement.

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(b)      Any other Person, the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Owners’ Representative as the acts of the Owners under any Owners’ Representative Documents. The Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Owners’ Representative as to (i) any payment instructions provided by the Owners’ Representative or (ii) any other actions required or permitted to be taken by the Owners’ Representative hereunder, and no Owner shall have any cause of action against the Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Owners’ Representative. The Purchaser and the Company shall not have any Liability to any Owner for any allocation or distribution among the Owners by the Owners’ Representative of payments made to or at the direction of the Owners’ Representative. All notices or other communications required to be made or delivered to an Owner under any Owners’ Representative Document shall be made to the Owners’ Representative for the benefit of such Owner, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Owner with respect thereto. All notices or other communications required to be made or delivered by an Owner shall be made by the Owners’ Representative (except for a notice under Section 11.14(d) of the replacement of the Owners’ Representative).

(c)      The Owners’ Representative will act for the Owners on all of the matters set forth in this Agreement in the manner the Owners’ Representative believes to be in the best interest of the Owners, but the Owners’ Representative will not be responsible to the Owners for any losses that any Owner may suffer by reason of the performance by the Owners’ Representative of the Owners’ Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Owners’ Representative in the performance of its duties under this Agreement. From and after the Closing, the Owners shall jointly and severally indemnify, defend and hold the Owners’ Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Owners’ Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Owners’ Representative’s duties under any Owners’ Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Owners’ Representative. In no event shall the Owners’ Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Owners’ Representative shall not be liable for any act done or omitted under any Owners’ Representative Document as the Owners’ Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Owners’ Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Owners’ Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Owners’ Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Owners, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Owners’ Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Owners’ Representative under this Section 11.14 shall survive the Closing and continue indefinitely.

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(d)      If the Owners’ Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Owners, then the Owners shall, within ten (10) Business Days after such death, disability, dissolution, resignation or other event, appoint a successor Owners’ Representative (by vote or written consent of the Owners holding in the aggregate in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Owners’ Representative” for purposes of this Agreement.

11.15      Legal Representation. The Parties agree that, notwithstanding the fact that Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), prior to Closing, represented the Purchaser in connection with this Agreement, the Ancillary Documents and the Contemplated Transactions, and has also represented the Purchaser and its Representatives and Affiliates in connection with matters other than the Contemplated Transactions, Nelson Mullins will be permitted in the future, after Closing, to represent the Purchaser and its Representatives and Affiliates in connection with any disputes arising out of, or related to, this Agreement, the Roll-Up Transactions and the deSPAC Transaction. The Company, the Owners and the Owners’ Representative, who are or have the right to be represented by independent counsel in connection with the this Agreement, the Roll-Up Transactions and the deSPAC Transaction, hereby agree, in advance, to waive (and to cause their Representatives and Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Nelson Mullins’s future representation of one or more of the Purchaser and its Representatives and Affiliates in which the interests of such Person are adverse to the interests of the Company, the Owners and the Owners’ Representative or any of their respective Representatives and/or Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney- client privilege, the Purchaser shall be deemed the client of Nelson Mullins with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Purchaser, shall be controlled by the Purchaser and shall not pass to or be claimed by any other Person, provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Representatives and/or Affiliates (including, after the Closing Date, the Company and its Representatives and/or Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third Person.

Article XII

DEFINITIONS

12.1      Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

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“Aegeria” means Aegeria Soft Tissue, LLC, a Delaware limited liability company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means the Company Disclosure Schedule, the Purchaser Disclosure Schedule, each Contract, document or other instrument attached hereto as an Exhibit, and the other Contracts, documents or other instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Approved deSPAC Transaction” means the transaction contemplated by a definitive written business combination agreement (or similar agreement), executed and delivered by the Purchaser and a SPAC, that provides for Purchaser to be acquired by, or to otherwise combine with, the SPAC, pursuant to a transaction meeting each of the following criteria (or as may otherwise be agreed upon in writing by each of the Company, Cerevast, Aegeria, Wicab China and Haiyin): (i) the valuation assigned to the Company in the transaction is not less than $250 million; (i) there is a minimum cash condition at closing of at least $75 million; (iii) there is a minimum committed private placement of at least $35 million; (iv) at least two members of the Pre-Closing Advisory Board continue as board members of the SPAC (or successor entity) following the consummation of the transaction; (v) the outstanding founder shares of the SPAC shall be no more than 20% of the total number of the SPAC’s outstanding shares of common stock (or equivalent securities) immediately prior to the closing of the transaction; (vi) the lock-up period applicable to the SPAC’s sponsor and management from the SPAC’s initial public offering shall not be shortened in connection with the transaction; (vii) none of the Company’s representations, warranties or covenants shall survive the closing of the transaction; and (viii) all of the shares issued to the Company’s stockholders in connection with the transaction shall be registered and freely tradeable upon the closing of the transaction (provided that directors, officers and 5% or greater stockholders of the post-transaction company shall agree to a lock-up of 180 days).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Cerevast” means Cerevast Medical, Inc., a Delaware corporation.

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“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of its Representatives, furnished in connection with this Agreement or the Contemplated Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Contributed Units” means the Company Units that the Company is contributing to the Purchaser in the Contribution.

“Company Equity Securities” means the Company Units.

“Company Units” means those units that evidence membership interests in the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the Contribution and the Exchange.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother- in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

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“deSPAC Transaction” means the transactions contemplated by the BCA, as in effect on the Agreement Date.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Awards” means any (i) security convertible, with or without consideration, into an Equity Security, (ii) any warrant or right to subscribe for or purchase such an Equity Security or (iii) any put, call, straddle, or other option or Contract to purchase an Equity Security from, or to sell an Equity Security to, another Person without being bound to do so.

“Equity Security” means any (i) share of capital stock, (ii) general partnership interest, (iii) limited partnership interest, (iv) limited liability company interest or (v) other similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, interest in a joint venture, or certificate of interest in a business trust.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party or any of its Representatives and/or Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the Ancillary Documents and the Contribution and Exchange.

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“FDA” means the U.S. Food and Drug Administration.

“Fraud Claim” means, at any applicable time, fraud as defined pursuant to Delaware common Law.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Haiyin” means Haiyin Capital, a Chinese company.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Health Care Laws” means any and all Laws of any Governmental Authority pertaining to health regulatory matters applicable to the business of the Company, including (a) the Public Health Service Act (42 U.S.C. § 201 et seq.), the Federal Food, Drug & Cosmetic Act (“FDC Act”) (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder, as amended; (b) requirements of Law relating to the developing, designing, testing, studying, processing, manufacturing, labeling, storing, handling, packaging, marketing, selling, importing, exporting, or distributing of drugs (including biological products), or medical devices, combination products, or human cell, tissue, and cellular and tissue-based products (“HCT/Ps”), including laws governing Permit requirements for any of the foregoing activities; (c) fraud and abuse (including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a- 7b(b)); the Civil False Claims Act (31 U.S.C. § 3729 et seq.) and the Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (42. U.S.C. §1395nn); Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (d) Medicare, Medicaid, TRICARE or other governmental health care or payment program (including but not limited to Title XVIII and Title XIX of the Social Security Act); (e) quality, safety certification and accreditation standards and requirements; (f) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; and (g) any other Law or regulation of any Governmental Authority which regulates kickbacks, patient or Health Care Program reimbursement, Health Care Program claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural Person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

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“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Contemplated Transactions or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Novokera” means Novokera, LLC, a Nevada limited liability company.

“NRS” means Nevada Revised Statutes.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation, certificate of formation, articles of incorporation, articles of organization, bylaws, operating agreement, limited liability company agreement, partnership agreement, or similar organizational documents, in each case, as amended and restated as of the Closing.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

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“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Preliminary Valuation” means the preliminary value of $35,000,000 that was assigned to the Company prior to the Agreement Date.

“Privacy Laws” means all applicable United States state and federal Laws, and the laws of applicable jurisdictions, relating to privacy and protection of Personal Data and/or Protected Health Information, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge or hearing before or by a Governmental Authority or an arbitrator.

“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.

“Purchaser Exchanged Shares” means Purchaser Shares exchanged in the Exchange for Company Contributed Units.

“Purchaser Shares” means the shares of Common Stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Owners’ Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Owners’ Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

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“Purchaser Securities” means the Purchaser Shares and the Purchaser Equity Awards, collectively.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre- remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Roll-Up Transactions” means the Contemplated Transactions, the Cerevast Contribution and Exchange, the Aegeria Contribution and Exchange, the Wicab China Contribution and Exchange, and the Haiyin Contribution and Exchange.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

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“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Third-Party Valuation Validation” means the third-party valuation conducted by an independent valuation firm reasonably acceptable to the Purchaser and the Company which such valuation will be used by the Parties to confirm and adjust, as needed, the Preliminary Valuation.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know- how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Valuation” means the valuation of the Company which, pursuant to the Third-Party Valuation Validation, has been determined to be $27,600,000.

“Wicab China” means Wicab Technology (Beijing) Co., Ltd, a Chinese limited company.

12.2      Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
Accounts Receivable .	4.7(f)	Company	Preamble
Accounts Payable .	4.7(g)	Company Directors	6.13(a)
Agreement	Preamble	Company Disclosure Schedules	Article IV
Audited Company Financials	4.7(a)	Company Financials	4.7(a)
BCA	RECITALS	Company IP	4.13(d)
Business Combination	8.1	Company IP Licenses	4.13(a)
Closing	2.1	Company Material Contracts	4.12(a)
Closing Date	2.1	Company Permits	4.10

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Term	Section	Term	Section
Company Products	4.13(i)	Party(ies)	Preamble
Company Registered IP	4.13(a)	Post-Closing Purchaser Board	6.13(a)
Company Released Parties	8.2	Public Stockholders	8.1
Company Releasing Parties	8.1	Purchaser.	Preamble
Contribution	1.1(a)	Purchaser Disclosure Schedules	Article III
Controlled Person	Article XII	Purchaser Financials	3.6
D&O Indemnified Persons	6.14(a)	Purchaser Material Contract	3.13
Employment Agreements	2.2(c)	Purchaser Released Parties	8.1
Enforceability Exceptions	3.2	Purchaser Releasing Parties	8.2
Environmental Permits	4.20(a)	Purchaser Representative	Preamble
Exchange	1.1(b)	Purchaser Support Agreement	RECITALS
IDEs	4.27(b)	Related Person	4.21
Indemnification Agreements	2.2(g)	Released Claims	8.1
Interim Balance Sheet Date	4.7(a)	Resignations	2.2(e)
Lock-Up Agreement	RECITALS	Restrictive Covenant Agreements	2.2(d)
Merger	RECITALS	Section 409A Plan	4.19(j)
Merger Sub	Preamble	Surviving Covenants and Agreements	7.1
Nelson Mullins	2.1	Owners’ Representative	Preamble
Non-Competition Agreement	RECITALS
OFAC	3.18(b)
Off-the-Shelf Software	4.13(a)
Owners	Preamble
Owners’ Representative	Preamble

{PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

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IN WITNESS WHEREOF, each Party has executed and delivered this Agreement, or has caused the execution and delivery of this Agreement by its duly authorized Representative, as of the Agreement Date.

THE PURCHASER

Longevity Biomedical, Inc.

/s/ Bradford A. Zakes
Name:	Bradford A. Zakes
Title:	President & CEO

THE COMPANY

Novokera, LLC

By:	/s/ Anthony Lee
Name:	Anthony Lee
Title:	President & CEO

THE OWNER

By:	/s/ Anthony Lee
Name:	Anthony Lee

THE OWNERS' REPRESENTATIVE

By:	/s/ Anthony Lee
Name:	Anthony Lee

Signature Page to Contribution and Exchange Agreement

EXHIBIT A

Contributed and Issued Equity

Name	Company Contributed Units	Purchaser Exchanged Shares Issued
Anthony Lee	750,000 Company Units	2,123,000
Cellular Bioengineering, Inc.	250,000 Unit Warrants	Assumed
Total	1,000,000	2,123,000

EXHIBIT B

 FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of [•] (the “Effective Date”), by and between LONGEVITY BIOMEDICAL, INC. (together with its successors and assigns, the “Company”), and ANTHONY LEE (“Executive”). As the context of this Agreement so requires, Executive and the Company are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is party to that certain Contribution and Exchange Agreement, dated as of the date hereof (the “Contribution Agreement”) pursuant to which, among other things, the parties have agreed to engage in a series of transactions, which result in the Company becoming the indirect owner of all equity interests in Novokera, LLC (“Novokera”), on the terms and conditions set forth in the Contribution Agreement;

WHEREAS, the Company is entering into contribution agreements of the same date as the Contribution Agreement with Wicab Technology (Beijing) Co., Ltd. (“Wicab”), Aegeria Soft Tissue, LLC (“Aegeria”), and Cerevast Medical, Inc. (“Cerevast” and together with Wicab, Aegeria, and Novokera, the “Group Companies”), defined in the Contribution Agreement as the “Roll-Up Transactions”;

WHEREAS, upon the consummation of the Contribution Agreement and the Roll-Up Transactions, the Company contemplates consummating an Approved deSPAC Transaction pursuant to a qualified business combination agreement (the Contribution Agreement, the Roll-Up Transactions, and the Approved deSPAC collectively the “Contemplated Transactions”);

WHEREAS, immediately following the consummation of the Contemplated Transactions, Company desires to employ Executive, and Executive desires to be employed by the Company, as the Company’s Chief Operating Officer;

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, the parties hereby agree as follows:

AGREEMENT

1.	Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date and end one year from the Effective Date or, if earlier, on the date on which the term of employment is terminated in accordance with Section 5. Executive’s employment with the Company shall be on an “at-will” basis.

2.	Position, Duties and Responsibilities, Location, and Commuting.

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(a)	Position and Duties. During the Term, the Company shall employ Executive as Chief Operating Officer. Executive shall report directly to the Chief Executive Officer, subject to the specific direction of the Company’s Board of Directors (the “Board”). Executive shall have general overall authority and responsibility for overseeing the day-to-day operational functions of the Company, including the Group Companies. Executive shall also have such other duties, powers, and authority as are commensurate with his or her position as the Chief Operating Officer and such other duties and responsibilities that are commensurate with his or her positions as specifically delegated to him or her from time to time by the Chief Executive Officer and/or the Board.

(b)	Exclusive Services and Efforts. Executive agrees to devote his or her efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his or her position and, except as set forth herein, agrees to devote all of his or her professional time and attention to the business and affairs of the Company. Notwithstanding the foregoing, Executive shall be entitled to engage in service for one (1) not-for-profit organization to the extent such service does not interfere with the performance of his or her duties and responsibilities to the Company, as determined by the Company in its sole reasonable discretion.

(c)	Compliance with Company Policies. Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics. Executive’s violation of the terms of such documents shall be considered a breach of the terms of this Agreement.

(d)	Location of Employment. Executive’s principal office, and principal place of employment, shall be the Executive’s residential address; provided that Executive may be required under business circumstances to travel outside of such location in connection with performing his or her duties under this Agreement.

3.	Compensation.

(a)	Base Salary. During the Term, the Company shall pay to Executive an annual salary of $[amount] (“Base Salary”). The Compensation Committee of the Board (the “Committee”) may increase or decrease the Base Salary, in its sole discretion, taking into account Company and individual performance objectives.

(b)	Annual Cash Bonus. During the Term, Executive shall be eligible to receive an annual cash bonus, on terms and conditions as determined by the Committee in its sole discretion taking into account Company and individual performance objectives.

(c)	Long-Term Incentive Award. During the Term, Executive shall be eligible to participate in the Company’s long-term incentive plan, on terms and conditions as determined by the Committee in its sole discretion taking into account Company and individual performance objectives.

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4.	Employee Benefits and Perquisites.

(a)	Benefits. Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to other employees of the Company, subject to Executive’s satisfaction of all applicable eligibility conditions of such plans, programs, and arrangements. Company will ensure that Executive is immediately subject to coverage under the Company’s health insurance plan Nothing herein shall be construed to limit the Company’s ability to amend or terminate any employee benefit plan or program in its sole discretion.

(b)	Fringe Benefits, Perquisites, and Paid Time Off. During the Term, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other employees of the Company, subject to Executive’s satisfaction of all applicable eligibility conditions to receive such fringe benefits and perquisites. In addition, Executive shall be eligible for up to fifteen (15) days of paid time off (“PTO”) per calendar year in accordance with the Company’s vacation and PTO policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as PTO days for employees of the Company generally accrue. All PTO shall be taken at such times as are mutually agreed upon by the Executive and the Board of Directors, although the Board of Directors shall not unreasonably withhold or condition its consent for the Executive to take such time off.

(c)	Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business and travel expenses incurred in the performance of his or her job duties, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with and subject to the expense reimbursement policy of the Company.

(d)	Reasonable Accommodation. The Company shall provide Executive with reasonable accommodation when requested by Executive, and will modify or adjust the job or work environment to make such reasonable accommodations to enable Executive to perform the essential functions of the position or to enjoy equal privileges and benefits as are enjoyed by other employees, unless such accommodation would demonstrably cause an undue hardship to the Company.

5.	Termination.

(a)	General. The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his or her employment for any reason or no reason, in either case subject only to the terms of this Agreement; provided, however, that Executive is required to provide to the Company at least thirty (30) days’ written notice of intent to terminate employment for any reason unless the Company specifies an earlier date of termination. For purposes of this Agreement, the following terms have the following meanings:

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(i)	“Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date, payable within thirty (30) days following the Termination Date; (ii) reimbursement for any unreimbursed reasonable business expenses incurred through the Termination Date, payable within thirty (30) days following the Termination Date; (iii) accrued but unused PTO days; and (iv) all other payments, benefits, or fringe benefits to which Executive shall be entitled as of the Termination Date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

(ii)	“Cause” shall mean: (i) a breach by Executive of his or her fiduciary duties to the Company; (ii) Executive’s breach of this Agreement, which, if curable, remains uncured or continues after ten days’ notice by the Company thereof; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) illegal or controlled substance abuse or insobriety by Executive; (v) Executive’s material negligence or dereliction in the performance of, or failure to perform Executive’s duties of employment with the Company, where Company has made reasonable accommodations as requested by Executive, which remains uncured or continues after ten (10) business days’ notice by the Company thereof; (vi) Executive’s express refusal or intentional failure to carry out a lawful directive of the Company or any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of Executive’s responsibilities, and which does not contravene Executive’s request for reasonable accommodation, and which remains uncured or continues after ten (10) business days’ notice by the Company thereof; or (vii) any conduct, action or behavior by Executive that is, or is reasonably expected to be, materially damaging to the Company, whether to the business interests, finance or reputation, and which remains uncured or continues after ten (10) business days’ notice by the Company thereof. In addition, Executive’s employment shall be deemed to have terminated for Cause if, on the date Executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered in the period of six months after such termination.

(iii)	“Good Reason” shall mean a material breach by the Company of its obligations under this Agreement, upon which Executive notifies the Board in writing of such material breach and such material breach shall have not been cured within ten (10) business days after the Board’s receipt of written notice thereof from Executive.

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(iv)	“Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement.

(b)	Termination Without Cause or Termination by Executive for Good Reason. In the event that Executive’s employment hereunder is terminated by the Company without Cause, by Executive for Good Reason, or otherwise at the end of Executive’s one-year term, Executive shall be entitled to receive the Accrued Benefits. In addition, commencing on the first payroll date following the date that is sixty (60) days following the Termination Date, the Company shall continue to pay Executive his or her Base Salary, in accordance with customary payroll practices and subject to applicable withholding and payroll taxes (the “Severance Payments”), for the consecutive six month period following the Termination Date (the “Severance Period”); provided, however, that the Severance Payments shall be conditioned upon the execution, non- revocation, and delivery of a general release of claims by Executive, in a form reasonably satisfactory to the Company, within sixty (60) days following the Termination Date, the terms of which will not release Executive’s rights to indemnification or insurance coverage from the Company if a claim arises after the Termination Date. In the event that Executive fails to timely execute and deliver such a release, the Company shall have no obligation to pay Severance Payments under this Agreement.

(c)	All Other Terminations. In the event that Executive’s employment hereunder is terminated by the Company for Cause, by Executive without Good Reason, or due to Executive’s death, Executive shall be entitled to receive the Accrued Benefits.

(d)	Return of Company Property. Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of the Company and any affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials.

(e)	Post-Termination Cooperation. Executive agrees and covenants that, following the Term, he shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of his employment with the Company or any other position that Executive holds that is affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in compliance with this Section.

(f)	Post-Termination Non-Assistance. Executive agrees and covenants that, following the Term, he shall not voluntarily assist, support, or cooperate with, directly or indirectly, any third-party person or entity alleging or pursuing or defending against any claim, administrative charge, or cause or action against or by the Company, including by providing testimony or other information or documents, except under compulsion of law, regulation, rule, or order. Should Executive be compelled to testify, nothing in this Agreement is intended to or shall prohibit Executive from providing complete and truthful testimony. Nothing in this Agreement shall in any way prevent Executive from cooperating with any investigation by any federal, state, or local governmental agency.

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6.	Other Tax Matters.

(a)	The Company shall withhold all applicable federal, state, and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

(b)	Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date,” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death. This Section 6(b) may be amended without requiring Executive’s consent to the extent necessary (including retroactively) by the Company solely in order to preserve compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Executive’s compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Section 409A.

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(c)	After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

(d)	All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

(e)	If any payment, benefit, or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would (as determined by the Company) subject Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, at the Executive’s election, Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar less than the amount which would cause the Parachute Payments to be subject to the Excise Tax. In such event, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating any other Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating all other Parachute Payments that do constitute deferred compensation within the meaning of Section 409A, beginning with those payments last to be paid, subject to and in accordance with all applicable requirements of Section 409A.

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7.	Property; Inventions and Patents.

(a)	Property. Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, products, equipment, and all similar or related information and materials (whether patentable or unpatentable) (collectively, “Inventions”) which relate to the Company’s actual or demonstrably anticipated business, research and development, or existing products or services and which are conceived, developed, or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed (and for the Restricted Period if and to the extent such Inventions result from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information) by the Company together with all patent applications, letters patent, trademark, brands, tradename and service mark applications or registrations, copyrights, and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to such member of the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to the Company (whether during or after the Term) in connection with the prosecution of any applications for patents, trademarks, brands, trade names, service marks, or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States and that to the extent Work Product constitutes works for hire, the Work Product is the exclusive property of the Company, and all right, title, and interest in the Work Product vests in the Company. To the extent Work Product is not works for hire, the Work Product, and all of Executive’s right, title, and interest in Work Product, including without limitation every priority right, is hereby assigned to the Company.

(b)	Cooperation. Executive shall, during the Term and at any time thereafter, assist and cooperate fully with the Company in obtaining for the Company the grant of letters patent, copyrights, and any other intellectual property rights relating to the Work Product in the United States and/or such other countries as the Company may designate. With respect to Work Product, Executive shall, during the Term and at any time thereafter, execute all applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, furnish all such information to the Company and take all such other appropriate lawful actions as the Company requests that are necessary to establish the Company’s ownership of such Work Product. Executive will not assert or make a claim of ownership of any Work Product, and Executive will not file any applications for patents or copyright or trademark registration relating to any Work Product.

(c)	Pre-Existing and Third-Party Materials. Executive will not, in the course of employment with the Company, incorporate into or in any way use in creating any Work Product any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by Executive or in which Executive has a personal ownership interest without the Company’s prior written permission. Executive will not incorporate any invention, improvement, development, concept, discovery, intellectual property, or other proprietary information owned by any party other than Executive or Novokera into any Work Product without the Company’s prior written permission.

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(d)	Attorney-in-Fact. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, trademark, and mask work registrations with the same legal force and effect as if executed by Executive, if the Company is unable because of Executive’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Executive’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright or trademark registrations covering the Work Product owned by the Company pursuant to this Section.

8.	Enforcement. Because Executive’s services are special, unique, and extraordinary and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company, or any of its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

9.	Assurances by Executive. Executive represents and warrants to the Company that he or she may enter into and fully perform all of his or her obligations under this Agreement and as an employee of the Company without breaching, violating, or conflicting with (i) any judgment, order, writ, decree, or injunction of any court, arbitrator, government agency, or other tribunal that applies to Executive or (ii) any agreement, contract, obligation, or understanding to which Executive is a party or may be bound.

10.	Termination or Repayment of Severance Payments. In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Executive materially violates any provision of this Agreement, and such material violation has not been cured within ten (10) business days after the Executive’s receipt of written notice thereof, any obligation of the Company to pay Severance Payments shall be terminated and of no further force or effect, and Executive shall promptly repay to the Company any Severance Payments previously made to Executive, in each case, without limiting or affecting Executive’s obligations under this Agreement the Company’s other rights and remedies available at law or equity.

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11.	Notices. Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by email with “Read Receipt” requested, one day after being deposited with Federal Express or other nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his or her address set forth following his or her signature below. Either party may change such address from time to time by notice to the other.

12.	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied. In the event of any contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, each of the parties shall bear its own costs and expenses.

13.	Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

14.	Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

15.	Assignment. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. The obligations of Executive hereunder shall be binding upon Executive’s heirs, administrators, executors, assigns, and other legal representatives. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

16.	Voluntary Execution; Representations. Executive acknowledges that (a) he or she has consulted with or has had the opportunity to consult with independent counsel of his or her own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he or she has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his or her own judgment and without duress.

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17.	Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

18.	Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

19.	Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his or her incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his or her beneficiary, estate, or other legal representative.

20.	Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

21.	Severability. It is fully the desire and intent of the parties hereto that the provisions of this Agreement be enforced as permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

22.	Right of Set Off. In the event of a material breach of this Agreement, which remains uncured or continues after ten (10) business days’ notice by a party, the non-breaching party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, after such ten (10) business days’ prior written notice to the breaching party, to set off and apply any and all amounts at any time held by the party and all indebtedness at any time owing by the non- breaching party to the breaching party against any and all of the obligations of the breaching party now or hereafter existing.

23.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

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24.	Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

25.	Failure to Close. If the Contribution Agreement is validly terminated for any reason prior to the Closing in accordance with its terms, this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates will have any right, liability or obligation under this Agreement.

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LONGEVITY BIOMEDICAL, INC., a Delaware corporation

By:
Bradford A. Zakes

Title:	Chief Executive Officer

EXECUTIVE:

By:
Anthony Lee

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EXHIBIT C

FORM OF RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), dated [•], 2022 (the “Effective Date”) is made by and among ANTHONY LEE (the “Restricted Party”), NOVOKERA, LLC, a Nevada limited liability company (the “Company”), and LONGEVITY BIOMEDICAL, INC., a Delaware corporation (“Buyer”). Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Contribution Agreement (as defined below).

WHEREAS, Buyer and the Company are parties to that certain Contribution and Exchange Agreement, dated as of the date hereof (the “Contribution Agreement”), pursuant to which, among other things, the parties have agreed to engage in a series of transactions, which will result in Buyer becoming the indirect owner of all equity interests in the Company, on the terms and conditions set forth in the Contribution Agreement;

WHEREAS, Buyer is entering into contribution agreements of the same date as the Contribution Agreement with Wicab Technology (Beijing) Co., Ltd. (“Wicab”), Aegeria Soft Tissue, LLC (“Aegeria”), and Cerevast Medical, Inc. (“Cerevast” and together with Wicab, Aegeria, and the Company, the “Group Companies”);

WHEREAS, the Restricted Party will directly or indirectly receive material economic and other benefits from the transactions contemplated by the Contribution Agreement, and is entering into this Agreement as a material inducement for the Buyer to enter into the Contribution Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the payment of consideration for the equity interests of the Company to be indirectly received by the Restricted Party, the Restricted Party hereby agrees as follows:

1.	Restrictive Covenants.

(a)      Non-Solicitation; No Hire. During the period commencing on the date hereof and ending eighteen months after the Closing Date (the “Restricted Period”), in the geographic area where the Group Companies operate, the Restricted Party shall not, directly or indirectly (including through, for, or on behalf of, any other Person), and shall cause his controlled Affiliates to not (i) solicit or induce or attempt to solicit or induce any customer or supplier of any Restricted Business (as defined below), or other business relationship (including any identified acquisition target of the Group Companies) existing during the Restricted Period, in each case, to terminate or materially change his, her or its business relationship with any Group Company; or (ii) solicit, induce, hire, employ or retain, or cause to be solicited, induced, hired, employed or retained, any Person that is an employee of any Group Company as of the date hereof or during the Restricted Period (each, a “Company Employee”); provided, that this sub-section (ii) shall not apply to (A) any public advertisement or similar general solicitation (including through headhunters who are engaged pursuant to a general mandate not directed specifically at Company Employees) that is not specifically targeted towards such Company Employee or any Group Company, (ii) any solicitation with respect to any such Company Employee who was not employed by and Group Company (including as a result of termination) within the six (6) month period prior to the date of such solicitation, or any employment or engagement resulting therefrom, or (iii) serving as a reference, upon request, for an employee of a Group Company.

(b)	Non-Competition.

(i)      From and after the Closing Date and during the Restricted Period, in the geographic area where the Group Companies operate, the Restricted Party shall not, directly or indirectly (including through, for, or on behalf of, any other Person), and shall cause his controlled Affiliates to not (i) participate or engage in the Restricted Business (as defined below), (ii) have any financial or other interest in (whether as a partner, equityholder, employee, director, principal, independent contractor or consultant, and whether or not for compensation) any Person engaged in the Restricted Business, or (iii) otherwise render services to any business or activity that is engaged in or is actively preparing to engage in the Restricted Business, in each case, other than through any Group Company. For purposes of this Agreement, the “Restricted Business” means the business of developing and commercializing products and services directly related to one of the following: (w) treatment of retinal vein occlusion; (x) corneal transplant; (y) aesthetic biomaterial injection; or (z) treatment of profound blindness.

(ii)      Notwithstanding the foregoing, nothing herein shall prohibit the Restricted Party from (A) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation that is publicly traded, in each case so long as the Restricted Party is not a controlling person of, or a member of a group which controls, such corporation, and the Restricted Party is not a director, consultant, employee, independent contractor or advisor of, or otherwise engaged in providing any services (whether or not for compensation), or otherwise has no active participation in the business of such corporation, (B) passively investing in private investment funds whose principal investment strategy is not directed toward investing in entities that engage in or operate in the Restricted Business; or (C) commencing employment with, or provide services to a subsidiary, division or unit of any entity that has a diversified business so long as the Restricted Party does not perform services for or in respect of the business that engages in the Restricted Business.

(c)      Non-Disparagement. The Restricted Party covenants and agrees that the Restricted Party shall not publicly make or publish written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of any Group Company or their Affiliates, or any of their respective equityholders or respective management members; provided, however, that nothing herein shall prevent the Restricted Party from (x) responding to a lawful subpoena or complying with legal process or any other legal obligation (including providing truthful testimony in any proceeding), in each case, to the extent required by Law or (y) providing truthful information, including (by way of example only), in connection with enforcing any rights, or otherwise defending any rights, in connection with any dispute or litigation with respect to this Agreement, the Contribution Agreement or any Ancillary Agreement.

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(d)	Confidentiality.

(i)      For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of any Group Company or any of their Affiliates, including any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, data providers, suppliers, vendors, partners and/or competitors of any Group Company or any of their Affiliates, other than such information that: (w) was generally known to the public prior to its disclosure to the Restricted Party, or becomes generally known to the public subsequent to disclosure to the Restricted Party through no breach of this Agreement by the Restricted Party or its Affiliates, (x) is the product of the Restricted Party’s general knowledge, education, training and/or experience, (y) becomes known to the Restricted Party through no breach of this Agreement by the Restricted Party or its Affiliates, or (z) is required to be disclosed pursuant to any applicable Law (it being agreed that the Restricted Party shall provide the Company and the Buyer with prompt written notice of any such requirement prior to disclosure of any such Confidential Information so that the Company or the Buyer may seek, at its sole expense, an appropriate protective order or waive compliance with the provisions of this Section 1(d)).

(ii)      The Restricted Party agrees that the Restricted Party shall not, directly or indirectly, through any third party or Affiliate, disclose to any unauthorized Person any Confidential Information or use for such Restricted Party’s own account or for any purpose, any Confidential Information, except that the Restricted Party may make use of such information without the Buyer’s prior written consent (x) in the course of the Restricted Party’s assigned duties and for the benefit of any Group Company, (y) to the extent required for legal or accounting requirements or Tax reporting purposes or (z) as reasonably necessary in connection with the Restricted Party’s continued ownership of equity interests, directly or indirectly, in any Group Company or as may be required in connection with the enforcement of any right or remedy related to the Contribution Agreement or any Ancillary Agreement.

(iii)      Pursuant to 18 U.S.C. § 1833(b), a Restricted Party will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of any Group Company that (A) is made (1) in confidence to a federal, state, or local Governmental Authority, either directly or indirectly, or to the Restricted Party’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of Law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other Action. If the Restricted Party files a lawsuit or other Action for retaliation by any Group Company or the Buyer for reporting a suspected violation of Law, the Restricted Party may disclose the trade secret to the Restricted Party’s attorney and use the trade secret information in the proceeding, if the Restricted Party files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

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(e)      Reasonableness of Restrictions. The Restricted Party expressly acknowledges and agrees that (i) the covenants contained in this Section 1 are integral to acquisition by the Buyer of the equity interests of the Company and the Buyer would not have entered into the Contribution Agreement and this Agreement or consummated the transactions contemplated thereby or hereby without the obligations and restrictions contained in this Agreement, (ii) each and every one of the obligations and restrictions contained in this Agreement is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such obligations and restrictions are necessary to protect Buyer’s interest in, and value of, the Group Companies’ business (including the goodwill inherent therein), and (iii) the Restricted Party was significantly responsible for the creation of such value. The Restricted Party also acknowledges that (w) the Restricted Party performs services of a unique nature for the Group Companies that are irreplaceable, and that the Restricted Party’s performance of such services to a competing business will result in irreparable harm to the Group Companies, (x) the Restricted Party has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Group Companies, and in the course of the Restricted Party’s employment by a competitor, the Restricted Party would inevitably use or disclose such Confidential Information, (y) the Group Companies have substantial relationships with their customers and suppliers, and the Restricted Party has had and will continue to have access to these customers and suppliers, and (z) the Restricted Party has generated and will continue to generate goodwill for the Group Companies in the course of the Restricted Party’s employment.

(f)      Enforcement. It is the intention of the parties that if any of the restrictions or covenants contained in this Agreement is held to cover a geographic area or to be of a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, the parties agree that a court of competent jurisdiction may—to the extent permitted by law—construe, interpret, reform or judicially modify this Agreement to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Law.

(g)      Remedies. The Restricted Party hereby further acknowledges that the amount of actual or money damages in the event of an actual or threatened breach of this Agreement may be impossible or difficult to accurately calculate and adequately compensate the Buyer and the Group Companies in connection with a breach of any of the provisions of this Section 1 and there may be irreparable damages to the Buyer and the Group Companies in the event of such an actual or threatened breach. Accordingly, the Restricted Party hereby agrees that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Agreement, the Buyer or the Company shall be entitled to enforce by injunction or other equitable relief to prevent breaches of this Agreement and to specifically enforce the due and proper performance and observance of the provisions of this Section 1, in each case without the necessity of showing actual monetary damages, and the Restricted Party hereby agrees to waive the defense in any suit that the other party has an adequate remedy at Law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agree to waive any requirement to post any bond in connection with obtaining such relief. The Restricted Party hereby agrees that he, she or it shall be responsible for any breach of or noncompliance with the terms of this Agreement by any of its controlled Affiliates or its representatives.

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2.      Entire Agreement; Amendment; Waiver. This Agreement, the Contribution Agreement and the Ancillary Documents delivered pursuant to the terms thereof set forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior agreements, promises, covenants, arrangements, representations or warranties, whether oral or written, by any party hereto or any officer, director, employee or representative of any party hereto. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party to be charged therewith. A waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

3.      Binding; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party, provided that, without the prior written consent of the Restricted Party, the Buyer (i) may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement to any Affiliate of the Buyer and (ii) assign any of its rights or interests in this Agreement to its lenders providing financing in connection with the transactions contemplated hereby solely for collateral security purposes. Any purported assignment without such prior written consents shall be void.

4.      Tolling; Survival. In the event of any violation of the provisions of this Agreement, the Restricted Party acknowledges and agrees that the post-termination restrictions contained in this Agreement shall be extended by a period of time determined to be reasonable by a court of competent jurisdiction. The obligations contained in this Agreement shall survive the termination of the Restricted Party’s employment with the Company and shall be fully enforceable thereafter in accordance with the terms hereof.

5.      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, E-mail (having requested electronic delivery confirmation thereof) or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

(a)	If to the Restricted Party, to:

Anthony Lee
2777 Paradise Road, No. 3303
Las Vegas, Nevada 89109
Email: tony@t-lee.com

with a copy (which shall not constitute notice) to:

Newman Du Wors LLP

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2101 Fourth Avenue, Suite 1500
Seattle, Washington 98121
Attention: Derek A. Newman
Email:dn@newmanlaw.com

(b)	if to the Buyer, to:

c/o Longevity Biomedical, Inc.
12100 NE 195th Street, Suite 150
Bothell, WA 98011
Attention: Bradford A. Zakes
Email: [bzakes@cerevast.com]

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW
Suite 900
Washington, D.C., 20001
Attention: Andy Tucker
Email: andy.tucker@nelsonmullins.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

6.      Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto.

7.      Headings. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.      Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of the transactions shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction.

9.      Consent to Jurisdiction and Venue Each of the Parties (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in Wilmington, Delaware) in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 5. Nothing in this Section 9, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

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10.      Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.      Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

12.      Representations and Warranties. The Restricted Party represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

(a)      The Restricted Party has received and carefully reviewed this Agreement, the Contribution Agreement, the Ancillary Documents and the schedules, exhibits and annexes thereto and contemplated thereby, is familiar with the transactions contemplated hereby and thereby, fully understands the terms, obligations and conditions set forth herein and therein and intends for such terms to be binding upon and enforceable against the Restricted Party.

(b)      The Restricted Party has the legal capacity and/or full power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement.

(c)      This Agreement has been duly executed and delivered by the Restricted Party. This Agreement constitutes a valid and binding obligation of the Restricted Party, enforceable against the Restricted Party in accordance with its terms, in each case subject to the Enforceability Exceptions.

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13.      Representation by Counsel. Each party agrees that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents hereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. In consideration of Buyer’s covenants and agreements contained herein and in the Contribution Agreement, effective as of the Closing Date, the Restricted Party on behalf of itself and its former, current or future Affiliates, portfolio companies, investment vehicles, controlling persons, officers, directors, employees, equityholders, general or limited partners, members, managers, agents, representatives, successors and assigns (each a “Releasor”), hereby acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Buyer Related Party (including the Group Companies) relating to such Restricted Party’s direct or indirect ownership of the Company or the operation of the Company and its respective business prior to the Effective Date, whether arising under, or based upon, any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Releasors. Notwithstanding the foregoing, nothing in this Section 14, shall (or shall be deemed to) limit any claim arising out of, or relating to, (a) the breach of any covenant, agreement or undertaking of such Restricted Party contained in the Contribution Agreement by and between Buyer and Company, dated on or about the date hereof, (b) any party’s ownership of any equity interests in Company, (c) fraud, (d) any breach of any covenant, agreement or undertaking which by its terms is required to be performed or complied with in whole or in part after the Closing, (e) any indemnification rights that the Releasor may be entitled to or as a director or officer of the Company pursuant to applicable Law, the organizational documents of the Company or under the directors’ or officers’ or other fiduciary liability insurance policies of the Company, or (f) any right to accrued salary, expense reimbursements, accrued but unpaid vacation, severance or employee benefits.

15. Failure to Close. Notwithstanding the foregoing, if the Contribution Agreement is validly terminated for any reason prior to the Closing in accordance with its terms, this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates will have any right, liability or obligation under this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Restrictive Covenant Agreement on the date first above written.

RESTRICTED PARTY:

Anthony Lee

BUYER:

LONGEVITY BIOMEDICAL, a Delaware corporation

By:
Bradford A. Zakes Chief Executive Officer

COMPANY:

NOVOKERA, LLC, a Nevada limited liability
company

By:
Anthony Lee
President

[Signature Page to Restrictive Covenant Agreement]

EXHIBIT D

FORM OF RESIGNATION

August 7, 2022

Novokera, LLC

2777 Paradise Road, No. 3303

Las Vegas, Nevada 89109

Re: Resignation

Dear Sir or Madam:

Reference is made to that certain Contribution and Exchange Agreement (the “Contribution Agreement”), dated as of the date hereof, by and among Longevity Biomedical, Inc., a Delaware corporation, Novokera, LLC., a Nevada limited liability company (the “Company”), the Owners of the Company, and Anthony Lee as the Owner’s Representative. Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Contribution Agreement.

Contingent upon the Closing and effective as of the Closing Date, I hereby deliver this resignation and resign from any and all positions held as director and/or officer of the Company, without the need for acceptance or any further action by the Company.

Sincerely,

Anthony Lee

EXHIBIT C

FORM OF RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), dated [•], 2022 (the “Effective Date”) is made by and among ANTHONY LEE (the “Restricted Party”), NOVOKERA, LLC, a Nevada limited liability company (the “Company”), and LONGEVITY BIOMEDICAL, INC., a Delaware corporation (“Buyer”). Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Contribution Agreement (as defined below).

WHEREAS, Buyer and the Company are parties to that certain Contribution and Exchange Agreement, dated as of the date hereof (the “Contribution Agreement”), pursuant to which, among other things, the parties have agreed to engage in a series of transactions, which will result in Buyer becoming the indirect owner of all equity interests in the Company, on the terms and conditions set forth in the Contribution Agreement;

WHEREAS, Buyer is entering into contribution agreements of the same date as the Contribution Agreement with Wicab Technology (Beijing) Co., Ltd. (“Wicab”), Aegeria Soft Tissue, LLC (“Aegeria”), and Cerevast Medical, Inc. (“Cerevast” and together with Wicab, Aegeria, and the Company, the “Group Companies”);

WHEREAS, the Restricted Party will directly or indirectly receive material economic and other benefits from the transactions contemplated by the Contribution Agreement, and is entering into this Agreement as a material inducement for the Buyer to enter into the Contribution Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the payment of consideration for the equity interests of the Company to be indirectly received by the Restricted Party, the Restricted Party hereby agrees as follows:

1.	Restrictive Covenants.

(a)      Non-Solicitation; No Hire. During the period commencing on the date hereof and ending eighteen months after the Closing Date (the “Restricted Period”), in the geographic area where the Group Companies operate, the Restricted Party shall not, directly or indirectly (including through, for, or on behalf of, any other Person), and shall cause his controlled Affiliates to not (i) solicit or induce or attempt to solicit or induce any customer or supplier of any Restricted Business (as defined below), or other business relationship (including any identified acquisition target of the Group Companies) existing during the Restricted Period, in each case, to terminate or materially change his, her or its business relationship with any Group Company; or (ii) solicit, induce, hire, employ or retain, or cause to be solicited, induced, hired, employed or retained, any Person that is an employee of any Group Company as of the date hereof or during the Restricted Period (each, a “Company Employee”); provided, that this sub-section (ii) shall not apply to (A) any public advertisement or similar general solicitation (including through headhunters who are engaged pursuant to a general mandate not directed specifically at Company Employees) that is not specifically targeted towards such Company Employee or any Group Company, (ii) any solicitation with respect to any such Company Employee who was not employed by and Group Company (including as a result of termination) within the six (6) month period prior to the date of such solicitation, or any employment or engagement resulting therefrom, or (iii) serving as a reference, upon request, for an employee of a Group Company.

(b)	Non-Competition.

(i)      From and after the Closing Date and during the Restricted Period, in the geographic area where the Group Companies operate, the Restricted Party shall not, directly or indirectly (including through, for, or on behalf of, any other Person), and shall cause his controlled Affiliates to not (i) participate or engage in the Restricted Business (as defined below), (ii) have any financial or other interest in (whether as a partner, equityholder, employee, director, principal, independent contractor or consultant, and whether or not for compensation) any Person engaged in the Restricted Business, or (iii) otherwise render services to any business or activity that is engaged in or is actively preparing to engage in the Restricted Business, in each case, other than through any Group Company. For purposes of this Agreement, the “Restricted Business” means the business of developing and commercializing products and services directly related to one of the following: (w) treatment of retinal vein occlusion; (x) corneal transplant; (y) aesthetic biomaterial injection; or (z) treatment of profound blindness.

(ii)      Notwithstanding the foregoing, nothing herein shall prohibit the Restricted Party from (A) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation that is publicly traded, in each case so long as the Restricted Party is not a controlling person of, or a member of a group which controls, such corporation, and the Restricted Party is not a director, consultant, employee, independent contractor or advisor of, or otherwise engaged in providing any services (whether or not for compensation), or otherwise has no active participation in the business of such corporation, (B) passively investing in private investment funds whose principal investment strategy is not directed toward investing in entities that engage in or operate in the Restricted Business; or (C) commencing employment with, or provide services to a subsidiary, division or unit of any entity that has a diversified business so long as the Restricted Party does not perform services for or in respect of the business that engages in the Restricted Business.

(c)      Non-Disparagement. The Restricted Party covenants and agrees that the Restricted Party shall not publicly make or publish written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of any Group Company or their Affiliates, or any of their respective equityholders or respective management members; provided, however, that nothing herein shall prevent the Restricted Party from (x) responding to a lawful subpoena or complying with legal process or any other legal obligation (including providing truthful testimony in any proceeding), in each case, to the extent required by Law or (y) providing truthful information, including (by way of example only), in connection with enforcing any rights, or otherwise defending any rights, in connection with any dispute or litigation with respect to this Agreement, the Contribution Agreement or any Ancillary Agreement.

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(d)	Confidentiality.

(i)      For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of any Group Company or any of their Affiliates, including any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, data providers, suppliers, vendors, partners and/or competitors of any Group Company or any of their Affiliates, other than such information that: (w) was generally known to the public prior to its disclosure to the Restricted Party, or becomes generally known to the public subsequent to disclosure to the Restricted Party through no breach of this Agreement by the Restricted Party or its Affiliates, (x) is the product of the Restricted Party’s general knowledge, education, training and/or experience, (y) becomes known to the Restricted Party through no breach of this Agreement by the Restricted Party or its Affiliates, or (z) is required to be disclosed pursuant to any applicable Law (it being agreed that the Restricted Party shall provide the Company and the Buyer with prompt written notice of any such requirement prior to disclosure of any such Confidential Information so that the Company or the Buyer may seek, at its sole expense, an appropriate protective order or waive compliance with the provisions of this Section 1(d)).

(ii)      The Restricted Party agrees that the Restricted Party shall not, directly or indirectly, through any third party or Affiliate, disclose to any unauthorized Person any Confidential Information or use for such Restricted Party’s own account or for any purpose, any Confidential Information, except that the Restricted Party may make use of such information without the Buyer’s prior written consent (x) in the course of the Restricted Party’s assigned duties and for the benefit of any Group Company, (y) to the extent required for legal or accounting requirements or Tax reporting purposes or (z) as reasonably necessary in connection with the Restricted Party’s continued ownership of equity interests, directly or indirectly, in any Group Company or as may be required in connection with the enforcement of any right or remedy related to the Contribution Agreement or any Ancillary Agreement.

(iii)      Pursuant to 18 U.S.C. § 1833(b), a Restricted Party will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of any Group Company that (A) is made (1) in confidence to a federal, state, or local Governmental Authority, either directly or indirectly, or to the Restricted Party’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of Law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other Action. If the Restricted Party files a lawsuit or other Action for retaliation by any Group Company or the Buyer for reporting a suspected violation of Law, the Restricted Party may disclose the trade secret to the Restricted Party’s attorney and use the trade secret information in the proceeding, if the Restricted Party files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

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(e)      Reasonableness of Restrictions. The Restricted Party expressly acknowledges and agrees that (i) the covenants contained in this Section 1 are integral to acquisition by the Buyer of the equity interests of the Company and the Buyer would not have entered into the Contribution Agreement and this Agreement or consummated the transactions contemplated thereby or hereby without the obligations and restrictions contained in this Agreement, (ii) each and every one of the obligations and restrictions contained in this Agreement is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such obligations and restrictions are necessary to protect Buyer’s interest in, and value of, the Group Companies’ business (including the goodwill inherent therein), and (iii) the Restricted Party was significantly responsible for the creation of such value. The Restricted Party also acknowledges that (w) the Restricted Party performs services of a unique nature for the Group Companies that are irreplaceable, and that the Restricted Party’s performance of such services to a competing business will result in irreparable harm to the Group Companies, (x) the Restricted Party has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Group Companies, and in the course of the Restricted Party’s employment by a competitor, the Restricted Party would inevitably use or disclose such Confidential Information, (y) the Group Companies have substantial relationships with their customers and suppliers, and the Restricted Party has had and will continue to have access to these customers and suppliers, and (z) the Restricted Party has generated and will continue to generate goodwill for the Group Companies in the course of the Restricted Party’s employment.

(f)      Enforcement. It is the intention of the parties that if any of the restrictions or covenants contained in this Agreement is held to cover a geographic area or to be of a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, the parties agree that a court of competent jurisdiction may—to the extent permitted by law—construe, interpret, reform or judicially modify this Agreement to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable Law.

(g)      Remedies. The Restricted Party hereby further acknowledges that the amount of actual or money damages in the event of an actual or threatened breach of this Agreement may be impossible or difficult to accurately calculate and adequately compensate the Buyer and the Group Companies in connection with a breach of any of the provisions of this Section 1 and there may be irreparable damages to the Buyer and the Group Companies in the event of such an actual or threatened breach. Accordingly, the Restricted Party hereby agrees that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Agreement, the Buyer or the Company shall be entitled to enforce by injunction or other equitable relief to prevent breaches of this Agreement and to specifically enforce the due and proper performance and observance of the provisions of this Section 1, in each case without the necessity of showing actual monetary damages, and the Restricted Party hereby agrees to waive the defense in any suit that the other party has an adequate remedy at Law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agree to waive any requirement to post any bond in connection with obtaining such relief. The Restricted Party hereby agrees that he, she or it shall be responsible for any breach of or noncompliance with the terms of this Agreement by any of its controlled Affiliates or its representatives.

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2.      Entire Agreement; Amendment; Waiver. This Agreement, the Contribution Agreement and the Ancillary Documents delivered pursuant to the terms thereof set forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior agreements, promises, covenants, arrangements, representations or warranties, whether oral or written, by any party hereto or any officer, director, employee or representative of any party hereto. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party to be charged therewith. A waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

3.      Binding; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party, provided that, without the prior written consent of the Restricted Party, the Buyer (i) may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement to any Affiliate of the Buyer and (ii) assign any of its rights or interests in this Agreement to its lenders providing financing in connection with the transactions contemplated hereby solely for collateral security purposes. Any purported assignment without such prior written consents shall be void.

4.      Tolling; Survival. In the event of any violation of the provisions of this Agreement, the Restricted Party acknowledges and agrees that the post-termination restrictions contained in this Agreement shall be extended by a period of time determined to be reasonable by a court of competent jurisdiction. The obligations contained in this Agreement shall survive the termination of the Restricted Party’s employment with the Company and shall be fully enforceable thereafter in accordance with the terms hereof.

5.      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, E-mail (having requested electronic delivery confirmation thereof) or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

(a)	If to the Restricted Party, to:

Anthony Lee
2777 Paradise Road, No. 3303
Las Vegas, Nevada 89109
Email: tony@t-lee.com

with a copy (which shall not constitute notice) to:

Newman Du Wors LLP

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2101 Fourth Avenue, Suite 1500
Seattle, Washington 98121
Attention: Derek A. Newman
Email:dn@newmanlaw.com

(b)	if to the Buyer, to:

c/o Longevity Biomedical, Inc.
12100 NE 195th Street, Suite 150
Bothell, WA 98011
Attention: Bradford A. Zakes
Email: [bzakes@cerevast.com]

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW
Suite 900
Washington, D.C., 20001
Attention: Andy Tucker
Email: andy.tucker@nelsonmullins.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

6.      Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto.

7.      Headings. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.      Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of the transactions shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction.

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9.      Consent to Jurisdiction and Venue Each of the Parties (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in Wilmington, Delaware) in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 5. Nothing in this Section 9, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

10.      Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.      Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

12.      Representations and Warranties. The Restricted Party represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

(a)      The Restricted Party has received and carefully reviewed this Agreement, the Contribution Agreement, the Ancillary Documents and the schedules, exhibits and annexes thereto and contemplated thereby, is familiar with the transactions contemplated hereby and thereby, fully understands the terms, obligations and conditions set forth herein and therein and intends for such terms to be binding upon and enforceable against the Restricted Party.

(b)      The Restricted Party has the legal capacity and/or full power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement.

(c)      This Agreement has been duly executed and delivered by the Restricted Party. This Agreement constitutes a valid and binding obligation of the Restricted Party, enforceable against the Restricted Party in accordance with its terms, in each case subject to the Enforceability Exceptions.

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13.      Representation by Counsel. Each party agrees that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents hereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. In consideration of Buyer’s covenants and agreements contained herein and in the Contribution Agreement, effective as of the Closing Date, the Restricted Party on behalf of itself and its former, current or future Affiliates, portfolio companies, investment vehicles, controlling persons, officers, directors, employees, equityholders, general or limited partners, members, managers, agents, representatives, successors and assigns (each a “Releasor”), hereby acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Buyer Related Party (including the Group Companies) relating to such Restricted Party’s direct or indirect ownership of the Company or the operation of the Company and its respective business prior to the Effective Date, whether arising under, or based upon, any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Releasors. Notwithstanding the foregoing, nothing in this Section 14, shall (or shall be deemed to) limit any claim arising out of, or relating to, (a) the breach of any covenant, agreement or undertaking of such Restricted Party contained in the Contribution Agreement by and between Buyer and Company, dated on or about the date hereof, (b) any party’s ownership of any equity interests in Company, (c) fraud, (d) any breach of any covenant, agreement or undertaking which by its terms is required to be performed or complied with in whole or in part after the Closing, (e) any indemnification rights that the Releasor may be entitled to or as a director or officer of the Company pursuant to applicable Law, the organizational documents of the Company or under the directors’ or officers’ or other fiduciary liability insurance policies of the Company, or (f) any right to accrued salary, expense reimbursements, accrued but unpaid vacation, severance or employee benefits.

15. Failure to Close. Notwithstanding the foregoing, if the Contribution Agreement is validly terminated for any reason prior to the Closing in accordance with its terms, this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates will have any right, liability or obligation under this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Restrictive Covenant Agreement on the date first above written.

RESTRICTED PARTY:

Anthony Lee

BUYER:

LONGEVITY BIOMEDICAL, a Delaware corporation

By:
Bradford A. Zakes Chief Executive Officer

COMPANY:

NOVOKERA, LLC, a Nevada limited liability
company

By:
Anthony Lee
President

[Signature Page to Restrictive Covenant Agreement]

EXHIBIT C-2

FIRST AMENDMENT AND SUPPLEMENT TO THE
CONTRIBUTION AND EXCHANGE AGREEMENT

This First Amendment and Supplement to the Contribution and Exchange Agreement (this “Amendment”) is entered into as of January 25, 2023 (the “Amendment Date”) by and among Longevity Biomedical, Inc., a Delaware corporation (“Purchaser”), Novokera, LLC, a Nevada limited liability company (the “Company”), Kalakaua LLC, a Nevada limited liability company (the “Owner”), and Anthony Lee, solely in his capacity as the representative of the Owners (the “Owners’ Representative”), and together with the Purchaser, Company and the Owners, the “Parties”). Terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Agreement (as that term is defined below).

BACKGROUND

WHEREAS, the Parties have entered into that certain Contribution and Exchange Agreement dated as of August 7, 2022 (the “Agreement”);

WHEREAS, concurrently with the execution of this Amendment, Purchaser is entering into a Merger Agreement (the “Merger Agreement”) with Denali Capital Acquisition Corp. (the “SPAC”) and the other parties thereto, pursuant to which the Purchaser will merge with and into a subsidiary of the SPAC, subject to the terms and conditions thereof;

WHEREAS, the closing of the transactions contemplated by the Agreement, as amended and supplemented by this Amendment, is a condition to the closing under the Merger Agreement;

WHEREAS, in order to induce the SPAC to enter into the Merger Agreement, the Company, the Owners and the Purchaser wish to make certain representations and warranties to the SPAC hereunder, and to commit to the SPAC as to the performance and compliance with certain covenants, agreements, and other provisions of the Agreement;

WHEREAS, the Parties desire to amend and supplement certain terms of the Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and the execution of the Merger Agreement by the SPAC, the Parties agree as follows:

AMENDMENT

1.              Recital F of the Agreement is hereby deleted in its entirety and replaced with the following:

“F. [Reserved].”

2.             Recital H of the Agreement is hereby deleted in its entirety and replaced with the following:

“H. WHEREAS, immediately after the closing of the Roll-Up Transactions, the Owners shall own 13.63% of the Purchaser Shares, and the owners of the Equity Securities of Cerevast, Aegeria, and FutureTech shall own 45.21%, 30.16%, and 11.00%, respectively, of the Purchaser Shares, which figures may be adjusted based on whether and to what extent FutureTech provides additional working capital to Purchaser between the Amendment Date and the Closing Date;”

3.             Section 2.2(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c) [Reserved].”

4.              Section 2.2(f) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(f) The Company shall have entered in to one or more exclusive license agreements with Johns Hopkins University (“JHU”) regarding certain patents and applications including (i) United States Patent Application Publication No. US 2017/0043021 filed by JHU and those related worldwide patent applications; and (ii) United States Patent Application Publication No. US 2017/0182213 filed by JHU and those related worldwide patent applications (collectively, the “JHU License Agreement”), and JHU shall have entered into a joinder with the Company to the Agreement.

5.              Section 2.3(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c) [Reserved].”

6.              Section 2.3(h) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(h) [Reserved].”

7.              Section 2.3(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(i) [Reserved].”

8.              The Preamble to Article III is hereby deleted in its entirety and replaced with the following:

“Except as set forth in the disclosure schedules delivered by the Purchaser to the Company on the Agreement Date, as amended and supplemented by those disclosure schedules delivered by the Company to the Purchaser on the Amendment Date (as, amended, the “Purchaser Disclosure Schedules”), the Purchaser hereby represents and warrants to the Company and the Owners as of the Amendment Date, and as of the Closing Date as follows:”

9.              Section 3.6(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) The audited financial statements and notes of the Purchaser for the period ended December 31, 2021 (the “Audited Financials”) and the unaudited financial statements and notes of the Purchaser for the period ended September 30, 2022 (the “Interim Financials;” and together with the Audited Financials, the “Purchaser Financials”) fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by GAAP).”

10.           Section 3.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Absence of Certain Changes. As of the Amendment Date, except as set forth in Schedule 3.6(b), the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation and related initial start-up activities and (b) since September 30, 2022 not been subject to a Material Adverse Effect on the Purchaser.”

11.            Section 3.21 of the Agreement is hereby deleted in its entirety and replaced with the following:

“No representations or warranties by the Purchaser in this Agreement (as modified by the Purchaser Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Purchaser Disclosure Schedules, and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Approved deSPAC Transaction; (b) the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction; or (c) in the proxy statement and other mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the Approved deSPAC Transaction identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the foregoing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any other Party.”

12.           The Preamble to Article IV is hereby deleted in its entirety and replaced with the following:

“Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the Agreement Date, as amended and supplemented by those disclosure schedules delivered by the Company to the Purchaser on the Amendment Date (as, amended, the “Company Disclosure Schedules”), and except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date) the Company hereby represents and warrants to the Purchaser as of the Amendment Date, and as of the Closing Date as follows:”

13.            Section 4.3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Set forth on Section 4.3(a) of the Company’s Disclosure Schedule are all of the Company Contributed Units that are issued and outstanding as of the Amendment Date. The Company Contributed Units comprise one hundred percent (100%) of the issued and outstanding Company Units as of the Amendment Date. As of the Amendment Date and prior to giving effect to the Contemplated Transactions, all of the issued and outstanding Company Contributed Units are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which Company Contributed Units are owned free and clear of any Liens other than those arising under applicable federal and state securities Laws and the Organizational Documents of the Company. All of the Company Contributed Units have been duly authorized, are fully paid and non-assessable (to the extent such concepts are applicable under the NRS) and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, any other applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or by which it is bound. None of the Company Contributed Units were issued in violation of any applicable federal and state securities Laws or the Organizational Documents of the Company.”

14.            Section 4.3(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) As of the Amendment Date, there are no outstanding Equity Awards issued by the Company. Other than as set forth on Schedule 4.3(b), as of the Amendment Date, there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts to which the Company is a party or bound relating to any Equity Securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), as of the Amendment Date, there are no voting trusts, proxies, member Contracts or any other Contracts with respect to the voting of the Company’s Equity Securities. Except as set forth in the Organizational Documents of the Company effective as of the Amendment Date, there are no outstanding Contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s Equity Securities. All of the Company’s Equity Securities have been granted, offered, sold and issued in compliance with all applicable federal and state securities Laws. Except as set forth on Schedule 4.3(b), as a result of the consummation of the Contemplated Transactions, no Equity Securities of the Company are issuable and no rights in connection with any Equity Securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).”

15.           Section 4.7(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) As used herein, the term “Company Financials” means (i) unaudited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2021, and the related unaudited income statements, changes in member equity and statements of cash flows for the fiscal years then ended, and (ii) the Company prepared financial statements, consisting of the balance sheet of the Company as of September 30, 2022 (the “Interim Balance Sheet Date”) and the related statement of operations. The Company has not been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act;”

16.           Section 4.8(b) of the Agreement is hereby amended as follows:

The clause “since December 31, 2021” is hereby deleted and replaced with the following: “as of the Amendment Date”.

17.            Section 4.12(a) of the Agreement is hereby amended as follows:

The following is hereby added after the clause: “each unexpired Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound,”:

“as of the Amendment Date”.

18.           Section 4.13(a) of the Agreement is hereby amended as follows:

The following is hereby added to the first sentence of Section 4.13(a) after the clause: “(i) those U.S. and foreign registered Patents, Trademarks owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee”:

“as of the Amendment Date”;

the following is hereby added to the second sentence of Section 4.13(a)after the clause: “under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property”:

“as of the Amendment Date”; and

the third sentence of Section 4.13(a) is hereby deleted in its entirety and replaced with the following:

“As of the Amendment Date, the Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses.”.

19.           Section 4.13(b) of the Agreement is hereby amended as follows:

The second sentence of Section 4.13(b) is hereby deleted in its entirety and replaced with the following:

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“Except as set forth on Schedule 4.13(b), the Company IP Licenses include all of the licenses, sublicenses and other agreements or omissions necessary to operate the business of the Company as presently conducted.”

The fifth sentence of Section 4.13(b) is hereby deleted in its entirety and replaced with the following:

“As of the Amendment Date, all registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind.”

The eighth sentence of Section 4.13(b) is hereby deleted in its entirety and replaced with the following:

“As of the Amendment Date, the Company is not a party to any Contract under which material Intellectual Property is exclusively licensed to the Company.”

20.            Section 4.13(h) of the Agreement is hereby amended as follows:

The following is hereby added to the first sentence of Section 4.13(h) following the clause: “Except as set forth on Schedule 4.13(h),”:

“as of the Amendment Date,”.

21.            Section 4.13(k) of the Agreement is hereby added to the Agreement:

“US Patent Application No. 13/295,515 (including granted U.S. Patent No. 9,211,256) and US Patent Application No. 14/924,816 (including granted U.S. Patent No. 9,314,531) are not necessary to or intended for use in the Company’s business, and the Company has not infringed on such patents.”

22.            Section 4.17 of the Agreement is hereby amended as follows:

The second sentence of Section 4.17 is hereby deleted in its entirety and replaced with the following:

“As of the Amendment Date, the assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the business of the Company as it is now conducted or that are used or held by the Company for use in the operation of the business of the Company and, except for those patents and applications subject to the JHU License Agreement (to the extent such patents and applications are determined to be necessary for the operation of the business of the Company as currently conducted), taken together, are and will be adequate and sufficient for the operation of the business of the Company as currently conducted.”

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23.            Section 4.18(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the Amendment Date of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary or hourly rate; and (ii) wages, bonus, commission or other compensation paid during the fiscal year ending December 31, 2021.”

24.            Section 4.31 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Approved deSPAC Transaction; (b) the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction; or (c) in the proxy statement and other mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the Approved deSPAC Transaction identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the foregoing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any other Party.”

25.            The Preamble to Article V is hereby deleted in its entirety and replaced with the following:

“Each Owner, severally and not jointly, makes the following representations and warranties to the Purchaser as of the Amendment Date, and the Closing Date as follows:”

26.            Section 5.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

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“Disclosure. No representations or warranties by such Owner in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by such Owner expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Approved deSPAC Transaction; (b) the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction; or (c) in the proxy statement and other mailings or other distributions to the SPAC’s shareholders and/or prospective investors with respect to the consummation of the Approved deSPAC Transaction identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Owner expressly for inclusion or incorporation by reference in any of the foregoing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Owner makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any other Party.”

27.            Section 6.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“PCAOB Audit; Registration Statement.

(a) The Company shall use its reasonable best efforts to provide, on a timely basis, the accounting firm retained to conduct the PCAOB Audit with all information reasonably available to the Company and requested by such firm and to cause the PCAOB Audit to be completed by not later than February 28, 2023. Notwithstanding the immediately preceding sentence and in accordance with Section 6.15, the Purchaser shall be solely responsible for the cost of the PCAOB Audit.

(b) The Company and each Owner shall use reasonable best efforts (i) to assist the Purchaser and its representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, in causing to be prepared in a timely manner any other financial or other information or statements (including customary pro forma financial statements) that is reasonably required to be included in the registration statement on Form S-4 (as amended or supplemented from time to time, and including any proxy statement contained therein) and any other filings to be made by a SPAC or its affiliates with the SEC in connection with an Approved deSPAC Transaction and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.”

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28.            Section 6.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Public Announcements. The Parties agree that, after the date hereof and prior to the Closing, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of such Party’s respective Representatives or Affiliates without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Purchaser, with respect to public releases, filings or announcements by the Company, the Owners’ Representative, or any Owner, with respect to public releases, filings or announcements by the Purchaser, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the Purchaser or the Owners’ Representative, as applicable, reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that the foregoing shall not prohibit the Purchaser and its Representatives (nor, for the avoidance of doubt, the SPAC and its Representatives) from providing general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor, including to potential investors in connection with a private placement of the SPAC’s or its Affiliates’ common stock in connection with an Approved deSPAC Transaction, or in connection with normal fund raising or related marketing or informational or reporting activities. Notwithstanding the foregoing, the Purchaser and the Company may make statements that are consistent with previous public releases made by such Party in compliance with this Section 6.10.”

29.            Section 6.11(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) [Reserved].”

30.            Section 6.13 of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Effective as of the Agreement Date, the Purchaser shall establish an advisory board of directors (the “Pre-Closing Advisory Board”) which shall be comprised of four (4) individuals with one (1) individual being appointed by each of the Company, Cerevast, Aegeria, and FutureTech. The director appointee of (i) the Company shall be Anthony Lee (the “Company Director Appointee”), (ii) Cerevast shall be Bradford A. Zakes, (iii) Aegeria shall be Jennifer Elisseeff, and (iv) FutureTech shall be Yuquan Wang. At or prior to the Closing, the Purchaser will provide each director serving on the Post-Closing Purchaser Board an Indemnification Agreement.

(b) During the Interim Period, the Pre-Closing Advisory Board shall, among other things, (i) advise and assist with the negotiation and completion of the Approved deSPAC Transaction and (ii) advise and assist with the respective affairs, business and operations of each of the Purchaser, the Company, Cerevast, and Aegeria.”

31.            Section 6.15 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Fees and Expenses. The Purchaser shall pay, at Closing, all reasonable and documented Expenses incurred by the Company in connection with this Agreement, the Ancillary Documents, the Contribution and Exchange, and the Contemplated Transactions, including the cost of the Third-Party Valuation Validation. The Purchaser may pay such Expenses directly to the applicable third-Person provider.”

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32.            Section 9.1(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c) [Reserved].”

33.            Section 9.2(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(e) The other Roll-Up Transactions shall be consummated substantially simultaneously with the Closing, the BCA shall remain in full force and effect, and the BCA will have been approved by the shareholders of the SPAC and all closing conditions necessary to the closing of such Approved deSPAC Transaction shall have been satisfied or waived in accordance with the terms of the BCA (other than those conditions that by their nature are required to be satisfied at the closing under the BCA and other than the closing under this Agreement and closing of each of the other Roll-Up Transactions).”

34.            Section 9.3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Representations and Warranties. All of the representations and warranties of the Company and the Owners set forth in Article IV and Article V of this Agreement (other than the representations and warranties of the Company and the Owners contained in Sections 4.3(a), (b), and (c), respectively) shall be true and correct on and as of the Agreement Date, the Amendment Date, and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The representations and warranties of the Company and the Owners set forth in Sections 4.3(a), (b), and (c), respectively, of this Agreement shall be true and correct, except for any de minimis failures to be so true and correct, on and as of the date of this Agreement, the Amendment Date and on and as of the Closing Date as if made on the Closing Date except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date).”

35.            Section 9.3(e) of the Agreement is hereby added to the Agreement:

“(e) The JHU License Agreement shall have been executed in full, JHU shall not have delivered a notice of termination to the Company, and JHU shall have signed a joinder to the Agreement.”

36.            Section 10.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

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“(b) by written notice by the Purchaser or the Owners’ Representative if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by the date that is the nine-month anniversary of the date of this Amendment (the “Outside Date”), provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Representatives or Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”

37.            Section 10.1(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(g) [Reserved]; or.”

38.            Section 11.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Each Party acknowledges that the rights of each Party to consummate the Contemplated Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.”

39.            The definition of “Approved deSPAC Transaction” in the Agreement is hereby deleted in its entirety and replaced with the following:

“Approved deSPAC Transaction” means the transaction contemplated by a definitive written business combination agreement (or similar agreement), executed and delivered by the Purchaser and a SPAC, that provides for Purchaser to be acquired by, or to otherwise combine with, the SPAC, pursuant to a transaction meeting each of the following criteria (or as may otherwise be agreed upon in writing by each of the Company, Cerevast, Aegeria and FutureTech): (i) the valuation assigned to the Purchaser in the transaction is not less than $128 million; (ii) there is a minimum cash condition at closing of at least $30 million; (iii) at least two members of the Pre-Closing Advisory Board continue as board members of the SPAC (or successor entity) following the consummation of the transaction; (iv) the outstanding founder shares of the SPAC shall be no more than 20% of the total number of the SPAC’s outstanding shares of common stock (or equivalent securities) immediately prior to the closing of the transaction; (v) the lock-up period applicable to the SPAC’s sponsor and management from the SPAC’s initial public offering shall not be shortened in connection with the transaction; and (vi) none of the Company’s representations, warranties or covenants shall survive the closing of the transaction.”

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40.            The definition of “Company Contributed Units” in the Agreement is hereby deleted in its entirety and replaced with the following:

““Company Contributed Units” means the Company Units that the Owners are contributing to the Purchaser in the Contribution, as set forth in Section 4.3(a) of the Company Disclosure Schedule.”

41.            The definition of “deSPAC Transaction” in the Agreement is hereby deleted in its entirety and replaced with the following:

““deSPAC Transaction” means the transactions contemplated by the BCA.”

42.            The definition of “FutureTech” is hereby added to the Agreement:

““FutureTech” means each of FutureTech Capital LLC, FutureTech Partners LLC, FutureTech Partners II LLC, or any of their Representatives or Affiliates.”

43.            The definition of “Material Adverse Effect” in the Agreement is hereby deleted in its entirety and replaced with the following:

““Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Contemplated Transactions or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) – (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.”

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44.            The definition of “PCAOB” is hereby added to the Agreement:

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).”

45.            The definition of “PCAOB Audit” is hereby added to the Agreement:

“PCAOB Audit” means the audit of the Company’s financial statements as of and for the year ended December 31, 2022 and (to the extent applicable) the year-ended December 31, 2021, conducted by an independent public accounting firm registered with the PCAOB that is reasonably acceptable to the Purchaser and the Company.”

46.            All references to “Haiyin” or “Haiyin Capital” in the Agreement and the Ancillary Agreements, aside from those references to such parties as Owners, are hereby deleted in their entirety and replaced with references to “FutureTech.”

47.            All references to “Wicab China” in the Agreement and the Ancillary Agreements, including in the Recitals, Section 10.1(h), the definition of Roll-Up Transactions, the Recitals of the Form of Restrictive Covenant Agreement, attached as Exhibit C to the Agreement, and the definition of “Wicab China” in the Agreement are hereby deleted in their entirety.

48.              Exhibit A of the Agreement is hereby deleted in its entirety and replaced with an updated copy of Exhibit A attached hereto.

SUPPLEMENT

49.            Representations and Warranties of the Company. Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Company to the SPAC on or prior to the date hereof (the “Supplemental Company Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Company Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), the Company hereby represents and warrants to the SPAC that the representations and warranties in Sections 4.1 – 4.32, as amended herein are true and correct in all respects.

50.            Representations and Warranties of the Owners. Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Owners to the SPAC on or prior to the date hereof (the “Supplemental Owners Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Owners Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), each Owner, separately and severally and not jointly with any other Owner, hereby represents and warrants to the SPAC that the representations and warranties in Sections 5.1 – 5.11 are true and correct in all respects.

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51.           Representations and Warranties of the Purchaser. Except as set forth in a correspondingly labeled section of the written disclosure schedule delivered by the Purchaser to the SPAC on or prior to the date hereof (the “Supplemental Purchaser Disclosure Schedule”) (it being agreed that any matter disclosed in any section or subsection of the Supplemental Purchaser Disclosure Schedule will be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on the face of such disclosure to be so applicable to such other section or subsection), the Purchaser hereby represents and warrants to the SPAC that the representations and warranties in Sections 3.1 – 3.22 are true and correct in all respects.

52.            Waiver of Dissenters’ Rights. For each of the Contemplated Transactions, each Owner hereby disclaims, waives and agrees, to the fullest extent permitted by law or the DGCL, not to assert dissenters’ or similar rights under the DGCL.

53.            Purchaser Exchanged Shares. Each Party acknowledges that the amount of Purchaser Exchanged Shares each Owner shall receive may be adjusted based on whether and to what extent FutureTech provides additional working capital to Purchaser between the Amendment Date and the Closing Date. FutureTech’s ownership of Purchaser Exchanged Shares will increase at a rate of 1% for each additional $1.28 million funded by FutureTech to Purchaser between the Amendment Date and the Closing Date and each Owner’s ownership of Purchaser Exchanged Shares shall decrease pro rata.

54.            Covenants of All Parties. Each of the Purchaser, the Company, the Owners, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that such Party will timely and completely perform and comply with all covenants and agreements under the Agreement required to be performed by it prior to the Closing.

55.            Closing Conditions. Each of the Purchaser, the Company, the Owners, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that such Party will not waive any condition to such Party’s obligation to consummate the transactions contemplated to occur at the Closing contained in Article II or Article IX of the Agreement unless such Party has first obtained the prior written consent of the SPAC to such waiver.

56.            Amendments. Each of the Purchaser, the Company, the Owners, and the Owners’ Representative hereby agrees, covenants, and commits to the SPAC that it will not amend, modify, or supplement the Agreement in any way, whether pursuant to Section 11.9 or otherwise, unless such Party has first obtained the prior written consent of the SPAC, which consent will not be unreasonably conditioned, withheld or delayed.

57.            Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity

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58.            This Amendment may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties and the SPAC.

59.            The Parties agree that the SPAC shall be an express third-party beneficiary of this Amendment, including the rights of specific performance set forth in paragraph 57 of this Amendment, and the provisions of the Agreement and this Amendment shall inure to the benefit of the SPAC and its successors and assigns.

60.            Except as otherwise set forth herein, no terms or provisions of the Agreement, or any Ancillary Agreement are amended or modified by this Amendment. The Agreement and the Ancillary Agreements, as modified by the terms of this Amendment, shall continue in full force and effect and all terms and conditions of the Agreement and the Ancillary Agreements, as modified hereby, are hereby ratified and confirmed in all respects. In the event of any conflict between the terms of the Agreement or the Ancillary Agreements, and this Amendment, this Amendment shall control.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

THE PURCHASER

Longevity Biomedical, Inc.

By:	/s/ Bradford A. Zakes
Name:	Bradford A. Zakes
Title:	President & CEO

THE COMPANY

Novokera, LLC

By:	/s/Anthony Lee
Name:	Anthony Lee
Title:	President

THE OWNER

Kalakaua LLC

By:	/s/Anthony Lee
Name:	Anthony Lee
Title:	President

THE OWNERS’ REPRESENTATIVE

/s/ Anthony Lee
Name:	Anthony Lee

ACKNOWLEDGED AND ACCEPTED:

DENALI CAPITAL ACQUISITION CORP.

By:	/s/ Lei Huang
	Name:	Lei Huang
	Title:	Chief Executive Officer

Exhibit A

Contributed and Issued Equity

Name	Company Contributed Units	Purchaser Exchanged Shares Issued*
Kalakaua LLC	740,000**	1,254,832**
Johns Hopkins University	10,000***	16,957***
Cellular Bioengineering, Inc.	250,000†	423,929†
Total	1,000,000††	1,695,718††

* Amounts listed in this column assume Purchaser’s Supplemental Disclosure Schedule 3.5(a), and all assumptions therein, accurately sets forth Purchaser’s capitalization table immediately following the closing of the Roll-Up Transactions.

** Assumes the repurchase by Novokera of 10,000 units from Kalakaua LLC and subsequent issuance of those units to JHU in connection with the JHU License Agreement.

*** Not issued as of the Amendment Date. To be issued in connection with JHU License Agreement. Subject to further revision based on negotiation of JHU License Agreement.

† Assumes exercise for cash of all warrant units in the Cellular Bioengineering Warrant prior to the Closing Date.

†† Assumes exercise of Cellular Bioengineering Warrant for 250,000 units, repurchase of 10,000 units from Kalakaua and subsequent issuance of 10,000 units under JHU License Agreement prior to the Closing Date. All amounts subject to further revision based on negotiation of JHU License Agreement and exercise of Cellular Bioengineering Warrant.